As filed with the Securities and Exchange Commission on January 13, 2016

Registration No. 333‑208184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S‑1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FANTEX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code No.)	80‑0884134 (I.R.S. Employer Identification No.)

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

(415) 592‑5950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cornell “Buck” French

Chief Executive Officer

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, California 94107

(415) 592‑5950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick A. Pohlen, Esq. Jim Morrone, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328‑4600	David G. Peinsipp, Esq. Robert W. Phillips, Esq. J. Carlton Fleming, Esq. Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)

Fantex Sports Portfolio 1 Units (the “Units”), each consisting of 0.047 shares of Fantex Series Vernon Davis Convertible Tracking Stock, par value $0.0001 per share, 0.127 shares of Fantex Series EJ Manuel Convertible Tracking Stock, par value $0.0001 per share, 0.040 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock, par value $0.0001 per share, 0.277 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock, par value $0.0001 per share, 0.117 shares of Fantex Series Michael Brockers Convertible Tracking Stock, par value $0.0001 per share,  0.089 shares of Fantex Series Jack Mewhort Convertible Tracking Stock, par value $0.0001 per share, and 0.683 shares of Fantex Series Professional Sports Convertible Tracking Stock, par value $0.0001 per share.

	$30,553,600	$3,076.75
Fantex Series Vernon Davis Convertible Tracking Stock	—	—
Fantex Series EJ Manuel Convertible Tracking Stock	—	—
Fantex Series Mohamed Sanu Convertible Tracking Stock	—	—
Fantex Series Alshon Jeffery Convertible Tracking Stock	—	—
Fantex Series Michael Brockers Convertible Tracking Stock	—	—
Fantex Series Jack Mewhort Convertible Tracking Stock	—	—
Fantex Series Professional Sports Convertible Tracking Stock	—	—
Platform Common Stock, par value $0.0001 per share(5)	—	—
Total	$30,553,600	$3076.75
(1)	Includes 198,400 Units subject to a conditional option that may be granted to the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)

An indeterminate amount of securities are being registered hereby to be offered solely for market-making purposes by specified affiliates of the registrant. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.

(4)	A registration fee of $2,966.86 was paid previously in connection with this registration statement based on an estimate of the aggregate offering price.
(5)

Represents up to 50,000,000 shares of platform common stock of Fantex, Inc. issuable upon the conversion of shares of one or more of the tracking stocks that comprise the Units. The precise number of shares of platform common stock to be registered is not presently determinable because the conversion ratio as of the conversion date, if any, of any of the tracking stocks that comprise the Units is not currently known. Pursuant to Rule 457(i) under the Securities Act the registration fee is calculated on the basis of the proposed offering price of the Units alone because no additional consideration is to be received in connection with the future conversion, if any, of the tracking stocks that comprise the Units into platform common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2016

PRELIMINARY PROSPECTUS

Minimum Offering of 1,984,000 Units

Maximum Offering of 2,182,400 Units

Fantex Sports Portfolio 1 Units

We are offering hereby, on a best efforts basis, a minimum of 1,984,000 Fantex Sports Portfolio 1 Units (each, a “Unit” and together, the “Units”) and a maximum of 2,182,400 Units.  We expect the initial public offering price of the Units to be between $12.00 and $14.00 per Unit.  Until the underwriters sell at least 1,984,000 Units, funds received from the offering will be deposited into an interest bearing escrow account pending the closing of the offering in accordance with Rule 15c2‑4 of the Securities Exchange Act of 1934, as amended. If the underwriters do not sell at least 1,984,000 Units within 30 days after the date this registration statement becomes effective with the Securities and Exchange Commission, all funds will be promptly returned to investors with interest and without deduction. Each Unit consists of 0.047 shares of Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), 0.127 shares of Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”), 0.040 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”), 0.277 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”), 0.117 shares of Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers”), 0.089 shares of Fantex Series Jack Mewhort Convertible Tracking Stock (“Fantex Series Jack Mewhort”) and 0.683 shares of Fantex Series Professional Sports Convertible Tracking Stock (“Fantex Series Professional Sports”). A Unit cannot be separated into its component parts at any time. In this prospectus, we sometimes refer to the convertible tracking stocks that comprise the Units as the “Unit Tracking Stocks,” and to our convertible tracking stocks more generally as our “tracking stocks.”

There is no established trading market for these Units. We intend to apply to list the Units on the NYSE MKT LLC under the symbol “FXSP.” Shares of our Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, Fantex Series Alshon Jeffery, Fantex Series Michael Brockers and Fantex Series Jack Mewhort are quoted on the website of our affiliated broker-dealer, Fantex Brokerage Services, LLC (“FBS”), under the symbols “VNDSL,” “EJMLL,” “SANUL,” “JEFFL,” “BRKSL” and “JKMTL,” respectively. On January 12, 2016, the last reported sales prices of Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, Fantex Series Alshon Jeffery, Fantex Series Michael Brockers and Fantex Series Jack Mewhort on the FBS alternative trading system were $3.95 per share, $7.00 per share, $8.90 per share, $11.00 per share, $8.00 per share and $12.00 per share, respectively.

The securities that are included in the Units are tracking stocks. Neither our tracking stocks nor the Units represent an interest in a separate legal entity. Each of our tracking stocks is intended to track and reflect the separate economic performance of one or more specific brand contracts we have signed with an athlete, entertainer or other high profile individual. However, holders of any Units or tracking stocks will not have a direct investment in the associated brand, brand contract or individual. Rather, an investment in a tracking stock, including through purchase of any Units, will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future. Our contract parties are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations. The creation or issuance of a tracking stock or Unit will not result in an actual transfer of our assets or the creation of a separate legal entity.

This is also an offering of shares of our platform common stock into which the shares of the Unit Tracking Stocks are convertible. References in this prospectus to an offering of Units shall be deemed also to include the underlying shares of platform common stock into which the shares of our Unit Tracking Stocks are convertible. The platform common stock is intended to track and reflect the economic performance of all of our tracking stocks currently existing and those we may issue in the future. We will attribute to our tracking stocks and the platform common stock certain assets and expenses, including in certain cases expenses related to other series of common stock of Fantex that may be issued from time to time in the future. Our board of directors at its sole discretion may convert the shares of any tracking stock, including the Unit Tracking Stocks that comprise the Units, into platform common stock at any time following the two year anniversary of the filing of a certificate of designations creating that tracking stock. See “Description of Capital Stock” and “Management and Attribution Policies” included in this prospectus.

Holders of shares of our platform common stock and any of our tracking stocks, including through the purchase of Units, are each entitled to one vote per whole share of tracking stock held and fractional votes for fractional shares held (whether directly or through the Unit). Following the consummation of this offering, Fantex Holding, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock.

Certain persons are prohibited from purchasing or beneficially owning Units. If such persons purchase or beneficially own Units, we will have the right, under certain circumstances, to restrict such persons from purchasing or transferring Units and to redeem all (or less than all in our sole discretion) of the shares of tracking stock that comprise the Units owned by such person at a price per share equal to par value, or $0.0001 per share. For further information, please see the sections entitled “Description of Capital Stock” and “Risk Factors.”

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We have not generated profits and have substantially relied on money obtained from our parent, Fantex Holdings, Inc. (“Fantex Holdings”) to conduct our operations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Amounts if minimum shares sold	Amounts if maximum shares sold
Initial public offering price	$	$	$
Underwriting discounts and commissions(2)	$	$	$
Proceeds to Fantex, before expenses	$	$	$
(1)	The platform common stock will be issued for no separate consideration, but will be issued only upon the conversion of one or more of the Unit Tracking Stocks that comprise the Units.
(2)	See “Underwriting (Conflicts of Interest).”

In the event that the underwriters locate qualified purchasers for at least 1,984,000 Units, we have granted the underwriters an option for a period of 30 days from the date of the prospectus to purchase up to 198,400 additional Units at the initial public offering price, less the underwriting discounts and commissions.

Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stock included in the Units sold to the public in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings, an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. See “Use of Proceeds” and “Transactions with Related Persons.”

This offering is highly speculative and the securities involve a high degree of risk. Investing in Units should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 24.

This offering will terminate upon the earlier to occur of (i) 30 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all shares offered hereby have been sold.

UBS Investment Bank	Fantex Brokerage Services, LLC

The date of this prospectus is                         , 201 .

We have not and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, Units only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of January 13, 2016 regardless of the time of delivery of this prospectus or any sale of Units. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer thereof is not permitted.

This prospectus has been prepared by Fantex and may be used by FBS in connection with offers and sales of these securities in secondary market transactions in these securities, including market‑making transactions as may be effected from time to time. However, FBS is not obligated to make a market in the Units and if it does so, it may discontinue any market‑making at any time without notice, in its sole discretion. If FBS decides to make a market in the Units, it will amend its Form ATS filed with the Securities and Exchange Commission (the “SEC”), to reflect such change. To the extent FBS chooses to act as a market‑maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Neither we nor the underwriters have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

i

WHERE YOU CAN FIND MORE INFORMATION; INFORMATION INCORPORATED BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S‑1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Units being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Units offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1‑800‑SEC‑0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.fantexbrands.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus, except as specifically stated below.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 27, 2015;
•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2015;
•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 13, 2015, for the quarter ended June 30, 2015, as filed with the SEC on August 14, 2015 and for the quarter ended September 30, 2015, as filed with the SEC on November 13, 2015;

•

our Current Reports on Form 8-K as filed with the SEC on January 13, 2015, March 19, 2015, April 17, 2015, June 1, 2015, July 14, 2015, September 11, 2015,  September 22, 2015,  September 24, 2015 and December 30, 2015.

•	the description of common stock contained in our Forms 8-A as filed with the SEC on May 2, 2014, July 28, 2014, November 7, 2014, March 20, 2015, June 1, 2015 and July 15, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, by contacting:

Fantex, Inc.

330 Townsend Street,  Suite 234

San Francisco, CA 94107

Telephone: (415) 592‑5950

Attention: Investor Relations

You may also access these filings on our website at www.fantexbrands.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus, other than those filings with the SEC that we specifically incorporate by reference into this prospectus.

PROSPECTUS SUMMARY

The following summary highlights certain information about us and this offering contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including the documents incorporated by reference herein, before deciding to invest in our Fantex Sports Portfolio 1 Units. Some of the statements in this prospectus constitute forward‑looking statements that involve risks and uncertainties. See “Special Note Regarding Forward‑Looking Statements and Industry Data.” Our actual results could differ materially from those anticipated in such forward‑looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus and in the information incorporated by reference herein.

We are a company whose focus is on acquiring minority interests in the future income of professional athletes and assisting such individuals in growing these income streams. We focus our business on three core areas:

•	targeting, evaluating, and assessing athletes with the potential to generate significant income (“brand income”);
•	acquiring minority interests in such brand income; and
•	assisting Fantex athletes in increasing the potential value of their future brand income, primarily through mentoring and network/audience development.

We currently have brand contracts with Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort, Kendall Wright, Andrew Heaney,  Terrance Williams and Ryan Shazier, as discussed elsewhere or incorporated by reference in this prospectus. We intend to enter into additional brand contracts in the future with other individuals with the potential to generate significant brand income, and in some cases, with the affiliates of these individuals, whom we refer to, together with the individual, as the contract party. We are actively pursuing these additional brand contracts, but as of the date of this prospectus we have no current commitments to enter into any such additional brand contracts. All of our brand contracts, including those that we enter into in the future with other contract parties, are or are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands, and we intend to finance the acquisition of additional brands through the issuance of additional tracking stocks and/or Units comprised of tracking stocks, linked to the value of such brands.

Evaluation, Acquisition and Enhancement of Brands

Prior to entering into a brand contract, we conduct a detailed evaluation of the brand and the contract party to determine whether, in our opinion, the brand would be a suitable brand with the potential to generate significant brand income based on the criteria set forth below. We consider a brand to be a distillation of a complex set of associations people make with respect to an individual, including athletic performance, appearance, history and personal story, products or services such individual is associated with, public statements or positions on matters of public concern, how an individual acts or the image such individual projects to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the marketplace.

As part of our brand evaluation, we review the brand’s reputation and relative standing in its principal field, such as a professional athlete in the National Football League (the “NFL”) or Major League Baseball (“MLB”), collect and analyze widely followed statistics, review existing contracts and potential for future contracts, assess the character and reputation of the contract party, assess potential future cash flow expected to be generated by the contract party as well as examine the brand’s current positioning and marketing footprint (such as, for example, if they are on social media, the reach (number of followers), engagement level (participation level of followers), and potential for growth). This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to enhance the value of the brand.

We believe we have extensive industry contacts among the board of directors, employees, consultants and advisors of our company and our affiliates, our parent company, Fantex Holdings Inc. (“Fantex Holdings” or “our parent”) and Fantex Brokerage Services, LLC (“FBS”), which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm’s‑length negotiation primarily to finalize a purchase price, our percentage of the contract party’s brand income (“acquired brand income” or “ABI”), and the scope of brand income, including whether or not there would be any specific exclusions. We do, however, have limited experience in evaluating and entering into similar contracts with athletes, entertainers and other high‑profile individuals because we are pioneering a new business model and to date we have only entered into a small number of brand contracts.

We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We believe that our combined efforts could lead to increased consumer engagement with the brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is independent of their primary occupation as a professional athlete. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands. We also believe that investors in a tracking stock linked to one or more brands are more likely to be consumer advocates for those brands. Investors in a tracking stock would have an economic interest in the growth of the associated brand, and therefore we believe they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the brand. However, we have no history to demonstrate, and we can make no assurances, that any of our investors will in fact actively promote the associated brand.

In addition to our services intended to help optimize the reach of the brand, we intend to provide advice to contract parties based on our experience that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that our proprietary internal data and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement amounts and brand longevity post career.

We note, however, that we have no contractual obligation to the contract party to engage in any of these activities that may enhance the value of our brands, and the contract party has no contractual obligation to act on any advice that we may provide. Brand development is a long‑term strategy, and any investment we may make to promote our acquired brands will be for long‑ or medium‑term results and would not be expected to increase brand income in the near‑term, if at all. Moreover, as with other forms of marketing and brand enhancement strategies, the impact of our efforts on brand value may be difficult to determine objectively. Even if our promotion activities increase the endorsement income to a contract party, they may nonetheless have a negative impact on the market value of shares of the associated tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our typical brand contract is 10% of brand income, our promotion efforts must produce brand income equal to at least ten times our costs for such promotion efforts in order to return our investment.

If our brand enhancement strategy is unsuccessful, or if a contract party chooses not to accept any brand enhancement assistance from us, then the success of any brands we acquire will be entirely dependent upon the efforts of the contract party. In addition, our contract parties are neither affiliate, directors, officers or employees of our company and consequently our contract parties owe no fiduciary duties to us or any of our stockholders, and have no obligation to take any action whatsoever to enhance the value of their brand.

Our Tracking Stocks Included in This Offering

We currently have brand contracts with each of the following contract parties:

Contract Party	Effective Date of Brand Contract	Tracking Stock Related to the Brand Contract
Vernon Davis	October 30, 2013	Fantex Series Vernon Davis
EJ Manuel	February 14, 2014	Fantex Series EJ Manuel
Mohamed Sanu	May 14, 2014	Fantex Series Mohamed Sanu
Alshon Jeffery	September 18, 2014	Fantex Series Alshon Jeffery
Michael Brockers	January 9, 2015	Fantex Series Michael Brockers
Jack Mewhort	March 26, 2015	Fantex Series Jack Mewhort
Kendall Wright	March 26, 2015	Fantex Series Professional Sports
Andrew Heaney	September 10, 2015	Fantex Series Professional Sports
Terrance Williams	September 17, 2015	Fantex Series Professional Sports
Ryan Shazier	September 23, 2015	Fantex Series Professional Sports

Conversion into Platform Common Stock

Our platform common stock is intended to track and reflect the economic performance of all of our tracking stocks by having a small percentage of ABI from these tracking stocks attributed to it. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting discounts and commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Our board of directors may at any time following the two‑year anniversary of the filing of a certificate of designations creating a new tracking stock and convert such tracking stock into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock.

The Units

We are offering 1,984,000 Units in this offering. Each Unit has an assumed purchase price of $13.00 (the midpoint of the estimated offering price range set forth on the front cover of the prospectus) and consists of 0.047 shares of Fantex Series Vernon Davis, 0.127 shares of Fantex Series EJ Manuel, 0.040 shares of Fantex Series Mohamed Sanu, 0.277 shares of Fantex Series Alshon Jeffery, 0.117 shares of Fantex Series Michael Brockers, 0.089 shares of Fantex Series Jack Mewhort and 0.683 shares of Fantex Series Professional Sports. Holders of the Units will be entitled to all of the rights, preferences and privileges of holders of shares of the tracking stocks that comprise the Units, to the extent of their fractional interest in a whole share of such tracking stocks and there are no incremental rights, preferences, privileges or other benefits associated with the Units beyond those derived from the tracking stocks that comprise the Units.

We determined the aggregate offering price of the outstanding tracking stocks included in Units based on the values set forth in the table below.  December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

				December 31, 2015(1) (unaudited)
	Total Shares	Shares Included in Unit if the Underwriters' Option to Purchase Additional Units is Exercised in Full	Shares Included in Unit Without the Underwriters' Option to Purchase Additional Units	Fair Value	Fair Value Included in Unit Without the Underwriters' Option to Purchase Additional Units
Fantex Series Vernon Davis	421,100	102,454	93,140	$1,666,223	$368,834
Fantex Series EJ Manuel	523,700	277,934	252,667	970,065	467,434
Fantex Series Mohamed Sanu	164,300	88,365	80,331	1,833,470	896,494
Fantex Series Alshon Jeffery	835,800	603,994	549,085	7,648,174	5,024,128
Fantex Series Michael Brockers	362,200	255,893	232,630	3,198,948	2,054,123
Fantex Series Jack Mewhort	268,100	193,534	175,940	2,984,729	1,958,212
Total Outstanding Tracking Stocks				$18,301,609	$10,769,225

(1)	Represents the fair value as of December 31, 2015 (unaudited) reflecting changes in various inputs to our valuation model based upon the full 2015 NFL season statistics.

The aggregate offering price of the Fantex Series Professional Sports included in the Units is based on the gross proceeds needed to finance the payment of the purchase price for the ABI pursuant to our brand contracts with Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier, as set forth in the following table:

Gross Proceeds
Kendall Wright Brand Contract	$3,324,468
Andrew Heaney Brand Contract	3,591,398
Terrance Williams Brand Contract	3,290,323
Ryan Shazier Brand Contract	3,344,086
Total Fantex Series Professional Sports	$13,550,275

We determined the aggregate offering price of the tracking stocks included in the Units based on the following values attributed to each of the tracking stocks included in the Unit:

Outstanding Tracking Stocks	$10,769,225
Fantex Series Professional Sports	13,550,275
Proceeds for General Corporate Purposes	1,472,500
Total Aggregate Offering Price of the Units	$25,792,000

The components of attributed net equity as of December 31, 2015 (unaudited) reflecting changes in various inputs to our valuation model based upon the full 2015 NFL season statistics, for each of the convertible tracking stocks included in the Unit are as follows. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

	Assets / (Liabilities) Prior to Attribution						Attributed Net Equity
	Cash	Amounts Due from Athlete	Other Investments	Brand Contract	Liabilities	Net Equity	Platform Common	Tracking Stock
Fantex Series Vernon Davis	$574,930	$56,176	$110,800	$1,036,757	$(24,745)	$1,753,918	$87,696	$1,666,223
Fantex Series EJ Manuel	177,020	35,669	—	812,876	(4,445)	1,021,121	51,056	970,065
Fantex Series Mohamed Sanu	169,154	18,141	—	1,750,147	(7,474)	1,929,968	96,498	1,833,470
Fantex Series Alshon Jeffery	160,778	102,793	—	7,789,801	(2,663)	8,050,710	402,535	7,648,174
Fantex Series Michael Brockers	220,174	19,864	—	3,138,539	(11,263)	3,367,314	168,366	3,198,948
Fantex Series Jack Mewhort	47,966	3,426	—	3,092,826	(2,398)	3,141,820	157,091	2,984,729
Total	$1,350,024	$236,071	$110,800	$17,620,946	$(52,989)	$19,264,851	$963,242	$18,301,609

We update the fair value of our brand contracts on a quarterly basis to account for cash collected and any known events that could materially impact future estimated cash to be received from each brand contract. In addition, on an annual basis, we include in our fair value update of each brand contract the full regular season statistics for each player from the most recently completed season. In our December 31, 2015 fair value update (unaudited), we included full season statistics from the 2015 NFL and MLB season. The December 31, 2015 fair value update (unaudited) has not been subject to an audit or review by our independent auditors and is subject to change upon the completion of the audit of our financial statements as of and for the year ended December 31, 2015.

The following table summarizes the changes in the various inputs to our valuation model and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
Vernon Davis Brand Contract(1)	13	12	$(375,745)	3 years/$23.6 million	2 years/$6.4 million	$(1,024,911)	$(2,982)	$(1,403,637)
EJ Manuel Brand Contract(2)	9	7	(341,428)	3 years/$24.3 million; and 2 years/$8.2 million	2 years/$7.4 million; and 1 year/$3.1 million	(1,169,899)	(17,546)	(1,528,873)
Mohamed Sanu Brand Contract(3)	9	8	(179,108)	4 years/$26.0 million; and 1 year/$4.0 million	4 years/$21.9 million	(240,117)	659	(418,566)
Alshon Jeffery Brand Contract(4)	11	12	145,889	6 years/$76.8 million; and 1 year/$7.5 million	6 years/$77.1 million; and 2 years/$18.6 million	(120,283)	12,225	37,831
Michael Brockers Brand Contract(5)	12	10	(377,243)	5 years/$45.1 million; and 3 years/$24.0 million	1 year/$6.1 million; and 5 years/$40.1 million	(582,289)	452	(959,080)
Jack Mewhort Brand Contract(6)	10	10	—	6 years/$55.9 million	6 years/$56.6 million	235,214	1,075	236,289
Total			$(1,127,635)			$(2,902,285)	$(6,117)	$(4,036,037)

(1)

Please see page 81 in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for a discussion of the fair value of the Vernon Davis Brand Contract as of December 31, 2015 (unaudited).

(2)	Please see page 85 in MD&A for a discussion of the fair value of the EJ Manuel Brand Contract as of December 31, 2015 (unaudited).
(3)	Please see page 90 in MD&A for a discussion of the fair value of the Mohamed Sanu Brand Contract as of December 31, 2015 (unaudited).
(4)	Please see page 95 in MD&A for a discussion of the fair value of the Alshon Jeffery Brand Contract as of December 31, 2015 (unaudited).
(5)	Please see page 101 in MD&A for a discussion of the fair value of the Michael Brockers Brand Contract as of December 31, 2015 (unaudited).

(6)	Please see page 105 in MD&A for a discussion of the fair value of the Jack Mewhort Brand Contract as of December 31, 2015 (unaudited).

For further discussion of the Units, please see the section entitled “Description of Capital Stock” beginning on page 187.

Estimated Fair Value of Fantex Series Professional Sports Convertible Tracking Stock

We entered into brand contracts with the athletes comprising the Fantex Series Professional Sports Convertible Tracking Stock with estimates of brand value determined based on estimated brand income as of December 1, 2014 for Kendall Wright; estimated brand income as of January 1, 2015 for Andrew Heaney; estimated brand income as of February 1, 2015 for Terrance Williams; and estimated brand income as of September 1, 2015 for Ryan Shazier. Since those respective dates, developments and events that could reasonably be expected to impact the fair value of their respective brand contracts have occurred, including, among other things, changes in player performance, comparable contract projections and/or estimated career length.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value.”

For estimation of fair value, we treat Fantex Series Professional Sports in the aggregate.  As of the date of this prospectus, we do not believe that there has been an adverse change in the aggregate fair value of the Fantex Series Professional Sports as of December 31, 2015 relative to the gross proceeds for Fantex Series Professional Sports. However, there is no guarantee that such changes will not occur in the future.  See “Risk Factors – Risks Relating to Our Brand Contracts and Our Business.”

Our Brands Included in This Offering

Vernon Davis Brand

Our brand contract with Vernon Davis entitles us to receive 10% of brand income for Vernon Davis from and after October 30, 2013. As consideration for the ABI under the brand contract, we paid Vernon Davis a one-time cash amount of $4.0 million upon the completion of the offering of Fantex Series Vernon Davis. We have no further financial obligation to Vernon Davis under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Vernon Davis and us. If Vernon Davis resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series Vernon Davis for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $4.21 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series Vernon Davis. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Vernon Davis, please see “Business—Vernon Davis Brand—Vernon Davis Brand Contract.”

EJ Manuel Brand

Our brand contract with EJ Manuel entitles us to receive 10% of brand income for EJ Manuel from and after February 14, 2014. As consideration for the ABI under the brand contract, we paid EJ Manuel a one-time cash amount of $4.98 million upon the completion of the offering of Fantex Series EJ Manuel. We have no further financial obligation to EJ Manuel under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of EJ Manuel and us. If EJ Manuel resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series EJ Manuel for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $5.24 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series EJ Manuel. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with EJ Manuel, please see “Business—EJ Manuel Brand—EJ Manuel Brand Contract.”

Mohamed Sanu Brand

Our brand contract with Mohamed Sanu entitles us to receive 10% of brand income for Mohamed Sanu from and after May 14, 2014. As consideration for the ABI under the brand contract, we paid Mohamed Sanu a one-time cash amount of $1.56 million upon the completion of the offering of Fantex Series Mohamed Sanu. We have no further financial obligation to Mohamed Sanu under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Mohamed Sanu and us. If Mohamed Sanu resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series Mohamed Sanu for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $1.64 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series Mohamed Sanu. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Mohamed Sanu, please see “Business—Mohamed Sanu Brand—Mohamed Sanu Brand Contract.”

Alshon Jeffery Brand

Our brand contract with Alshon Jeffery entitles us to receive 13% of brand income for Alshon Jeffery from and after September 7, 2014 with respect to brand income payable under Alshon Jeffery’s NFL player contracts, and from and after September 18, 2014 with respect to all other brand income. As consideration for the ABI under the brand contract, we paid Alshon Jeffery a one-time cash amount of $7.94 million upon the completion of the offering of Fantex Series Alshon Jeffery. We have no further financial obligation to Alshon Jeffery under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Alshon Jeffery and us. If Alshon Jeffery resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series Alshon Jeffery for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $8.36 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series Alshon Jeffery. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Alshon Jeffery, please see “Business—Alshon Jeffery Brand—Alshon Jeffery Brand Contract.”

Michael Brockers Brand

Our brand contract with Michael Brockers entitles us to receive 10% of brand income for Michael Brockers from and after October 15, 2014. As consideration for the ABI under the brand contract, we paid Michael Brockers a one-time cash amount of $3.44 million upon the completion of the offering of Fantex Series Michael Brockers. We have no further financial obligation to Michael Brockers under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Michael Brockers and us. If Michael Brockers resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series Michael Brockers for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.62 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series Michael Brockers. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Michael Brockers, please see “Business—Michael Brockers Brand—Michael Brockers Brand Contract.”

Jack Mewhort Brand

Our brand contract with Jack Mewhort entitles us to receive 10% of brand income for Jack Mewhort after February 15, 2015. As consideration for the ABI under the brand contract, we paid Jack Mewhort a one-time cash amount of $2.52 million upon the completion of the offering of Fantex Series Jack Mewhort.  We have no further financial obligation to Jack Mewhort under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth under the brand contract, may be terminated only upon mutual agreement of Jack Mewhort and us. If Jack Mewhort resigns from the NFL within two years of the date of the completion of the offering of shares of Fantex Series Jack Mewhort for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $2.68 million (net of any amounts previously paid to us by him pursuant to the brand contract),  which includes a pro rata share of underwriting expenses from the initial public offering of Fantex Series Jack Mewhort. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Jack Mewhort, please see “Business—Jack Mewhort Brand—Jack Mewhort Brand Contract.”

Kendall Wright Brand

Our brand contract with Kendall Wright entitles us to receive 10% of brand income for Kendall Wright after December 1, 2014. As consideration for the ABI under the brand contract, we will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Kendall Wright under the brand contract once this payment has been made, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Kendall Wright and us. If Kendall Wright resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.32 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Kendall Wright, please see “Business—Kendall Wright Brand—Kendall Wright Brand Contract.”

Andrew Heaney Brand

Our brand contract with Andrew Heaney entitles us to receive 10% of brand income for Andrew Heaney from and after January 1, 2015. As consideration for the ABI under the brand contract, we will pay Andrew Heaney a one-time cash amount of $3.34 million contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Andrew Heaney under the brand contract once this payment has been made, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Andrew Heaney and us. If Andrew Heaney resigns from MLB within two years of the date of this offering for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.59 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Andrew Heaney, please see “Business—Andrew Heaney Brand—Andrew Heaney Brand Contract.”

Terrance Williams Brand

Our brand contract with Terrance Williams entitles us to receive 10% of brand income for Terrance Williams from and after February 1, 2015. As consideration for the ABI under the brand contract, we will pay Terrance Williams a one-time cash amount of $3.06 million contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Terrance Williams under the brand contract once this payment has been made, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Terrance Williams and us. If Terrance Williams resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.29 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Terrance Williams, please see “Business—Terrance Williams Brand—Terrance Williams Brand Contract.”

Ryan Shazier Brand

Our brand contract with Ryan Shazier entitles us to receive 10% of brand income for Ryan Shazier from and after September 1, 2015. As consideration for the ABI under the brand contract, we will pay Ryan Shazier a one-time cash amount of $3.11 million contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Ryan Shazier under the brand contract once this payment has been made, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth in the brand contract, may be terminated only upon mutual agreement of Ryan Shazier and us. If Ryan Shazier resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.34 million (net of any amounts previously paid to us by him pursuant to the brand contract), which includes a pro rata share of underwriting expenses. We are also entitled to certain other ongoing information and audit rights. For a further description of our brand contract with Ryan Shazier, please see “Business— Ryan Shazier Brand— Ryan Shazier Brand Contract.”

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to reduction in carrying value on our financial statements but will not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and cost of those services.

The agreement had an initial term through December 31, 2014 and was automatically renewed for a one-year term through December 31, 2015. It will continue to automatically renew for successive one‑year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

Stock Repurchases

Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings, an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an additional aggregate of $1.00 million out of the net proceeds to us in this offering. See “Use of Proceeds” and “Transactions with Related Persons.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks and uncertainties. You should carefully consider all of the information set forth in this prospectus, including information incorporated by reference in this prospectus.

Conflicts of Interest

The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). One of the underwriters, FBS, is deemed to have a “conflict of interest” under Rule 5121 because we are under common control with FBS, and we will receive a portion of the net proceeds of this offering. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of due diligence with respect to, the registration statement and this prospectus. UBS Securities LLC has agreed to act as the “qualified independent underwriter” (as defined by FINRA) for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. UBS Securities LLC will not receive any additional fees for acting as “qualified independent underwriter.” Pursuant to FINRA Rule 5121, FBS will not confirm sales to accounts in which it exercises discretionary authority, if any, without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Restrictions on the Purchase or Beneficial Ownership of Tracking Stocks

We have entered into an agreement with MLB that requires us to, among other things, take steps designed to prohibit certain investors from purchasing or owning Fantex Series Professional Sports, including the incorporation of such ownership restrictions into the certificate of designations for the Fantex Series Professional Sports. These prohibited investors (“Prohibited Investors”) include persons who are (i) owners, officers, directors or employees of any MLB club or MLB related entity, or any family member or agent of the foregoing, and (ii) individuals who have been arrested in connection with, charged with, indicted for, or convicted or participating in (whether directly or indirectly) any illegal gambling activity or any illegal activity in connection with certain gaming enterprises (including any governmental body that exercises certain types of control over such individuals, and other affiliated persons and entities). Pursuant to the restrictions set forth in the certificate of designations for Fantex Series Professional Sports, any person who is a Prohibited Investor will be prohibited from purchasing or beneficially owning (whether directly or indirectly) Fantex Series Professional Sports. Because the Units include shares of Fantex Series Professional Sports, Prohibited Investors will likewise be prohibited from purchasing or beneficially owning Units. In addition, any person who opens or maintains a customer account with FBS (an “FBS Accountholder”) other than our affiliates or institutional investors, even if not a Prohibited Investor, is prohibited from beneficially owning more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through Units). If any Prohibited Investor purchases or otherwise comes to beneficially own Units or shares of Fantex Series Professional Sports, or any FBS Accountholder comes to beneficially own more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through ownership of the Units), we will have the right, under certain circumstances, to restrict the transfer of ownership of such securities, and to redeem in cash all of the shares of tracking stocks that comprise the Units at the par value of such tracking stocks, or $0.0001 per share. In addition, if we reasonably believe that the ownership of Units by any securityholder or proposed securityholder would violate the ownership restrictions on the Units, we will have the right to request information from such securityholder or proposed securityholder in order to determine whether such ownership does or would constitute a violation of these restrictions. See “Description of Capital Stock” and “Risk Factors.”

Corporate History

We were incorporated in Delaware on September 14, 2012 as a wholly‑owned subsidiary of Fantex Holdings. Fantex Holdings was incorporated in Delaware on April 9, 2012. Our principal executive offices are located at 330 Townsend Street, Suite 234 San Francisco, California 94107, and our telephone number is (415) 592‑5950. Our website address is www.fantexbrands.com. The information on, or that can be accessed through, our website is not part of this prospectus. We have included our website address as an inactive textual reference only.

We have little operational history and limited assets and resources and to date we have relied on our parent to conduct our operations through its employees. From and after April 28, 2014, we have been operating under a management agreement with our parent, which we describe in more detail elsewhere in this prospectus (including documents incorporated by reference in this prospectus), but pursuant to which our parent provides us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to receive significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time we will continue to rely on our parent to conduct our operations in accordance with the management agreement.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

(1)	a requirement to have only two years of audited financial statements and only two years of related MD&A;
(2)	an exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
(3)	an extended transition period for complying with new or revised accounting standards;
(4)	reduced disclosure about the company’s executive compensation arrangements; and
(5)	no non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2019, or such earlier time when we are no longer an emerging growth company. We would cease to be an emerging growth company on the earlier of (1) the last day of the fiscal year (a) in which we have more than $1.0 billion in annual revenues or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (2) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have irrevocably taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

THE OFFERING

0.047 shares of Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”);

0.127 shares of Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”);

0.040 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”);

0.277 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”);

0.117 shares of Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers”);

0.089 shares of Fantex Series Jack Mewhort Convertible Tracking Stock (“Fantex Series Jack Mewhort”); and

0.683 shares of Fantex Series Professional Sports Convertible Tracking Stock (“Fantex Series Professional Sports”).

Securities offered

1,984,000 Fantex Sports Portfolio 1 Units (the “Units”), each Unit consisting of:

●  0.047 shares of Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”);

●  0.127 shares of Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”);

●  0.040 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”);

●  0.277 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”);

●  0.117 shares of Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers”);

●  0.089 shares of Fantex Series Jack Mewhort Convertible Tracking Stock (“Fantex Series Jack Mewhort”); and

●  0.683 shares of Fantex Series Professional Sports Convertible Tracking Stock (“Fantex Series Professional Sports”).

A Unit cannot be separated into its component parts at any time. Holders of the Units will be entitled to all of the rights, preferences and privileges of holders of shares of the tracking stocks that comprise the Units, to the extent of their fractional interest in a whole share of such tracking stocks and there are no incremental rights, preferences, privileges or other benefits associated with the Units beyond those derived from the tracking stocks that comprise the Units.

Underwriters’ option to purchase additional Units

In the event that the underwriters locate qualified purchasers for at least 1,984,000 Units, we have granted the underwriters an option for a period of 30 days from the date of the prospectus to purchase up to 198,400 additional Units at the initial public offering price, less the underwriting discounts and commissions.

Units to be outstanding after this offering	1,984,000 (2,182,400 if the underwriters’ conditional option to purchase additional Units is exercised in full)
Common stock to be outstanding after this offering

100,000,000 shares of platform common stock, 421,100 shares of Fantex Series Vernon Davis, 523,700 shares of Fantex Series EJ Manuel, 164,300 shares of Fantex Series Mohamed Sanu, 835,800 shares of Fantex Series Alshon Jeffery, 362,200 shares of Fantex Series Michael Brockers, 268,100 shares of Fantex Series Jack Mewhort and 1,355,028 shares of Fantex Series Professional Sports.

Offering Type

The offering is being conducted on a best-efforts, “minimum/maximum” basis. We are offering a minimum of 1,948,000 Units and a maximum of 2,182,400 Units. Until the underwriters sell at least 1,984,000 Units, funds received from the offering will be deposited into an interest bearing escrow account pending the closing of the offering in accordance with Rule 15c2‑4 of the Securities Exchange Act of 1934, as amended. If the underwriters do not sell at least 1,984,000 Units within 30 days after the date this registration statement becomes effective with the SEC, all funds will be promptly returned to investors with interest and without deduction.

0.047 votes of Fantex Series Vernon Davis;

0.127 votes of Fantex Series EJ Manuel;

0.040 votes of Fantex Series Mohamed Sanu;

0.277 votes of Fantex Series Alshon Jeffery;

0.117 votes of Fantex Series Michael Brockers;

0.089 votes of Fantex Series Jack Mewhort; and

0.683 votes of Fantex Series Professional Sports.

Stock repurchases

Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such officers and related persons of Fantex Holdings an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional  shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,597 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an additional aggregate of $1.00 million out of the net proceeds to us in this offering. See “Use of Proceeds” and “Transactions with Related Persons.”

Voting rights

The holders of shares of our tracking stocks, including through the purchase of Units, and of our platform common stock are each entitled to one vote for each whole share held and fractional votes for fractional shares held (whether directly or through the Unit). The holders of Units are entitled to the votes provided with respect to shares or fractional shares, as the case may be, of tracking stock or platform common stock that comprise the Units. The holders of Units will be entitled to the following number of fractional votes with respect to our Unit Tracking Stocks per one Unit held, assuming no conversion of any of the Unit Tracking Stocks into platform common stock:

●  0.047 votes of Fantex Series Vernon Davis;

●  0.127 votes of Fantex Series EJ Manuel;

●  0.040 votes of Fantex Series Mohamed Sanu;

●  0.277 votes of Fantex Series Alshon Jeffery;

●  0.117 votes of Fantex Series Michael Brockers;

●  0.089 votes of Fantex Series Jack Mewhort; and

●  0.683 votes of Fantex Series Professional Sports.

Following the consummation of this offering, Fantex Holdings, our parent company, will continue to hold substantially all of the voting power of our outstanding common stock. See “Description of Capital Stock.”

Conversion

Our board of directors may, at any time following the two‑year anniversary of the filing of a certificate of designations creating any of our tracking stocks, convert shares of such tracking stocks (including shares, or fractions thereof, of our Unit Tracking Stocks) into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. If any of the Unit Tracking Stocks that are included in the Units are converted into shares of platform common stock, the Units will thereafter include platform common stock in lieu of the converted Unit Tracking Stock, along with the remaining Unit Tracking Stocks that have not been converted to platform common stock. For a further description, including how we would determine the fair value of shares of our platform common stock and our tracking stocks, please see “Description of Capital Stock.”

Liquidation

In the event of a liquidation, dissolution or winding up of Fantex, including a change of control of Fantex, after payment or provision for payment of our debts and liabilities, each share of our common stock (including each of our tracking stocks and the platform common stock, whether held directly or as a component part of the Units) will be entitled to receive a proportionate interest in the net assets of Fantex remaining for distribution to holders of common stock equal to the fair value of such share, provided that if the assets legally available for distribution to the holders of common stock are insufficient to permit the payment in full to each share of common stock the amount to which they would otherwise be entitled, then such assets available for distribution to the holders of common stock will be distributed to all holders of common stock ratably in proportion to the full amounts which they would be entitled to receive on shares (including fractional shares) of common stock held by them. If all distributions required above are made and there remain any assets available for distribution to holders of common stock such assets shall be divided among the holders of common stock in proportion to the amounts that were payable as required above in respect of the shares (including fractional shares) held by them. Upon any distribution to holders of common stock, the holders of Units will be entitled to receive payment based on their proportionate interest in shares (or fractions thereof) of the Unit Tracking Stocks that comprise each of the Units. For a further description, including how we would determine the fair value of shares of our platform common stock and our tracking stocks, please see “Description of Capital Stock.”

Dividends

We have paid cash dividends in the past. We intend to pay a majority of available cash for each tracking stock as a cash dividend at least once every 12 months to the extent permitted by the General Corporation Law of the State of Delaware, provided that such dividend is not expected to have a material impact on our liquidity or capital resources. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year. Upon payment of dividends with respect to any of our Unit Tracking Stocks, holders of Units will receive an amount equal to their proportionate interest in the Unit Tracking Stock with respect to which the dividend is paid. Please see “Dividend Policy.”

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $23.99 million, based on the sale of 1,984,000 Units at an assumed public offering price of $13.00 per Unit (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use $10.02 million of the net proceeds from this offering to repurchase shares of our outstanding tracking stocks held by Fantex Holdings and certain directors and related persons of Fantex Holdings. We intend to use $12.64 million of the net proceeds from this offering to pay the brand contract purchase price of our contracts with each of Kendall Wright ($3.13 million), Andrew Heaney ($3.34 million), Terrance Williams ($3.06 million) and Ryan Shazier ($3.11 million). We will use the remaining net proceeds from this offering of approximately $1.34 million for general working capital for our operations. See “Use of Proceeds.”

U.S. federal income tax considerations	For material U.S. federal income tax consequences of the acquisition, ownership, and disposition of Units, please see “Material U.S. Federal Income Tax Considerations” herein.
Risk factors	You should read “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Units.
Proposed NYSE MKT symbol	“FXSP”

The number of Units to be outstanding after this offering is based on no outstanding units as of September 30, 2015. The number of shares of our common stock to be outstanding after this offering is based on the following outstanding shares of our company as of September 30, 2015:

•	100,000,000 shares of our platform common stock;
•	421,100 shares of our Fantex Series Vernon Davis;
•	523,700 shares of our Fantex Series EJ Manuel;
•	164,300 shares of our Fantex Series Mohamed Sanu;
•	835,800 shares of our Fantex Series Alshon Jeffery;
•	362,200 shares of Fantex Series Michael Brockers;
•	268,100 shares of Fantex Series Jack Mewhort; and
•	no other outstanding tracking stocks;

and excludes 7,500,000 shares of our platform common stock reserved for future issuance under our 2013 Equity Incentive Award Plan.

Except as otherwise indicated, all information in this prospectus assumes:

•	that our certificate of designations for Fantex Series Professional Sports, which we will file in connection with the consummation of this offering, is in effect; and
•	no exercise of the underwriters’ conditional option to purchase additional Units in this offering.

SUMMARY FINANCIAL AND OTHER DATA

We have derived the following summary financial data from our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and from the unaudited information appearing in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, both of which are incorporated by reference in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data set forth below should be read together with the financial statements and the related notes to those statements and the statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

Statements of Operations and Balance Sheets

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
Income (Loss) from Brand Contracts	$1,301,985	$463,110	$(2,203,500)	$—
Income from Other Investments	10,400	—	—	—
Total Income	1,312,385	463,110	(2,203,500)	—
Operating Expenses:
Personnel Costs	1,088,529	916,245	1,308,698	875,718
Professional Services	1,625,993	1,745,112	2,136,554	2,305,020
General and Administrative, Exclusive of Personnel Costs	515,885	435,563	605,969	381,557
Total Operating Expenses	3,230,407	3,096,920	4,051,221	3,562,295
Net Loss (1)	$(1,918,022)	$(2,633,810)	$(6,254,721)	$(3,562,295)

(1)

For a more detailed description of the Net Income (Loss) attributable to our platform common stock and each of our Tracking Stocks as of September 30, 2015 and December 31, 2014 please see “Calculation of Net Income (Loss) for Our Platform Common Stock and the Outstanding Tracking Stocks” below.

The table below presents our balance sheet as of September 30, 2015 and December 31, 2014:

	As of
	September 30, 2015	December 31, 2014
Assets
Cash and Cash Equivalents	$950,829	$929,440
Receivable from Contract Parties	198,347	60,487
Prepaid Assets	—	44,278
Investment in Brand Contracts, at Fair Value	21,829,927	7,221,182
Other Investments, at Cost	110,800	—
Total Assets	$23,089,903	$8,255,387
Liabilities and Stockholders' Equity
Total Liabilities	$13,063	$76,172
Contributed Capital(1)	36,539,384	19,480,354
Accumulated Deficit	(13,462,571)	(11,301,139)
Total stockholders' equity	23,076,840	8,179,215
Total liabilities and stockholders' equity	$23,089,903	$8,255,387

(1)

Includes par value of issued and outstanding shares and additional paid in capital. Please see “Capitalization” in this Registration Statement, our audited Financial Statements included in our Annual Report on Form 10-K and our unaudited Financial Statements included in our Quarterly Report on Form 10-Q.

Calculation of Net Income (Loss) for Our Platform Common Stock and the Outstanding Tracking Stocks:

	For the nine months ended September 30, 2015
		Attributed Operating Expenses
	Attributed Income (Loss) from Brand Contracts(1)(3)	Direct Expenses	Management Fees(2)	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$65,619	$3,203,865	$(22,124)	$3,181,741	$(3,116,122)
Fantex Series Vernon Davis Convertible Tracking Stock	301,123	9,800	8,167	17,967	283,156
Fantex Series EJ Manuel Convertible Tracking Stock	(168,827)	1,052	876	1,928	(170,755)
Fantex Series Mohamed Sanu Convertible Tracking Stock	233,981	2,510	2,099	4,609	229,372
Fantex Series Alshon Jeffery Convertible Tracking Stock	(116,142)	8,341	6,950	15,291	(131,433)
Fantex Series Michael Brockers Convertible Tracking Stock	737,505	4,839	4,032	8,871	728,634
Fantex Series Jack Mewhort Convertible Tracking Stock	259,126	—	—	—	259,126
Total	$1,312,385	$3,230,407	$—	$3,230,407	$(1,918,022)

	For the nine months ended September 30, 2014
		Attributed Operating Expenses
	Attributed Income from Brand Contracts(1)	Direct Expenses	Management Fees(2)	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$23,154	$3,064,774	$(25,449)	$3,039,325	$(3,016,171)
Fantex Series Vernon Davis Convertible Tracking Stock	257,171	31,011	24,551	55,562	201,609
Fantex Series EJ Manuel Convertible Tracking Stock	182,785	1,135	898	2,033	180,752
Total	$463,110	$3,096,920	$—	$3,096,920	$(2,633,810)

	For the year ended December 31, 2014
		Attributed Operating Expenses
	Attributed Income (Loss) from Brand Contracts(1)	Direct Expenses	Management Fees(2)	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$(110,175)	$3,989,774	$(49,866)	$3,939,908	$(4,050,083)
Fantex Series Vernon Davis Convertible Tracking Stock	(398,100)	54,245	43,912	98,157	(496,257)
Fantex Series EJ Manuel Convertible Tracking Stock	(2,181,112)	5,026	4,141	9,167	(2,190,279)
Fantex Series Mohamed Sanu Convertible Tracking Stock	485,887	2,176	1,813	3,989	481,898
Total	$(2,203,500)	$4,051,221	$—	$4,051,221	$(6,254,721)

(1)

In accordance with the Company's management and attribution policies, 5% of the income from a brand contract is attributed to the platform common stock with the remaining 95% attributed to the associated tracking stock.

(2)

Pursuant to the management agreement with our Parent, the management fee is calculated as 5% of the cash receipts from the brand contracts, during the relevant period. The total management fee is included in the direct expenses of the platform common stock.

(3)	Attributed income also includes income from other investments.

Results of Operations

Nine months ended September 30, 2015 and 2014

We first began to generate income in the quarter ended June 30, 2014. The income generated from our brand contracts is based primarily on the change in fair market value of these contracts subsequent to their purchase. During the nine months ended September 30, 2015 and 2014, the change in fair value of our brand contract portfolio resulted in income of $287,930 and $463,110, respectively. The year-over-year change was primarily the result of acquiring additional contracts, the change in fair value of our brand contract portfolio resulting from the increase in present value of the brand contracts as the cash flows are brought closer to the present, and to a lesser extent from net gains resulting from the receipt of cash payments due to us under those contracts. In addition,  during the second quarter of 2015, we changed the estimates of certain cash flows under our brand contract with Alshon Jeffery, as described below.  Also, during the third quarters of 2015 and 2014, we changed the estimates of certain cash flows under our brand contract with EJ Manuel, as described below.

All of our contracts performed generally as anticipated in the nine months ended September 30, 2015 and 2014 except for our contracts with EJ Manuel and Alshon Jeffery.

During the nine months ended September 30, 2015, we performed a revaluation of EJ Manuel’s brand contract based on lower estimated future endorsement income as a result of the impact of EJ Manuel not obtaining the starting quarterback position of the Buffalo Bills as previously projected in his endorsement income estimates. We also reviewed the fair value assumptions of his current and future NFL contracts including career length and the composition of the comparable contracts. We have concluded that as of September 30, 2015, these assumptions remain reasonable as his current comparable contracts include a representative mix of starting, journeymen and back-up quarterback comparable players. The changes in our estimates for the timing and amounts of these new cash of flows resulted in a reduction in estimated ABI of approximately $0.4 million during the nine months ended September 30, 2015. During the nine months ended September 30, 2014, we performed a revaluation of EJ Manuel’s brand contract based on lower estimated near term endorsement income as a result of the impact of EJ Manuel losing his starting quarterback position with the Buffalo Bills.  This revaluation resulted in a reduction in estimated ABI of approximately $0.3 million during the nine months ended September 30, 2014.

During the second quarter of 2015, we performed a revaluation of Alshon Jeffery’s brand contract based on the timing and terms of the anticipated renegotiation of his contract. The changes in our estimates for the timing and amounts of these new cash of flows as a result of this revaluation, resulted in an unrealized loss of approximately $1.8 million for the Alshon Jeffery Brand Contract recorded during the nine months ended September 30, 2015. This unrealized loss was partially offset by an increase in the net present value of expected cash flows from this brand contract of approximately $1.7 million during the nine months ended September 30, 2015.

For further information on the revaluation of the EJ Manuel and Alshon Jeffery Brand Contracts, see Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015.

Operating expenses for the nine months ended September 30, 2015 and 2014 were $3.2 million and $3.1 million, respectively. These reflect costs incurred to develop and operate our business. All such costs to date except those under our management agreement with our Parent, have been allocated to us from our Parent. Expenses such as personnel and facility costs were primarily allocated based on the estimated number of full time equivalent (FTE) employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE employees associated with us as a percentage of all employees of our Parent. All other costs were specifically identified and charged to us as determined by management. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

Years Ended December 31, 2014 and 2013

We first began to generate income in the quarter ended June 30, 2014. As such, our net loss from operations for the year ended December 31, 2013 was the result of the operating expenses associated with starting our business. For the year ended December 31, 2014, our net loss from operations increased by approximately $2.7 million compared to the prior year. This increase was primarily due to our updating the fair value of our brand contracts following the 2014 NFL season in accordance with our valuation process to account for the on-field performance of our contract parties.

Due to EJ Manuel losing his starting quarterback position with the Buffalo Bills at the end of September 2014 and the corresponding impact on his on-field statistical performance in the 2014 NFL season, our estimate of the fair value of the brand contract with EJ Manuel declined by approximately $2.3 million. For further information on the revaluation of the EJ Manuel Brand Contract, the Vernon Davis Brand Contract and the Mohamed Sanu Brand Contract, see Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K.

In addition, total operating expenses increased to approximately $4.1 million in 2014 from approximately $3.6 million in 2014 primarily due to increases in personnel costs caused by an increase in the number of personnel and increases in marketing costs.

RISK FACTORS

Investing in our Fantex Sports Portfolio 1 Units involves a high degree of risk. Before making any decision to invest in Units, you should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus. The risks and uncertainties described or incorporated by reference in this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus. See also the information contained under the heading “Special Note Regarding Forward-Looking Statements and Industry Data” immediately following these risk factors. If any of the events discussed in the risk factors below or incorporated by reference in this prospectus occur, it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of the Units could decline, and you could lose all or part of your investment.

Throughout these Risk Factors, references to our tracking stocks, the holders of our tracking stocks and related terms shall be deemed to refer to and include the Units and holders of the Units to the extent appropriate based on the tracking stocks’ inclusion in the Units, except where a clearly contrary intention appears.

Risks Relating to Our Limited Operating History, Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We incorporated in Delaware in September 2012 as a wholly‑owned subsidiary of Fantex Holdings. We are currently in a start‑up phase and to date have relied on our parent to conduct our operations. We therefore have a very limited operating history. Investment in our company is highly speculative because it entails substantial upfront cost and significant risk that we may never become commercially viable. Our parent has incurred significant expenses on our behalf. Our parent is not obligated to continue to incur expenses on our behalf except as required under our management agreement with them, and we expect that we will incur significant expenses related to our ongoing operations. For the years ended December 31, 2014 and 2013, we reported a net loss of approximately $6.3 million and $3.6 million, respectively. For the nine months ended September 30, 2015, we reported a net loss of approximately $1.9 million and had accumulated losses since inception of approximately $13.5 million.

We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue evaluating, targeting and accessing brands, negotiating the acquisition of minority interests in those brands that meet our criteria, and developing the infrastructure necessary to support our ongoing operations. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses, the rate at which we are able to acquire brands that meet our criteria and the ability of our acquired brands to generate income and cash flow. Even if our brands generate cash flows they may not produce payments quickly enough to cover our expenses. If any individuals with whom we have or may contract in the future, fail to make payments in amounts we expect, or at all, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our expected future losses will have an adverse effect on our stockholders’ equity and working capital.

We have a very limited operating history, which may make it difficult for investors to evaluate the success of our business to date and to assess our future viability. Our business model also requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments.

Our operations to date have been limited to organizing and staffing our company, evaluating, targeting and accessing brands that meet our criteria, negotiating the acquisition of minority interests in those brands, engaging in the registration process for the offering of shares of tracking stocks relating to our existing brand contracts and managing our brand contracts.

We have entered into 11 brand contracts. We intend to enter into additional brand contracts in the future with other contract parties and are actively pursuing these brand contracts, but we have no current commitments to enter into another brand contract. Each of our brand contracts requires us to make an upfront cash payment, and we expect that any other brand contracts that we enter into in the future with other contract parties will also require us to make upfront payments, in return for the right to future payments based on our ABI.

Therefore, our business model requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments. We will be at risk if for any reason we do not receive those future payments, or if they are less than we would need to be profitable or to offset our expenses. We have no history to demonstrate, and we can make no assurances, that our business model will be successful, or whether any of our brand contracts will be profitable. Consequently, it will be difficult for anyone to predict our future success, performance or viability, and more difficult than it would be if we had a longer operating history and/or successful brand contracts to judge the viability of our business model. Any such predictions may not be accurate or reliable.

We may not receive the cash amounts that we expect, or any at all, from our brand contracts with our contract parties or from any future brand contracts and we may never generate sufficient income to become profitable.

Our ability to generate income from the brand contracts and become profitable will depend, among other things, upon our ability to successfully evaluate, target and access brands that have the potential to generate significant brand income, acquire a minority interest in the brand income from these brands for an appropriate purchase price, aid our acquired brands in enhancing their value in amounts sufficient to provide a return on our investment, and enforce the brand contracts and collect our ABI with respect to these brands. Even if we are able to successfully do these and other things that are within our control there are numerous other factors, some of which are not within our control, that might impact our ability to generate income or cash flows or be profitable, including those discussed in these risk factors.

In addition, there are numerous risks and uncertainties associated with the brands in which we invest, including that the success of our brand contracts will depend upon the contributions, success and longevity of an individual in their primary occupation, such as an athlete in the NFL. Therefore, we are unable to predict the timing or amount of future cash receipts, or when or if we will be able to achieve or maintain profitability. Even if we are able to acquire, manage and develop brands as described above, we anticipate incurring significant costs associated with our efforts to achieve or maintain profitability. Further, we may not receive the cash amounts that we expect, or any at all, from any of our brand contracts.

Our business strategy depends in large part on our ability to build a robust platform of brands by entering into additional brand contracts. We may not be able to enter into additional brand contracts in the future, or enter into the number of additional brand contracts that we anticipate would be necessary to support our business model.

Our strategy of enhancing brand reach and brand value for our acquired brands depends in large part on our ability to build a robust platform of brands and benefit from economies of scale and an ability to cross‑pollinate and share best practices across our acquired brands. For example, any direct investment of resources that we make in any promotional activities relative to one brand contract must exceed a return that is at least approximately eight to ten times our investment in order to increase the value of such tracking stock. Thus, unless we achieve significant economies of scale in our ability to deliver brand enhancing value at a low cost across all our tracking stocks (by, for example, utilizing fixed, in‑house personnel rather than incurring out‑of‑pocket third party costs), then we will not likely be able to make investments at a cost that would allow for a positive return on our investment. Accordingly, we are actively pursuing additional brand contracts that we intend to enter into in the future. However, we have no current commitments to enter into another brand contract.

We do not know if future potential contract parties will agree to enter into additional brand contracts and we may not be able to attract sufficient additional brand contracts. For example, future potential contract parties may not view the brand contract as an attractive value proposition to them due to any number of factors, including differing expectations of an appropriate purchase price that reflects the agreed upon ABI, which may be based on any number of factors, such as:

•	we and future potential contract parties may not agree on the assumptions and estimates used to determine the estimated future earnings of potential contract parties;

•

potential contract parties may not want to incur legal, tax and other burdens associated with entering into a brand contract, including, for example, ongoing information and disclosure requirements, as well as the potential risk, due to the lack of any currently binding or authoritative guidance from the IRS, that the ABI we are purchasing from the contract party could be reportable income for the contract party, and, as a result, that it may not be fully deductible for U.S. federal income tax purposes;

•

the potential impact of possible disclosure of the terms of material included contracts, and the impact that these disclosure obligations may have on the ability of a contract party to enter into additional endorsement deals or to participate in other brand‑income generating activities;

•	any negative perception by the media, fans, leagues, clubs or others of our business model;
•

any negative perception by the media, fans, leagues, clubs or others of any of our current contract parties or other future contract parties, as a result of their decision to enter into a brand contract with us, or otherwise; and

•	the performance of our brand contracts or other brand contracts that we may enter into in the future, and/or the performance of the related tracking stock, which may be worse than anticipated.

As a result, we may be forced to revise our business model to attract additional brand contracts. For example, we are not currently contractually obligated to expend capital on enhancing the brand value of our contract parties. Contract parties may require us to contractually agree to provide certain minimum levels of marketing services in order to enter into brand contracts, which we may not be able to provide or which may not give us sufficient return on capital to make the brand contract profitable. Moreover, we or our parent may be asked to provide an indemnity to the contract party against any tax risk to them as a result of the uncertainty discussed above. For example, our parent has agreed to provide an indemnity to each of our current contract parties if their respective ABI is reportable and not deductible, and either we or our parent may have to agree to similar tax indemnities for future contract parties until there is additional guidance in this area or sufficient history with our contract parties. Even if potential contract parties are willing to agree to enter into additional brand contracts with us, the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts. And even if we are successful in entering into additional brand contracts with additional contract parties, we may not be successful in conducting offerings to finance the purchase price under these brand contracts.

We will need to obtain additional funding to continue operations and brand contract acquisition at current levels. If we fail to obtain the necessary financing, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the current levels of our brand contract acquisition and operations.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, our business plan may not be successful.

Any brand contracts that we enter into in the future with other contract parties will require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, and we do not expect to have, the necessary funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts for the foreseeable future will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stocks linked to the value of such brands. Such financing may be expensive and time consuming to obtain, and we may not have investor interest that would enable us to obtain such financing. Our parent has purchased approximately $11.2 million in the company’s tracking series as a stand-by purchaser in the public offerings we have consummated to date so that the offerings could be completed and we do not expect our parent will continue to purchase similar amounts in the future.

In addition, our operations (excluding upfront payments under future brand contracts) have consumed substantial amounts of cash since inception, and we expect they will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. To date, these operations have been financed primarily by equity contributions from our parent. We are dependent on the continued support of our parent; at this time our parent intends to continue to fund operations for at least the next 12 months. Our parent has no obligation to continue to finance our operations except as required under our management agreement with them. Although we believe future funding from our parent together with existing cash and cash equivalents, and interest thereon will be sufficient to fund our projected operating expenses for the next 12 months, as noted above, we will require additional capital to finance the acquisition of future brands, and we may also need to raise additional funds sooner if our operating and other expenses are higher than we expect or our cash received from brand contracts is lower than we expect.

Until we can generate a sufficient amount of cash from our brand contracts, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may not be able to continue to acquire additional ABI in other brands and we may have to significantly delay, scale back or discontinue our operations. Our board of directors has adopted resolutions limiting our ability to incur indebtedness for borrowed money or issue debt securities without the prior approval of our independent directors or a committee comprised of independent directors. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, and/or fixed payment obligations that could reduce our ability to pay dividends or otherwise fund our other operations. Furthermore, these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license brands without consent and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations (excluding upfront payments under future brand contracts) is a forward‑looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements, both near and long‑term, will depend on many factors, including, but not limited to:

•	the rate at which we begin to realize income under our existing brand contracts, as well as under any additional brand contracts that we may enter into in the future;
•	the cost of our efforts to evaluate, target and access the brands that meet our criteria, as well as the cost and expense of negotiating any new brand contracts;
•	our ability to enter into additional brand contracts, and if so the amount of the upfront purchase price that we would have to pay to acquire rights under any such brand contracts;
•	the level of participation required by our parent as a standby purchaser to conclude any future initial public offerings;
•	the number and characteristics of any new brand contracts that we may enter into;
•

the cost and expenses of any equity or debt financings that would be necessary to pay the purchase price under any additional brand contracts, and any regulatory or other delays in any of these offering processes;

•	the effect of competing technological and market developments;
•	the cost of establishing and building our sales, marketing and compliance capabilities; and
•	the rate at which we invest in marketing and other costs to assist our acquired brands in building and enhancing the value of their brands.

If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Our Brand Contracts and Our Business

Our principal source of cash flows for the foreseeable future will be derived from our brand contracts.

Our principal source of cash flows for the foreseeable future will be derived from our brand contracts. There are a number of risks relating to brand contracts. If any of these risks occur it could have a material and adverse impact on our business, financial condition and results of operations.

We have very limited experience managing brand contracts and we have very limited historical performance data about our brand contracts.

We entered into our first brand contract in February 2013. Due to our limited experience with brand contracts, we have limited historical performance data regarding our ability to generate cash receipts from the management of brand contracts and the likelihood of long‑term performance of the contract party, or our ability to aid our brands in enhancing their brand reach and brand value. As a result, the brand contracts that we enter into may generate lower ABI than we anticipate, or none at all. We may therefore pay a purchase price for ABI that is too high. As we gain more experience with our brand contracts, we may change how we estimate the brand value of future brand contracts, and investors who invest early may not benefit from the experience that we gain from our early brand contracts.

Our cash received under our brand contracts will depend upon the continued satisfactory performance of the related contract party, and we do not have any rights to require the contract party to take any actions to attract or maintain or otherwise generate brand income.

Some or all of the brand income that a contract party is expected to generate is contingent on continued satisfactory performance and is not guaranteed. Although we structure our brand contracts so that the contract party maintains the substantial majority of future brand income to help ensure that the contract party will maintain incentives to continue to generate brand income, we can provide no assurances that the contract party will do so. The contract party may retire from such contract party’s primary occupation, such as an athlete in the NFL, at any time and for any reason, subject only to a requirement to repay us the amount of the purchase price we paid such contract party, plus certain expenses and net of any amounts already paid to us, if the contract party retires within two years. In addition, if the contract party voluntarily retires during such period, such contract party may have other obligations under other contracts to pay back upfront payments, such as a signing bonus, and the contract party may not have the funds to meet all of its obligations at that time. The contract party has no obligation to take any actions to generate brand income, and may choose not to do anything to generate brand income. In addition, even if the contract party chooses to engage in additional brand income generating activities, their ability to do so may be restricted under their existing or future contracts. Moreover, brand income under our brand contracts generally only includes income that the contract party may receive in the future in such contract party’s primary occupation at the time, such as an athlete in the NFL, and related fields, such as broadcasting and coaching. Our brand contract contains no restriction on the ability of the contract party to change professions or earn money in unrelated fields, and such income may not be brand income. In any of these events, we may lose some or all of the brand income in the future under a brand contract, in which case our cash receipts would decline.

The contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders. The contract party has no obligation to enhance the value of their brand or disclose information to our stockholders.

Events in the contract party’s personal life, including relationships with spouse, family, friends, etc. could have a significant impact on the contract party’s performance on the field. The contract party’s obligations to disclose such personal events is limited to the obligations under the brand contract and the contract party is under no obligation to disclose any personal matters to the holders of shares of our tracking stocks. Furthermore, although the contract party is contractually obligated to disclose all material facts to us, we cannot guarantee that the contract party will comply with such disclosure requirements or that we can independently verify or uncover material events in the contract party’s personal life. In addition, the contract party has no obligation to enhance the value of their brand. For example, Vernon Davis chose not to participate in the San Francisco 49ers’ offseason conditioning program in 2014 and therefore did not earn a $200,000 workout bonus for which he was eligible. Vernon Davis also was fined $70,000 for failing to attend a mandatory 2014 preseason minicamp. In addition, a contract party in the NFL may agree to a salary reduction to assist their team in staying within the league salary cap, to be on a more competitive team, or to stay with a specific team, all of which may have the effect of reducing potential brand income and conflict with stockholders’ interests in maximizing brand income. Since the contract party’s obligations under the brand contract are solely limited to obligations owed to us, the holders of shares of our tracking stocks have no contractual right to enforce such obligations against the contract party. Furthermore, since the contract party is neither a director nor an officer of our company, such contract party owes no fiduciary obligations to the holders of shares of our tracking stocks. As a result, our stockholders will have no recourse directly against the contract party, either under the brand contract or under the securities laws.

Profitability of our brand contracts may also depend upon the contract party’s ability to attract and maintain endorsements and attract and maintain other brand income generating activities.

The purchase price that we expect to pay for future ABI under our brand contracts is based on our assumption that the contract party will generate brand income in excess of that which may be predictable under the included contracts. Therefore, we expect that the contract party will need to be able to maintain existing included contracts as well as attract and maintain additional endorsements and other brand income generating activities. As noted above, the contract party has no obligation to take any actions to generate brand income, or to take any actions to increase the amount of brand income that the contract party currently generates. However, even if the contract party desires to and attempts to attract and maintain additional endorsements and other brand income generating activities there can be no assurances that such contract party will be able to do so.

Competition for endorsements and other brand income opportunities is intense. These opportunities may depend on a variety of factors, including the primary occupation, such as an athlete in the NFL, and perceived value of such profession to marketing executives, and on‑field factors in the primary occupation, such as quality of the contract party’s performance, whether or not the contract party plays for a winning team, plays in post‑season games or wins individual awards or is named to the Pro Bowl or All‑Pro Team, the market in which the contract party performs, skill of the contract party at such contract party’s position, the style of play and potential to perform in the future, as well as intangible traits off the field such as personality, personal drive and ambition, “likability,” authenticity and consistency. Thus, future endorsements and other brand income opportunities may be difficult to attract and maintain, and they may not generate as much brand income as we expect or that they have historically. A downturn in the performance of the contract party or even the team on which the contract party plays, whether the current team or a different team, could adversely affect such contract party’s ability to attract and maintain endorsements. Even if the contract party enters into multi‑year agreements that are capable of generating significant brand income, such agreements may have termination clauses relating to performance, character or other reasons, or such agreements may become the subject of disputes. We will have no rights under our brand contracts to require the contract party to pursue any remedies or engage in any disputes with any third parties.

Brand income may decrease due to factors outside the control of the contract party, such as an injury, illness, medical condition or death of the contract party, or due to other factors such as public scandal or other reputational harm to the contract party. In any such event, we do not maintain any insurance against such an event, and it is likely that the brand income with respect to such brand contract will not return to its prior levels or may cease completely.

Our focus for the foreseeable future is to enter into brand contracts with high‑profile athletes who play professional sports. There is a high risk of injury in many professional sports, and in particular in the NFL. Nevertheless, we do not maintain any insurance against the loss of any brand income as a result of injury, illness, medical condition or death of the contract party. Therefore, if a contract party becomes injured or sustains a serious illness or other adverse medical condition in the course of their professional career or otherwise, or dies, the brand income, and thus our ABI, would likely be dramatically less than we anticipate, and it is likely that such brand income would not return to its prior levels or may cease completely.

In some cases, we may also expect to receive material amounts of brand income from existing and future endorsement agreements entered into by the contract party, as well as other public activities related to the primary occupation of the contract party, such as television broadcasting. We believe that the contract party’s ability to attract and maintain any such endorsement agreements as well as other sources of brand income could depend on the contract party’s reputation and ability to be viewed favorably by the public. Prior to entering into a brand contract, we assess the character and reputation of the contract party and the brand through our independent assessments, industry references and background checks conducted by third parties. However, there can be no assurance that our review process uncovers all facts and characteristics that could adversely affect the reputation of a contract party or the value of the brand contract, or that our assessment of reputational risk based on our due diligence is accurate. Even if our review process provides us with an accurate assessment of the character and integrity of a contract party as of the date of our review, there can be no assurance that circumstances in the future will not change, or that a contract party may not suffer reputational damage in the future, whether as a result of future behavior or otherwise.

Any harm to the public reputation of a contract party, or association of the contract party’s name with a public scandal, may reduce the contract party’s ability to enter into and maintain future endorsements and other sources of brand income and as a result, brand income would likely decrease or may cease completely.

The contract party or other third parties may refuse or fail to make payments to us under the brand contracts.

Our cash flows depend on contract parties and other third parties making payments of ABI to us. A contract party or other third party may dispute amounts to which we believe we are entitled, or may be unwilling or unable to make payments to which we are entitled, including for reasons discussed elsewhere in these risk factors.

In either event, we may become involved in a dispute with the contract party or other third party regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm the relationship between us and the contract party or other third party, and could be costly and time‑consuming for us to pursue.

Failure of the contract party or other third party to make payments of our ABI to us for any reason would adversely affect our business and in particular the value of a tracking stock if the failure to pay relates to the brand contract associated with any tracking stocks.

In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be prejudiced or impaired, perhaps significantly so. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks. As a result, the market value of a tracking stock could decline if another brand contract that is not related to a tracking stock is unenforceable as a result of debtor relief laws.

Our brand contracts are not secured by any collateral or guaranteed or insured by any third party other than the contract party, and an investor must rely on Fantex to pursue remedies against the contract party in the event of any default.

The payments under a brand contract will be unsecured obligations of the contract party and will not be secured by any collateral, nor guaranteed or insured by any third party or governmental authority. Therefore, we will be limited in our ability to collect any payments that may be owed to us under a brand contract if those amounts are not paid. Generally, we would have to pursue remedies against the contract party or other third parties to whom our ABI was assigned by the contract party.

If the contract party defaults under the brand contract, there can be no assurances that the contract party will have adequate resources, if any, to satisfy any obligations to us under the brand contract. In addition, our brand contracts will require that our ABI be directly assigned to us by the contract party where commercially practicable. It may be necessary, therefore, for us to also pursue remedies against counterparties to included contracts. These counterparties may assert that the assignment of brand income by the contract party did not create an obligation on their part to pay any brand income to us.

If a contract party does not comply with the terms of an included contract, our management, at its discretion, could decide not to pursue damages for the contract party’s breach, which could adversely affect the amount of brand income that we receive under a contract.

Moreover, payment of the ABI is an obligation of the contract party to us, not obligations to our stockholders. Our stockholders will have no recourse directly against the contract party.

The brand contract does not restrict the contract party from incurring unsecured or secured debt, nor does it impose any other financial restrictions on the contract party.

If the contract party incurs additional secured or unsecured debt after entering into a brand contract with us, or if the contract party incurs excessive expenses, the contract party may be impaired in its ability to make payments to us under the brand contract. In addition, additional debt or expenses may adversely affect the contract party’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the contract party. To the extent that the contract party has or incurs other indebtedness and expenses and cannot pay all of its indebtedness or expenses, the contract party may choose to make payments to other creditors rather than us.

To the extent a contract party incurs other indebtedness that is secured, such as mortgage, home equity, or auto loans, the ability of secured creditors to exercise remedies against the assets of the contract party may impair the contract party’s ability to make payments to us under the brand contract. The contract party may also choose to repay obligations under secured indebtedness before making required payments on the brand contract because the contract party has no collateral at risk in the case of the brand contract.

The financial and other information that we obtain from the contract party or other third parties may be inaccurate and may not accurately reflect the true financial position of the contract party, and the risk of default on the brand contract may be significant and may be higher than we anticipate.

Prior to entering into a brand contract, we conduct a review of the contract party that includes collecting financial and other information from the contract party to evaluate financial suitability of the contract party, including a review of assets, liabilities, existing commitments, tax returns and credit scores. We also conduct background checks and obtain credit reports from the major credit rating agencies to help us assess the ability of the contract party to meet their financial obligations. However, we do not verify this information and it may be inaccurate or incomplete. For example, the credit score assigned to a contract party may not accurately reflect the actual likelihood that the contract party will perform under the brand contract because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the contract party’s credit report. If information that is supplied to us by the contract party or other third parties is inaccurate or incomplete, the risk of default on the brand contract may be significant and may be higher than we anticipate.

Our due diligence procedures may not reveal all relevant information regarding a targeted brand acquisition and may result in an inaccurate assessment of the projected value of an acquired brand.

Prior to entering into a brand contract with an athlete, entertainer or other high profile individual, we conduct due diligence and review the included contracts of such contract party and other documents to support our estimate of such contract party’s projected brand income. As part of this due diligence process and assessment, we will rely in part on the contract party to fully address our questions by disclosing all relevant information and, in some cases, on information provided by third parties. However, our due diligence processes may not uncover all relevant facts, and our brand acquisitions may not be profitable. Although our brand contracts with our contract parties obligates them to, and we intend to require future contract parties, if any, to contractually agree to, disclose all material facts to us, we cannot guarantee that our current contract parties or any future contract party will comply with such disclosure requirements or that we can independently verify or uncover material events about our current contract parties or any such future contract parties.

The valuation of our brand contracts and expected ABI requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations.

Our principal assets are expected to be derived from our brand contracts with athletes, entertainers and other high‑profile individuals. Those assets are considered “Level 3” assets under ASC 820, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our valuation of those assets incorporates significant inputs that are not observable. Fair value of future expected brand income is determined by measuring expected returns on player contracts, anticipated lengths of player careers and related contracts, anticipated future endorsements and anticipated renewals of existing contracts based on comparable individuals in the same industry. However, valuation of the expected brand income is highly speculative due to the heavily subjective nature of identifying comparable athletes or entertainers and is inherently difficult due to the uniqueness of each professional athlete or entertainer and the limited number of available comparable athletes and entertainers.

The fair value measurement of Level 3 assets is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets. To determine the amount of our purchase price and the fair values of our brand contracts with our contract parties, we applied discount rates subjectively determined in our analysis based on assumptions that have not been reviewed by any independent financial advisor. If we determine in the future that the discount rates we used were too low, then our estimate of the fair value of any of our brand contracts may be too high. For example, the fair value of our brand contract with EJ Manuel was $0.8 million (unaudited) at December 31, 2015, compared to $2.4 million (unaudited) at September 30, 2015, representing a decrease of $1.6 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further discussion of fair value measurements.

Failure of a contract party to adequately protect their intellectual property could injure the value of the contract party’s brand.

We invest in high‑profile brands through our brand contracts. Therefore, the success of our brand contracts is dependent on the contract party protecting their brand from intellectual property infringement (such as counterfeiting and other unauthorized uses of their intellectual property rights). Although contract parties may seek to protect the intellectual property rights associated with their brand by ensuring that they own and control certain intellectual property rights in and to those assets and, where appropriate, by enforcing those intellectual property rights, it may not be possible to detect all instances of brand infringement. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances that give rise to uncertainty as to the validity, scope and enforceability of a contract party’s intellectual property rights. We will have no rights under the brand contract to enforce any intellectual property rights of the contract party or the brand. Infringement of their trademark, copyright and other intellectual property rights by others could have an adverse effect on the brand income, and thus the ABI that we receive under the brand contract. If any contract party were to fail or be unable to secure, protect, maintain and/or enforce the intellectual property rights that vest in their brand, then we could lose a portion of our cash stream that would have been received from such brand assets.

Our cash received under brand contracts may fluctuate due to seasonality.

The cash receipts under our brand contracts may be subject to seasonal variation, limiting the overall comparability of interim financial periods. For example, the salary under NFL player contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year. As a result, our interim results and any quarterly financial information may not be indicative of the financial performance for the whole year.

An economic downturn and adverse economic conditions may harm a contract party’s earning potential.

Economic downturns and adverse conditions in the global markets may negatively affect the earnings of a contract party. For example, the NFL market salary cap is dependent upon the revenues the NFL receives. In addition, endorsements may depend in part on the actual or perceived personal disposable income of consumers and marketing budgets of endorsement partners. These commercial contract payments are contingent upon the expenditures of businesses across a wide range of industries, which industries may cut costs in response to any economic downturn.

Our ability to increase the value of any of our brands may be limited and our investments in the promotion of any of our brands may cause the market value of our stock to decline.

Our management and board of directors will have complete discretion in determining the scope and execution of our brand promotion efforts, if any, with respect to our brands. Any investment we may make to promote our acquired brands will be for long‑ or medium‑term results and would not be expected to increase brand income in the near‑term, if at all. Any expenditures that we may make on promotional activities that are attributable to a single brand will be an attributable expense to the associated tracking stock. To the extent that our promotional activities increase the attributable income of a tracking stock by an amount less than the attributable expenses for the promotion, the attributed retained earnings of that tracking stock would decline. There can be no assurances that our management will promote any of our brands in a manner that creates value for the associated tracking stock or any of our other stockholders.

Confidentiality agreements with employees and others may not adequately prevent disclosures of our proprietary information and confidential information of the contract party.

We have taken measures to protect our proprietary information and confidential information of the contract parties, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us, including for example, information we acquire about the contract parties, be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, employees, collaborators or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our proprietary information and confidential information of the contract parties. In addition, others may independently develop substantially equivalent information or techniques or otherwise lawfully gain access to our proprietary information and confidential information of the contract parties, and thereafter communicate this information to others without maintaining its confidentiality. If this occurs, it may negatively impact our business and relationships with our current or future contract parties, and may damage our reputation and limit our ability to enter into new brand contracts. In addition, costly and time‑consuming litigation could be necessary to enforce our proprietary rights or limit the prohibited disclosure of confidential information, and failure to obtain or maintain protection of our proprietary information or the confidential information of the contract parties could adversely affect our competitive business position.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of tracking stocks.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of tracking stocks. For example, we could be deemed to be subject to insurance and other regulations, which in some circumstances may be applied retrospectively. In addition, our brand contracts are intended to be effective in perpetuity and may be terminated only upon mutual agreement of the contract party and us. In some jurisdictions, perpetual contracts have been found to be against public policy and therefore terminable in some circumstances. Our brand contracts are governed by California law, and California legal decisions do not disfavor express contractual terms for indefinite duration. However, we can provide no assurances that a California court may not rule differently in the future, or that a court of another jurisdiction might attempt to apply a different choice of law to our brand contracts. If this occurs then we may become involved in expensive and time consuming litigation, or may be unable in certain cases to enforce our brand contracts. Any other changes in or interpretations of current laws and regulations could also require us to increase our compliance expenditures, inhibit our ability to enter into new brand contracts or cause us to significantly alter or to discontinue offerings of additional tracking stocks. Altering the terms of our brand contracts or tracking stocks to comply with changes in or interpretations of applicable laws and regulations could require significant legal expenditures, increase the cost of managing or acquiring our brand contracts or make offerings of our tracking stocks less attractive to investors. In addition, our failure to comply with applicable laws and regulations could lead to significant penalties, fines or other sanctions. If we are unable to effectively respond to any such changes or comply with existing and future laws and regulations, our competitive position, results of operations, financial condition and cash flows could be materially adversely impacted.

The leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts.

Our business model depends on the cooperation of various third parties. Because the brand contracts and offerings of tracking stocks linked to the income of professional athletes and entertainers is a novel business model, there may be influential parties with interests that are adverse or perceived to be adverse to our business, such as sports leagues, sports teams, fantasy sports networks or gambling institutions. These parties may seek to change the rules, policies, laws, regulations or legal interpretations in ways to prohibit, or limit the success of, our business. For example, in 2010 the Cantor Futures Exchange received approval from the Commodities Futures Trading Commission to launch the Hollywood Stock Exchange as a contract market for the trading of box office futures; however, the Motion Picture Association of America successfully lobbied members of the U.S. congress to pass legislation making trading in box office futures illegal. In a similar manner, influential parties that perceive our business model to be a threat to their business or detrimental to professional sports may attempt to lobby leagues, team owners, players associations, endorsement partners and elected officials to adopt rules, policies, laws, regulations or legal interpretations that inhibit us from conducting our business. Any such changes may adversely affect the ability of our contract parties to perform their obligations under brand contracts, or inhibit our ability to enter into new brand contracts with other contract parties. These changes could cover various requirements of the brand contract, such as prohibiting the sale or assignment of a portion of personal income, limiting the ability to enter into contracts with an indefinite term or limiting the ability of the contract party to disclose information about included contracts to us. Any such changes prohibiting, or limiting the enforceability of, any terms in the brand contract could prevent or inhibit our collection of the ABI to which we are entitled under the brand contract. Any limitations on the ability of the contract party to disclose information about included contracts to us, or the SEC if we deemed it necessary, could limit the ability of a contract party to enter into such agreements subsequent to entering into a brand contract with us. Any increase in the expenses associated with our management of the brand contract or decrease in the expected ABI that we will collect could materially and adversely affect the value of shares of our tracking stocks.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Cornell “Buck” French, our Chief Executive Officer, David Mullin, our Chief Financial Officer, and David Beirne, Chairman of our board of directors. Neither we nor Fantex Holdings have employment agreements with any of our executive officers or key employees, other than Messrs. French and Mullin. The material terms of the agreements with Messrs. French and Mullin are described under “Executive Compensation—Executive Compensation Arrangements.” Our executive officers or key employees could terminate their employment with Fantex Holdings or us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees or any of our contract parties. The loss of one or more of these executive officers or key employees could seriously harm our business and may prevent us from implementing our business plan in a timely manner, or at all.

Risks Relating to Our Contract Parties in the NFL and MLB

The profitability of our brand contract with a contract party in the NFL or MLB is substantially dependent upon the contract party’s ability to play out his existing player contract in professional sports and enter into additional high-value player contracts. If a contract party in the NFL or MLB does enter into additional high-value player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

We anticipate that we will receive the majority of payments due under our brand contract with a contract party in the NFL and MLB during the period of his professional sports playing career. These contract parties’ current player contracts represent the source of substantially all of the brand income under our brand contracts with them, and we expect that these contract parties’ annual incomes will continue to be more heavily weighted toward their player contracts than on other brand income-generating activities. More than 90% of these contract parties’ estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at weighted-average discount rates ranging historically from approximately 12% to 16%.

The length of the professional sports playing career of a contract party in the NFL or MLB is uncertain. These contract parties may not continue to perform well as players and therefore, their future earnings may be substantially less than those under their current player contracts. In addition, if such a contract party is unable to sign a new player contract or the terms of a new player contract are materially worse than his current player contract, the cash receipts from the related brand contract will decline, which in turn may cause the market value of the Units to decline.

In addition, in valuing the potential lifetime brand income of our contract parties in the NFL or MLB, we generally estimated that the brand income these contract parties may earn as a result of endorsements will be in excess of their historical earnings from endorsements. However, we do not know if these contract parties’ endorsement income will grow in the future, and we do not know if their reputations and brands will be enhanced as a result of their being one of our contract parties. In fact, a contract party’s reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or professional sports teams suspect that a contract party has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with a contract party and may not find his promises of future performance under such contracts reliable. In addition, the endorsement contracts that a contract party in the NFL or MLB may enter into during his playing career in professional sports may be terminated if he does not play for a professional sports team. Furthermore, a contract party’s ability to successfully attract and retain endorsements is dependent on such party’s complying with the contractual requirements of those endorsements and there is no guarantee that a contract party will do so. Moreover, future endorsement partners may be less willing to enter into contracts with one of our contract parties as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with such contract party. For the aforementioned reasons, our contract parties may not be able to enter into new endorsement deals. In addition, the ability of each of our contract parties to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. A contract party’s failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in Units will depend in large part upon the ability of our contract parties to generate significant future brand income from professional sports and in some cases enter into and maintain endorsement contracts that are significantly in excess of those they have had historically. If a contract party does enter into additional high-value player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the each of our brand contracts, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 77.

Most of our contract parties have been in professional sports for fewer than five years and therefore we have limited historical data upon which to base our valuation and projections of their future earnings potential.

Most of our contract parties have been in professional sports for fewer than five years. As a result, we have less information on our contract parties’ ability to be successful in professional sports and have little historical data upon which to build our analysis and valuation of the future brand income. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed description of how we estimated each contract party’s career length and future contracts.

Risks Related to Each of Our Contract Parties

Our ability to increase the value of our brands may be limited and our investments in the promotion of such brands may cause the market value of our stock to decline.

Based on publicly reported and widely available information, endorsement deals with professional football players historically appear to have been significantly smaller than endorsement deals with athletes from other professional sports such as golf and basketball. As a result, the endorsement potential of each of our contract parties may be limited and we may be unable to increase the value of the associated brand despite our efforts. To the extent that our promotional activities are unsuccessful, the market value of shares of our tracking stocks may decline. Furthermore, even if our promotion activities increase the endorsement income to our contract parties, the promotional activities may nonetheless have a negative impact on the market value of shares of our tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our typical brand contract is 10% of brand income, our promotion efforts must produce brand income equal to at least ten times our costs for such promotion efforts in order to return our investment. There can be no assurances that our management will promote any of our brands in a manner that creates value for holders of shares of our tracking stocks.

The value of our brands is dependent upon the performance of, and to a lesser extent, the popularity of our contract parties.

Our cash receipts under each of our brand contracts are driven by the performance of, and to a lesser extent, the popularity of our contract parties. The contract party’s performance in their primary career directly affects, and a deterioration of their performance could adversely affect, the ABI under our brand contract. Poor or mediocre performance could cause the contract party’s playing contract to be terminated and may result in sponsors cancelling their endorsements, or result in the contract party failing to qualify for additional incentive payments under existing or future endorsement contracts. We cannot ensure that any of our contract parties will continue to be successful in their playing careers.

Contract parties in the NFL or MLB could be negatively affected by an NFL or MLB work stoppage.

If the NFL or MLB experiences a work stoppage, then the earnings of a contract party in the NFL or MLB, including each of our current contract parties, will be adversely affected. For example, in 1974 and 1982 the NFL experienced player strikes and in 2011 the NFL owners staged a “lockout” of the players. If either a strike or a lockout occurs during an NFL or MLB season, player pay may be suspended. Each of our contract party’s earnings are heavily dependent on their professional football salary and would be negatively affected by any such work stoppage. This would have a negative impact on the payments we receive under the brand contract. We can give no assurances that such work stoppages will not occur.

Contract parties in the NFL or MLB could be negatively affected by current and future rules of the NFL or MLB, including rules and standards of personal conduct which, if violated, could lead to fines and/or suspension or a permanent ban from the NFL or MLB.

Current NFL or MLB rules that permit the termination of NFL or MLB player contracts for certain violations of NFL or MLB rules may adversely affect the earnings of each our contract parties in the NFL or MLB. The NFL or MLB has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from the NFL or MLB. While we are not aware of, or privy to, all of the circumstances which might lead to a contract party’s suspension or permanent ban from the NFL or MLB, personal conduct that could result in the termination of the player contract includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game‑fixing or the failure to report bribery or game‑fixing in connection with NFL or MLB games; and any other conduct that undermines or puts at risk the integrity and reputation of the NFL or MLB, NFL or MLB clubs, or NFL or MLB players. For example, on September 8, 2014, the Baltimore Ravens terminated the contract of, and the NFL indefinitely suspended, Baltimore Ravens player Ray Rice for domestic violence. The termination of a contract party’s NFL or MLB player contract could have a negative impact on such contract party’s brand income and therefore would impact the ABI we receive under the respective brand contract.

Future changes to the NFL or MLB rules or other regulations may also adversely affect the earnings of each of our contract parties in the NFL or MLB. These regulations could cover various aspects of their participation, such as changes to the rules of the game resulting in a devaluation of their respective skill sets, changes governing player eligibility and fines, and changes to the league’s CBA. Changes in the format of the game and league in which the contract party plays could have a negative impact on their brand income and therefore, will impact the ABI we receive under the respective brand contract.

There could be a decline in the popularity of the NFL or MLB and/or the team on which the contract party plays in the NFL or MLB, or a decline in the contract party’s popularity.

There can be no assurance that the NFL or MLB will retain its popularity as a sport, together with the associated levels of media coverage. In addition, either the team for which the contract party plays or the contract party could suffer a decline in popularity, including as a result of poor performance or behavior by the contract party or any of their teammates or the team in general, particularly if such performance or behavior tarnishes the contract party’s brand image. A contract party may be traded to another club in the NFL or MLB that has a smaller media market and/or is less popular than the current team, or other teams or players in the NFL or MLB may gain popularity relative to the contract party by performing at a higher level, exhibiting more appealing behavior, or otherwise. Any decline in popularity of the NFL or MLB, the team on which the contract party plays in the NFL or MLB, or the contract party, or relative decline as compared to other teams or players, could result in lower offers for future endorsements and NFL or MLB player contracts, a reduction in the value of the contract party or their brand, and a resulting decline in the value of shares of our tracking stock linked to the value and performance of the contract party’s brand. Even if the contract party and the team on which he plays in the NFL or MLB is successful, a substantial decline in the popularity of the NFL or MLB, whether as a result of increase in the popularity of other professional sports or the emergence of new spectator sports, could have a material adverse effect on shares of our tracking stocks. Any one of these events or a combination of such events could have a material adverse effect on the trading volume of our tracking stock and on the cash received under the brand contract associated with such contract party.

A contract party’s NFL or MLB player contract is a significant portion of the current cash we would receive under their brand contract.

We expect that each contract party’s NFL or MLB player contract will generate a significant portion of the current cash we expect to receive under their brand contract. In many cases, the amount of ABI under a playing contract is not guaranteed. We cannot guarantee that a contract party will be able to enter into a new NFL or MLB player contract when the existing contract expires.

A contract party could cease playing in the NFL or MLB at any time due to illness, injury or death, if they are dropped from the team and unable to secure a new contract, if they incur negative publicity or if they are suspended or banned from the NFL or MLB.

We expect that a significant portion of the brand income we expect to receive from a contract party will come from current and future NFL or MLB playing contracts.  However, a contract party could cease playing football in the NFL or MLB at any time due to illness, injury or death, if they are dropped from the team and unable to secure a new contract, if they incurs negative publicity or if they are suspended or banned from the NFL or MLB. If any of these were to occur, a contract party would not receive amounts under their existing player contract and may not be able to secure future playing contracts.

The profitability of a contract party’s brand contract is substantially dependent upon the contract party to enter into additional high‑value NFL or MLB player contracts, and on their ability to successfully attract and retain endorsements during their playing career and thereafter significantly in excess of the amounts they have attracted historically and/or generate other brand income after their playing career. If a contract party does enter into additional high‑value NFL or MLB player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

We anticipate that we will receive the majority of payments due under our brand contract with a contract party during the period of their NFL or MLB playing career. A contract party’s current NFL or MLB player contract represents the source of a significant portion of all brand income, and we expect that a contract party’s annual income will continue to be more heavily weighted toward their NFL or MLB player contract than on other brand income generating activities.

The length of a contract party’s NFL or MLB playing career is uncertain. Following the expiration of a contract party’s current playing contract, NFL or MLB teams may be unwilling to enter into an NFL or MLB player contract with a contract party. In addition, a contract party may not continue to perform well as an NFL or MLB player and therefore, future earnings may be substantially less than those under their current NFL or MLB player contract. If a contract party is unable to sign a new NFL or MLB player contract or the terms of such new contract are materially worse than their current NFL or MLB player contract, the cash receipts from the contract party will decline, which in turn may cause the market value of shares of the tracking stock linked to the brand agreement with a contract party to decline.

In addition, in valuing a contract party’s potential lifetime brand income, we estimated the brand income a contract party may earn as a result of their endorsements to be significantly in excess of their historical earnings from endorsements. However, we do not know if their endorsement income will grow in the future, and we do not know if their reputation and brand will be enhanced as a result of their being one of our contract parties. In fact, their reputation and brand may be negatively affected by their willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or NFL or MLB teams do not like that a contract party accepted an upfront cash payment in exchange for a portion of their future earnings, future endorsement partners may be less willing to enter into contracts with a contract party. In addition, a contract party’s endorsement contracts that they may enter into during their NFL or MLB playing career may be terminated if a contract party does not play for an NFL or MLB team. Furthermore, a contract party’s ability to successfully attract and retain endorsements is dependent on a contract party complying with the contractual requirements of those endorsements and there is no guarantee that a contract party will do so. Moreover, future endorsement partners may be less willing to enter into contracts with a contract party as a result of their entering into the brand contract with us in order to avoid public disclosure of their arrangements with a contract party. For the aforementioned reasons, a contract party may not be able to enter into new endorsement deals. In addition, their ability to generate other brand income after their playing career, such as through coaching or broadcasting, is unproven. Failure to attract and maintain key endorsements or generate other brand income after their playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in our tracking stocks will depend in large part upon a contract party’s ability to enter into additional high‑value, multi‑year NFL or MLB player contracts and on their ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those they have had historically. If a contract party does enter into additional high‑value, multi‑year NFL or MLB player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

In general we have limited historical data upon which to base our valuation and projections of a contract party’s future earnings potential.

Most of our contract parties have played less than four seasons in the NFL or MLB. As a result, we have limited historical data upon which to build our analysis and valuation of the future NFL or MLB player contracts, future endorsements and other post‑career contracts for a contract party.

A contract party may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of a contract party may affect the cash received by us under the brand contract.

Any injury, illness or medical condition of a contract party could cause you to lose a substantial portion or all of your investment in a tracking stock linked to that contract party’s brand agreement. Even if not career-ending, an injury, illness or medical condition could have a negative effect upon a contract party’s performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL or MLB player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of the associated tracking stock. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

All of our contract parties have experienced injuries which, in certain cases, have caused that contract party to miss games. In addition each contract party has experienced other instances of normal wear and tear as an athlete in Division I college football and the NFL or MLB and we expect that each contract party will continue to experience such wear and tear. Any worsening of these conditions, or re‑injury or new injury, could materially and adversely affect a contract party’s playing performance and the value of the contract party’s brand.

A substantial portion of our anticipated income under the brand contract is attributable to a contract party’s current and future NFL or MLB player contracts. To the extent that the value of your investment is dependent on the competitive success of a contract party, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to a contract party. If a contract party is unable to play as a result of any injury, illness or medical condition they may be unable to enter into any future NFL or MLB player contracts. Additionally, certain endorsement contracts are made subject to an athlete’s continued employment with the NFL or MLB and if they cease to be an NFL or MLB player for any reason, including injury, illness or medical condition, their ability to maintain sponsors and their ability to attract new sponsors may be severely diminished.

It is difficult to estimate with precision the projected future earnings of a contract party in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in our tracking stocks.

Because the length of a contract party’s NFL or MLB playing career is uncertain, we made certain estimates to predict a contract party’s career length. When estimating a contract party’s potential future contracts, we did not account for comparable players who cease playing NFL or MLB football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of a contract party in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in our tracking stocks.

Each of our contract parties may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of any contract party may affect the cash received by us under the related brand contract.

Any injury, illness or medical condition of a contract party could cause you to lose a substantial portion of your investment in Units. Even if not career ending, an injury, illness or medical condition could have a negative effect upon a contract party’s performance and may result in a loss of brand income that would otherwise have resulted from current and future player contracts. A reduction in brand income will reduce our ABI, our ability to make dividend payments, if any, and have a negative impact on the value of the Units. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

Our contract parties have experienced certain injuries as well as instances of normal wear and tear as athletes in college and professional sports and we expect that our contract parties will continue to experience such wear and tear.

Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect such contract party’s playing performance and the value of such party’s brand.

For example, in May of 2013, Andrew Heaney missed two months of the minor league baseball season due to a strained muscle in his back. During the 2015 NFL season, Ryan Shazier has missed four games due to a shoulder injury. In November 2014, Ryan Shazier suffered an ankle injury and missed three games. During the 2015 NFL season, Kendall Wright has missed three games due to a knee injury, and on December 3, 2014, Kendall Wright broke a bone in his right hand and missed two NFL games as a result. On July 2, 2014, Jack Mewhort underwent arthroscopic knee surgery on his right knee, after the Indianapolis Colts’ rookie minicamp, but started the first four games of the 2014 NFL regular season for the Indianapolis Colts. Jack Mewhort missed two NFL games on October 5, 2014 and October 9, 2014, due to an ankle injury. During an NFL preseason game on August 31, 2012, Michael Brockers suffered a high ankle sprain and was forced to miss the first three regular season games of the 2012 NFL season. In February 2013, Michael Brockers underwent surgery to remove bone chips in his left ankle. On October 7, 2012, Alshon Jeffery suffered a fracture of the third metacarpal bone in his right hand during a regular season game against the Jacksonville Jaguars which resulted in him missing four games in the 2012 NFL season. On November 19, 2012, Alshon Jeffery suffered a knee injury during a regular season game against the San Francisco 49ers. He did not return to the game, and this injury required arthroscopic knee surgery, which was performed on November 21, 2012 and caused him to miss two additional games during 2012 NFL season. On September 24, 2006, Vernon Davis left a regular season NFL game in the third quarter after sustaining a fracture to his left fibula. This injury caused him to miss six games during the 2006 NFL regular season. After suffering a concussion, Vernon Davis was forced to temporarily leave a regular season game on December 31, 2006. On September 23, 2007, Vernon Davis left a regular season NFL game early after suffering a sprain to his right knee. This injury caused him to miss the following two regular season games. Vernon Davis also missed portions of two regular season NFL games in the 2010 season following a reported ankle injury. On December 23, 2012, Vernon Davis was reported to leave an NFL game early after suffering a concussion. On September 15, 2013, Vernon Davis left a regular season NFL game early in the fourth quarter with a hamstring strain, which injury also caused him to miss a game the subsequent week. Most recently, on November 10, 2013, Vernon Davis was reported to leave a regular season game early as a result of suffering a concussion. During the 2014 NFL season, Vernon Davis missed two games due to an ankle injury. In December 2010, Mohamed Sanu underwent surgery to repair his left shoulder. On November 29, 2012, Mohamed Sanu suffered a stress fracture to the fifth metatarsal of his left foot during a team practice. This injury required surgery, which was performed on December 2, 2012 and resulted in him missing the rest of the 2012 NFL playing season. On October 27, 2013, Mohamed Sanu left a regular season game against the New York Jets after suffering an injury to his left shoulder. He did not return to the game, but was not forced to miss any additional playing time. In August 2013, EJ Manuel had minor surgery on his left knee and missed two pre-season games. On October 3, 2013, during the third quarter in a game against the Cleveland Browns, EJ Manuel sprained the lateral collateral ligament in his right knee. This injury caused him to miss four games of the 2013 season. In December 2013, EJ Manuel sprained the lateral collateral ligament in his left knee and missed the last two games of the 2013 NFL season. In January 2014, EJ Manuel had an arthroscopic procedure performed on each of his knees.

A substantial portion of our anticipated income under our brand contracts is attributable to our contract parties’ earnings in professional sports. To the extent that the value of your investment is dependent on the competitive success of a contract party, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to such contract party. If a contract party is unable to play as a result of any injury, illness or medical condition he may be unable to generate significant brand income from professional sports. Additionally, certain endorsement contracts are made subject to an athlete’s continued employment with the professional sports league and if he ceases to be a professional player for any reason, including injury, illness or medical condition, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could harm a contract party’s reputation and impair the value of his brand.

The return on your investment in Units depends on the value and strength of the brand and reputation of our contract parties as well as the financial success of Fantex as a whole. Each of our contract parties has in the past received, and we expect will continue to receive in the future, media coverage. Unfavorable publicity regarding a contract party’s professional performance or his behavior off the field could negatively affect his brand and reputation. Any negative publicity regarding a contract party’s on-field performance or off-the-field behavior or otherwise could damage his reputation and impair the value of his brand. Moreover, future endorsement agreements may contain “morality” clauses which would permit counterparties to endorsement agreements to terminate those agreements with the contract party in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

Risks Relating to Vernon Davis

Vernon Davis’s future NFL player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Vernon Davis is tied to his professional football career and his future NFL player contract. Vernon Davis’s NFL player contract will expire on February 29, 2016 and we cannot guarantee that Vernon Davis will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Vernon Davis will have a 12 year NFL career as of December 31, 2015 and sign a two year contract for $6.4 million prior to his eleventh season (2016). We based our estimate on the contract value of comparable tight ends who signed contracts in their tenth to twelfth season and did not account for tight ends who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Vernon Davis in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in the Units.

Because the length of Vernon Davis’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contract. Vernon Davis’s current NFL player contract expires on February 29, 2016 and we estimated that Vernon Davis would sign a two year contract prior to the 2016 NFL season, for an estimated $6.4 million. In total, we estimated that Vernon Davis would have a career as a player in the NFL for 12 years.

In estimating the value of Vernon Davis’s final NFL player contract, we used a data set of tight ends who entered into NFL player contracts in their tenth to twelfth NFL seasons in 1994 through 2015. Using a methodology we believe to be valid based on published research, we arrived at a sample size of the most comparable players who signed contracts. Based on a mathematical model taking into account draft round, games started, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these tight ends an equal weighting to each of the comparable tight ends to Vernon Davis.

When estimating Vernon Davis’s potential future contract, we did not account for tight ends who cease playing NFL football due to illness, injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Vernon Davis in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to EJ Manuel

EJ Manuel’s NFL player contract is a significant portion of the current cash we would receive under his brand contract.

In 2013, EJ Manuel signed a four year contract with the Buffalo Bills worth up to $8.9 million, and his professional football compensation in the year ended December 31, 2014 made up over 68%  of his annual income. This

2013 NFL player contract included a $4.8 million signing bonus with the remaining $4.1 million to be paid out over the term of the contract. The available brand income remaining as of the beginning of the 2015 NFL season under his NFL player contract was $2.8 million, all of which is guaranteed. We cannot guarantee that EJ Manuel will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that EJ Manuel will have a seven year NFL career and sign a two year contract in his fifth season (2017) for $7.4 million and a one year contract in his seventh season (2019) for $3.1 million. We based our estimate on the contract value of comparable quarterbacks who signed contracts in their fourth to sixth season and sixth to eighth season and did not account for quarterbacks who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of EJ Manuel in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in the Units.

Because the length of EJ Manuel’s NFL playing career is uncertain, we made certain estimates to predict his career length. We estimated that EJ Manuel would perform under his current NFL player contract of four years. After expiration of his current NFL player contract, we estimated that EJ Manuel would sign a two year contract in his fifth season in the NFL, which would be the 2017 NFL season, for an estimated $7.4 million. We then estimated that EJ Manuel would enter into his final NFL player contract, a one year contract in his seventh season for an estimated $3.1 million. In total, we estimated that EJ Manuel would have a career as a player in the NFL for seven years.

In estimating the value of EJ Manuel’s potential second NFL player contract, we used a data set of quarterbacks who entered into NFL player contracts between their fourth and sixth NFL seasons in 1994 through 2015. Based on a mathematical model taking into account draft round, games started, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these quarterbacks an equal weighting with the most comparable quarterbacks to EJ Manuel receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the most comparable player contracts. In estimating EJ Manuel’s potential third NFL player contract, we used a data set of quarterbacks who entered into NFL player contracts between their sixth and eighth NFL seasons in 1994 through 2015. We then used the same mathematical model to assign each of these quarterbacks an equal weighting to each of the comparable quarterbacks to EJ Manuel.

When estimating EJ Manuel’s potential future contracts, we did not account for quarterbacks who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of EJ Manuel in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Mohamed Sanu

Mohamed Sanu’s future NFL player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Mohamed Sanu is tied to his professional football career and his future NFL player contract. Mohamed Sanu’s NFL player contract will expire on February 29, 2016 and we cannot guarantee that Mohamed Sanu will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Mohamed Sanu will have an eight year NFL career and sign a four year contract in his fifth season (2016) for $21.9 million. We based our estimate on the contract value of comparable wide receivers who signed contracts in their fourth to sixth season and did not account for wide receivers who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Mohamed Sanu in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in the Units.

Because the length of Mohamed Sanu’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contract. Mohamed Sanu’s current NFL player contract expires on February 29, 2016 and we estimated that Mohamed Sanu would sign a four year contract prior to the 2016 NFL season, for an estimated $21.9 million. In total, we estimated that Mohamed Sanu would have a career as a player in the NFL for eight years.

In estimating the value of Mohamed Sanu’s potential second NFL player contract, we used a data set of wide receivers who entered into NFL player contracts between their fourth and sixth NFL seasons in 1999 through 2015. Using a methodology we believe to be valid based on published research, we arrived at our comparable player contracts. Based on a mathematical model taking into account draft round, games started, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these wide receivers an equal weighting to each of the comparable wide receivers to Mohamed Sanu.

When estimating Mohamed Sanu’s potential future contract, we did not account for wide receivers who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Mohamed Sanu in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Related to Alshon Jeffery

Alshon Jeffery’s future NFL player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Alshon Jeffery is tied to his professional football career and his future NFL player contract. Alshon Jeffery’s NFL player contract will expire on February 29, 2016 and we cannot guarantee that Alshon Jeffery will be able to enter into a new NFL player contract when the existing contract expires.

Jeffery would sign a two year contract in 2022, for an estimated $18.6 million. In total, we estimated that Alshon Jeffery We have estimated that Alshon Jeffery will have a 12 year NFL career. We have also estimated that Alshon Jeffery will receive a six year contract in 2016 with a total value of $77.1 million and a two year contract in 2022 with a total value of $18.6 million. We based our estimate on the contract value of comparable wide receivers who signed contracts in their fourth to sixth seasons and tenth to twelfth seasons and did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Alshon Jeffery in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in the Units.

Because the length of Alshon Jeffery’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contracts. Alshon Jeffery’s current NFL contract expires on February 29, 2016 and we estimated that Alshon Jeffery would sign six year contract prior to the 2016 NFL season, for an estimated $77.1 million. We then estimated that Alshon would have a career as a player in the NFL for 12 years.

In estimating the value of Alshon Jeffery’s potential second NFL player contract, we began with a data set of wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1994 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their fourth and sixth NFL seasons in 1994 through 2015. Based on a mathematical model taking into account statistical production, Pro-Bowl selection and draft position, we assigned to each of these wide receivers an equal weighting to the most comparable wide receivers to Alshon Jeffery. Using a methodology we believe to be valid based on published research, we arrived at the most comparable player contracts. In estimating the value of Alshon Jeffery’s potential third NFL player contract, we began with a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1994 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their tenth and twelfth NFL seasons in 1999 through 2015. We then used the same mathematical model to assign each of these wide receivers an equal weighting to the most comparable wide receivers to Alshon Jeffery.

When estimating Alshon Jeffery’s potential future contracts, we did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Alshon Jeffery in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Michael Brockers

Michael Brockers’ future NFL player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Michael Brockers is tied to his professional football career and his future NFL player contract. Michael Brockers’ NFL player contract will expire on February 29, 2016 and we cannot guarantee that Michael Brockers will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Michael Brockers will have a ten year NFL career and be required to play under the NFL’s “fifth-year option” for one year $6.1 million contract guaranteed against injury. We estimate he will then sign a five year contract prior to his sixth season (2017) for $40.1 million. We based our estimate on the contract value of comparable defensive tackles who signed contracts in their fourth to sixth season and did not account for defensive tackles who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Michael Brockers in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Michael Brockers’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contracts. Michael Brockers’s current NFL player contract expires on February 29, 2016 and we estimated that Michael Brockers would play under a one year contract for $6.1 million guaranteed against injury under the NFL’s “fifth year option”. He would then sign a five year contract in his sixth season in the NFL prior to the 2017 NFL season, for an estimated $40.1 million. In total, we estimated that Michael Brockers would have a career as a player in the NFL for ten years.

In estimating the value of Michael Brockers’s potential second NFL player contract, we used a data set of defensive tackles who entered into multi-year NFL player contracts in their fourth to sixth NFL seasons. Using a methodology we believe to be valid based on published research, we arrived at a sample size of the most comparable player contracts. Based on a mathematical model taking into account draft round, games started, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these defensive tackles an equal weighting for the most comparable defensive tackles to Michael Brockers.

When estimating Michael Brockers’s potential future contracts, we did not account for defensive tackles who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Michael Brockers in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Jack Mewhort

Jack Mewhort’s NFL player contract is a significant portion of the current cash we would receive under his brand contract.

In 2014, Jack Mewhort signed a four-year contract with the Indianapolis Colts worth up to $3.6 million, and his professional football compensation for the year ended December 31, 2014 made up approximately 100% of his annual brand income. The available brand income remaining as of September 30, 2015 under his existing NFL player contract was $2.2 million, of which $417,000 of his 2015 NFL player salary is guaranteed. We cannot guarantee that Jack Mewhort will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Jack Mewhort will have a ten year NFL career and sign a six year contract in his fifth season (2018) for $56.6 million. We based our estimate on the contract value of comparable offensive lineman who signed contracts in their fourth to sixth season and did not account for offensive lineman who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Jack Mewhort in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Jack Mewhort’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contracts. We estimated that Jack Mewhort would perform under his current NFL player contract of four years. After expiration of his current NFL player contract, we estimated that Jack Mewhort would sign a six year contract in his fifth season in the NFL, which would be the 2018 NFL season, for an estimated $56.6 million. In total, we estimated that Jack Mewhort would have a career as a player in the NFL for ten years.

In estimating the value of Jack Mewhort’s potential second NFL player contract, we used a data set of offensive lineman who entered into multi-year NFL player contracts in their fourth to sixth NFL seasons. Using a methodology we believe to be valid based on published research, we arrived at the most comparable player contracts. Based on a mathematical model taking into account draft round, games started, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these offensive linemen an average weighting to the most comparable offensive linemen to Jack Mewhort.

When estimating Jack Mewhort’s potential future contract, we did not account for offensive linemen who cease playing NFL football due to illness, injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Jack Mewhort in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Kendall Wright

Kendall Wright’s future NFL player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Kendall Wright is tied to his professional football career and his future NFL player contract. Kendall Wright’s NFL player contract will expire on February 29, 2016 and we cannot guarantee that Kendall Wright will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Kendall Wright will have an 11 year NFL career and sign a four-year contract for $30.9 million prior to his fifth season (2016)  and a three-year contract for $26.5 million in his ninth season (2020). We based our estimate on the contract value of comparable wide receivers who signed contracts in their fourth to sixth season and their eighth to tenth season and did not account for wide receivers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Kendall Wright in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Kendall Wright’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contracts. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value—Kendall Wright Brand Contract, at Estimated Fair Value—Kendall Wright Career Length” beginning on page 107 for a more detailed description of how we estimated Kendall Wright’s career length. Kendall Wright’s current NFL player contract expires on February 29, 2016 and we estimated that Kendall Wright would sign a four year contract prior to the 2016 NFL season, which would be his fifth NFL season, for an estimated $30.9 million and a three year contract prior to his ninth season in the NFL, which would be the 2020 NFL season, for an estimated $26.5 million. In total, we estimated that Kendall Wright would have a career as a player in the NFL for 11 years.

In estimating the value of Kendall Wright’s potential second NFL player contract, we used a data set of wide receivers who entered into multi-year NFL player contracts in their fourth to sixth NFL seasons. Based on a mathematical model taking into account draft position, durability, games played, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the 11 most comparable players who signed 11 contracts. In estimating the value of Kendall Wright’s potential third NFL player contract, we used a data set of wide receivers who entered into multi-year NFL player contracts between their eighth and ninth NFL seasons. Based on a mathematical model taking into account draft position, durability, games played, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the eight most comparable players who signed three contracts.

When estimating Kendall Wright’s potential future contract, we did not account for wide receivers who cease playing NFL football due to illness, injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Kendall Wright in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Andrew Heaney

Andrew Heaney’s future MLB player contract is a significant portion of the future cash we would receive under his brand contract.

Much of the future cash expected to be received under our brand contract with Andrew Heaney is tied to his professional baseball career and his future MLB player contract. Andrew Heaney completed a one-year MLB contract in 2015 and we cannot guarantee that Andrew Heaney will be able to enter into a new MLB player contract.

We have estimated that Andrew Heaney will have a nine year MLB playing career and earn $84.0 million playing in MLB. We based our estimate on the money earned by comparable pitchers and did not account for pitchers who ceased playing in MLB due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Andrew Heaney in baseball,  baseball related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Andrew Heaney’s MLB playing career is uncertain, we made certain estimates to predict his career length and future contracts. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value—Andrew Heaney Brand Contract, at Estimated Fair Value—Andrew Heaney Career Length” beginning on page 111 for a more detailed description of how we estimated Andrew Heaney’s career length. We estimated that Andrew Heaney would have an MLB playing career of nine years and earn $84.0 million during those nine years.

In estimating the value of Andrew Heaney’s MLB earnings in years two through nine of his MLB playing career we used a data set of pitchers whose first Fantex Qualifying Season was in 1990 or thereafter. “Fantex Qualifying Season” is the first season in which a pitcher records ten or more starts and throws fifty or more innings during the MLB regular season. Based on a mathematical model taking into account age, Best Baseball America Prospect Rank and statistical production (games started, inning pitched per game, strikeouts per nine innings, WAR (wins above replacement) and WHIP (walks plus hits per inning pitched)) in each pitcher’s first Fantex Qualifying Season,  we assigned to each of the pitchers in the data set a relative weighting with the most comparable pitchers to Andrew Heaney (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of the dataset in each year of Andrew Heaney’s career to arrive at the reduced sample size of the most comparable pitchers for that year. We then calculated the weighted average MLB earnings of the most comparable pitchers in each year, after adjusting for estimated inflation in MLB salaries over time.

When estimating Andrew Heaney’s potential future MLB earnings,  we assumed Andrew Heaney will remain in MLB and will not return to the minor leagues and we did not account for pitchers who ceased playing in MLB due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Andrew Heaney in baseball,  baseball related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Terrance Williams

Terrance William’s NFL player contract is a significant portion of the current cash we would receive under his brand contract.

In 2013, Terrance Williams signed a four-year contract with the Dallas Cowboys worth up to $2.9 million, and his professional football compensation for the year ended December 31, 2014 made up approximately 88% of his annual brand income. The available brand income remaining as of February 1, 2015 under his existing NFL player contract was $1.3 million. We cannot guarantee that Terrance Williams will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Terrance Williams will have a nine-year NFL career and sign a five-year contract prior to his fifth season (2017) for $52.3 million. We based our estimate on the contract value of comparable wide receivers who signed contracts in their fourth to sixth season and did not account for wide receivers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Terrance Williams in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Terrance Williams NFL playing career is uncertain, we made certain estimates to predict his career length and future contract. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value—Terrance Williams Brand Contract, at Estimated Fair Value—Terrance Williams Career Length” beginning on page 115 for a more detailed description of how we estimated Terrance Williams’s career length. We estimated that Terrance Williams would perform under his current NFL player contract of four years. After expiration of his current NFL player contract, we estimated that Terrance Williams would sign a five-year contract prior to his fifth season in the NFL, which would be the 2017 NFL season, for an estimated $52.3 million.  In total, we estimated that Terrance Williams would have a career as a player in the NFL for nine years.

In estimating the value of Terrance Williams’s potential second NFL player contract, we used a data set of wide receivers who entered into multi-year NFL player contracts between their fourth and sixth NFL seasons. Based on a mathematical model taking into account draft position, durability, games played, statistical production and All-Pro and Pro-Bowl selection, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Terrance Williams receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the nine most comparable players who signed nine contracts.

When estimating Terrance Williams’ potential future contract, we did not account for wide receivers who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Terrance Williams in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to Ryan Shazier

Ryan Shazier’s NFL player contract is a significant portion of the current cash we would receive under his brand contract.

In 2014, Ryan Shazier signed a four-year contract with the Pittsburgh Steelers worth up to $9.5 million, and his professional football compensation for the year ended December 31, 2014 made up approximately 98% of his annual brand income. The available brand income remaining as of September 1, 2015 under his existing NFL player contract was $3.0 million. We cannot guarantee that Ryan Shazier will be able to enter into a new NFL player contract when the existing contract expires.

We have estimated that Ryan Shazier will have a nine-year NFL career and that the Pittsburgh Steelers will exercise the Fifth-Year Option on Ryan Shazier’s entry level NFL player contract prior to his fifth season (2018) for $9.4 million and sign a four-year contract prior to his sixth season (2018) for $51.8 million. We based our estimate on the contract value of comparable linebackers who signed contracts in their fourth to seventh season and did not account for linebackers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Ryan Shazier in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in the Units.

Because the length of Ryan Shazier’s NFL playing career is uncertain, we made certain estimates to predict his career length and future contracts. See the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value—Ryan Shazier Brand Contract, at Estimated Fair Value—Ryan Shazier Career Length” beginning on page 118 for a more detailed description of how we estimated Ryan Shazier’s career length. We estimated that Ryan Shazier would perform under his current NFL player contract of four years and that the Pittsburgh Steelers will exercise the Fifth-Year Option on Ryan Shazier’s entry level NFL player contract prior to his fifth season, the 2018 NFL season, for an estimated $9.4 million. We then estimated that Ryan Shazier would sign a four-year contract prior to his sixth season in the NFL, which would be the 2019 NFL season, for an estimated $51.8 million. In total, we estimated that Ryan Shazier would have a career as a player in the NFL of nine years.

We estimated that the Pittsburgh Steelers will exercise the Fifth-Year Option on Ryan Shazier’s entry level NFL Player contract prior to the 2018 NFL season. In estimating the value of this potential Fifth-Year Option, we used a data set consisting of the 3rd through 25th highest paid linebackers under contract for the 2015 NFL season.

In estimating the value of Ryan Shazier’s potential second NFL player contract, we used a data set of linebackers who entered into multi-year NFL player contracts between their fourth and seventh NFL seasons. Based on a mathematical model taking into account draft position, statistical production (games started and total tackles) and All-Pro and Pro-Bowl selection, we assigned to each of these linebackers a relative weighting with the most comparable linebackers to Ryan Shazier receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the 12 most comparable players who signed 14 contracts.

When estimating Ryan Shazier’s potential future contract, we did not account for linebackers who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Ryan Shazier in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in the Units.

Risks Relating to our Tracking Stock Structure

There are numerous risks investors should be aware of with respect to how we intend to structure our business and our proposed tracking stock structure.

Our amended and restated certificate of incorporation authorizes us to establish and issue from time to time one or more series of common stock and to determine the terms and rights of each such series. We intend to enter into additional brand contracts in the future, and we intend to establish and issue an additional series of common stock, which we refer to as our tracking stocks, with each new brand contract. Each tracking stock would be intended to track and reflect the separate economic performance of the assets and expenses associated with the associated brand contract. As a result, we expect to issue multiple tracking stocks in the future, and there are numerous risks associated with our proposed tracking stock structure.

A specified portion of the ABI associated with each of our brand contracts will be attributed to our platform common stock rather than the associated tracking stock. Therefore each of our tracking stocks will only partially reflect the economic performance of the associated brand contract.

Our tracking stocks are intended to track the performance of our brand contracts. However, we are attributing to our brands only 95% of the ABI under each brand contract. The remaining 5% of ABI under the brand contracts will be attributed to our platform common stock. Similarly, in the future when we issue additional tracking stocks we intend to attribute a portion of the ABI under the associated brand contracts to the platform common stock. Therefore, each of our tracking stocks will only partially reflect the economic performance of the associated brand contract and other assets and expenses of the associated tracking stock, even though we may use the proceeds of our tracking stock offerings to fund the full purchase price of the associated brand contract.

In addition, an investment in any of our tracking stocks would not represent an ownership interest in any related brand contract or assets associated with any particular tracking stock. Rather, an investment in any of our tracking stocks would represent an ownership interest in one consolidated company, Fantex.

As a series of our common stock, each of our tracking stocks will be exposed to additional risks associated with our company as a whole, including any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future.

Investors in any of our tracking stocks are our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which exposes holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future, even if an investor only owns shares of one series of our common stock. Holders of one tracking stock will be exposed to the risks associated with our other current tracking stocks and any tracking stock we may establish and issue in the future. We will attribute, for financial reporting purposes, assets, liabilities, income, expenses and cash flows to tracking stocks that we establish for brands we acquire in the future, and we will include unaudited attributed financial information as part of our financial reporting for each tracked stocks we establish. However, holders of any of our tracking stocks will not have any legal rights related to specific assets attributed to the associated tracked stocks. Rather, Fantex will retain legal title to all of its assets, including assets attributed to any of our current tracking stocks or any other tracking stock we establish in the future, and, in any liquidation, holders of our tracking stocks and holders of any other tracking stocks we may establish in the future, together with holders of our platform common stock, will be entitled to receive a proportionate share of our available net assets available for distribution to stockholders after we satisfy our creditors, including creditors of any tracking stock other than a tracking stock in which investors may invest.

We could be required to use assets attributed to one tracking stock to pay liabilities attributed to another tracking stock.

The assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. No provision of our amended and restated certificate of incorporation prevents us from satisfying liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks. As a result, although we intend for the tracking stocks to track the performance of a particular brand contract, we cannot provide any guarantee that the tracking stock will in fact track the performance of such brand contract and that a particular tracking stock will not be subject to a disproportionate share of the burden of any non‑performing brand contracts, whether or not included in the assets attributed to such tracking stock, and will not be attributed a disproportionate amount of our general liabilities, costs and expenses.

The market price of our tracking stocks may not reflect the intrinsic value or performance of the associated brand contract or contract party.

The market price of our tracking stocks may not reflect the performance of the associated brand contract. Holders of our tracking stock will be common stockholders of Fantex as a whole and, as such, will be subject to all risks associated with an investment in Fantex and all of our tracking stocks, assets and liabilities. As a result, the market price of our tracking stocks may reflect the performance of Fantex as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand. We value each of our brand contracts using the fair value option under ASC 825. Our fair value determination may be different from the implied value of a brand contract based on the market price for a tracking stock. In addition, investors may discount the value of any of our tracking stocks because it is part of a common enterprise rather than a stand‑alone entity.

The market price of our tracking stocks could be affected by the on‑field performance of our contract parties to the extent that such on‑field performance has a long‑term impact on the brand income received by such contract parties.

Because our tracking stocks are intended to track and reflect the economic performance of the underlying brand contracts, and not the on‑field performance of the associated contract parties, we do not believe that the trading price of our tracking stocks will necessarily bear any relationship to the short‑term on‑field performance of any of our contract parties. However, the trading prices and overall economic performance of our tracking stocks would be affected by the on‑field performance of our contract parties to the extent that such on‑field performance has a long‑term impact on such contract party’s brand income. If a contract party’s on‑field performance results in a reduction in brand income, then the ABI we receive from that contract party pursuant to the underlying brand contract will be less than we have estimated. Any reduction in the ABI that we receive under our brand contracts may constrain our ability to make dividend payments to investors in the related tracking stock, and could have a negative impact on the value of shares of such tracking stock. As a result, the economic performance of our tracking stocks may be indirectly affected by the on‑field performance of our contract parties.

The market price of our tracking stocks may be more volatile than other publicly traded common stock because of our unique capital structure.

The market price of our tracking stocks may be volatile, could fluctuate substantially and could be affected by factors that do not affect other publicly‑traded common stock. Our capital structure and business model is unique and we do not know how the market will react. In addition, to the extent the market prices of any of our tracking stocks reflect the performance of more focused brand contracts, assets and liabilities than traditional common stock, the market prices of our tracking stocks may be more volatile than the market price of traditional common stock because they may be more sensitive to events or circumstances that could impact the associated tracking stocks. The market prices of any of our tracking stocks may be materially affected by, among other things:

•	actual or anticipated fluctuations in brand income or expected brand income attributed to the associated tracking stock, or in other operating results related to the associated tracking stock;
•	potential acquisition activity by Fantex, including in brands we acquire or that we publicly announce that we intend to acquire or that people anticipate we may acquire;
•	changes in estimates of brand income by analysts or commentators;
•

the complex nature and the potential difficulties investors may have in understanding the terms of our tracking stocks, the terms of our platform common stock or our business model, as well as concerns regarding the possible effect of certain of those terms on an investment in our stock;

•	actual or anticipated liabilities or expenses attributed to the associated tracking stock or any other tracking stock or Fantex as a whole; and
•	general market conditions.

Our capital structure may create conflicts of interest for our board of directors and management, which could have a material adverse effect on the market value of any of our tracking stocks.

Our tracking stock capital structure could create conflicts of interest, and our board of directors may make decisions that could adversely affect only some holders of our common stock. Our tracking stock capital structure could give rise to occasions when the interests of holders of one tracking stock might diverge or appear to diverge from the interests of holders of another tracking stock. In addition, there may be inherent conflicts of interests between any of our tracking stocks and the platform common stock. Our tracking stocks do not represent investments in separate entities and thus holders of our tracking stocks, platform common stock and any future tracking stocks will not have the right to elect separate boards of directors. As a result, our officers and directors owe fiduciary duties to Fantex as a whole and all of our stockholders as opposed only to holders of a particular tracking stock. Decisions deemed to be in the best interest of Fantex and all of our stockholders may not be in the best interest of a particular tracking stock when considered independently. Examples include decisions relating to:

•

the terms of any business relationships that may be created between and among any of our tracking stocks and the platform common stock or the terms of any attributions of assets between any of our tracking stocks and the platform common stock;

•

the timing of a merger or other change of control transaction involving Fantex and its impact on the allocation of consideration among the holders of our current tracking stocks, any future tracking stocks and platform common stock;

•	the allocation of corporate opportunities between any of our tracking stocks, especially where the opportunities might meet the strategic business objectives of more than one tracking stock;
•	operational and financial matters that could be considered detrimental to one tracking stock but beneficial to another tracking stock;
•	the conversion of shares of any of our tracking stocks into shares of platform common stock;
•	the creation of any new tracking stocks;
•	the making of, and, if made, the subsequent increase or decrease of any inter‑series equity investments that one tracking stock may make in another tracking stock;
•	the internal or external financing or assets attributable to any of our tracking stocks;
•	the dispositions of assets of any of our tracking stocks; and
•	the payment of any dividends on any of our tracking stocks or our platform common stock.

Our parent and certain directors of our parent, as holders of our platform common stock and other series of our common stock, will have control over key decision making as a result of their control over a majority of our voting stock.

Our parent and certain directors of our parent are able to exercise voting rights with respect to approximately 98.6% of our outstanding stock and as such, a majority of the voting power of our outstanding capital stock. Our platform common stock and each of our tracking stocks are each entitled to one vote per share. As a result, our parent will hold substantially all of the voting power of our outstanding capital stock and has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. As a stockholder, even a controlling stockholder, our parent is entitled to vote its shares in its own interests, which may not always be in the interests of our stockholders generally. Our parent will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of our platform common stock represent a majority of all outstanding shares of our common stock. This concentrated control will limit the ability of other stockholders to influence corporate matters for the foreseeable future.

Ownership of our platform common stock by our parent company and any of our officers or directors, may create, or appear to create, conflicts of interest with holders of our tracking stocks.

Ownership of platform common stock by our parent company and any of our officers or directors, may create or appear to create conflicts of interest. Our parent company and our directors or officers directly or indirectly own an interest in our platform common stock, which interest constitutes substantially all of the voting power in our company. Nevertheless, ownership of platform common stock by Fantex Holdings or any of our officers or directors could create or appear to create conflicts of interest when our parent company or any of our officers or directors are faced with decisions that could have different implications for the holders of shares of our tracking stocks and holders of platform common stock.

Our officers and directors may have a conflict of interest or appear to have a conflict since almost all of our officers are also officers of Fantex Holdings.

 Our Chief Executive Officer is a member of our parent’s board and some of our officers are also officers of our parent company. Because our parent holds all of our platform common stock, its interests are expected to conflict in certain respects with the interests of holders of our current or future additional tracking stocks. Furthermore, since our parent is also required to provide services to us under the management agreement as long as such agreement is in effect, certain of its interests pursuant to that agreement are directly adverse to the interests of Fantex. These differing interests could create or appear to create conflicts of interest when our officers or directors are faced with decisions that could have different implications for Fantex Holdings and Fantex.

Other than pursuant to our management and attribution policies described in this prospectus, we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of our tracking stocks and our platform common stock, or among holders of different tracking stocks. Rather than develop additional specific procedures in advance, our board of directors intends to delegate decisions to our independent conflicts committee, which will exercise its judgment from time to time, depending on the circumstances, as to how best to:

•	obtain information regarding the divergence (or potential divergence) of interests;
•	determine under what circumstances to seek the assistance of outside advisers;
•	determine whether a special committee of our board of directors should be appointed to address a specific matter and the appropriate members of that committee;
•	in certain circumstances, authorize the incurrence of indebtedness for borrowed money or issuance of debt securities; and
•	assess what is in our best interests and the best interests of all of our stockholders.

Investors in a tracking stock may not have any remedies under Delaware law if the actions of our directors or officers adversely affect the market value of any of our tracking stocks.

Holders of a particular tracking stock may not have any remedies if any action by our directors or officers has an adverse effect on only that tracking stock. Principles of Delaware law and the provisions of our amended and restated certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any tracking stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the certificate of incorporation, a board of directors generally owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, our directors or officers may be required to make a decision that is viewed as adverse to the holders of a particular tracking stock. Under the principles of Delaware law and the business judgment rule referred to above, investors  may not be able to successfully challenge decisions that they believe have a disparate impact upon the stockholders of one of our tracking stocks if a majority of our board of directors, or an authorized committee thereof, is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of our stockholders collectively.

We may dispose of assets of a tracking stock without stockholder approval.

Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Fantex taken as a whole, and our amended and restated certificate of incorporation does not require a separate class vote in the case of a sale of a significant amount of assets associated with any of our tracking stocks. As long as the assets attributed to a tracking stock or the platform common stock proposed to be disposed of represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of such tracking stock without any stockholder approval.

Holders of any of our tracking stocks may not be adequately compensated if we sell all or substantially all of the assets of the associated tracking stock.

If we dispose of all or substantially all of the assets attributed to any tracking stock, we would be required, if the disposition is not an exempt disposition under the terms of our amended and restated certificate of incorporation, to choose one or more of the following alternatives:

•	pay a dividend to holders of the associated tracking stock out of the available net proceeds of such disposition; or
•

if there are legally sufficient assets and the available dividend amount for the associated tracking stock would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the associated tracking stock, redeem all outstanding shares of the associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the associated tracking stock, redeem a portion of the outstanding shares of our associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•

following the two‑year anniversary of the filing of a certificate of designations creating any tracking stock, convert each outstanding share of the associated tracking stock into our platform common stock at the applicable conversion ratio; or

•

combine a conversion of a portion of the outstanding shares of the associated tracking stock into a number of shares of our platform common stock at the applicable conversion ratio with either the payment of a dividend on or a redemption of shares of the associated tracking stock.

In this type of a transaction, holders of the disposing tracking stock may receive less value than the value that a third‑party buyer might pay for all or substantially all of the assets of the tracking stock.

Our board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any particular tracking stock.

Holders of any of our tracking stocks may receive less consideration upon a sale of the assets attributed to the associated tracking stock than if that tracking stock were a separate company.

If any of our tracking stocks were a separate, independent companies and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of shares of our tracking stocks would receive upon a sale of all or substantially all of the assets of the associated brand. In addition, we cannot assure investors in a tracking stock that in the event of such a sale the per share consideration to be paid to holders of shares of our tracking stocks will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the associated brand. Further, there is no requirement that the consideration paid be tax‑free to the holders of the shares of our tracking stocks. Accordingly, if we sell all or substantially all of the assets attributed to one of our brands, our stockholders could suffer a loss in the value of their investment in Fantex.

In the event of a liquidation of Fantex, holders of any of our tracking stocks will not have a priority with respect to the assets attributed to the associated tracking stock remaining for distribution to stockholders.

Under the amended and restated certificate of incorporation, upon liquidation, dissolution or winding up of Fantex as a whole, holders of our tracking stocks will be entitled to receive, subject to the prior payment in full of creditors, a proportionate interest in the assets of Fantex remaining for distribution to holders of common stock in an amount per share equal to the fair value of such share of common stock; however, if the assets of Fantex legally available for distribution to the holders of common stock are insufficient to permit the payment to shares of all of our outstanding tracking stocks the full amount to which they would otherwise be entitled, then the assets available for distribution to the holders of common stock shall be distributed to all holders of each tracking stock ratably in proportion to the full amounts to which they would otherwise have been entitled to receive. As a result, the proportionate share of Fantex’s assets that any holder of our tracking stocks would be entitled to receive upon any liquidation may be less than the assets of the associated tracking stock, and less than the amount that an investor would have received if the associated tracking stock were a separate company.

Our board of directors may, in its sole discretion, elect to convert any of our tracking stocks into our platform common stock following the two‑year anniversary of the filing of a certificate of designations creating such tracking stock, thereby changing the nature of any investment in a tracking stock and possibly diluting an investor’s economic interest in Fantex or creating market uncertainty regarding the nature of an investor’s investment, any of which could result in a loss in value to holders of our tracking stocks.

Our amended and restated certificate of incorporation and the certificate of designations for each of our tracking stocks will permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any tracking stock into shares of our platform common stock, following the two‑year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of a share of the impacted tracking stock and the fair value of a share our platform common stock at the time. Our amended and restated certificate of incorporation and the certificate of designations for future tracking stocks are expected to permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any future tracking stocks into shares of platform common stock, following the two‑year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of the that tracking stock and the platform common stock at the time.

Although we do not anticipate converting an actively traded tracking stock into platform common stock that is not also actively traded, there may be circumstances that exist in the future where our board of directors and, where applicable, the conflicts committee of our board of directors may consider it to be in the best interests of its stockholders to do so. For example, we anticipate converting a tracking stock into platform common stock in the following circumstances:

•

if the tracking stock is no longer an actively traded stock, such as, for example, if the contract party for the brand contract underlying that tracking stock suffers an injury, illness, medical condition or dies, and their brand income diminishes as a result and there is little if any expectation that their brand income will materially increase in the future. In this case our board of directors may convert the shares of that tracking stock into platform common stock as a means of retiring the tracking stock, and our board of directors may do so in this circumstance even if the platform common stock is not an actively traded stock. As a result, the value received at the time of conversion of our tracking stock to platform common stock may be limited because such conversion is likely to occur at a time when the value of a tracking stock has little or no value. Furthermore, the conversion could result in an investor holding shares of our platform common stock that are not actively traded as determined in good faith by our board of directors or a committee of our board of directors.

•

other special or extraordinary circumstances exist, such as a potential restructuring, reorganization or change of control of Fantex. We would not expect our board of directors to approve a conversion in this circumstance unless there is an active trading market for the platform common stock at the time of such conversion. Our board of directors may effect such a conversion at a time when the market value of either our platform common stock or the relevant tracking stock could cause, or be perceived to cause, the stockholders of either of such series to be disadvantaged.

Any conversion of a tracking stock into platform common stock, whether or not the platform common stock is at the time an actively traded stock as determined in good faith by our board of directors or a committee of our board of directors, would preclude the holders of that tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant brand contract. This uncertainty may also impact the market value of a tracking stock even if we do not ever convert a tracking stock. We cannot predict the impact on the market value of our stock because our board of directors’ ability to effect any such conversion or the exercise of this conversion right by Fantex.

Our capital structure may inhibit beneficial acquisition offers.

Our capital structure, as well as the fact that our brand contracts are not independent companies may inhibit or prevent acquisition bids for one of our brand contracts and may make it difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. If our brands were separate independent companies, any person interested in acquiring the brand without negotiating with management could seek control of that tracking stock by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend our tracking stocks to reflect the separate economic performance of the associated brand contract, it is not a separate entity and a person interested in acquiring a tracking stock without negotiation with our management could obtain control of that tracking stock only by obtaining control of a majority in voting power of the platform common stock. The existence of shares of common stock, and different series of shares, relating to different brand contracts could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to ours.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable. These provisions include:

•	authorizing other tracking stocks;
•	classifying our board of directors with staggered three‑year terms, which may lengthen the time required to gain control of our board of directors;
•

from and after such time as our parent company no longer holds a majority of the voting rights of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

advance notice and other requirements that stockholders, other than our parent company for so long as it holds a majority of the voting rights of our common stock, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Fantex; and

•

from and after such time as our parent company holds less than a majority of the voting rights of our common stock, a 75% stockholder vote is required for removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

In addition, after our parent company ceases to own 15% of our voting stock, we will be subject to Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its voting stock unless the holder has held the stock for three years or, among other things, the board of directors approved the transaction prior to such holder acquiring its 15% stake.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the amended and restated bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. We believe this provision benefits us by providing increased consistency in the application of Delaware law by judges particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi‑forum litigation. Any person or entity purchasing or otherwise acquiring any interest in shares of our tracking stocks shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Relating to this Offering, the Offering Process and the Fantex Platform

The Units are a highly risky and speculative investment. Only investors who can bear the loss of their entire investment should purchase the Units.

The Units are highly risky and speculative. An investment in the Units is suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in the Units, you should not purchase the Units.

Certain persons are prohibited from purchasing or beneficially owning Units. If such persons purchase or beneficially own Units, we will have the right, under certain circumstances, to redeem all of the shares of tracking stock that comprise the Units owned by such person at a price per share equal to par value, or $0.0001 per share.

We have entered into an agreement with MLB that requires us to, among other things, take steps designed to prohibit certain investors from purchasing or owning Fantex Series Professional Sports, including the incorporation of such ownership restrictions into the certificate of designations for the Fantex Series Professional Sports. These prohibited investors (“Prohibited Investors”) include persons who are (i) owners, officers, directors or employees of any MLB club or MLB related entity, or any family member or agent of the foregoing, and (ii) individuals who have been arrested in connection with, charged with, indicted for, or convicted or participating in (whether directly or indirectly) any illegal gambling activity or any illegal activity in connection with certain gaming enterprises (including any governmental body that exercises certain types of control over such individuals, and other affiliated persons and entities). Pursuant to the restrictions set forth in the certificate of designations for Fantex Series Professional Sports, any person who is a Prohibited Investor will be prohibited from purchasing or beneficially owning (whether directly or indirectly) Fantex Series Professional Sports. Because the Units include shares of Fantex Series Professional Sports,

Prohibited Investors will likewise be prohibited from purchasing or beneficially owning Units. In addition, any person who opens or maintains a customer account with FBS (an “FBS Accountholder”), even if not a Prohibited Investor, is prohibited from beneficially owning more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through Units). If any Prohibited Investor purchases or otherwise comes to beneficially own Units or shares of Fantex Series Professional Sports, or any FBS Accountholder comes to beneficially own more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through ownership of the Units), we will have the right, under certain circumstances, to restrict the transfer of ownership of such securities, and to redeem in cash all of the shares of tracking stocks that comprise the Units at the par value of such tracking stocks, or $0.0001 per share. In addition, if we reasonably believe that the ownership of Units by any securityholder or proposed securityholder would violate the ownership restrictions on the Units, we will have the right to request information from such securityholder or proposed securityholder in order to determine whether such ownership does or would constitute a violation of these restrictions. See “Description of Capital Stock” and “Shares Eligible for Future Sale.”

Certain underwriters have conflicts of interest with respect to this offering.

Because FBS, an underwriter for this offering, is under common control with us and we will receive the net proceeds of the Units sold by us, FBS is deemed to have a “conflict of interest” under FINRA Rule 5121 Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of due diligence with respect to, the registration statement and this prospectus. UBS Securities LLC has agreed to act as the “qualified independent underwriter” (as defined by FINRA) for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. UBS Securities LLC will not receive any additional fees for acting as “qualified independent underwriter.” We, Fantex Holdings and FBS have agreed to indemnify UBS Securities LLC for acting as “qualified independent underwriter” against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that UBS Securities LLC may be required to make for those liabilities.

If you purchase Units in this offering, your interest will be diluted.

Excluding the use of $10.02 million of the net proceeds from this offering to repurchase shares of our outstanding tracking stocks held by Fantex Holdings and certain directors and related persons of Fantex Holdings, we expect to raise gross proceeds from investors in this offering of $23.99 million assuming the sale of 1,984,000 Units at an initial public offering price of $13.00 per Unit (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), after deducting underwriting discounts and commissions payable by us.

Following this offering, the aggregate purchase price attributed to the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts will be $12.64 million, and we will attribute only 95% of this value to Fantex Series Professional Sports. As a result, investors purchasing Units in this offering will pay an amount related to the Fantex Series Professional Sports that exceeds the net tangible book value per unit that will be attributed to this tracking stock as of immediately after this offering. As a result, investors purchasing Units in this offering will incur immediate dilution of $1.52 per unit of Fantex Series Professional Sports assuming the sale of 1,984,000 Units in this offering at an assumed offering price of $13.00 per Unit, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus.  For a further description of the dilution that you will experience immediately following this offering, see “Dilution.”

We have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds to us are being used appropriately. Assuming the sale of 1,984,000 Units in this offering at an initial public offering price of $13.00 per Unit (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), after deducting underwriting discounts and commissions payable by us, we expect to receive net proceeds in this offering of $23.99 million, substantially all of which we expect to use to repurchase shares of our outstanding tracking stocks held by Fantex Holdings and certain directors and related persons of Fantex Holdings, to fund the payment of the purchase price for the ABI under our brand contracts with each of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier, and for general working capital to fund our operations. If the underwriters’ exercise their option to purchase additional Units in full, we will receive an additional $0.92 million in net proceeds, and management will have broad discretion in the application of these additional proceeds. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds to us from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause the price of Units to decline.

If securities or industry analysts or commentators do not publish research, or publish inaccurate or unfavorable research, about our business or securities or publish or establish target prices for the Units that are below the initial public offering price or then current trading market price of our Units, the price of the Units may fall.

Securities and industry analysts do not currently, and may never, publish research on us or the Units. If no securities or industry analysts commence coverage of our company or our securities, including the Units, demand and the price for the Units may be negatively impacted. In the event securities or industry analysts initiate coverage, we believe that analysts and commentators may publish price targets, and if they do they may rely upon methods to establish target prices for the Units that may be different than methodologies that we use or that other investors use to value these shares. If analysts and commentators publish target prices for the Units that are below our initial public offering price or the then current trading market price of the Units, it could cause the price of Units to decline.

The price of Units might fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of Units may prevent you from being able to sell your Units at or above the price you paid for such Units. The trading price of the Units may be volatile and subject to wide price fluctuations in response to various factors, including:

•	the professional athletic performance of our contract parties;
•	our perceived financial standing and the stability of the Fantex platform;
•	market interest in trading Units;
•	number of Units available for trading;
•	liquidity needs of investors due to the overall performance of the equity markets or otherwise;
•	industry related regulatory developments;
•	investor perceptions of our contract parties, us and professional athletics;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in tax laws that may affect the economics of your investment;
•	insolvency of Fantex or our contract parties;
•	regulatory findings, determinations or changes affecting our ability to operate;
•	general economic conditions;
•	changes in interest rates; and
•	availability of capital.

These and other factors might cause the market price of Units to fluctuate substantially, which might limit or prevent investors from readily selling their Units and may otherwise negatively affect the liquidity of the Units. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of the Units could fluctuate based upon factors that have little or nothing to do with Fantex or our contract parties, and these fluctuations could materially reduce our stock price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

The market price of the Units could be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on the brand income received by such contract parties.

Because our Unit Tracking Stocks are intended to track and reflect the economic performance of the underlying brand contracts, and not the short-term on-field performance of the associated contract parties, we do not believe that the trading price of the Units will necessarily bear any relationship to the short-term on-field performance (such as a single game or a small number of games) of any of our contract parties. However, the trading prices and overall economic performance of the Units could be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on such contract party’s brand income. If a contract party’s on-field performance results in a reduction in brand income, then the ABI we receive from that contract party pursuant to the underlying brand contract will be less than we have estimated. Any reduction in the ABI that we receive under our brand contracts may constrain our ability to make dividend payments to investors in our Unit Tracking Stocks, and could have a negative impact on the value and trading price of the Units. As a result, the economic performance of the Units may be indirectly affected by the on-field performance of our contract parties.

Risks Relating to Additional Tracking Stocks

Investors in any of our tracking stocks, including investors in the Units, will be our common stockholders and an investment in a tracking stock (including through the purchase of Units) will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stocks that exist at the time of any investment or that we may establish and issue in the future.

Our tracking stocks may be adversely impacted by any non‑performing brand contracts.

We have entered into a brand contract with each of our contract parties, and we intend to enter into additional brand contracts on an ongoing basis. In addition, we intend to create additional tracking stocks in connection with one or more brand contracts we may enter in the future. Income (and assets) will generally be attributed to any of our tracking stocks based on the income from the associated brand contract. However, the assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. No provision of our amended and restated certificate of incorporation prevents any creditor from requiring us to satisfy liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks.

In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be significantly prejudiced or impaired. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks. As a result, the market value of a tracking stock could decline if another brand contract that is not related to a tracking stock is unenforceable as a result of debtor relief laws. Therefore, the creditworthiness of another contract party may be relevant to an investment in a tracking stock.

We intend to issue additional tracking stocks, which would reduce then‑existing investors’ percentage of ownership in Fantex and may dilute our share value.

Our amended and restated certificate of incorporation authorizes the issuance of up to 1,500,000,000 shares of common stock. Accordingly, our board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which could adversely affect the rights of the holders of the existing series of our common stock. We may value any stock issued in the future on an arbitrary basis and the future issuance of capital stock may result in substantial dilution in the percentage of our common stock or common stock‑equivalents held by our then existing stockholders. The issuance of capital stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our then‑existing stockholders, and might have an adverse effect on any trading market for our tracking stocks.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our tracking stocks less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes‑Oxley Act of 2002.

We cannot predict if investors will find our tracking stocks less attractive because we will rely on these exemptions. If some investors find our tracking stocks less attractive as a result, there may be a less active trading market for our tracking stocks and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non‑emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Our compliance burdens and costs will be significant as a result of operating as a public company, particularly as a result of our tracking stock structure. Our management will be required to devote substantial time to compliance matters.

As a public company in the United States, we incur significant legal, accounting and other expenses. Our business model depends on the ongoing issuance of tracking stocks intended to track the performance of each new brand contract.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes‑Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time‑consuming or costly and increase demand on our systems and resources, particularly as a result of our tracking stock structure and to a greater extent after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes‑Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company, particularly one with a tracking stock structure such as ours that contemplates numerous tracking stocks being issued on an ongoing basis, may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We will need to continue to implement significant enhancements to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company with multiple tracking stocks. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and will make some activities more time‑consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time‑consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue‑generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes‑Oxley Act. We may take advantage of this provision until December 31, 2019, or such earlier time when we are no longer an emerging growth company. Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal control over financial reporting are effective, our independent registered public accounting firm may still decline to attest to the effectiveness of our internal controls or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes‑Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our stock price.

Noncompliance with laws and regulations may impair our ability to arrange or service the brand contracts.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect all or part of the payments under the brand contracts and, in addition, could subject us to damages, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the Fantex platform and may result in contract parties attempting to rescind their brand contracts. For example, if we were deemed to be an investment company under the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

If any of our tracking stocks are not treated as a class of common stock of Fantex, adverse federal income tax consequences will result.

If any of our tracking stocks are considered property other than common stock of Fantex, for federal income tax purposes (i) Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the tracking stocks upon the issuance of such stock, (ii) the exchange of our tracking stocks for shares of our platform common stock would not qualify as a tax‑free recapitalization, and (iii) income, gain, losses and deductions attributable to one tracking stock would not be offset against income, gain, losses and deductions attributable to another tracking stock. There are no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of our tracking stocks. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of tracking stocks. As a result, there can be no assurance that our tracking stocks will be treated as stock of Fantex for U.S. federal income tax purposes.

The current trading market for our tracking stocks is limited and if a trading market for the Units does not develop, purchasers of the Units may not be able to sell, or may have difficulty selling, their Units.

Prior to this offering, there has been no public market for the Units. The current trading market for our tracking stocks is limited, and we have not previously applied for listing of any of our tracking stocks on any securities exchange or for their inclusion in any established automated dealer quotation system. We intend to apply for a listing of the Units on the NYSE MKT LLC.

Because we are an affiliate of FBS, FBS will deliver a current “market‑maker” prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Units to FBS customers, which may affect FBS customers’ ability to engage in secondary sales. We have agreed to make a “market‑maker” prospectus generally available to FBS. If we do not have a current “market‑maker” prospectus available at any time, or if we have limited or no market‑makers at any time, the liquidity of the secondary market for our Units may be materially adversely affected.

In addition, we cannot predict the extent to which investor interest in the Units will lead to the development of an active trading market for the Units or how liquid any trading market might become. If an active trading market does not develop, you may be unable to sell, or have difficulty selling, any shares of our tracking stocks that you purchase, and the value of such shares may not reflect their fundamental value. The estimates of value of our tracking stocks were originally based on estimates of the business potential and earnings prospects of our contract parties and our estimates may not be indicative of prices that will prevail in the open market. Consequently, you may not be able to sell shares of our tracking stocks, if at all, at a price equal to or greater than the price you paid to purchase the shares of our tracking stocks.

SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus includes forward-looking statements. We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our expectations regarding future ABI under our brand contracts, including longevity of our contract parties’ careers and an ability to enter into additional included contracts, our expectation that we will enter into other brand contracts, our ability to conduct additional offerings of new tracking stocks (or other securities comprised of tracking stocks) or otherwise finance the purchase of additional ABI, our ability to build a portfolio of brands, our ability to contribute to our contract parties’ efforts to build brand value, our ability to consummate the pending offering of Units, our attribution policies with respect to our series of common stock, our results of operations, cash needs, spending of the net proceeds from this offering, financial condition, liquidity, prospects, growth and strategies, and the trends that may affect us or the contract parties.

By their nature, forward‑looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward‑looking statement contained in this prospectus, we caution you that forward‑looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the field in which we operate, may differ materially from the forward‑looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the field in which we operate are consistent with the forward‑looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward‑looking statements we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described or incorporated by reference in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward‑looking statements. As a result of these factors, we cannot assure you that the forward‑looking statements in this prospectus will prove to be accurate. Furthermore, if our forward‑looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward‑looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

We obtained data in this prospectus regarding the NFL and MLB and athletes in the NFL and MLB from our own internal estimates and research as well as from general publications, surveys and studies conducted by third parties. While we believe that the information is reliable, we have not independently verified the data from third‑party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

We expect that the gross proceeds to us from the sale of the Units in this offering will be approximately $25.8 million assuming the sale of 1,984,000 Units in this offering at an initial public offering price of $13.00 per Unit (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), after deducting underwriting discounts and commissions payable by us. See “Underwriting (Conflicts of Interest)” for additional detail regarding the underwriting discounts and commissions. Offering expenses, estimated to be $        , will be paid by our parent and are not included in the calculation of net proceeds.

Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140  shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an aggregate of $1.00 million out of the net proceeds to us in this offering.

As consideration for the ABI under our brand contracts with each of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier, we have agreed to pay each one‑time cash amounts of approximately $3.13 million, $3.34 million, $3.06 million and $3.11 million, respectively. These amounts total, in the aggregate, $12.64 million and are contingent upon our ability to obtain financing. We will use the remaining net proceeds from this offering, together with existing cash and cash equivalents if necessary, to fund the payment of this purchase price to these contract parties pursuant to our brand contracts with them.

The following table represents the expected use of the proceeds to us from the sale of the Units in this offering.

	Amount of	Percentage of
	Proceeds	Total Proceeds
Expected use of the proceeds from this offering:
Payment of share repurchase price to Fantex Holdings and certain directors and related persons of Fantex Holdings	$10,015,379	38.8%
Payment of underwriting discounts and commissions	1,805,440	7.0%
Payment of brand contract purchase price to Kendall Wright	3,125,000	12.1%
Payment of brand contract purchase price to Andrew Heaney	3,340,000	12.9%
Payment of brand contract purchase price to Terrance Williams	3,060,000	11.9%
Payment of brand contract purchase price to Ryan Shazier	3,110,000	12.1%
General working capital for our operations	1,336,181	5.2%
Total proceeds expected from this offering	$25,792,000	100.0%

One of the principal purposes of this offering is to obtain capital to finance the payment of the purchase price for the ABI pursuant to our brand contracts with Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier. We intend to use the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon but after payment of the purchase prices under such brand contracts, for general working capital to fund our operations and finance the growth and development of our business. Although it is difficult to predict future liquidity requirements, we believe that our existing cash and cash equivalents and the support of our Parent will be sufficient to fund our operations for at least the next 12 months.

We are actively pursuing the acquisition of additional brands, and any brand contracts that we enter into in the future with other contract parties are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands. We intend to finance the acquisition of additional brands through the issuance of additional tracking stocks linked to the value of such brands, rather than through use of any of our existing cash and cash equivalents.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our outstanding tracking stocks are traded on the FBS Alternative Trading System (the “ATS”) under the following symbols:

Tracking Stock	Symbol
Fantex Series Vernon Davis Convertible Tracking Stock	VNDSL
Fantex Series EJ Manuel Convertible Tracking Stock	EJMLL
Fantex Series Mohamed Sanu Convertible Tracking Stock	SANUL
Fantex Series Alshon Jeffery Convertible Tracking Stock	JEFFL
Fantex Series Michael Brockers Convertible Tracking Stock	BRKSL
Fantex Series Jack Mewhort Convertible Tracking Stock	JKMTL

On December 31, 2015, the closing price and number of shares of our tracking stocks, as reported on the ATS, and the number of stockholders of such tracking stocks were as follows:

		Closing	Number of	Number of
	Symbol	Price	Shares	Stockholders
Fantex Series Vernon Davis Convertible Tracking Stock	VNDSL	$8.00	421,100	645
Fantex Series EJ Manuel Convertible Tracking Stock	EJMLL	$7.00	523,700	431
Fantex Series Mohamed Sanu Convertible Tracking Stock	SANUL	$9.00	164,300	203
Fantex Series Alshon Jeffery Convertible Tracking Stock	JEFFL	$11.00	835,800	246
Fantex Series Michael Brockers Convertible Tracking Stock	BRKSL	$8.00	362,200	52
Fantex Series Jack Mewhort Convertible Tracking Stock	JKMTL	$12.00	268,100	37

There is no established public trading market for shares of our platform common stock. The following table sets forth the high and low sale bid for our tracking stocks for the period indicated as reported on the FBS ATS and such quotations are without retail mark-up, mark-down or commission and may not necessarily represent an actual transaction:

	Bid Price
	High	Low
Fantex Series Vernon Davis Convertible Tracking Stock(1)
Year ended December 31, 2014
Second Quarter Ended June 30, 2014	$19.80	$5.50
Third Quarter Ended September 30, 2014	11.50	7.00
Fourth Quarter Ended December 31, 2014	9.90	2.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$8.90	$2.50
Second Quarter Ended June 30, 2015	8.00	5.50
Third Quarter Ended September 30, 2015	9.00	4.00
Fourth Quarter Ended December 31, 2015	8.50	3.95
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$7.90	$3.95

Fantex Series EJ Manuel Convertible Tracking Stock(2)
Year ended December 31, 2014
Third Quarter Ended September 30, 2014	$11.50	$1.00
Fourth Quarter Ended December 31, 2014	8.50	1.30
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$6.30	$2.70
Second Quarter Ended June 30, 2015	7.00	4.00
Third Quarter Ended September 30, 2015	7.00	0.50
Fourth Quarter Ended December 31, 2015	7.00	3.00
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$3.00	$3.00

Fantex Series Mohamed Sanu Convertible Tracking Stock(3)
Year ended December 31, 2014
Fourth Quarter Ended December 31, 2014	$13.80	$1.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$13.60	$7.50
Second Quarter Ended June 30, 2015	13.40	11.00
Third Quarter Ended September 30, 2015	13.40	10.00
Fourth Quarter Ended December 31, 2015	11.00	0.25
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$8.90	$8.90

Fantex Series Alshon Jeffery Convertible Tracking Stock(4)
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$11.20	$1.00
Second Quarter Ended June 30, 2015	10.90	9.00
Third Quarter Ended September 30, 2015	11.80	7.30
Fourth Quarter Ended December 31, 2015	11.50	7.51
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$10.00	$10.00

Fantex Series Michael Brockers Convertible Tracking Stock(5)
Year ending December 31, 2015
Second Quarter Ended June 30, 2015	$11.50	$7.50
Third Quarter Ended September 30, 2015	8.51	6.00
Fourth Quarter Ended December 31, 2015	9.25	0.50
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$8.00	$8.00

Fantex Series Jack Mewhort Convertible Tracking Stock(6)
Year ending December 31, 2015
Third Quarter Ended September 30, 2015	$12.00	$3.00
Fourth Quarter Ended December 31, 2015	12.50	11.00
Year ending December 31, 2016
January 1, 2016 through January 11, 2016	$12.00	$9.90

(1)	Fantex Series Vernon Davis Convertible Tracking Stock started trading on the FBS ATS on April 28, 2014, which is the first date available for bid information.
(2)	Fantex Series EJ Manuel Convertible Tracking Stock started trading on the FBS ATS on July 21, 2014, which is the first date available for bid information.
(3)	Fantex Series Mohamed Sanu Convertible Tracking Stock started trading on the FBS ATS on November 3, 2014, which is the first date available for bid information.
(4)	Fantex Series Alshon Jeffery Convertible Tracking Stock started trading on the FBS ATS on March 19, 2015, which is the first date available for bid information.
(5)	Fantex Series Michael Brockers Convertible Tracking Stock started trading on the FBS ATS on May 29, 2015, which is the first date available for bid information.
(6)	Fantex Series Jack Mewhort Convertible Tracking Stock started trading on the FBS ATS on July 14, 2015, which is the first date available for bid information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On April 28, 2014, we completed our initial public offering of 421,100 share of our Fantex Series Vernon Davis. Our parent purchased 102,454 shares of Fantex Series Vernon Davis in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.02 million.

On July 21, 2014, we completed our initial public offering of 523,700 shares of our Fantex Series EJ Manuel. Our parent purchased 250,000 shares of Fantex Series EJ Manuel in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $2.50 million. In addition, certain directors of our parent purchased an aggregate of 27,934 shares of Fantex Series EJ Manuel in the offering at $10.00 per share for an aggregate purchase price of $0.28 million.

On November 3, 2014, we completed our initial public offering of 164,300 shares of our Fantex Series Mohamed Sanu. Our parent purchased 78,000 shares of Fantex Series Mohamed Sanu in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $0.78 million. In addition, certain directors of our parent purchased an aggregate of 10,365 shares of Fantex Series Mohamed Sanu in the offering at the offering price of $10.00 per share for an aggregate purchase price of $0.10 million.

On March 19, 2015, we completed our initial public offering of 835,800 shares of our Fantex Series Alshon Jeffery. Our parent purchased 400,000 shares of Fantex Series Alshon Jeffery in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $4.00 million. In addition, certain directors of our parent purchased an aggregate of 203,994 shares of Fantex Series Alshon Jeffery in the offering at the offering price of $10.00 per share for an aggregate purchase price of $2.04 million.

On May 29, 2015, we completed our initial public offering of 362,200 shares of our Fantex Series Michael Brockers. Our parent purchased 162,993 shares of Fantex Series Michael Brockers in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.63 million. In addition, certain directors of our parent purchased an aggregate of 92,900 shares of Fantex Series Michael Brockers in the offering at the offering price of $10.00 per share for an aggregate purchase price of $0.93 million.

On July 14, 2015, we completed our initial public offering of 268,100 shares of our Fantex Series Jack Mewhort. Our parent purchased 124,014 shares of Fantex Series Jack Mewhort in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.2 million. In addition, certain directors of our parent purchased an aggregate of 69,520 shares of Fantex Series Jack Mewhort in the offering at the offering price of $10.00 per share for an aggregate purchase price of $0.70 million.

There were no issuer repurchases of shares of our platform common stock. Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an aggregate of $1.00 million out of the net proceeds to us in this offering. Prior to any such repurchases effected in connection with the consummation of this offering, there had been no issuer repurchases of shares of our tracking stocks.

Dividend Policy

Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks in an amount up to the “available dividend amount” for the applicable series, to the extent permitted by the Delaware General Corporation Law. If our board of directors pays dividends on our platform common stock or any of our Unit Tracking Stocks, holders of Units will receive payments in an amount equal to their proportionate interest in shares of such Unit Tracking Stock or platform common stock.

The amount and timing of distributions to our common stockholders is determined by our board of directors and is based upon a review of various factors including current market conditions, our liquidity needs, legal and contractual restrictions on the payment of distributions. To the extent permitted by the General Corporation Law of the State of Delaware, and provided that such dividends are not expected to have a material impact on our liquidity or capital resources, we intend to pay a majority of available cash for each tracking stock as a cash dividend at least once every 12 months. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year. The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of our then outstanding tracking stocks.

Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business as well as, in some circumstances, invest some of the available funds attributed to a series to further enhance that series’ associated brand, exercise a co-investment right pursuant to our brand contract with the brand, or acquire additional ABI in the associated brand if we believe that those would be more productive uses of some or all of the available funds. However, our board of directors will not in any event change the definition of “available dividend amount” for any series of our common stock or declare dividends on any series of our common stock in excess of the “available dividend amount” for that series. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

The following table shows the cash dividends declared on a per share basis of Fantex Series Vernon Davis through December  31, 2015:

s
	Record Date	Payment Date	Cash Dividend Declared Per Share of Fantex Series Vernon Davis
Third Quarter ended September 30, 2014	August 15, 2014	August 18, 2014	$0.70
Fourth Quarter ended December 31, 2014	November 25, 2014	November 26, 2014	$0.30
First Quarter ended March 31, 2015	April 24, 2015	April 28, 2015	$0.50

The following table shows the cash dividends declared on a per share basis of Fantex Series Mohamed Sanu through September 30, 2015:

	Record Date	Payment Date	Cash Dividend Declared Per Share of Fantex Series Mohamed Sanu
Second Quarter ended June 30, 2015	June 30, 2015	July 30, 2015	$0.20

Other than as set forth above, we did not declare or pay cash dividends on any other shares of our capital stock in the years ended December 31, 2014 or December 31, 2013 or any subsequent interim periods. We do not intend to declare dividends on our platform common stock for the foreseeable future.

If we sell all or substantially all of the assets of a tracking stock (but not in connection with a sale of our company), our board of directors will pay a dividend to holders of the related tracking stock, redeem shares of the related tracking stock, convert the outstanding shares of the related tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designation creating such tracking stock or some combination of the foregoing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2015 on:

•	an actual basis; and
•	a pro forma, as adjusted basis after further giving effect to:
•

the sale of 1,355,028 shares of Fantex Series Professional Sports offered as part of this offering, resulting in gross proceeds of $13,550,275 based on an assumed offering price of $13.00 per Unit which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus;

•	the aggregate payment of $12,635,000 purchase price to Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier for the acquisition of ABI under our brand contract with each party; and
•	the cash proceeds of $1,336,181 after deducting underwriting discounts and commissions payable by us, to be used for general working capital for our operations.

Offering expenses, estimated to be $           will be paid by our parent and are not included in the calculation of cash and cash equivalents.

The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds” and “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus:

	December 31, 2015
		Pro forma,
	Actual	as adjusted
Cash and Cash Equivalents	$950,829	$2,287,010
Stockholders’ Equity:
Common Stock, $0.0001 par value, 1,500,000,000 shares authorized, 102,575,200 shares outstanding, actual; 103,933,803 shares outstanding, pro forma, as adjusted:
Platform Common Stock, 100,000,000 shares designated, issued and outstanding, actual and pro forma, as adjusted	10,000	10,000
Fantex Series Vernon Davis, 421,100 shares designated, issued and outstanding, actual; 421,100 shares designated, issued and outstanding, pro forma, as adjusted	42	42
Fantex Series EJ Manuel, 523,700 shares designated, issued and outstanding, actual; 523,700 shares designated, issued and outstanding, pro forma, as adjusted	52	52
Fantex Series Mohamed Sanu, 164,300 shares designated, issued and outstanding, actual; 164,300 shares designated, issued and outstanding, pro forma, as adjusted	16	16
Fantex Series Alshon Jeffery, 835,800 shares designated, issued and outstanding, actual; 835,800 shares designated, issued and outstanding, pro forma, as adjusted	84	84
Fantex Series Michael Brockers, 362,200 shares designated, issued and outstanding, actual; 362,200 shares designated, issued and outstanding, pro forma, as adjusted	36	36
Fantex Series Jack Mewhort, 268,100 shares designated, issued and outstanding, actual; 268,100 shares designated, issued and outstanding, pro forma, as adjusted	27	27
Fantex Series Professional Sports, 0 shares designated, issued and outstanding, actual; 1,355,028 shares designated, issued and outstanding, pro forma, as adjusted	—	136
Additional Paid in Capital	36,529,154	49,164,018
Accumulated Deficit	(13,462,571)	(13,462,571)
Total Stockholders’ Equity	23,076,840	35,711,840
Total Capitalization	$23,076,840	$35,711,840

The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 100,000,000 shares of our platform common stock outstanding as of September 30, 2015, 421,100 shares of our Fantex Series Vernon Davis that were issued upon the consummation of the offering of our Fantex Series Vernon Davis, 523,700 shares of our Fantex Series EJ Manuel that were issued upon the consummation of the offering of our Fantex Series EJ Manuel, 164,300 shares of our Fantex Series Mohamed Sanu that were issued upon the consummation of the offering of our Fantex Series Mohamed Sanu, 835,800 shares of our Fantex Series Alshon Jeffery that were issued upon the consummation of the offering of our Fantex Series Alshon Jeffery, 362,200 shares of our Fantex Series Michael Brockers that were issued upon the consummation of the offering of our Fantex Series Michael Brockers and 268,100 shares of our Fantex Series Jack Mewhort that were issued upon the consummation of the offering of our Fantex Series Jack Mewhort and zero shares of any other tracking stock outstanding as of September 30, 2015.

DILUTION

If you purchase Units in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per Unit and the attributed net tangible book value per Unit immediately after this offering. As discussed in “Description of Capital Stock—Common Stock—Conversion,” at any time following the two year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. Since conversion of a tracking stock into platform common stock would be done pursuant to an exchange ratio calculated based on the relative fair values of such tracking stock and the platform common stock, investors in this offering should not experience any dilution of the value of their Units as a result of the conversion of any underlying tracking shares into platform common stock.

Our attributed net tangible book value per Unit is determined by dividing the total attributed assets of the Units less the total attributed liabilities of the Units by the number of outstanding Units, in each case as of immediately after this offering and assuming the sale of 1,984,000 Units at an assumed public offering price of $13.00 per Unit (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), and after giving effect to the attribution of:

•	95% of the ABI under our Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts to our Fantex Series Professional Sports; and
•	5% of the ABI under our Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts to our platform common stock.

After giving effect to the foregoing attributions, the attributed net tangible book value of the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts will be $12.00 million, based on:

•	a purchase price of $12.64 million attributable to the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts, and
•	total attributed liabilities of the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts of $0.00 million immediately after this offering.

For a detailed description of the valuation of the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts, please see the sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Estimated Fair Value of Unconsummated Brand Contracts as of September 30, 2015” entitled “—Kendall Wright Brand Contract, at Estimated Fair Value” beginning on page 105, “—Andrew Heaney Brand Contract, at Estimated Fair Value” beginning on page 110, “—Terrance Williams Brand Contract, at Estimated Fair Value” beginning on page 113 and “—Ryan Shazier Brand Contract, at Estimated Fair Value” beginning on page 117.

On a per Unit basis, our attributed net tangible book value immediately after this offering will be $11.48 per Unit, which represents an immediate dilution of $1.52 per Unit assuming an initial public offering price per Unit of $13.00 which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

The following table illustrates this dilution on a per Unit basis:

	Actual	Per Unit
Assumed initial public offering price per Unit(1)		$13.00
Total number of Units	1,984,000

Fair value of existing Fantex Series Tracking Stocks (2)	$10,769,225	$5.43
Purchase Price of Fantex Series Professional Sports Convertible Tracking Stock	12,635,000	6.37
Less: 5% attribution to Platform Common Stock	(631,750)	(0.32)
Less: total attributed liabilities to the Fantex Series Professional Sports Convertible Tracking Stock	—	—
Attributed net tangible book value of Fantex Series Professional Sports Convertible Tracking Stock immediately after the offering	12,003,250	6.05
Total attributed net tangible book value of the Units	$22,772,475	$11.48
Immediate dilution per Unit to investors in this offering on a stand-alone basis		$1.52

(1)

If the underwriters exercise their option to purchase additional Units in full, the total attributed net tangible book value per Unit would be $12.02, which represents an immediate dilution of $0.98 per Unit.

(2)

Existing Fantex Series Tracking stocks refer to Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, Fantex Series Alshon Jeffery, Fantex Series Michael Brockers and Fantex Series Jack Mewhort.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes for the years ended December 31, 2014 and 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2014 (our “Annual Report”) and our unaudited financial statements and related notes for the three months ended September 30, 2015 and 2014 included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, both of which are incorporated by reference in this prospectus. This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Liquidity and Capital Resources

The discussion of liquidity and capital resources included in the financial statements incorporated by reference in this prospectus is updated for the following: immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an aggregate of $1.00 million out of the net proceeds to us in this offering.

Consummated Brand Contracts as of September 30, 2015, Estimated Fair Value

Vernon Davis Brand Contract, at Estimated Fair Value

Vernon Davis Estimated Brand Income

On October 30, 2013 we entered into a brand contract with Vernon Davis. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Vernon Davis as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$3,948,053	$3,903,409	11.1%	14.4%	4.9%
NFL Contract	3,907,353	3,864,242	11.0	14.2	4.5
Endorsements	40,700	39,167	0.1	0.1	10.0
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$31,476,953	$23,253,372	88.9%	85.6%	12.7%
Projected Player Contracts	23,617,653	19,192,764	66.7	70.7	12.7
Projected Endorsements	2,359,300	1,952,695	6.7	7.2	10.0
Projected Post-Career	5,500,000	2,107,913	15.5	7.8	15.0
Total	$35,425,006	$27,156,781	100.0%	100.0%
Average					11.5%

(1)

All amounts presented are gross payments due to Vernon Davis prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are from and after October 30, 2013.

The following are examples of Category A, Category B and Category C income for Vernon Davis:

•

Category A—Examples of Category A income that we included in the model for Vernon Davis are his contractual NFL salary for the 2015 NFL season and the amounts under existing endorsements through the 2015 NFL playing season, in each case from and after September 30, 2015.

•	Category B—Examples of Category B income that we would include in the model for Vernon Davis would be contracted non-guaranteed NFL salaries after the 2015 NFL season.
•	Category C—Examples of Category C income that we included in the model for Vernon Davis are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Vernon Davis’ current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Vernon Davis’ NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following Vernon Davis’ NFL playing career.

The most significant assumptions in our determination of fair value for Vernon Davis’ brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;

•	that Vernon Davis would have an NFL career length of at least 13 years; and
•

that during this time he would play out his existing NFL player contract and enter into an additional multi-year NFL player contract for at least $23.6 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Vernon Davis Discount Rates

In determining the expected brand income for Vernon Davis, we used discount rates ranging from 10.0% to 15.0% which we believe are appropriate for a veteran NFL player with Vernon Davis’ accomplishments and track record of obtaining endorsement arrangements.

Vernon Davis Career Length

Vernon Davis has been a tight end in the NFL since 2006.  In order to derive a career length estimate for Vernon Davis, our team of valuation professionals reviewed a data set consisting of all tight ends who caught 1.875 passes per team game over the regular season in their eighth and ninth NFL seasons since 1980. According to www.nfl.com, there were a total of 51 tight ends in this data set, of which 40 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl & All-Pro selection and draft round, we assigned to each of the tight ends in the data set a relative weighting with the most comparable tight ends to Vernon Davis (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 40 to arrive at the sample size of the six most comparable tight ends to Vernon Davis (based on the above criteria). We then calculated the weighted average career length of the six most comparable players to Vernon Davis. Based on the weighted average career length of these six tight ends, we determined that Vernon Davis would have an estimated career length of 12.06 years, which we rounded up to 13 years for the purposes of our valuation.

Tight End	Career Length (in Years) (1)	Weights Applied to Career Length	Weight Adjusted Career Length (in Years)
Brent Jones	11	29.36%	3.23
Ben Coates	10	20.68%	2.07
Rodney Holman	14	13.34%	1.87
Wesley Walls	15	12.70%	1.91
Steve Jordan	13	12.09%	1.57
Jay Novacek	12	11.82%	1.42
Totals		100.00%	12.06

(1)	Career lengths from NFL.com.

Vernon Davis Projected NFL Player Contract

In determining that Vernon Davis would enter into an additional NFL player contract, we assumed that he would have a career length of 13 years, as discussed above.

Vernon Davis’ Projected NFL Player Contract

Vernon Davis has completed his tenth NFL regular season and his existing NFL player contract will expire on February 29, 2016.  Vernon Davis was traded to the Denver Broncos in November 2015. We estimated that Vernon Davis would enter into a NFL player contract prior to the 2016 NFL season, his eleventh NFL season. In estimating the value of this potential NFL player contract, we began with a data set consisting of all tight ends who caught 1.875 passes per team game over the regular season in their eighth and ninth NFL seasons since 1980. We then limited this data set to tight ends who have entered into NFL player contracts between their tenth and twelfth NFL seasons between 1992 and 2014, resulting in a set of 14 players who have entered into a total of 17 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl and All-Pro selection and draft round, we assigned to each of these tight ends a relative weighting with the most comparable tight ends to Vernon Davis (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 14 to arrive at the reduced sample size of the four most comparable players. We then calculated the weighted average length and weighted average annual value of the four contracts signed by the four most comparable tight ends, after adjusting for estimated inflation in NFL player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2016(1)	Amounts	(in Years)	the Contract
Antonio Gates	2011; prior to season 9	5	$36,175,000	$7,235,000	$9,063,802	37.12%	1.86	$3,364,776
Heath Miller	2014; prior to season 10	3	$14,020,000	$4,673,333	$5,298,870	31.30	0.94	1,658,536
Jason Witten	2011; prior to season 9	5	$37,000,000	$7,400,000	$9,270,509	19.05	0.95	1,766,177
Tony Gonzalez	2007; prior to season 11	5	$31,250,000	$6,250,000	$8,646,925	12.53	0.63	1,083,062
Averages			$29,611,250	$6,389,583	$8,070,027
Total						100.00%	4.38	$7,872,551

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million (at the time of valuation). Compensation was adjusted for inflation from 2015 to 2016 based on an annual inflation rate of 5.58%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

The weighted average contract length was 4.38 years. Since we estimated that Vernon Davis will only play three more season, we estimated Vernon Davis will receive a three year contract in 2016 with a total value of approximately $23.6 million and an average annual value of $7.9 million. Based on the comparable contracts we estimated Vernon Davis would receive a signing bonus of $6.2 million in 2016 and annual salaries of $7.5 million, $4.4 million, and $5.5 million in the 2016–2018 NFL seasons, respectively.

Vernon Davis’ Endorsements

In determining that Vernon Davis would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are generally consistent with the compensation that he has had historically from these sources, we believe Vernon Davis can demonstrate consistent success as a tight end in the NFL, and, therefore, we believe he is a good candidate to realize consistent levels of endorsement income. However, other than payments Vernon Davis may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business—Vernon Davis Brand—Vernon Davis Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Changes in Vernon Davis Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the Vernon Davis Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contract (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
13	12	$(375,745)	3 years/$23.6 million	2 years/$6.4 million	$(1,024,911)	$(2,982)	$(1,403,637)

(1)

Based on our valuation of Vernon Davis’ brand contract using the statistical data from through 2015 NFL season, we believe that Vernon Davis will have a career length of 12 years, a decrease of one year from the prior valuation completed using statistical data through the 2014 NFL season. His relative under performance statistically as compared to his peers caused this decrease resulting in $375,745 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

(2)

Based on our valuation of Vernon Davis’ brand contract using the statistical data from through 2015 NFL season, we believe that Vernon Davis will sign a two year contract worth $6.4 million. His relative under performance statistically as compared to his peers caused this lower contact term and amount resulting in $1,024,911 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of Vernon Davis’ brand contract may be too high.

EJ Manuel Brand Contract, at Estimated Fair Value

EJ Manuel Estimated Brand Income

On February 14, 2014 we entered into a brand contract with EJ Manuel. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for EJ Manuel as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)(3)	$2,615,371	$2,521,499	7.1%	10.6%	4.5%
NFL Contract	2,615,371	2,521,499	7.1	10.6	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$34,177,273	$21,206,331	92.9%	89.4%	12.5%
Projected Player Contracts	32,452,273	20,451,156	88.2	86.2	12.3
Projected Endorsements	975,000	611,704	2.6	2.6	15.5
Projected Post-Career	750,000	143,471	2.0	0.6	20.0
Total	$36,792,644	$23,727,830	100.0%	100.0%
Average					12.1%

(1)

All amounts presented are gross payments due to EJ Manuel prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.
(2)	All amounts included in Category A are from and after February 14, 2014.
(3)	The amounts payable to EJ Manuel under his current NFL player contract are guaranteed.

The following are examples of Category A, Category B and Category C income for EJ Manuel:

•	Category A—Examples of Category A income that we included in the model for EJ Manuel are his contractual salary for the 2015-2016 NFL playing seasons, from and after September 30, 2015.
•	Category B—Examples of Category B income that would be included in the model for EJ Manuel would be portions of EJ Manuel’s current endorsement contracts for seasons 2016 and beyond.
•	Category C—Examples of Category C income that we included in the model for EJ Manuel are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of EJ Manuel’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during EJ Manuel’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following EJ Manuel’s NFL playing career.

The most significant assumptions in our determination of fair value for EJ Manuel’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that EJ Manuel would have an NFL career length of at least nine years; and
•

that during this time he would play out his existing NFL player contract and enter into two additional NFL player contracts for at least $32.5 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

EJ Manuel Discount Rates

In determining the expected brand income for EJ Manuel, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts and future endorsements primarily because EJ Manuel has played two seasons in the NFL and ended the 2014 season as a back-up quarterback.

EJ Manuel Career Length

In order to derive a career length estimate for EJ Manuel, our team of valuation professionals reviewed a data set consisting of all quarterbacks who qualified for the NFL passing title (i.e. attempted 14 passes per team game over the regular season) in their first or second NFL seasons since 1980. According to www.nfl.com, there were a total of 109 quarterbacks in this data set, of which 69 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of games played, plays, total yards (rushing and passing), total touchdowns (rushing and passing), turnovers (interceptions and fumbles lost)), draft round, and Pro-Bowl & All-Pro selection, we assigned to each of the quarterbacks in the data set a relative weighting with the most comparable quarterbacks to EJ Manuel (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 69 to arrive at the sample size of the eight most comparable quarterbacks to EJ Manuel (based on the above criteria). We then calculated the weighted average career length of the eight most comparable players to EJ Manuel. Based on the weighted average career length of these eight quarterbacks, we determined that EJ Manuel would have an estimated career length of 8.93 years, which we rounded up to nine years for the purposes of our valuation.

	(in Years) (1)
Quarterback	Career Length (in Years) (1)	Weights Applied to Career Length	Weight Adjusted Career Length (in Years)
Brian Griese	11	27.71%	3.05
Matt Leinart	8	15.16%	1.21
JaMarcus Russell	3	10.47%	0.31
John Friesz	11	10.28%	1.13
David Klingler	6	9.77%	0.59
Chuck Long	8	9.05%	0.72
Timm Rosenbach	5	8.86%	0.44
Chris Chandler	8	8.70%	1.48
Totals		100.00%	8.93

(1)	Career lengths from NFL.com.

EJ Manuel Projected NFL Player Contracts

In determining that EJ Manuel would enter into two additional NFL player contracts, we assumed that he would have a career length of nine years, as discussed above.

EJ Manuel’s  Projected Second NFL Player Contract

EJ Manuel has completed his third NFL regular season and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that EJ Manuel would enter into a second NFL player contract prior to the 2017 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 109 quarterbacks who qualified for the NFL passing title (14 passes per team game) in the regular season in their first or second NFL seasons since 1980. We then limited this data set to quarterbacks who have entered into NFL player contracts between their fourth and sixth NFL seasons between 1994 and 2014, resulting in a set of 28 players who have entered into a total of 30 contracts. Based on a mathematical model taking into account statistical production (a combination of games played, plays, total yards (rushing and passing), total touchdowns (rushing and passing), turnovers (interceptions and fumbles lost)), draft round, and Pro-Bowl & All-Pro selection, we assigned to each of these quarterbacks a relative weighting with the most comparable quarterbacks to EJ Manuel (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 28 to arrive at the reduced sample size of the five most comparable players. We then calculated the weighted average length and weighted average annual value of the six contracts signed by the five most comparable quarterbacks, after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Quarterback	was Executed	(in Years)	Contract	Contract	Year 2017(1)	Amounts	(in Years)	the Contract
Brian Griese	2001; prior to season 4	6	$39,000,000	$6,500,000	$15,443,624	36.53%	2.19	$5,641,038
Tavaris Jackson	2012; prior to season 6	2	$8,000,000	$4,000,000	$5,321,716	16.99	0.34	904,229
Chad Henne	2006; prior to season 5	2	$6,750,000	$3,375,000	$4,481,820	14.62	0.29	655,026
Matt Leinart	2010; prior to season 5	1	$630,000	$630,000	$829,130	10.92	0.11	90,678
Matt Leinart	2011; prior to season 6	2	$5,500,000	$2,750,000	$3,568,679	10.92	0.22	399,690
Tyler Thigpen	2011; prior to season 3	3	$9,000,000	$3,000,000	$3,991,287	10.02	0.30	399,847
Averages			$11,480,000	$3,375,833	$5,606,043
Total						100.00%	3.45	$8,090,508

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million (at the time of valuation). Compensation was adjusted for inflation from 2015 to 2017 based on an annual inflation rate of 5.58%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

The weighted average contract length was 3.45 years. We estimated EJ Manuel will receive a three-year contract in 2017 with a total value of $24.3 million and an average annual value of $8.1 million. Based on the comparable contracts we estimated EJ Manuel would receive a signing bonus of $6.6 million 2017 and annual salaries of $5.6 million, $6.2 million, and $5.9 million in the 2017– 2019 NFL seasons, respectively.

EJ Manuel’s Projected Third NFL Player Contract

We estimated that EJ Manuel would enter into a third NFL player contract prior to the 2020 season, his eighth NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 109 quarterbacks who qualified for the NFL passing title (14 passes per team game) in the regular season in their first or second NFL seasons since 1980. We then limited this data set to quarterbacks who have entered into NFL player contracts between their seventh and ninth NFL seasons between 1994 and 2014, resulting in a set of 21 players who have entered into a total of 31 contracts. Based on a mathematical model taking into account statistical production (a combination of games played, plays, total yards (rushing and passing), total touchdowns (rushing and passing), turnovers (interceptions and fumbles lost)), draft round, and Pro-Bowl & All-Pro selection, we assigned to each of these quarterbacks a relative weighting with the most comparable quarterbacks to EJ Manuel (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 21 to arrive at the reduced sample size of the five most comparable players who signed six contracts. We then calculated the weighted average length and weighted average annual value of the six contracts signed by the five most comparable quarterbacks after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Quarterback	was Executed	(in Years)	Contract	Contract	Year 2020(1)	Amounts	(in Years)	the Contract
Tavaris Jackson	2013; prior to season 8	1	$840,000	$840,000	$1,309,971	23.81%	0.24	$311,899
Tavaris Jackson	2014; prior to season 9	1	$1,250,000	$1,250,000	$1,802,793	23.81	0.24	429,238
Chad Henne	2014; prior to season 7	2	$8,000,000	$4,000,000	$5,768,936	20.48	0.41	1,181,477
Matt Leinart	2012; prior to season 7	1	$750,000	$750,000	$1,192,893	15.31	0.15	182,611
Carson Palmer	2011; prior to season 9	4	$43,000,000	$10,750,000	$17,130,086	11.68	0.47	2,001,054
Bruce Gradkowski	2013; prior to season 8	3	$4,950,000	$1,650,000	$2,573,157	4.91	0.15	126,369
Averages			$9,798,333	$3,206,667	$4,962,973
Total						100.00%	1.66	$4,232,648

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million (at the time of valuation). Compensation was adjusted for inflation from 2015 to 2020 based on an annual inflation rate of 5.58%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

 We estimated that EJ Manuel will receive a two-year contract in 2020 with a total value of approximately $8.5 million. Based on comparable contracts we estimated EJ Manuel will receive a signing bonus of approximately $0.4 million in 2020 and salaries of $4.5 million and $3.6 million in the 2020 – 2021 NFL seasons, respectively.

EJ Manuel’s Endorsements

We believe that EJ Manuel will enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources. However, other than payments EJ Manuel may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business—EJ Manuel Brand—EJ Manuel Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Changes EJ Manuel Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the EJ Manuel Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contracts (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
9	7	$(341,428)	3 years/$24.3 million; and 2 years/$8.2 million	2 years/$7.4 million; and 1 year/$3.1 million	$(1,169,899)	$(17,546)	$(1,528,873)

(1)

Based on our valuation of EJ Manuel’s brand contract using the statistical data from through 2015 NFL season, we believe that EJ Manuel will have a career length of seven years, a decrease of two years from the prior valuation completed using statistical data through the 2014 NFL season. His relative under performance statistically as compared to his peers caused this decrease resulting in $341,428 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

(2)

Based on our valuation of EJ Manuel’s brand contract using the statistical data from through 2015 NFL season, we believe that EJ Manuel will sign a two year contract worth $7.4 million prior to the 2016 NFL season and a one year contract worth $3.1 million prior to the 2018 NFL season. His relative under performance statistically as compared to his peers and the amounts and timing of those cash flows resulting in $1,169,899 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of EJ Manuel’s brand contract may be too high.

Mohamed Sanu Brand Contract, at Estimated Fair Value

Mohamed Sanu Estimated Brand Income

On May 14, 2014 we entered into a brand contract with Mohamed Sanu. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Mohamed Sanu as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$1,269,882	$1,255,871	4.0%	5.7%	4.5%
NFL Contract	1,269,882	1,255,871	4.0	5.7	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$30,503,506	$20,810,967	96.0%	94.3%	16.2%
Projected Player Contracts	29,991,006	20,585,954	94.4	93.3	16.2
Projected Endorsements	262,500	167,685	0.8	0.8	16.5
Projected Post-Career	250,000	57,328	0.8	0.3	20.0
Total	$31,773,388	$22,066,838	100.0%	100.0%
Average					15.5%

(1)

All amounts presented are gross payments due to Mohamed Sanu prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are from and after May 14, 2014.

The following are examples of Category A, Category B and Category C income for Mohamed Sanu:

•

Category A—Examples of Category A income that we included in the model for Mohamed Sanu are the amounts under his existing NFL Player contract for the 2015 playing season, from and after September 30, 2015.

•	Category B—Examples of Category B income that we would have included in the model for Mohamed Sanu would be current endorsement contracts for seasons 2016 and beyond.

•	Category C—Examples of Category C income that we included in the model for Mohamed Sanu are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Mohamed Sanu’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Mohamed Sanu’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following Mohamed Sanu’s NFL playing career.

The most significant assumptions in our determination of fair value for Mohamed Sanu’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Mohamed Sanu would have an NFL career length of at least nine years; and
•

that during this time he would play out his existing NFL player contract and enter into an additional multi-year NFL player contract for at least $30.0 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Mohamed Sanu Discount Rates

In determining the expected brand income for Mohamed Sanu, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Mohamed Sanu has played three seasons in the NFL.

Mohamed Sanu Career Length

In order to derive a career length estimate for Mohamed Sanu, our team of valuation professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. Catching 1.875 passes per team game is a common threshold used in performing statistical comparisons of NFL wide receivers. According to www.pro-football-reference.com, there were a total of 385 wide receivers in this data set, of which 282 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl & All-Pro selection and draft round, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Mohamed Sanu (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 282 to arrive at the sample size of the 17 most comparable wide receivers to Mohamed Sanu (based on the above criteria). We then calculated the weighted average career length of the 17 most comparable players to Mohamed Sanu.

Based on the weighted average career length of these 17 wide receivers, we determined that Mohamed Sanu would have an estimated career length of 8.83 years, which we rounded up to nine years for the purposes of our valuation.

Wide Receiver	Career Length (in Years) (1)	Weights Applied to Career Length	Weight Adjusted Career Length (in Years)
Travis Taylor	9	10.08%	0.91
Matt Jones	5	8.89%	0.44
Reidel Anthony	5	8.26%	0.41
Brian Brennan	9	8.19%	0.74
Az-Zahir Hakim	10	7.65%	0.76
Bobby Engram	15	6.32%	0.95
Nate Lewis	6	5.64%	0.34
Webster Slaughter	12	5.04%	0.60
Courtney Hawkins	9	4.97%	0.45
Eugene Goodlow	4	4.76%	0.19
Floyd Turner	9	4.74%	0.43
Kenny Jackson	8	4.72%	0.38
Muhsin Muhammad	14	4.56%	0.64
Deion Branch	12	4.54%	0.54
Marty Booker	11	3.98%	0.44
David Givens	6	3.84%	0.23
Rocket Ismail	10	3.80%	0.38
Totals		100.00%	8.83

(1)	Career lengths from NFL.com.

Mohamed Sanu Projected NFL Player Contracts

In determining that Mohamed Sanu would enter into two additional NFL player contracts, we assumed that he would have a career length of nine years, as discussed above.

Mohamed Sanu’s  Projected Second NFL Player Contract

Mohamed Sanu has completed his fourth NFL regular season and his existing NFL player contract will expire on February 29, 2016. We estimated that Mohamed Sanu would enter into a second NFL player contract prior to the 2016 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 385 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. We then limited this data set to wide receivers who have entered into NFL player contracts between their fourth and sixth NFL seasons in 1992 or thereafter, resulting in a set of 141 players who have entered into a total of 162 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl & All-Pro selection and draft round, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Mohamed Sanu (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 141 to arrive at the reduced sample size of the 12 most comparable player contracts. We then calculated the weighted average length and weighted average annual value of

12 contracts signed by the 12 most comparable wide receivers, after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2016(1)	Amounts	(in Years)	the Contract
Travis Taylor	2005; prior to season 6	2	$3,350,000	$1,675,000	$2,954,315	13.77%	0.28	$406,777
Pierre Garcon	2012; prior to season 5	5	$42,500,000	$8,500,000	$10,628,691	13.01	0.65	1,382,413
Matt Jones	2010; prior to season 6	1	$630,000	$630,000	$780,733	12.14	0.12	94,806
Golden Tate	2014; prior to season 5	5	$31,000,000	$6,200,000	$7,029,885	10.85	0.54	762,535
Az-Zahir Hakim	2002; prior to season 5	5	$16,000,000	$3,200,000	$6,787,071	10.45	0.52	709,034
Muhsin Muhammad	2000; prior to season 5	5	$22,500,000	$4,500,000	$10,915,052	6.23	0.31	680,448
Deion Branch	2006; prior to season 5	6	$39,000,000	$6,500,000	$9,609,955	6.19	0.37	595,298
James Jones	2011; prior to season 5	3	$9,700,000	$3,233,333	$4,050,628	6.19	0.19	250,784
Joshua Morgan	2012; prior to season 5	2	$11,500,000	$5,750,000	$7,189,997	5.56	0.11	400,098
Marty Booker	2002; prior to season 4	7	$28,000,000	$4,000,000	$8,483,839	5.44	0.38	461,369
Reggie Wayne	2006; prior to season 6	6	$39,500,000	$6,583,333	$9,733,159	5.18	0.31	504,172
Jerricho Cotchery	2008; prior to season 5	5	$19,000,000	$3,800,000	$4,940,077	4.98	0.25	246,262
Averages			$21,890,000	$4,547,639	$6,925,284
Total						100.00%	4.03	$6,493,996

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million (at the time of valuation). Compensation was adjusted for inflation from 2015 to 2016 based on an annual inflation rate of 5.58%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

The weighted average contract length was 4.03 years. We estimated Mohamed Sanu will receive a four year contract in 2016 with a total value of $26.0 million and an average annual value of $6.5 million. Based on the comparable contracts we estimated Mohamed Sanu would receive a signing bonus of $5.4 million 2016 and annual salaries of $6.1 million, $5.8 million, $4.5 million, and $4.2 million in the 2016– 2019 NFL seasons, respectively.

Mohamed Sanu’s  Projected Third NFL Player Contract

We estimated that Mohamed Sanu would enter into a third NFL player contract prior to the 2020 season, his ninth NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 385 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. We then limited this data set to wide receivers who have entered into NFL player contracts between their eighth and tenth NFL seasons between 1992 and 2014, resulting in a set of 75 players who have entered into a total of 92 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl and All-Pro selection and draft round, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Mohamed Sanu (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 75 to arrive at the reduced sample size of the 9 most comparable players who signed 12 contracts. We then calculated the weighted average length and weighted average annual value of the 12 contracts signed by the 9 most comparable wide receivers, after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2020(1)	Amounts	(in Years)	the Contract
Az-Zahir Hakim	2006; prior to season 9	1	$715,000	$715,000	$1,306,000	14.12%	0.14	$184,355
Az-Zahir Hakim	2005; prior to season 8	1	$710,000	$710,000	$1,547,139	14.12	0.14	218,394
Muhsin Muhammad	2005; prior to season 10	6	$30,200,000	$5,033,333	$10,967,983	8.42	0.51	923,894
Deion Branch	2010; prior to season 9	2	$7,670,000	$3,835,000	$5,871,602	8.37	0.17	491,469
James Jones	2014; prior to season 8	3	$10,000,000	$3,333,333	$4,669,435	8.37	0.25	390,631
Marty Booker	2008; prior to season 10	2	$3,500,000	$1,750,000	$2,810,718	7.35	0.15	206,538
Jerricho Cotchery	2012; prior to season 9	2	$3,000,000	$1,500,000	$2,317,294	6.74	0.13	156,089
Jerricho Cotchery	2011; prior to season 8	1	$860,000	$860,000	$1,331,065	6.74	0.07	89,658
Nate Burleson	2010; prior to season85	5	$25,000,000	$5,000,000	$7,655,283	6.64	0.33	508,641
Dennis Northcutt	2008; prior to season 9	5	$17,000,000	$3,400,000	$5,460,823	6.53	0.33	356,722
Brandon Lloyd	2010; prior to season 8	2	$2,050,000	$1,025,000	$1,569,333	6.31	0.13	98,962
Brandon Lloyd	2012; prior to season 10	3	$12,000,000	$4,000,000	$6,179,451	6.31	0.19	389,676
Averages			$9,392,083	$2,596,806	$4,307,177
Total						100.00%	2.54	$4,015,029

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million (at the time of valuation). Compensation was adjusted for inflation from 2015 to 2016 based on an annual inflation rate of 5.58%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

Because Mohamed Sanu would only have one year left on his estimated career length prior to signing his final contract, we estimated that Mohamed Sanu will receive a one-year contract in 2020 with a total value of  approximately $4.0 million. Based on comparable contracts we estimated Mohamed Sanu will receive a signing bonus of approximately $0.4 million in 2020 and a salary of $3.6 million in the 2020 NFL season.

Mohamed Sanu’s Endorsements

In determining that Mohamed Sanu would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Mohamed Sanu can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Mohamed Sanu currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

Changes Mohamed Sanu Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the Mohamed Sanu Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contract (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
9	8	$(179,108)	4 years/$26.0 million; and 1 year/$4.0 million	4 years/$21.9 million	$(240,117)	$659	$(418,566)

(1)

Based on our valuation of Mohamed Sanu’s brand contract using the statistical data from through 2015 NFL season, we believe that Mohamed Sanu will have a career length of eight years, a decrease of one year from the prior valuation completed using statistical data through the 2014 NFL season. His relative under performance statistically as compared to his peers caused this decrease resulting in $179,108 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

(2)

Based on our valuation of Mohamed Sanu’s brand contract using the statistical data from through 2015 NFL season, we believe that Mohamed Sanu will sign a four year contract worth $21.9 million prior to the 2016 NFL. His relative under performance statistically as compared to his peers and the amounts and timing of those cash flows resulted in $240,117 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of Mohamed Sanu’s brand contract may be too high.

Alshon Jeffery Brand Contract, Estimated Fair Value

Alshon Jeffery Estimated Brand Income

On September 18, 2014 we entered into a brand contract with Alshon Jeffery. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Alshon Jeffery as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$847,197	$827,087	1.0%	1.4%	10.0%
NFL Contract	847,197	827,087	1.0	1.4	10.0
Endorsements	—	—	—	—	—
Category B(3)	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$88,132,842	$57,958,026	99.0%	98.6%	11.6%
Projected Player Contracts	84,295,342	55,855,767	94.7	95.0	11.4
Projected Endorsements	3,587,500	2,062,422	4.0	3.5	15.4
Projected Post-Career	250,000	39,837	0.3	0.1	20.0
Total	$88,980,039	$58,785,113	100.0%	100.0%
Average					11.5%

(1)

All amounts presented are gross payments due to Alshon Jeffery prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are from and after September 18, 2014.
(3)

As part of our estimate of Alshon Jeffery’s brand income we had assumed that Alshon Jeffery would renegotiate his NFL playing contract prior to the 2015 season and as such we did not include any brand income in Category B that is payable to Alshon Jeffery for the 2015 season under his current NFL player contract.

The following are examples of Category A, Category B and Category C income for Alshon Jeffery:

•

Category A—Examples of Category A income that we included in the model for Alshon Jeffery are the amounts under his existing NFL Player contract for the 2015 playing season, from and after September 30, 2015.

•	Category B—Examples of Category B income that we would have included in the model for Alshon Jeffery would be current endorsement contracts for seasons 2016 and beyond.
•	Category C—Examples of Category C income that we included in the model for Alshon Jeffery are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Alshon Jeffery’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Alshon Jeffery’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following Alshon Jeffery’s NFL playing career.

The most significant assumptions in our determination of fair value for Alshon Jeffery’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Alshon Jeffery would have an NFL career length of at least 11 years; and
•

that during this time he would play out his existing NFL player contract and enter into additional multi-year NFL player contracts for at least $84.3 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Alshon Jeffery Discount Rates

In determining the expected brand income for Alshon Jeffery, we used discount rates ranging from 10.0% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts.

Alshon Jeffery Career Length

In order to derive a career length estimate for Alshon Jeffery, our team of valuation professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. Catching 1.875 passes per team game is a common threshold used in performing statistical comparisons of NFL wide receivers. According to www.pro-football-reference.com, there were a total of 385 wide receivers in this data set, of which 282 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl & All-Pro selection and draft round, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 282 to arrive at the sample size of the 17 most comparable wide receivers to Alshon Jeffery (based on the above criteria). We then calculated the weighted average career length of the 17 most comparable players to Alshon Jeffery.

Based on the weighted average career length of these 17 wide receivers, we determined that Alshon Jeffery would have an estimated career length of 10.70 years, which we rounded up to 11 years for the purposes of our valuation.

Wide Receiver	Career Length (in Years) (1)	Weights Applied to Career Length	Weight Adjusted Career Length (in Years)
Isaac Bruce	16	17.44%	2.79
Keyshawn Johnson	11	11.77%	1.29
Roy E. Williams	8	7.20%	0.58
Sterling Sharpe	7	6.54%	0.46
David Boston	8	6.44%	0.52
Fred Barnett	8	6.08%	0.49
Gary Clark	11	5.21%	0.57
Anthony Miller	10	5.16%	0.52
Mark Carrier	12	4.48%	0.54
Cris Collinsworth	8	4.29%	0.34
Chad Johnson	12	4.14%	0.50
Al Toon	8	4.14%	0.33
Torry Holt	12	3.77%	0.45
Mike Quick	9	3.64%	0.33
Andre Rison	12	3.43%	0.41
Braylon Edwards	8	3.28%	0.26
Mark Duper	11	2.99%	0.33
Totals		100.00%	10.70

(1)	Career lengths from NFL.com.

Alshon Jeffery Projected NFL Player Contracts

In determining that Alshon Jeffery would enter into two additional NFL player contracts, we assumed that he would have a career length of 11 years, as discussed above.

Alshon Jeffery’s Projected Second NFL Player Contract

Alshon Jeffery has completed his fourth NFL regular season and his existing NFL player contract will expire on February 29, 2016. We estimated that Alshon Jeffery would enter into a second NFL player contract prior to the 2016 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 385 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. We then limited this data set to wide receivers who have entered into multi-year NFL player contracts between their fourth and sixth NFL seasons in 1995 or thereafter, resulting in a set of 109 players who have entered into a total of 114 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl & All-Pro selection and draft round, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 109 to arrive at the reduced sample size of the 10 most comparable player contracts who signed 11 contracts. We then calculated the weighted average length and weighted average annual value of 11 contracts signed by the 10 most comparable wide receivers, after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2016(1)	Amounts	(in Years)	the Contract
Isaac Bruce	1997; prior to season 4	4	$12,100,000	$3,025,000	$11,037,443	27.68%	1.11	$3,054,895
Keyshawn Johnson	2000; prior to season 5	8	$53,500,000	$6,687,500	$16,269,660	18.66	1.49	3,036,492
David Boston	2003; prior to season 5	7	$47,000,000	$6,714,286	$13,539,654	10.27	0.72	1,390,200
Brandon Marshall	2011; prior to season 6	4	$44,779,000	$11,194,750	$14,066,551	8.66	0.35	1,218,767
DeSean Jackson	2012; prior to season 5	5	$48,500,000	$9,700,000	$12,165,612	6.79	0.34	826,205
Chad Johnson	2005; prior to season 5	5	$27,103,250	$5,420,650	$9,589,474	3.33	0.17	319,042
Chad Johnson	2006; prior to season 6	6	$35,350,000	$5,891,667	$8,736,702	3.33	0.20	290,670
Larry Fitzgerald	2008; prior to season 5	4	$40,000,000	$10,000,000	$13,039,218	6.12	0.24	797,725
Torry Holt	2003; prior to season 5	7	$42,000,000	$6,000,000	$12,099,265	5.95	0.42	719,802
Andre Johnson	2007; prior to season 5	8	$59,750,000	$7,468,750	$10,364,085	4.99	0.40	517,515
Mike Wallace	2013; prior to season 5	5	$60,000,000	$12,000,000	$14,756,578	4.22	0.21	622,922
Averages			$42,734,750	$7,645,691	$12,333,113
Total						100.00%	5.65	$12,794,235

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2015 NFL team salary cap of $143.3 million. Compensation was adjusted for inflation from 2015 to 2016 based on an annual inflation rate of 5.57%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2015.

The weighted average contract length was 5.65 years. We estimated Alshon Jeffery will receive a six-year contract in 2016 with a total value of $76.8 million and an average annual value of $12.8 million. Based on the comparable contracts we estimated Alshon Jeffery would receive a signing bonus of $18.3 million in 2016 and annual salaries of $7.8 million, $6.3 million, $7.4 million, and $10.8 million, $11.9 million, $14.2 million in the 2016– 2021 NFL seasons, respectively.

Alshon Jeffery’s Projected Third NFL Player Contract

We estimated that Alshon Jeffery would enter into a third NFL player contract prior to the 2022 NFL season, his eleventh NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 385 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third NFL seasons between 1980 and 2013. We then limited this data set to wide receivers who have entered into NFL player contracts between their tenth and twelfth NFL seasons between 1994 and 2014, resulting in a set of 42 players who have entered into a total of 51 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl and All-Pro selection and draft round, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 42 to arrive at the reduced sample size of the six most comparable players who signed eight contracts. We then calculated the weighted average length and weighted average annual value of the eight contracts signed by the six most comparable wide receivers, after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2022(1)	Amounts	(in Years)	the Contract
Keyshawn Johnson	2006; prior to season 11	4	$14,000,000	$3,500,000	$7,183,253	39.40%	1.58	$2,830,247
Anthony Miller	1997; prior to season 10	2	$3,550,000	$1,775,000	$8,963,656	17.20	0.34	1,541,476
Chad Johnson	2011; prior to season 11	3	$11,950,000	$3,983,333	$6,927,294	7.02	0.21	486,548
Chad Johnson	2012; prior to season 12	1	$925,000	$925,000	$1,605,638	7.02	0.07	112,774
Torry Holt	2009; prior to season 11	3	$20,000,000	$6,666,667	$11,346,369	6.28	0.19	712,509
Torry Holt	2010; prior to season 12	1	$1,500,000	$1,500,000	$2,580,468	6.28	0.06	162,044
Andre Rison	1998; prior to season 10	6	$15,450,000	$2,575,000	$10,289,605	11.61	0.70	1,194,184
Anquan Boldin	2014; prior to season 12	2	$12,000,000	$6,000,000	$9,443,933	5.19	0.10	490,154
Averages			$9,921,875	$3,365,625	$7,292,527
Total						100.00%	3.25	$7,529,936

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2015 NFL team salary cap of $143.3 million. Compensation was adjusted for inflation from 2015 to 2022 based on an annual inflation rate of 5.57%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2015.

 Because Alshon Jeffery would only have one year left on his estimated career length prior to signing his final contract, we estimated that Alshon Jeffery will receive a one-year contract in 2022 with a total value of approximately $7.5 million. Based on comparable contracts we estimated Alshon Jeffery will receive a signing bonus of approximately $1.6 million in 2022 and a salary of $5.9 million in the 2022 NFL season.

Alshon Jeffery’s Endorsements

In determining that Alshon Jeffery would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Alshon Jeffery can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, other than payments Alshon Jeffery may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business— Alshon Jeffery Brand— Alshon Jeffery Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Changes in Alshon Jeffery Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the Alshon Jeffery Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of

September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contracts (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
11	12	$145,889	6 years/$76.8 million; and 1 year/$7.5 million	6 years/$77.1 million; and 2 years/$18.6 million	$(120,283)	$12,225	$37,831

(1)

Based on our valuation of Alshon Jeffrey’s brand contract using the statistical data from through 2015 NFL season, we believe that Alshon Jeffery will have a career length of 12 years, an increase of one year from the prior valuation completed using statistical data through the 2014 NFL season. His relative over performance statistically as compared to his peers caused this increase resulting in $145,889 increase (unaudited) in the fair value of his brand contract as of December 31, 2015.

(2)

Based on the valuation of Alshon Jeffery’s brand contract using the statistical data from through 2015 NFL season, we believe that Alshon Jeffery will sign a six year contract worth $77.1 million prior to the 2016 NFL season and a two year contract worth $18.6 million prior to the 2022 NFL season. The timing and amount of the cash flows from these contracts caused a $120,283 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of Alshon Jeffery’s brand contract may be too high.

Michael Brockers Brand Contract, Estimated Fair Value

Michael Brockers Estimated Brand Income

On January 9, 2015 we entered into a brand contract with Michael Brockers. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Michael Brockers as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)(3)	$1,489,812	$1,473,375	2.1%	3.6%	4.5%
NFL Contract	1,489,812	1,473,375	2.1	3.6	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$69,735,775	$39,628,935	97.9%	96.4%	14.8%
Projected Player Contracts	69,073,275	39,376,964	97.0	95.8	14.8
Projected Endorsements	412,500	218,774	0.6	0.5	16.3
Projected Post-Career	250,000	33,197	0.4	0.1	20.0
Total	$71,225,587	$41,102,310	100.0%	100.0%
Average					14.6%

(1)

All amounts presented are gross payments due to Michael Brockers prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are from and after October 15, 2014.
(3)	The amounts payable to Michael Brockers under his current NFL player contract are guaranteed.

The following are examples of Category A, Category B and Category C income for Michael Brockers:

•

Category A—Examples of Category A income that we included in the model for Michael Brockers are the amounts under his existing NFL Player contract for the 2015 playing season, from and after September 30, 2015.

•	Category B—Examples of Category B income that we would have included in the model for Michael Brockers would be current endorsement contracts for seasons 2016 and beyond.
•	Category C—Examples of Category C income that we included in the model for Michael Brockers are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Michael Brockers’ current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Michael Brockers’ NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following Michael Brockers’ NFL playing career.

The most significant assumptions in our determination of fair value for Michael Brockers’ brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Michael Brockers would have an NFL career length of at least 12 years; and
•

that during this time he would play out his existing NFL player contract and enter into additional multi-year NFL player contracts for at least $69.1 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Michael Brockers Discount Rates

In determining the expected brand income for Michael Brockers, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts.

Michael Brockers Career Length

Our team of valuation professionals reviewed a data set consisting of all defensive tackles who were signed by NFL teams as rookies between 1982 and 2012 and played in at least 37.5% of team games in their first two NFL seasons. According to www.nfl.com, there were a total of 337 defensive tackles in this data set, of which 262 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account draft position, games played, durability, sacks and Pro Bowl selection, we assigned to each of the defensive tackles in the data set a relative weighting with the most comparable defensive tackles to Michael Brockers (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 262 to arrive at the sample size of the 16 most comparable defensive tackles to Michael Brockers (based on the above criteria). We then calculated the weighted average career length of the 16 most comparable players to Michael Brockers. Based on the weighted average career length of these 16 defensive tackles, we determined that Michael Brockers would have an estimated career length of 11.55 years, which we rounded up to 12 years for the purposes of our valuation.

		Weights	Weight
	Career	Applied to	Adjusted
Defensive Tackle	Length (in Years) (1)	Career Length	Career Length (in Years)
Dan Wilkinson	13	35.73%	4.65
Warren Sapp	13	11.00%	1.43
Bill Pickel	12	6.01%	0.72
John Henderson	10	5.78%	0.58
Bryant Young	14	5.03%	0.70
Shane Dronett	11	3.92%	0.43
Keith Millard	9	3.84%	0.35
Bill Maas	10	3.73%	0.37
Jerome Brown	5	3.49%	0.17
Gerard Warren	11	3.24%	0.36
William Perry	10	3.15%	0.31
Danny Noonan	6	3.08%	0.18
Jim Flanigan	10	3.07%	0.31
Kelvin Pritchett	14	3.02%	0.42
Corey Simon	8	3.00%	0.24
Chris Hovan	11	2.90%	0.32
Total		100.00%	11.55

(1)	Career lengths from NFL.com.

Michael Brockers’ Projected NFL Player Contracts

In determining that Michael Brockers would enter into two additional NFL player contracts, we assumed that he would have a career length of 12 years, as discussed above.

Michael Brockers’ Projected Second NFL Player Contract

Michael Brockers has completed his fourth NFL regular season and his existing NFL player contract will expire on February 29, 2016. We estimated that Michael Brockers would enter into a second NFL player contract prior to the 2016 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 337 defensive tackles who were signed by NFL teams as rookies between 1982 and 2012 and played in at least 37.5% of team games in their first two NFL seasons. We then limited this data set to defensive tackles who have entered into NFL player contracts between their fourth and sixth NFL seasons between 1995 and 2014, resulting in a set of 74 players who have entered into a total of 88 contracts. Based on a mathematical model taking into account draft position, games played, durability, sacks, tackles, stuffs (a stuff is credited when a running play is stopped at or before the line of scrimmage) and Pro Bowl selection, we assigned to each of these defensive tackles a relative weighting with the most comparable defensive tackles to Michael Brockers (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 74 to arrive at the reduced sample size of the nine most comparable players. We then calculated the weighted average length and weighted average annual value of the nine contracts signed by the nine most comparable defensive tackles after adjusting for estimated inflation in defensive tackle contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Defensive Tackle	was Executed	(in Years)	Contract	Contract	Year 2016(1)	Amounts	(in Years)	the Contract
Warren Sapp	1998; prior to season 4	6	$36,050,000	$6,008,333	$17,203,367	21.11%	1.27	$3,631,807
Bryant Young	1997; prior to season 4	6	$26,000,000	$4,333,333	$15,680,031	11.23	0.67	1,761,400
Cornelius Griffin	2004; prior to season 5	6	$25,500,000	$4,250,000	$7,911,196	10.83	0.65	856,876
John Henderson	2006; prior to season 5	6	$34,000,000	$5,666,667	$8,333,333	10.20	0.61	849,871
Randy Starks	2008; prior to season 5	5	$20,050,000	$4,010,000	$5,185,345	9.49	0.47	492,319
Chris Hovan	2005; prior to season 6	1	$540,000	$540,000	$947,368	9.49	0.09	89,938
Terrance Knighton	2013; prior to season 5	2	$4,000,000	$2,000,000	$2,439,024	9.46	0.19	230,764
Mike Patterson	2010; prior to season 6	7	$33,500,000	$4,785,714	$5,899,186	9.20	0.64	542,882
Brandon Mebane	2011; prior to season 5	5	$25,000,000	$5,000,000	$6,230,530	8.97	0.45	559,132
Averages			$22,737,778	$4,066,005	$7,758,820
Total						100.00%	5.04	$9,014,989

(1)Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million. Compensation was adjusted for inflation from 2014 to 2016 based on an annual inflation rate of 6.2%. The inflation rate used for this period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016, based on third party estimates.

The weighted average contract length was 5.04 years, which we rounded down to five years. We estimated that Michael Brockers will receive a five-year contract in 2016 with a total value of approximately $45.1 million. Based on the comparable contracts we estimated Michael Brockers will receive a signing bonus of approximately $9.2 million in 2016 and salaries of $6.0 million, $8.1 million, $5.7 million, $7.3 million and $8.8 million in the 2016 – 2020 NFL seasons, respectively.

Michael Brockers’ Projected Third NFL Player Contract

We estimated that Michael Brockers would enter into a third NFL player contract prior to the 2021 season, his tenth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 337 defensive tackles who were signed by NFL teams as rookies between 1982 and 2012 and played in at least 37.5% of team games in their first two NFL seasons. We then limited this data set to defensive tackles who have entered into NFL player contracts between their ninth and eleventh NFL seasons between 1995 and 2014, resulting in a set of 30 players who have entered into a total of 36 contracts. Based on a mathematical model taking into account draft position, games played, durability, sacks, tackles, stuffs (a stuff is credited when a running play is stopped at or before the line of scrimmage) and Pro Bowl selection, we assigned to each of these defensive tackles a relative weighting with the most comparable defensive tackles to Michael Brockers (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 30 to arrive at the reduced sample size of the five most comparable players. We then calculated the weighted average length and weighted average annual value of the eight contracts signed by the five most comparable defensive tackles after adjusting for estimated inflation in defensive tackle contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Defensive Tackle	was Executed	(in Years)	Contract	Contract	Year 2021(1)	Amounts	(in Years)	the Contract
Warren Sapp	2004; prior to season 10	7	$36,600,000	$5,228,571	$12,769,830	36.36%	2.55	$4,643,160
John Henderson	2010; prior to season 9	1	$550,000	$550,000	$889,522	8.78	0.09	78,123
John Henderson	2011; prior to season 10	2	$8,000,000	$4,000,000	$6,539,790	8.78	0.18	574,364
Randy Starks	2013; prior to season 10	1	$8,450,000	$8,450,000	$13,520,468	8.18	0.08	1,105,478
Randy Starks	2014; prior to season 11	2	$10,000,000	$5,000,000	$7,398,752	8.18	0.16	604,947
Mike Patterson	2013; prior to season 9	1	$880,000	$880,000	$1,408,049	7.93	0.08	111,589
Mike Patterson	2014; prior to season 10	1	$920,000	$920,000	$1,361,370	7.93	0.08	107,889
Dan Wilkinson	2003; prior to season 10	4	$8,505,000	$2,126,250	$5,578,952	13.87	0.55	773,891
Averages			$9,238,125	$3,394,353	$6,183,342
Total						100.00%	3.77	$7,999,441

(1)Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million. Compensation was adjusted for inflation from 2014 to 2016 based on an annual inflation rate of 6.2%. The inflation rate used for this two year period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016. Compensation was adjusted for inflation from 2016 to 2021 based on an annual inflation rate of 5.6%. The inflation rate used for this six year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

Because Michael Brockers would only have three years left on his estimated career length prior to signing his final contract, we estimated that Michael Brockers will receive a three-year contract in 2021 with a total value of $24.0 million. Based on the comparable contracts we estimated Michael Brockers will receive a signing bonus of $2.5 million in 2021 and salaries of $7.1 million, $9.2 million and $5.2 million in the 2021 – 2023 NFL seasons, respectively.

Michael Brockers’s Endorsements

In determining that Michael Brockers would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Michael Brockers can demonstrate consistent success as a defensive tackle in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Michael Brockers currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

Changes in Michael Brockers Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the Michael Brockers Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contracts (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
12	10	$(377,243)	5 years/$45.1 million; and 3 years/$24.0 million	1 year/$6.1 million; and 5 years/$40.1 million	$(582,289)	$452	$(959,080)

(1)

Based on our valuation of Michael Brockers’ brand contract using the statistical data from through 2015 NFL season, we believe that Michael Brockers will have a career length of 10 years, a decrease of two years from the prior valuation completed using statistical data through the 2014 NFL season. His relative under performance statistically as compared to his peers caused this decrease resulting in $377,243 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

(2)

Based on our valuation of Michael Brockers’ brand contract using the statistical data from through 2015 NFL season, we believe that Michael Brockers will play under a one year “fifth year option” guaranteed contract worth $6.1 million and then sign a five year contract worth $40.1 million prior to the 2017 NFL season. The timing and amount of the cash flows from these contracts caused a $582,289 decrease (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of Michael Brockers’s brand contract may be too high.

Jack Mewhort Brand Contract, Estimated Fair Value

Jack Mewhort Estimated Brand Income

On March 26, 2015, we entered into a brand contract with Jack Mewhort. The table below shows our estimates as of September 30, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Jack Mewhort as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$479,661	$474,368	0.8%	1.7%	4.5%
NFL Contract	479,661	474,368	0.8	1.7	4.5
Endorsements	—	—	—	—	—
Category B	$1,652,228	$1,438,589	2.8%	5.2%	7.5%
NFL Contract	1,652,228	1,438,589	2.8	5.2	7.5
Endorsements	—	—	—	—	—
Category C	$56,570,080	$25,911,897	96.4%	93.1%	16.0%
Projected Player Contracts	55,907,580	25,654,050	95.2	92.2	16.0
Projected Endorsements	412,500	224,652	0.7	0.8	15.7
Projected Post-Career	250,000	33,195	0.4	0.1	20.0
Total	$58,701,969	$27,824,854	100.0%	100.0%
Average					15.7%

(1)

All amounts presented are gross payments due to Jack Mewhort prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are after February 15, 2015.

The following are examples of Category A, Category B and Category C income for Jack Mewhort:

•	Category A—Category A income that we included in the model for Jack Mewhort is his contractual salary for the 2015 NFL playing season after September 30, 2015.
•	Category B—An example of Category B income that we included in the model for Jack Mewhort is his contractual salary for the 2016 NFL playing season and beyond.
•	Category C—Examples of Category C income that we included in the model for Jack Mewhort are:
•	Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Jack Mewhort’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Jack Mewhort’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Jack Mewhort’s NFL playing career.

The most significant assumptions in our determination of fair value for Jack Mewhort’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Jack Mewhort would have an NFL career length of at least 10 years; and

•

that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for at least $55.9 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Jack Mewhort Discount Rates

In determining the expected brand income for Jack Mewhort, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Jack Mewhort has played one season in the NFL.

Jack Mewhort Career Length

Our team of valuation professionals reviewed a data set consisting of all offensive linemen who were drafted between 1993 and 2013 and played at least one NFL season in 2007 or later.  In 2007, Profootballfocus.com (“PFF”) began compiling statistics for offensive linemen that we believe are meaningful to compare. Jack Mewhort with other offensive linemen. These statistics are snaps, quarterback hurries, penalties and PFF offensive lineman overall rating (“PFF Stats”). As such, we have only included in our data set offensive lineman who played at least one NFL season in 2007 or later. For offensive linemen in the data set who played their first NFL season prior to 2007, we used a mathematical model that took into account their 2007 PFF Stats to estimate their PFF Stats for their NFL seasons prior to 2007. According to PFF, there were a total of 396 offensive linemen in this data set, of which 157 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account, draft position, snaps, quarterback hurries, penalties, PFF overall offensive lineman rating, All-American selection while in college, Pro-Bowl selection and All-Pro selection, we assigned to each of the offensive linemen in the data set a relative weighting with the most comparable offensive lineman to Jack Mewhort (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 157 to arrive at the sample size of the 13 most comparable offensive lineman to Jack Mewhort (based on the above criteria). We then calculated the weighted average career length of the 13 most comparable players to Jack Mewhort. Based on the weighted average career length of these 13 offensive linemen, we determined that Jack Mewhort would have an estimated career length of 10.21 years, which we rounded down to ten years for the purposes of our valuation.

		Weights	Weight
		Applied to	Adjusted
	Career	Career	Career
Offensive Lineman	Length (in Years) (1)	Length	Length (in Years)
Eric Steinbach	10	32.16%	3.22
Marcus McNeill	6	11.22%	0.67
Derrick Dockery	10	10.11%	1.01
Olin Kreutz	14	9.38%	1.31
Leonard Davis	12	6.89%	0.83
Matt Light	11	4.57%	0.50
Jason Brown	7	4.47%	0.31
Alan Faneca	13	3.97%	0.52
Marvel Smith	10	3.78%	0.38
Larry Allen	15	3.58%	0.54
Reggie Wells	10	3.49%	0.35
Vince Manuwai	8	3.41%	0.27
Jeff Faine	10	2.96%	0.30
Total		100.00%	10.21

(1)	Career lengths from Profootballfocus.com.

Jack Mewhort Projected NFL Player Contract

In determining that Jack Mewhort would enter into one additional NFL player contract, we assumed that he would have a career length of ten years, as discussed above.

Jack Mewhort’s  Projected Second NFL Player Contract

Jack Mewhort has completed his second NFL regular season and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that Jack Mewhort would enter into a second NFL player contract prior to the 2018 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 396 offensive linemen who were drafted between 1993 and 2013 and played at least one NFL season in 2007 or later. We then limited this data set to offensive lineman who have entered into multi-year NFL player contracts in their fourth to sixth NFL seasons, resulting in a set of 161 players who have entered into a total of 165 contracts. Based on a mathematical model taking into account draft position, snaps, quarterback hurries, penalties, PFF offensive lineman overall rating, All-American selection while in college, Pro-Bowl selection and All-Pro selection, we assigned to each of these offensive lineman a relative weighting with the most comparable offensive lineman to Jack Mewhort (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 161 to arrive at the reduced sample size of the 13 most comparable players. We then calculated the weighted average length and weighted average annual value of 13 contracts signed by the 13 most comparable offensive linemen after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Offensive Lineman	was Executed	(in Years)	Contract	Contract	Year 2021(1)	Amounts	(in Years)	the Contract
Eric Steinbach	2007; prior to season 5	7	$49,500,000	$7,071,429	$11,033,884	17.55%	1.23	$1,936,804
Roberto Garza	2006; prior to season 6	6	$14,000,000	$2,333,333	$3,890,670	11.26	0.68	437,979
Michael Roos	2008; prior to season 4	6	$43,000,000	$7,166,667	$10,507,684	9.88	0.59	1,038,000
Andy Levitre	2013; prior to season 5	6	$46,800,000	$7,800,000	$10,785,425	8.76	0.53	944,619
Max Unger	2013; prior to season 5	4	$25,835,000	$6,458,750	$8,930,816	7.67	0.31	685,265
Marcus McNeill	2010; prior to season 5	6	$48,980,000	$8,163,333	$11,409,571	6.12	0.37	698,686
D'Brickashaw Ferguson	2010; prior to season 5	6	$60,000,000	$10,000,000	$13,976,609	6.11	0.37	854,300
Todd Heremans	2008; prior to season 4	6	$16,850,000	$2,808,333	$4,117,546	5.84	0.35	240,458
Dominic Raiola	2005; prior to season 5	5	$17,500,000	$3,500,000	$6,962,251	5.78	0.29	402,407
Derrick Dockery	2007; prior to season 5	7	$49,000,000	$7,000,000	$10,922,431	5.52	0.39	602,869
Bryant McKinnie	2007; prior to season 6	7	$48,500,000	$6,928,571	$10,810,978	5.39	0.38	582,653
Olin Kreutz	2002; prior to season 5	6	$23,000,000	$3,833,333	$9,169,563	5.12	0.31	469,564
Daryn Colledge	2011; prior to season 6	5	$27,500,000	$5,500,000	$7,770,951	4.99	0.25	388,094
Averages			$36,189,615	$6,043,365	$9,252,952
Total						100.00%	6.05	$9,281,698

(1)

Compensation was adjusted for inflation from the year in which the players entered into an NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million. Compensation was adjusted for inflation from 2015 to 2018 based on an annual inflation rate of 6.2%. The inflation rate used for this period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016, using third party estimates.

The weighted average contract length was 6.05 years, which we rounded down to six years. We estimated that Jack Mewhort will receive a six-year contract in 2018 with a total value of $55.9 million. Based on comparable contracts we estimated Jack Mewhort will receive a signing bonus of approximately $11.5 million in 2018 and salaries of $3.9 million, $7.0 million, $8.0 million, $8.6 million, $8.5 million, and $8.5 million in the 2018 – 2023 NFL seasons, respectively.

Jack Mewhort’s Endorsements

In determining that Jack Mewhort would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Jack Mewhort can demonstrate consistent success as an offensive lineman in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Jack Mewhort currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

Changes in Jack Mewhort Fair Value as of December 31, 2015 (unaudited)

The following table summarizes the changes in the various inputs to our valuation model for the Jack Mewhort Brand Contract and the impact on fair value as of December 31, 2015 (unaudited) as compared to the inputs as of September 30, 2015, based upon the full 2015 NFL season statistics. December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

Estimated Career Length (years)(1)			Estimated Future Contract (2)			Estimated Endorsements
As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	As of 9/30/2015	As of 12/31/2015	Effect on Fair Value	Effect on Fair Value	Total
10	10	$—	6 years/$55.9 million	6 years/$56.6 million	$235,214	$1,075	$236,289

(1)

Based on our valuation of Jack Mewhort’s brand contract using the statistical data from through 2015 NFL season, we believe that Jack Mewhort will have a career length of 10 years, unchanged from the prior valuation completed using statistical data through the 2014 NFL season.

(2)

Based on the valuation of Jack Mewhort’s brand contract using the statistical data from through 2015 NFL season, we believe that Jack Mewhort will sign a six year contract worth $56.6 million prior to the 2018 NFL. The timing and amount of the cash flows from these contracts caused a $235,214 increase (unaudited) in the fair value of his brand contract as of December 31, 2015.

If any of our assumptions are incorrect then our estimate of the fair value of Jack Mewhort’s  brand contract may be too high.

Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value

Kendall Wright Estimated Brand Income

On March 26, 2015 we entered into a brand contract with Kendall Wright. The table below shows our estimates as of December 1, 2014, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Kendall Wright as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)(3)	$1,678,345	$1,566,126	2.8%	5.0%	7.7%
NFL Contract	1,678,345	1,566,126	2.8	5.0	7.7
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$58,032,384	$29,682,684	97.2%	95.0%	15.7%
Projected Player Contracts	57,382,384	29,428,502	96.1	94.2	15.7
Projected Endorsements	400,000	219,423	0.7	0.7	15.6
Projected Post-Career	250,000	34,759	0.4	0.1	20.0
Total	$59,710,729	$31,248,810	100.0%	100.0%
Average					15.5%

(1)

All amounts presented are gross payments due to Kendall Wright prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)	All amounts included in Category A are from and after December 1, 2014.
(3)	The amounts payable to Kendall Wright under his current NFL player contract are guaranteed.

The following are examples of Category A, Category B and Category C income for Kendall Wright:

•

Category A— Category A income that we included in the model for Kendall Wright is his contractual salary for the 2014 NFL playing season after December 1, 2014 and his contractual salary and roster bonus (which was earned on March 15, 2015) for the 2015 NFL playing season.

•	Category B—An example of Category B income that we included in the model for Kendall Wright is his contractual salary for the 2016 NFL playing season and beyond.
•	Category C— Examples of Category C income that we included in the model for Kendall Wright are:
•	Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Kendall Wright’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Kendall Wright’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Kendall Wright’s NFL playing career.

The most significant assumptions in our determination of fair value for Kendall Wright’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Kendall Wright would have an NFL career length of at least 11 years; and
•

that during this time he would play out his existing NFL player contract after the 2015 NFL season despite the Tennessee Titans exercising the Fifth-Year Option under Article 7 of the CBA for Kendall Wright and enter into an additional NFL player contract, prior to the 2016 NFL season, for at least $57.4 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Kendall Wright Discount Rates

In determining the expected brand income for Kendall Wright, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Kendall Wright has played five seasons in the NFL.

Kendall Wright Career Length

Our team of investment professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. According to www.nfl.com, there were a total of 370 wide receivers in this data set, of which 232 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 232 to arrive at the sample size of the 15 most comparable wide receivers to Kendall Wright (based on the above criteria). We then calculated the weighted average career length of the 15 most comparable players to Kendall Wright. Based on the weighted average career length of these 15 wide receivers, we determined that Kendall Wright would have an estimated career length of 11.31 years, which we rounded down to 11 years for the purposes of our valuation.

		Weights	Weight
		Applied to	Adjusted
	Career	Career	Career
Wide Receiver	Length (in Years) (1)	Length	Length (in Years)
Art Monk	16	18.06%	2.89
Bert Emanuel	8	10.03%	0.80
Wayne Chrebet	11	9.33%	1.03
Ricky Proehl	17	8.83%	1.50
Frank Sanders	9	5.80%	0.52
Mike Pritchard	9	5.73%	0.52
Koren Robinson	8	5.71%	0.46
Andre Reed	16	5.45%	0.87
Bill Brooks	11	5.40%	0.59
Eddie Brown	8	5.31%	0.42
Laveranues Coles	11	5.31%	0.58
Vincent Brisby	8	4.44%	0.36
Peter Warrick	6	3.99%	0.24
Kevin Johnson	7	3.58%	0.25
Darnay Scott	9	3.05%	0.27
Total		100.00%	11.31

(1)Career lengths from NFL.com.

Kendall Wright Projected NFL Player Contracts

In determining that Kendall Wright would enter into two additional NFL player contracts, we assumed that he would have a career length of 11 years, as discussed above.

Kendall Wright’s  Projected Second NFL Player Contract

Kendall Wright has completed his fourth NFL regular season and his existing NFL player contract will expire on February 29, 2016. We estimated that Kendall Wright would enter into a second NFL player contract prior to the 2016 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 370 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. We then limited this data set to wide receivers who have entered into NFL player contracts between their fourth and sixth NFL seasons between 1995 and 2014, resulting in a set of 113 players who have entered into a total of 117 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 117 to arrive at the reduced sample size of the 11 most comparable players. We then calculated the weighted average length and weighted average annual value of the 11 contracts signed by the 11 most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2016(1)	Amounts	(in Years)	the Contract
Eddie Royal	2012; prior to season 5	3	$13,500,000	$4,500,000	$5,597,015	19.49%	0.58	$1,090,765
Wayne Chrebet	1998; prior to season 4	4	$11,500,000	$2,875,000	$8,231,847	12.79	0.51	1,053,166
Koren Robinson	2006; prior to season 6	3	$12,700,000	$4,233,333	$6,225,490	12.44	0.37	774,575
Darrell Jackson	2004; prior to season 5	6	$25,000,000	$4,166,667	$7,756,075	10.87	0.65	843,063
Davone Bess	2013; prior to season 6	3	$8,817,999	$2,939,333	$3,584,552	10.08	0.30	361,497
Steve Smith	2004; prior to season 4	6	$26,100,000	$4,350,000	$8,097,342	7.01	0.42	567,363
Laveranues Coles	2005; prior to season 6	5	$26,000,000	$5,200,000	$9,122,807	6.68	0.33	609,233
Marvin Harrison	2000; prior to season 5	5	$25,500,000	$5,100,000	$12,304,574	5.36	0.27	659,284
Terrell Owens	1999; prior to season 4	7	$35,000,000	$5,000,000	$13,091,747	5.35	0.37	700,194
Santonio Holmes	2011; prior to season 6	5	$45,000,000	$9,000,000	$11,214,953	5.19	0.26	582,363
Nate Burleson	2006; prior to season 4	7	$49,000,000	$7,000,000	$10,294,118	4.74	0.33	487,660
Averages			$25,283,454	$4,942,212	$8,683,684
Total						100.00%	4.39	$7,729,163

(1)Compensation was adjusted for inflation from the year in which the players entered into an NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million. Compensation was adjusted for inflation from 2015 to 2018 based on an annual inflation rate of 6.2%. The inflation rate used for this period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016 using third party estimates.

The weighted average contract length was 4.39 years, which we rounded down to four years. We estimated that Kendall Wright will receive a four year contract in 2016 with a total value of $30.9 million with an average annual value of $7.7 million. Based on the comparable contracts we estimated Kendall Wright will receive a signing bonus of approximately $5.6 million in 2016 and salaries of $6.5 million, $5.7 million, $7.0 million, and $6.1 million in the 2016 – 2019 NFL seasons, respectively.

Kendall Wright’s Projected Third NFL Player Contract

We estimated that Kendall Wright would enter into a third NFL player contract prior to the 2020 season, his ninth NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 370 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. We then limited this data set to wide receivers who entered into NFL player contracts between their eighth and tenth NFL seasons between 1995 and 2014, resulting in a set of 41 players who have entered into a total of 66 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 41 to arrive at the reduced sample size of the 8 most comparable players who signed 8 contracts. We then calculated the weighted average length and weighted average annual value of the 8 contracts signed by the 8 most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2020(1)	Amounts	(in Years)	the Contract
Wayne Chrebet	2002; prior to season 8	7	$17,500,000	$2,500,000	$6,478,203	22.74%	1.59	$1,473,293
Darrell Jackson	2008; prior to season 9	1	$1,500,000	$1,500,000	$2,382,449	19.32	0.19	460,338
Laveranues Coles	2009; prior to season 10	4	$27,500,000	$6,875,000	$10,298,118	11.87	0.47	1,222,496
Marvin Harrison	2004; prior to season 9	7	$67,000,000	$9,571,429	$21,884,115	9.52	0.67	2,084,348
Terrell Owens	2004; prior to season 9	7	$48,930,000	$6,990,000	$15,981,937	9.51	0.67	1,519,445
Marty Booker	2008; prior to season 10	2	$3,500,000	$1,750,000	$2,779,523	9.38	0.19	260,753
Santonio Holmes	2013; prior to season 8	3	$25,250,000	$8,416,667	$12,607,393	9.23	0.28	1,163,741
Nate Burleson	2010; prior to season 8	5	$25,000,000	$5,000,000	$7,570,321	8.42	0.42	637,496
Averages			$27,022,500	$5,325,387	$9,997,757
Total						100.00%	4.48	$8,821,910

(1)Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million Compensation was adjusted for inflation from 2014 to 2016 based on an annual inflation rate of 6.2%. The inflation rate used for this two year period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016. Compensation was adjusted for inflation from 2016 to 2020 based on an annual inflation rate of 5.6%. The inflation rate used for this five year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

Because Kendall Wright would only have three years left on his estimated career length prior to signing his final contract, we estimated that Kendall Wright will receive a three year contract in 2020 with a total value of approximately $26.5 million. Based on comparable contracts we estimated Kendall Wright will receive a signing bonus of approximately $3.1 million in 2020 and salaries of $8.8 million, $9.2 million, and $5.4 million in the 2020 – 2022 NFL seasons, respectively.

Kendall Wright’s Endorsements

In determining that Kendall Wright would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Kendall Wright can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, other than payments Kendall

Wright  may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business— Kendall Wright  Brand— Kendall Wright  Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

If any of our assumptions are incorrect then our estimate of the fair value of Kendall Wright’s brand contract may be too high.

Andrew Heaney Brand Contract, at Estimated Fair Value

Andrew Heaney Estimated Brand Income

On September 10, 2015, we entered into a brand contract with Andrew Heaney. The table below shows our estimates as of January 1, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Andrew Heaney as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$326,087	$312,045	0.4%	0.9%	4.5%
MLB Contract	326,087	312,045	0.4	0.9	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
MLB Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$83,665,193	$33,091,133	99.6%	99.1%	14.5%
Projected Player Contracts	83,015,193	32,865,979	98.8	98.4	14.5
Projected Endorsements	400,000	207,107	0.5	0.6	13.4
Projected Post-Career	250,000	18,047	0.3	0.1	25.0
Total	$83,991,280	$33,403,178	100.0%	100.0%
Average					14.5%

(1)All amounts presented are gross payments due to Andrew Heaney prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and Performance, Award, and Other Bonuses under the BA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)All amounts included in Category A are from and after January 1, 2015.

The following are examples of Category A, Category B and Category C income for Andrew Heaney:

•	Category A—Category A income that we included in the model for Andrew Heaney is his contractual salary for the 2015 MLB and Minor League playing season from and after January 1, 2015.
•	Category B—An example of Category B income that would be included are portions of a player’s endorsement contracts for the 2016 MLB season and beyond.

•	Category C—Examples of Category C income that we included in the model for Andrew Heaney are:
•	Projected Future MLB Player Contracts—Potential brand income related to anticipated future MLB playing contracts, following the expiration of Andrew Heaney’s current MLB player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Andrew Heaney’s  MLB playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Andrew Heaney’s MLB playing career.

The most significant assumptions in our determination of fair value for the Andrew Heaney brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Andrew Heaney would have an MLB playing career of at least nine years; and
•

that during this time he would play out his existing MLB player contract and enter into additional MLB player contracts for at least $83.0 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Andrew Heaney Discount Rates

In determining the expected brand income for Andrew Heaney, we used discount rates ranging from 4.5% to 25.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Andrew Heaney has played less than five seasons in the MLB.

Andrew Heaney Career Length

Our team of valuation professionals reviewed a data set consisting of all pitchers who had their first Fantex Qualifying Season in 1990 or thereafter. “Fantex Qualifying Season” is the first season in which a pitcher records ten or more starts and throws fifty or more innings during the MLB regular season. According to www.baseballreference.com there were a total of 520 pitchers in this data set, of which 270 were retired prior to the beginning of the 2015 MLB season. We believe Andrew Heaney’s first Fantex Qualifying Season will be the 2015 MLB season. Based on a mathematical model taking into account age, Best Baseball America Prospect Rank and statistical production (games started, inning pitched per game, strikeouts per nine innings, WAR (wins above replacement) and WHIP (walks plus hits per inning pitched)) in each pitcher’s first Fantex Qualifying Season, we assigned to each of the pitchers in the data set a relative weighting with the most comparable pitchers to Andrew Heaney (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 270 to arrive at the sample size of the 16 most comparable pitchers to Andrew Heaney (based on the above criteria). We then calculated the weighted average MLB playing career of the 16 most comparable players to Andrew Heaney. Based on the weighted average MLB playing career of these 16 pitchers, we determined that Andrew Heaney would have an estimated MLB playing career of 8.56 years, which we rounded up to nine years for the purposes of our valuation and therefore estimated Andrew Heaney would play in MLB until 2023.

Player	MLB Career Length (in Years)(1)	Weights Applied to Length	Weight Adjusted MLB Career Length (in Years)
Rocky Coppinger	6	13.90%	0.83
Boof Bonser	5	9.82%	0.49
Jaret Wright	11	7.85%	0.86
Taylor Buchholz	6	6.30%	0.38
Jeff D’Amico	9	5.95%	0.54
Carl Pavano	15	5.94%	0.89
Livan Hernandez	16	5.75%	0.92
Adam Eaton	10	5.40%	0.54
Jesse Foppert	4	5.14%	0.21
Odalis Perez	10	5.06%	0.51
Rob Bell	8	4.98%	0.40
Darryl Kile	13	4.95%	0.64
John Roper	3	4.90%	0.15
John Ericks	3	4.82%	0.14
Ben Sheets	12	4.68%	0.56
Paul Wilson	11	4.56%	0.50
Total		100.00%	8.56

(1)MLB playing career lengths derived from www.baseballreference.com.

Andrew Heaney MLB Player Contract Earnings 2015

Andrew Heaney played under a one-year Major League Uniform Player’s Contract with the Los Angeles Angels. For each day of service while in the Major Leagues in 2015, Andrew Heaney was paid at an annual rate of $509,250.

Andrew Heaney Projected MLB Player Contract Earnings 2016 – 2023

In determining that Andrew Heaney would enter into additional MLB player contracts, we assumed that he would have a MLB playing career of nine years, as discussed above. In estimating the value of Andrew Heaney’s MLB earnings in each year from 2016 to 2023, we began with a data set consisting of all pitchers who had their first Fantex Qualifying Season in 1990 or thereafter. According to www.fangraphs.com there were a total of 520 pitchers in this data set. Based on a mathematical model taking into account age, Best Baseball America Prospect Rank and statistical production (games started, inning pitched per game, strikeouts per nine innings, WAR (wins above replacement) and WHIP (walks plus hits per inning pitched)) in each pitcher’s first Fantex Qualifying Season we assigned to each of the pitchers in the data set a relative weighting with the most comparable pitchers to Andrew Heaney (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of the dataset in each year of Andrew Heaney’s career to arrive at the reduced sample size of the most comparable pitchers for that year. We then calculated the weighted average MLB earnings of the most comparable pitchers in each year, after adjusting for estimated inflation in MLB salaries over time. We estimate that Andrew Heaney will earn a total of $83.0 million in MLB earnings during from 2016 to 2023.

Andrew Heaney’s estimated MLB earnings for years 2015 through 2023 are as follows:

Year	Weighted Inflation Adjusted Estimated Annual MLB Compensation (1)
2015	$326,087
2016	$1,131,659
2017	$1,383,999
2018	$5,403,258
2019	$8,395,478
2020	$11,290,296
2021	$15,917,506
2022	$18,253,653
2023	$21,239,344
Total	$83,341,280

(1)

For years 2016-2023, compensation was adjusted for inflation from the year in which the comparable player earned the MLB compensation to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the MLB league minimum salary in the year the comparable contract was signed by the 2015 MLB league minimum salary. Compensation was adjusted for inflation from 2015 to the years in which the compensation is estimated to be earned based on an annual inflation rate of 3.62%. The inflation rate used for years 2016-2023 was determined based upon the compound annual growth rate of the MLB league minimum salary between 2007 and 2015.

Andrew Heaney’s Endorsements

In determining that Andrew Heaney would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Andrew Heaney can demonstrate consistent success as a MLB pitcher and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Andrew Heaney currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

If any of our assumptions are incorrect then our estimate of the fair value of Andrew Heaney’s brand contract may be too high.

Terrance Williams Brand Contract, Estimated Fair Value

Terrance Williams Estimated Brand Income

On September 17, 2015, we entered into a brand contract with Terrance Williams. The table below shows our estimates as of February 1, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Terrance Williams as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)	$628,000	$600,695	1.1%	2.0%	4.6%
NFL Contract	625,000	598,086	1.1	2.0	4.6
Endorsements	3,000	2,609	0.0	0.0	15.0
Category B	$1,660,000	$1,371,901	3.0%	4.5%	10.0%
NFL Contract	717,500	592,975	1.3	1.9	10.0
Proven Performance Escalator Estimate	942,500	778,926	1.7	2.5	10.0
Endorsements	—	—	—	—	—
Category C	$52,916,110	$28,621,340	95.9%	93.6%	15.0%
Projected Player Contracts	52,319,110	28,374,197	94.8	92.7	15.0
Projected Endorsements	347,000	205,412	0.6	0.7	17.1
Projected Post-Career	250,000	41,731	0.5	0.1	20.0
Total	$55,204,110	$30,593,936	100.0%	100.0%
Average					14.8%

(1)All amounts presented are gross payments due to Terrance Williams prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)All amounts included in Category A are from and after February 1, 2015.

The following are examples of Category A, Category B and Category C income for Terrance Williams:

•

Category A—Category A income that we included in the model for Terrance Williams is his contractual salary for the 2015 NFL playing season after February 1, 2015 and his workout bonus (which was earned on March 15, 2015) for the 2015 NFL playing season.

•

Category  B—Category B income that we included in the model for Terrance Williams is his contractual salary for the 2016 NFL season, in which he is eligible to receive a ‘Proven Performance Escalator’ as outlined in Article 7, Section 4 of the Collective Bargaining Agreement between the NFL and the NFLPA.

•	Category C—Examples of Category C income that we included in the model for Terrance Williams are:
•	Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Terrance Williams’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Terrance Williams’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Terrance Williams’s NFL playing career.

The most significant assumptions in our determination of fair value for Terrance Williams’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Terrance Williams would have an NFL career length of at least nine years; and
•

that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for $52.3 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Terrance Williams Discount Rates

In determining the expected brand income for Terrance Williams, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Terrance Williams has played less than five seasons in the NFL.

Terrance Williams Career Length

Our team of valuation professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their first or second NFL season since 1988. According to www.nfl.com, there were a total of 254 wide receivers in this data set, of which 157 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl & All-Pro selection and draft position, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Terrance Williams (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 157 to arrive at the sample size of the 13 most comparable wide receivers to Terrance Williams (based on the above criteria). We then calculated the weighted average career length of the 13 most comparable players to Terrance Williams. Based on the weighted average career length of these 13 wide receivers, we determined that Terrance Williams would have an estimated career length of 8.87 years, which we rounded up to nine years for the purposes of our valuation.

		Weights	Weight
		Applied to	Adjusted
	Career	Career	Career
Wide Receiver	Length (in Years)(1)	Length	Length (in Years)
Reggie Brown	6	22.52%	1.35
Terrell Owens	16	15.71%	2.51
Chris Sanders	8	10.00%	0.80
Nate Burleson	11	7.22%	0.79
Reidel Anthony	5	6.11%	0.31
Quincy Morgan	7	6.07%	0.42
Johnny Knox	4	6.01%	0.24
Willie Green	8	4.94%	0.39
Andre Davis	9	4.85%	0.44
Antonio Bryant	8	4.29%	0.34
Michael Jackson	8	4.16%	0.33
Eddie Kennison	13	4.07%	0.53
Chris Chambers	10	4.04%	0.40
Total		100.00%	8.87

(1) Career lengths from NFL.com.

Terrance Williams Projected NFL Player Contract

In determining that Terrance Williams would enter into one additional NFL player contract, we assumed that he would have a career length of nine years, as discussed above.

Terrance Williams’ Projected Second NFL Player Contract

Terrance Williams completed his third NFL regular season and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that Terrance Williams would enter into a second NFL player contract prior to the 2017 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 254 wide receivers who caught 1.875 passes per team game over the regular season in their first or second NFL season since 1988. We then limited this data set to wide receivers who have entered into NFL player contracts between their fourth and sixth NFL seasons between 1994 and 2014, resulting in a set of 88 players who have entered into a total of 92 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro-Bowl and All-Pro selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Terrance Williams (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 88 to arrive at the reduced sample size of the nine most comparable players. We then calculated the weighted average length and weighted average annual value of the nine contracts signed by the nine most comparable wide receivers after adjusting for estimated inflation in NFL Player contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Wide Receiver	was Executed	(in Years)	Contract	Contract	Year 2017(1)	Amounts	(in Years)	the Contract
Terrell Owens	1999; prior to season 4	7	$35,000,000	$5,000,000	$13,836,317	35.33%	2.47	$4,887,966
Nate Burleson	2006; prior to season 4	7	$49,000,000	$7,000,000	$10,879,577	16.24	1.14	1,767,071
Antonio Bryant	2006; prior to season 5	4	$15,000,000	$3,750,000	$5,828,345	9.64	0.39	562,031
Chris Chambers	2005; prior to season 5	5	$23,000,000	$4,600,000	$8,529,152	9.09	0.45	775,117
Darrell Jackson	2004; prior to season 5	6	$25,000,000	$4,166,667	$8,197,187	6.75	0.41	553,432
Lee Evans	2009; prior to season 6	4	$37,250,000	$9,312,500	$12,002,600	6.69	0.27	803,184
Donnie Avery	2013; prior to season 6	3	$8,550,000	$2,850,000	$3,673,279	5.65	0.17	207,464
Keary Colbert	2008; prior to season 5	3	$7,105,000	$2,368,333	$3,236,674	5.46	0.16	176,670
David Boston	2003; prior to season 5	7	$47,000,000	$6,714,286	$14,190,973	5.15	0.36	730,887
Averages			$27,433,889	$5,084,643	$8,930,456
Total						100.00%	5.82	$10,463,822

(1)

Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million. Compensation was adjusted for inflation from 2014 to 2017 based on an annual inflation rate of 5.66%. The inflation rate used for this three-year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2015.

The weighted average contract length was 5.82 years. Because Terrance Williams would only have five years left on his estimated career length, we estimated Terrance Williams will receive a five year contract in 2017 with a total value of $52.3 million and an average annual value of $10.5 million. Based on the comparable contracts we estimated Terrance Williams would receive a signing bonus of $10.4 million in 2017 and salaries of $8.9 million, $9.0 million, $9.1 million, $7.5 million, and $7.5 million in the 2017– 2021 NFL seasons, respectively.

Terrance Williams’s Endorsements

In determining that Terrance Williams would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Terrance Williams can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, other than payments Terrance Williams may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business— Terrance Williams Brand— Terrance Williams Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

If any of our assumptions are incorrect then our estimate of the fair value of Terrance Williams’s brand contract may be too high.

Ryan Shazier Brand Contract, Estimated Fair Value

Ryan Shazier Estimated Brand Income

On September 23, 2015 we entered into a brand contract with Ryan Shazier. The table below shows our estimates as of September 1, 2015, based on the quantitative and qualitative factors described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation Process” of our Annual Report, of Category A, Category B and Category C brand income for Ryan Shazier as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate(1)	rate	discount rate	rate	rate
Category A(2)(3)	$3,852,876	$3,495,624	5.9%	11.3%	4.5%
NFL Contract	3,852,876	3,495,624	5.9	11.3	4.5
Endorsements	—	—	—	—	—
Category B	$20,000	$18,182	0.0%	0.1%	10.0%
NFL Contract	—	—	—	—	—
Endorsements	20,000	18,182	0.0	0.1	10.0
Category C	$61,853,990	$27,484,141	94.1%	88.7%	15.4%
Projected Player Contracts	61,183,990	27,200,497	93.1	87.7	15.0
Projected Endorsements	420,000	248,868	0.6	0.8	15.4
Projected Post-Career	250,000	34,776	0.4	0.1	20.0
Total	$65,726,866	$30,997,947	100.0%	100.0%
Average					14.7%

(1)All amounts presented are gross payments due to Ryan Shazier prior to any exclusion for expenses such as legal fees, travel expenses, or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)All amounts included in Category A are from and after September 1, 2015.

(3)The amounts payable to Ryan Shazier under his current NFL player contract are guaranteed.

•

Category A—Examples of Category A income that we included in the model for Ryan Shazier are the amounts under his existing NFL Player contract for the 2015, 2016, and 2017 playing seasons, from and after September 1, 2015.

•	Category B—Examples of Category B income that we have included in the model for Ryan Shazier are current endorsement contracts for NFL seasons 2016 and beyond.
•	Category C—Examples of Category C income that we included in the model for Ryan Shazier are:
•	Projected Player Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Ryan Shazier’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Ryan Shazier’s NFL playing career. An example of this would include a potential future endorsement contract with a new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting or the like following Ryan Shazier’s NFL playing career.

The most significant assumptions in our determination of fair value for Ryan Shazier’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Ryan Shazier would have an NFL career length of at least nine years; and
•

that during this time he would play out his existing NFL player contract, that the Pittsburgh Steelers would exercise the Fifth Year Option and he would enter into a multi-year NFL player contract for at least $61.2 million in total.

Ryan Shazier Discount Rates

In determining the expected brand income for Ryan Shazier, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Ryan Shazier has played less than five seasons in the NFL.

Ryan Shazier Career Length

Our team of valuation professionals reviewed a data set consisting of linebackers who were signed by NFL teams as rookies between 1992 and 2013 and played in at least 37.5% of team games in their first NFL season. According to www.nfl.com, there were a total of 479 linebackers in this data set, of which 306 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account NFL draft round, Pro-Bowl and All-Pro selection, and statistical production (total tackles and games started), we assigned to each of the linebackers in the data set a relative weighting with the most comparable linebackers to Ryan Shazier (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research; we calculated the rounded square root of 306 to arrive at the sample size of the 17 most comparable linebackers to Ryan Shazier (based on the above criteria). We then calculated the weighted average career length of the 17 most comparable players to Ryan Shazier. Based on the weighted average career length of these 17 linebackers, we determined that Ryan Shazier would have an estimated career length of 9.40 years, which we rounded down to nine years for the purposes of our valuation.

		Weights	Weight‑
		Applied to	Adjusted
	Career	Career	Career
Linebacker	Length(1)	Length	Length
Julian Peterson	11	55.62%	6.12
Quentin Coryatt	7	6.45%	0.45
Courtney Watson	2	5.28%	0.11
Keith Rivers	7	5.18%	0.36
Wayne Simmons	6	3.27%	0.20
Chad Brown	15	3.19%	0.48
Winfred Tubbs	7	2.43%	0.17
T.J. Slaughter	7	2.40%	0.17
Raynoch Thompson	5	2.21%	0.11
Dontarrious Thomas	6	2.17%	0.13
Will Witherspoon	12	2.15%	0.26
Eddie Robinson	11	2.01%	0.22
David Pollack	4	1.63%	0.07
Randall Godfrey	12	1.63%	0.20
Jamie Duncan	7	1.49%	0.10
James Darling	10	1.49%	0.15
Barry Gardner	8	1.41%	0.11
Total		100.00%	9.40

(1) Career lengths from NFL.com.

Ryan Shazier Projected NFL Player Contracts

In determining that Ryan Shazier would enter into two additional NFL player contracts, we assumed that he would have a career length of nine years, as discussed above.

Projected Fifth-Year Option

Ryan Shazier has completed his second NFL regular season and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that the Pittsburgh Steelers will exercise the Fifth-Year Option on Ryan Shazier’s entry level NFL Player contract prior to the 2018 NFL season as outlined in Article 7, Section 7 of the CBA. In estimating the value of this potential Fifth-Year Option, we began with a data set consisting of the third through 25th highest salaried linebackers under contract (as of August 3, 2015) for the 2015 NFL season. These salaries were then inflated to year 2018 at a rate of 5.57% (the historical growth rate of the NFL Salary Cap from 2000 to 2015). According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

Rank	Linebacker	2015 Salary	Salary (2018 Dollars)
3	Jared Allen	$12,500,000	$14,705,571
4	Thomas Davis	$10,250,000	$12,058,568
5	Von Miller	$9,754,000	$11,475,051
6	Julius Peppers	$9,500,000	$11,176,234
7	Vic Beasley	$9,236,984	$10,866,810
8	Brandon Graham	$9,000,000	$10,588,011
9	Pernell McPhee	$8,675,000	$10,205,666
10	Clay Matthews	$8,600,000	$10,117,433
11	Derrick Morgan	$8,500,000	$9,999,788
12	Brian Orakpo	$8,218,750	$9,668,913
13	Trent Cole	$7,953,125	$9,356,419
14	Lawrence Timmons	$7,500,000	$8,823,342
15	David Harris	$7,500,000	$8,823,342
16	Rey Maualuga	$7,137,500	$8,396,881
17	Ryan Kerrigan	$7,038,000	$8,279,825
18	Paul Kruger	$7,000,000	$8,235,120
19	DeMarcus Ware	$7,000,000	$8,235,120
20	Brooks Reed	$6,900,000	$8,117,475
21	Curtis Lofton	$6,500,000	$7,646,897
22	Connor Barwin	$6,400,000	$7,529,252
23	Whitney Mercilus	$6,181,012	$7,271,625
24	Jabaal Sheard	$6,000,000	$7,058,674
25	Tamba Hali	$6,000,000	$7,058,674
Average			$9,378,030

We estimated that Ryan Shazier would receive a Fifth-Year team Option in 2018 with a total value of approximately $9.4 million.

Ryan Shazier’s Projected NFL Player Contract

We estimated that Ryan Shazier would enter into a free agent NFL player contract prior to the 2019 season, his 6th NFL season. In estimating the value of this potential NFL player contract, we began with a data set consisting of all 479 linebackers who were signed by NFL teams as rookies since 1992 or thereafter and played in at least 37.5% of team games in their first NFL season. We then limited this data set to linebackers who have entered into NFL player contracts between their fourth and seventh NFL seasons since 1994, resulting in a set of 141 players who have entered into a total of 153 contracts. Based on a mathematical model taking into account NFL draft round, Pro-Bowl and All-Pro selection, and statistical production (games started and total tackles), we assigned to each of these linebackers a relative weighting with the most comparable linebackers to Ryan Shazier (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 141 to arrive at the reduced sample size of the 12 most comparable players who signed 14 contracts. We then calculated the weighted average length and weighted average annual value of the 14 contracts signed by the 12 most comparable linebackers after adjusting for estimated inflation in linebacker contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation			Weight
					Adjusted	Weights		Inflation
	Calendar Year			Average	Average	Applied	Weight	Adjusted
	and Season		Total	Annual	Annual	to Contract	Adjusted	Average Annual
	in which the	Contract	Compensation	Compensation	Compensation	Length and	Contract	Compensation
	New Contract	Length	Under the	Under the	Amounts to	Contract	Length	Under
Linebacker	was Executed	(in Years)	Contract	Contract	Year 2019(1)	Amounts	(in Years)	the Contract
Julian Peterson	2006; prior to season 7	7	$54,000,000	$7,714,286	$13,457,889	61.25%	4.29	$8,243,460
Quentin Coryatt	1996; prior to season 5	4	$18,000,000	$4,500,000	$19,648,723	7.10	0.28	1,394,724
Dwight Freeney	2007; prior to season 6	6	$72,000,000	$12,000,000	$19,590,077	6.36	0.38	1,245,074
Justin Durant	2011; prior to season 5	2	$5,500,000	$2,750,000	$4,065,161	3.18	0.06	129,083
Justin Durant	2013; prior to season 7	2	$2,400,000	$1,200,000	$1,736,031	3.18	0.06	55,125
Keith Rivers	2014; prior to season 7	2	$4,050,000	$2,025,000	$2,709,286	5.70	0.11	154,544
Chad Brown	1997; prior to season 5	4	$24,000,000	$6,000,000	$20,905,760	3.51	0.14	734,771
Winfred Tubbs	1998; prior to season 5	5	$14,250,000	$2,850,000	$9,680,425	2.67	0.13	258,602
Will Witherspoon	2006; prior to season 5	6	$33,000,000	$5,500,000	$9,594,977	2.37	0.14	227,210
Kawika Mitchell	2008; prior to season 6	5	$17,500,000	$3,500,000	$5,368,976	1.26	0.06	67,525
Justin Houston	2015; prior to season 5	6	$101,000,000	$16,833,333	$20,905,760	1.18	0.07	245,649
Brandon Graham	2015; prior to season 6	3	$26,000,000	$8,666,667	$10,763,361	1.15	0.03	124,217
Ahmad Brooks	2012; prior to season 7	6	$40,400,000	$6,733,333	$9,934,916	0.55	0.03	54,469
Ahmad Brooks	2010; prior to season 5	2	$4,250,000	$2,125,000	$3,107,380	0.54	0.01	17,037
Averages			$29,739,286	$5,885,544	$10,819,194
Total						100.00%	5.79	$12,951,490

(1)Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2015 team salary cap of $143.3 million. Compensation was adjusted for inflation from 2015 to 2019 based on an annual inflation rate of 5.57%. The inflation rate used for this period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2015.

Because Ryan Shazier would only have four years left on his estimated career length prior to signing his final contract, we estimated that Ryan Shazier will receive a four year contract in 2019 with a total value of $51.8 million. Based on the comparable contracts we estimated Ryan Shazier will receive a signing bonus of $14.1 million in 2019 and salaries of $9.8 million, $7.4 million, $10.3 million, and $10.2 million in the 2019 – 2022 NFL seasons, respectively.

Ryan Shazier’s Endorsements

In determining that Ryan Shazier would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Ryan Shazier can demonstrate consistent success as a linebacker in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, other than payments Ryan Shazier may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed below at “Business— Ryan Shazier Brand— Ryan Shazier Brand Income”, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

If any of our assumptions are incorrect then our estimate of the fair value of Ryan Shazier’s brand contract may be too high.

Fantex Series Professional Sports, Estimated Fair Value Following This Offering

We entered into the brand contracts comprising Fantex Series Professional Sports with estimates of brand value determined based on: estimated brand income as of December 1, 2014 for Kendall Wright; estimated brand income as of January 1, 2015 for Andrew Heaney; estimated brand income as of February 1, 2015 for Terrance Williams; and estimated brand income as of September 1, 2015 for Ryan Shazier. Since those respective dates, developments and events that could reasonably be expected to impact the fair value of their respective brand contracts have occurred, including, among other things, changes in player performance, comparable contract projections and/or estimated career length.  See “—Unconsummated Brand Contracts as of September 30, 2015, Estimated Fair Value.”

For the estimation of fair value, we treat Fantex Series Professional Sports Convertible Tracking Stock in the aggregate.   As of the date of this prospectus, we do not believe that there has been an adverse change in the aggregate fair value of the Fantex Series Professional Sports Convertible Tracking Stock as of December 31, 2015 relative to the gross proceeds for Fantex Series Professional Sports Convertible Tracking Stock. However, there is no guarantee that such changes will not occur in the future.  See “Risk Factors – Risks Relating to Our Brand Contracts and Our Business.”

Immediately following the consummation of this offering, the net tangible book value of Fantex Series Professional Sports will be $12.64 million, which amount is equal to the aggregate purchase price payable by us under the Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier brand contracts. This amount does not necessarily reflect the fair value of the Fantex Series Professional Sports unit as of that date. We will assess the fair value of Fantex Series Professional Sports in accordance with our standard practice at the end of the quarter ending March 31, 2016, and we expect that this assessment at the end of the first fiscal quarter would result in an increase in fair value over the net tangible book value of the Fantex Series Professional Sports unit as of the completion of this offering. For example, based on our initial assessment we believe that the preliminary fair value as of December 31, 2015 would have increased by approximately 15%, primarily as a result of the contract parties’ 2015 on-field performance as well as the passage of time. And we expect that it will increase further prior to March 31, 2016, primarily as a result of the passage of time.

BUSINESS

Overview

We are a company whose focus is on acquiring minority interests in the future income of professional athletes and assisting such individuals in growing these income streams. We focus our business on three core areas:

•	targeting, evaluating, and assessing athletes with the potential to generate significant income (“brand income”);
•	acquiring minority interests in such brand income; and
•	assisting Fantex athletes in increasing the potential value of their future brand income, primarily through mentoring and network/audience development.

Our management team has significant marketing, operating and investment experience and what we believe are extensive industry contacts. Our team members have been directly involved with building E*TRADE Financial Corporation and Siebel Systems, Inc.

Fantex was incorporated on September 14, 2012 in Delaware and is headquartered in San Francisco, California. To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria. We  currently have brand contracts in effect with each of the following contract parties:

Contract Party	Effective Date of Brand Contract	Tracking Stock Related to the Brand Contract
Vernon Davis	October 30, 2013	Fantex Series Vernon Davis
EJ Manuel	February 14, 2014	Fantex Series EJ Manuel
Mohamed Sanu	May 14, 2014	Fantex Series Mohamed Sanu
Alshon Jeffery	September 18, 2014	Fantex Series Alshon Jeffery
Michael Brockers	January 9, 2015	Fantex Series Michael Brockers
Jack Mewhort	March 26, 2015	Fantex Series Jack Mewhort
Kendall Wright	March 26, 2015	Fantex Series Professional Sports
Andrew Heaney	September 10, 2015	Fantex Series Professional Sports
Terrance Williams	September 17, 2015	Fantex Series Professional Sports
Ryan Shazier	September 23, 2015	Fantex Series Professional Sports

The brand contracts of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier are contingent upon obtaining financing to fund the acquisition of our interest in the brand income under such brand contract.

We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts, although as of the date of this prospectus we have no current commitments to enter into another brand contract. Any brand contracts that we enter into in the future with other parties, who we refer to as contract parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

Brand Evaluation

Prior to entering into a brand contract, we conduct a detailed evaluation of the contract party and the brand to determine whether, in our opinion, they would be a suitable brand with the potential to generate significant brand income based on the criteria discussed below. We consider brand to be a distillation of a complex set of associations people make with respect to an individual, including performance, appearance, history and personal story, products or services they are associated with, public statements or positions on matters of public concern, how an individual acts or the image they project to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the market place. Our evaluation activities include, but are not limited to:

•	Assessing whether the contract party has the following characteristics:
•	the contract party is 18 years of age or older;
•	based on our estimate, that the contract party will have a career length of at least 3 years, within the contract party’s primary sport or occupation, following the execution of the brand agreement;
•	based on our estimate that the contract party has the ability to earn at least $5,000,000 of brand income, from his primary sport or occupation, following the execution of the brand agreement; and
•

based on our estimate that the contract party has the ability to earn at least $200,000 of brand income, from endorsements or other activities related to his primary sport or occupation, following the execution of the brand agreement;

•	Reviewing mainstream and social media to understand the individual’s relative standing in their field and how they are viewed by leading commentators and journalists as well as the public at large;
•

Collecting and analyzing widely followed performance metrics as well as recognized honors or awards received by the individual, including for example batting average for an athlete in the MLB, yards per carry for an athlete in the NFL, box office receipts, book sales, selection to All-Pro or All-Star teams, Grammy, Academy or Booker Awards, etc.;

•

Reviewing all existing contracts underlying the brand contract to verify current and future income streams, including sources of guaranteed income, and income that are based on achievement of performance or other milestones and that may or may not be achieved based on continued performance in the field;

•	Evaluating the character and reputation of the individual through our independent assessments, industry references and detailed background checks conducted by third parties;
•

Collecting financial and other information from each contract party to evaluate financial suitability and brand sustainability, focusing in particular on review of assets, liabilities, existing commitments, tax returns and credit reports; and

•	Assessing potential future cash receipts based on our estimate of the value of future contracts that could be included in brand income, considering factors such as:
•	the age of the individual and the average length of a career in the individual’s primary occupation, such as a professional athlete;
•	length of existing contracts and the potential for renewal or replacement of such contracts;
•	potential for incremental endorsement and other cash flow generating activity, including a comparison against the value of comparable brands;
•	the individual’s aspirations and goals beyond a career in the individual’s primary occupation; and
•

our judgment regarding the individual’s ongoing appeal and ability to develop as a media talent based upon a variety of intangibles including onscreen presence and ability to connect and communicate with consumers and the public.

As part of our brand evaluation, we also examine the brand’s current positioning and marketing footprint, including the reach, demographic, engagement level, and potential for growth. This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to assist the contract party enhance the value of their brand.

Brand Acquisition

We believe we have extensive industry contacts among our board of directors, employees, consultants and advisors of our company and our affiliates, which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm’s-length negotiation primarily to finalize a purchase price, our percentage of ABI and the scope of brand income, including whether or not there would be any specific exclusions.

Determining the Brand Contract Purchase Price

We believe that an athlete’s long-term (such as a full season or a number of seasons) on-field production data over extended periods of time, such as yards from scrimmage or strikeouts per inning over an entire season, correlate to the future brand income that will be earned by an athlete. To determine what we believe is an acceptable price to pay for each brand contract, we undertake a rigorous statistical analysis to estimate a contract party’s future brand income and the timing of the receipt of such brand income. Such analysis consists principally of determining a set of comparable players to the contract party, based on on-field production data, and then determining the amount and timing of receipt of the brand income earned by those comparable players during their playing careers. We then adjust the brand income earned by the comparable players for inflation and apply various discount rates to the inflation-adjusted brand income to estimate the brand income we believe the contract party will earn, which we refer to herein as the “Base Case”. We then run a sensitivity analysis against the set of comparable players so we can understand the range of outcomes (based on the range in the amount of brand income expected to be earned) we could experience from our investment in the contract party’s brand income, both above and below the Base Case. The Base Case and range of outcomes guide us in our arm’s-length negotiation of the final purchase price with each contract party. We also run a Monte Carlo simulation across our portfolio of brands to determine the expected return from our brand portfolio.

Enhancing Brand Value

Increasing Brand Reach and Consumer Engagement

We intend to build a portfolio of brands and enhance the value of our acquired brands via technology and data applications, as well as leveraging our marketing, advertising and strategic partnering expertise in collaboration with the contract parties. We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We expect to leverage our data and expertise to assist and supplement our contract parties’ efforts to extend the reach of their brands across multiple marketing mediums, including broadcast, print, digital, live events, and social. For example, each of our acquired brands would have a “brand liaison” who would be responsible for monitoring the brand and brand activities and serving as a liaison to find opportunities for us to provide brand enhancing activities. We believe that, as a result of our combined efforts, there is an opportunity to increase consumer engagement with the acquired brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties.

Typically a contract party’s current marketing services focus primarily on endorsement transactions with sponsors that reinforce his brand as a professional athlete. Although this brings in short term cash flow, we do not believe these sponsorships aid in building a brand that can be sustained beyond a playing career. We intend to assist more broadly on brand building and brand marketing. Our focus will primarily be on leveraging the platform of being a professional athlete to create a brand that is perceived as more than simply a sportsman, with the goal of having the contract party’s brand thrive beyond his playing career.

Brand development is a long-term strategy of ours intended to create greater longevity in the marketplace for our brands. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is not based solely on their primary occupation, such as a professional athlete in the NFL or MLB. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands.

We also believe that investors in a tracking stock linked to a brand (including through purchase of Units) are more likely to be consumer advocates for that brand because they would have an economic interest in the growth of the associated brand. As a result, they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the athlete. Aligning such incentives to help enhance the brand, we believe, will motivate additional sponsors to enter into agreements with the contract party in part because such additional sponsors would have a potentially more active group of followers that in turn make the athlete more valuable to potential endorsement partners. However, we have no history to demonstrate and we can make no assurances that our business model will be successful, or that any of our investors will act as consumer advocates or will be able to positively impact the endorsement potential of our contract parties.

Our Brand Platform

We intend to create a brand platform that will leverage social media data and in turn allow our contract parties to grow and develop their audiences. Through social data and platform analytics, we believe we can better understand the contract parties’ audiences, as well as cultivate engagement that supports the contract parties’ multi-dimensional interests and post-career aspirations.

The brand attributes of our contract parties when viewed solely as professional athletes are:

•	professional sport;
•	position played within that sport;
•	performance achieved within that sport; and
•	association with team(s) played for within that sport.

However, we intend to create brands with attributes beyond those of a professional athlete. Our contract parties have interests, opinions, skills, and passions and use certain products and engage in activities outside of professional sports. These brand attributes might include:

•	an interest in a certain type of music;
•	opinions on relevant social issues;
•	artistic abilities such as to paint, sing or act;
•	wearing a certain style of clothing or jewelry;
•	use of certain household products or services;
•	an interest in travel; and
•	work with a particular charity.

Through our brand platform we intend to connect our contract parties via social media to mass, engaged audiences that are interested in our contract party not necessarily because he is a professional athlete, but because he has other brand attributes that are relevant to that target audience. We believe that our brand platform will be uniquely positioned to identify the specific attributes, demographics, and psychographics of target audiences that were previously unaffiliated with our contract parties. We believe we can utilize this information to drive more and more engagement within these existing mass audiences, as well as large undiscovered audiences. Our brand platform will allow our contract party to place very targeted messaging within his social media feeds to connect with these audiences. We believe the ability to serve such directed content to a specific target audience would be viewed as valuable by fans, investors in a tracking stock, existing sponsors, and potential advertisers. Further, the engagement of our contract parties with these mass audiences will support our long-term strategy to create longevity for our contract party brands beyond their playing careers.

Our focus includes:

•	assisting our brands in creating and developing a vision for their brand identity and attributes;
•	identify opportunities for re-positioning and/or differentiation;
•	monitoring the brand and brand activities to identify “brand moments” or events or circumstances that we believe present an opportunity to establish or reinforce elements of the brand;
•	providing marketing strategies to accelerate brand growth and influence of the brand based on a “cross-pollination” technology to identify consumers that would potentially be interested in the brand;
•	identifying content developed by us or third parties that could be used to increase awareness of the brand;
•	identifying topics and vocabulary that would allow the contract party to increase consumer engagement;
•	identifying trends in consumers’ interest in the brand and optimizing messaging consistent with these trends and brand identity;
•	identifying and understanding, and where possible, influencing key social media thought-leaders;
•	monitoring trends in similar brands that a contract party could leverage to increase the value of its brand;
•	providing advice on workflow and scheduling of messages to better optimize staging and consumer exposure; and
•	advising on search engine optimization for each brand to better enable discovery, searching, filtering and following by consumers and media outlets.

We measure the effectiveness of our strategies to enhance brand value where possible, and use those measurements to assess whether our efforts are successful. For example, we measure changes in the social media reach of our brands by measuring the change in the number of followers our brands may have on Twitter and Facebook and other social media sites, as well as measure the demographics of those followers compared to the demographics that our brand vision may target. We also measure the engagement level of these followers to determine brand enthusiasm. Ultimately our success will be measured by brand income, particularly from new sources, including income from sponsors unrelated to sports, and/or increased brand income from existing sources. As with other forms or marketing and advertising, however, our ability to precisely measure the impact of our efforts on brand value may be difficult to determine objectively.

Monetization of the Brand

In addition to our brand platform services, we provide advice to contract parties based both on our experience and through data analysis that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that building critical mass with a portfolio of brands will enable us to generate meaningful data based on our brands and our continual monitoring of the marketplace, including best practices with respect to consumer engagement and other critical drivers of brand value, as well as data on demographic metrics and other data relative to brands and their performance. In conjunction with the brand platform, we provide an accessible report, in customizable and graphical format with data filter capabilities, highlighting the demographic metrics, reach, consumer engagement, strength and other critical drivers of brand value for sponsors based on our proprietary internal data. We are in the process of developing proprietary brand platform software to be used to produce such reports at such time as there would be meaningful data. We believe that this information and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement payments and brand longevity post career as a professional athlete.

Overview of Professional Football, Honors and Awards

The NFL is the premier professional football league in the United States and was founded on August 21, 1920. The NFL is comprised of 32 teams divided into two conferences, the National Football Conference (the “NFC”), and the American Football Conference (the “AFC”), which in turn each have four divisions. The regular season of the NFL consists of 16 games played on a weekly basis over 17 weeks (with one bye week for each team) roughly from September to December, with up to four post‑season games. Football is a physically demanding sport, requiring strength, speed and power. In addition, because of the frequent tackling and other physical contact, football players are prone to injury. The age at which NFL players peak depends on many factors, including the player’s position and the physical training of the player.

The Associated Press annually publishes a list of the best player for each position, which it designates as the “All‑Pro Team.” Each year the All‑Pro Team is selected by a national panel of media members, regardless of the conference in which the player competes. The First Team consists of the top one or two players at each position; the Second Team consists of the runners‑up at each position. One player is selected at quarterback, fullback, tight end, center, punter, place kicker, and kick returner, while two players are selected at running back, wide receiver, offensive tackle, offensive guard, outside linebacker, inside/middle linebacker, defensive end, defensive tackle, cornerback, and safety. In the event of a unanimously selected quarterback, fullback, tight end, center, punter, place kicker, or kick returner, there will be no Second Team selection at that position. Additional designations, such as NFL “Most Valuable Player” are presented by various media outlets.

Since the 1938 season, the NFL has held the Pro Bowl. NFL players are invited to attend the Pro Bowl based on votes cast by NFL coaches, NFL players and fans. The players for each position who receive the highest votes for their respective conferences are selected to play in the Pro Bowl. An invitation to play in the Pro Bowl is generally considered to be a significant honor.

Professional Football Compensation

Overview

Player compensation during the regular season is established by contract between the player and the NFL franchise under the CBA between the NFL and the NFLPA. On August 4, 2011, the NFL and NFLPA entered into the current CBA which will be effective until the 2020 season, subject to certain exceptions. NFL player contracts generally conform to the form player contract contained in the CBA, however individual modifications may be made.

Salary Cap

The CBA establishes the maximum amount of compensation each team may pay to its players in a given season. This salary cap is calculated as a percentage of total league revenue. The current CBA provides that the salary cap may not exceed in the aggregate 48% of projected league revenues (excluding stadium credit) during the 2012‑2014 seasons and 48.5% of projected league revenues (excluding stadium credit) during the 2015‑2020 seasons, except that the salary cap may not be less than $142.5 million per team. The salary cap is divided equally among all 32 teams. The salary cap amount is reduced by retired player benefits, which were approximately $22.0 million in 2011. From 1994 to 2015 the NFL per team salary cap, after reduction for retired player benefits, rose from approximately $34.6 million to approximately $143.3 million, according to the NFL.

Each team has discretion to allocate compensation among players, however, the CBA imposes a minimum salary that increases over time based on the number of seasons played and the player’s roster status. Teams may offer signing bonuses to the player and certain amounts of “guaranteed money” that are paid to the player regardless of whether the player is on the team’s active roster. For purposes of determining the salary cap, signing bonuses are prorated over the life of the contract. As a result, teams may sometimes offer a larger percentage of the overall compensation in the form of a signing bonus to allow for a higher upfront payment while mitigating the impact on the current season’s salary cap. However, large signing bonuses will decrease the amount of money available under the salary cap in successive seasons. In addition, players may sometimes agree to renegotiate contracts in order to accommodate salary cap considerations.

Additional Bonus Opportunities

Each player is compensated for each post‑season game in accordance with a schedule established in the CBA. In the years 2011 to 2020, an NFL Player would be entitled to receive additional compensation ranging between:

•	$20,000 to $30,000 for playing on a wild‑card team;
•	$22,000 to $33,000 participating in a division playoff game;
•	$40,000 to $59,000 for participating in a conference championship;
•	$44,000 to $65,000 for participating in the Super Bowl; and
•	$88,000 to $130,000 for winning the Super Bowl.

Under Article 28 of the CBA, a performance based pool (“PBP Compensation,” as defined in the CBA) supplements player compensation based on a comparison of such player’s playing time to salary, with the goal of providing additional pay to players with lower total compensation and significant playing time. Players become eligible for a bonus in any regular season in which they play at least one official down. Payout of the performance based pool is computed by using a “player index” produced by dividing a player’s regular‑season playtime (total plays on offense, defense and special teams) by his adjusted regular‑season compensation (full regular season salary, prorated portion of signing bonus and earned incentives). Each player’s index is then compared to those of his teammates to determine the amount of his PBP Compensation.

The NFL compensates Pro Bowl players based on a schedule established in the CBA. Between the years 2011 and 2020, NFL players participating in the Pro Bowl are entitled to $25,000 to $37,000, with the players on the winning team receiving compensation ranging from $50,000 to $74,000. To the extent players are unable to participate in the Pro Bowl due to the timing of the Super Bowl, they are entitled to compensation equal to the midpoint between the payments due to the winning and losing teams. In addition to compensation received from the NFL, Pro Bowl players often receive bonuses from their endorsers as a result of being invited to play in the Pro Bowl. We do not believe that players selected to the Pro Bowl who are unable to play for reasons other than participation in the Super Bowl are entitled to Pro Bowl compensation.

In addition, NFL players are eligible to receive certain income from NFL Players, Inc., the marketing and licensing subsidiary of the NFLPA, which licenses the right to use players’ names, signature facsimiles, voices, pictures, photographs, likenesses and/or biographical information (collectively “image”) in group licensing programs. NFL players are not entitled to any additional income under the CBA or their NFL player contracts in exchange for the rights granted to the NFLPA in their NFL player contracts. Nevertheless, a player may from time to time receive income from such sponsorships at the discretion of NFL Players, Inc. and the NFLPA.

Endorsements

We believe that NFL players, including All-Pro or Pro Bowl caliber players, and baseball players generally receive a smaller percentage of their total compensation than other professional athletes from endorsement and appearance fees. Based on our internal market research we believe this is true for NFL players in part because they wear helmets and pads during games, and therefore are less recognizable, and they play on a large roster and in fewer games than other major professional sports in the United States. We believe the endorsement income that NFL players receive is determined by many factors including their position, the market in which the player performs, personal drive and ambition, personality, “likability,” authenticity, consistency, “mediagenic” qualities, fan base and brand image.

Quarterbacks are generally considered to be the most marketable NFL players and often garner the largest endorsement contracts, followed by other skilled‑position players. Winning post‑season championships and winning individual awards such as being named to the Pro Bowl or All‑Pro Team, playoff wins and Super Bowl championships, can increase the earning potential of a professional football player. Earning most valuable player awards for stand out performances can also increase the earning potential of NFL players. Endorsement contracts typically have morality clauses and minimum playing requirements that allow the sponsor to terminate the sponsorship.

Player Positions in Professional Football

Wide Receiver Position

A wide receiver is an offensive position player whose principal role is to catch passes from the quarterback. During passing plays, a wide receiver attempts to avoid, outmaneuver, or simply outrun his defenders (typically cornerbacks and/or safeties) in the area of his pass route. If the wide receiver becomes open he may then become the quarterback’s target. A wide receiver’s goal is to catch a ball thrown in his direction and then attempt to run downfield. Some wide receivers are perceived as a deep threat because of their speed and ability to get open deep down the field, while others may be possession receivers known for not dropping passes, running crossing routes across the middle of the field, and generally, converting third down situations.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro and Pro Bowl caliber players generally receive significantly higher compensation than players who are less well known. Based on media reports, the average annual compensation of the five highest paid wide receivers for the 2013 season was approximately $13.3 million.

Based on our analysis, the average career length of an NFL wide receiver who was retired at the end of the 2014 NFL season and who caught 1.875 passes per team game over the regular season in their rookie,  second or third seasons between 1980 and 2014, is approximately 8.13 years. This group consisted of 282 retired NFL wide receivers.

Tight End Position

A tight end in the NFL is often seen as a hybrid position with the characteristics and roles of both an offensive lineman and a wide receiver. Like offensive linemen, a tight end is usually lined up on the offensive line and is large enough to be an effective blocker. On the other hand, a tight end is an eligible receiver and must be skilled enough to warrant a defense’s attention when running pass patterns. Because of the hybrid nature of the position, the tight end’s role in any given offense depends on the tactical preferences and philosophy of the head coach and offensive coordinator. In some systems, the tight end will merely act as a sixth offensive lineman rarely going out for passes. Other systems utilize the tight end primarily as a receiver, frequently taking advantage of the tight end’s size and speed to create mismatches in the defensive secondary. Many coaches will often have one tight end who specializes in blocking in running situations while utilizing a better pass catching tight end in obvious passing situations. Top tight ends in the NFL usually excel as both a blocker and receiver.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro or Pro Bowl caliber players generally receive significantly higher compensation than players that are less well known. Based on media reports, the average annual compensation of the five highest paid tight ends for the 2012 season was approximately $7.1 million. Vernon Davis is reported to have received the second highest annual compensation for tight ends in the 2013 season.

Based on our analysis of data from publicly available sources, the average career length of an NFL tight end is approximately 5.5 years. Our analysis included the 212 NFL tight ends drafted in rounds one through seven between 1990 and 2010, who recorded at least one career NFL reception and were no longer playing at the start of the 2013 NFL season.

Quarterback Position

A quarterback in the NFL is the primary leader of the offense. The quarterback touches the ball on almost every offensive play, and as his performance can have a significant impact on the success of his team, the quarterback is the most visible and scrutinized positions in professional football. Prior to each play, the quarterback will tell the rest of his team which play the team will run; after the team is lined up, the center will pass the ball back between his legs to the quarterback (a process called the snap). Once the quarterback has received the snap, he will do one of several things. On a running play, the quarterback will hand or pitch the ball backwards to a running back. On a passing play, the quarterback will try to throw the ball downfield to a wide receiver, tight end, or running back. Additionally, the quarterback can run with the ball himself. This could be part of a designed play like the option run or quarterback sneak, or it could be an impromptu effort to avoid being sacked by the defense. In general, quarterbacks need to have physical skills such as arm strength, mobility, and quick throwing motion, in addition to intangibles such as competitiveness, leadership, intelligence, and downfield vision.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro or Pro Bowl caliber players generally receive significantly higher compensation than players that are less well known. In particular, the top quarterbacks in the NFL are among the highest paid players in the NFL. Based on media reports, the average annual compensation of the five highest paid quarterbacks for the 2013 season was nearly $20.4 million.

Based on our analysis, the average career length of an NFL quarterback who was retired at the end of the 2013 NFL and qualified for the NFL passing title in his rookie season between 1980 and 2012 is approximately 10.32 years. This group consisted of 28 NFL quarterbacks.

Positions within the Offensive Line

The offensive line consists of multiple positions whose principal role is to block defensive players and protect their team’s quarterback. The center lines up in the middle of the offensive line and initiates the play by snapping the ball. The center maintains the responsibility to block defensive players during both running and passing plays and will often call out blocking assignments for his teammates. Two offensive guards line up directly on either side of the center. The main role of the offensive guards is to block during both running and passing plays. The manner in which guards block defensive players varies upon the play type. In some instances, guards may come out of their position on the offensive line and ‘pull.” In this case, the guard becomes the lead blocker for the ball carrier. Offensive tackles play outside offensive guards on the offensive line. The principal role of offensive tackles is to block during both running and passing plays.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro and Pro Bowl caliber players generally receive significantly higher compensation than players who are less well known. Based on media reports, the average annual compensation of the five highest paid offensive lineman for the 2013 season was approximately $11.7 million.

Based on our analysis, the average career length of an NFL offensive lineman who was retired at the end of the 2013 NFL and who was drafted between 1988 and 2013 and played at least one NFL season is approximately 6.07 years.

Defensive Tackle Position

The defensive tackle is a position on the defensive line whose principal role is to prevent the advancement of the offensive opponent. The defensive tackle will typically line up opposite one of the offensive guards. The roles and responsibilities of a defensive tackle depend on a team’s defensive scheme. The roles and responsibilities of defensive tackles may consist of, but are not limited to: penetrating certain gaps in the offensive line, refusing to be moved by the offensive line, pursuing the quarterback, batting down passes, dropping into coverage in order to pursue screen passes, breaking up plays in the offensive backfield, or preventing the ball carrier from advancing past the line of scrimmage.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro and Pro Bowl caliber players generally receive significantly higher compensation than players that are less well known. Based on media reports, the average annual compensation of the five highest paid defensive tackles for the 2013 season was approximately $9.7 million.

Based on our analysis, the average career length of an NFL defensive tackle who was retired at the end of the 2013 NFL season and who was signed by an NFL team as a rookie between 1982 and 2012 and played in at least 37.5% of team games in his first two NFL seasons is approximately 7.46 years. This group consisted of 262 retired NFL defensive tackles.

Linebacker Position

The linebacker is a defensive position player whose goal is to provide either extra run protection or extra pass protection, depending on the particular play. The linebacker will typically line up three to five yards behind the line of scrimmage, behind the defensive linemen. The roles and responsibilities of a linebacker depend upon a team’s defensive scheme. The roles and responsibilities of linebackers may consist of, but are not limited to: penetrating certain gaps in the offensive line, pursuing the quarterback, dropping into coverage in order to pursue receivers, breaking up plays in the offensive backfield or preventing the ball carrier from advancing past the line of scrimmage.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro and Pro Bowl caliber players generally receive significantly higher compensation than players that are less well known. Based on media reports, the average annual compensation of the five highest paid linebackers for the 2015 season was approximately $14.2 million.

Based on our analysis, the average career length of an NFL linebacker who was retired at the end of the 2014 NFL season and who was signed by an NFL team as a rookie between 1982 and 2014 and played in at least 37.5% of team games in his first NFL season is approximately seven years. This group consisted of 306 retired NFL linebackers.

Overview of Professional Baseball, Honors and Awards

Major League Baseball (“MLB”) is the premier professional baseball league in the United States and was founded in 1869 in Cincinnati, Ohio. MLB is comprised of 30 teams divided into two leagues, the National League and the American League, each of which is comprised of three divisions. The MLB regular season consists of 162 games played per team, roughly from April to October, with up to 20 post-season games (Wild Card game, Divisional Series, Championship Series and World Series). Baseball is a physically demanding sport, requiring strength, speed and power. The age at which MLB players peak depends on many factors, including the player’s position and the physical training of the player.

The Baseball Writers’ Association of America (“BBWAA”), a professional association of baseball journalists, annually awards the Major League Baseball Most Valuable Player Award (“MVP award”) to the most outstanding player in each of the American and National Leagues. In addition to the MVP award, the BBWAA presents various other awards on an annual basis, including the Cy Young Award, given to the best pitcher in each league, and the Rookie of the Year award, given to one rookie player in each league.

The “Rawlings Gold Glove” award (“Gold Glove award”) is given annually to the best defensive players at each fielding position in both the American and National Leagues, as voted by MLB managers and coaches in addition to a sabermetric component as provided by the Society for American Baseball Research, which accounts for roughly 25% of the vote. The Silver Slugger Award is given annually to the best offensive player at each position in both the American and National Leagues. The award is determined by MLB coaches and managers who vote for the top offensive players in each position, based on statistical data and the coaches and managers’ perceived value of the players.

Each year, the Major League Baseball All-Star Game (“All-Star Game”) is comprised of All-Star teams from both the American and National Leagues. All-Star team members are selected by an assortment of voters. Each year, fans select the starting fielders, while MLB managers select pitchers and players for reserve on the All-Star rosters. The players for each position who receive the most votes for their respective league are selected to play in the All-Star Game. Each All-Star team is comprised of a roster of up to 34 players. Being selected to an All-Star team is considered a significant honor.

Professional Baseball Compensation

Overview

Player compensation during the MLB regular season is established by contract between the player and the MLB team and pursuant to the terms of the Basic Agreement (“BA”) between the 30 MLB teams and the Major League Baseball Players Association (“MLBPA”). On December 12, 2011, the MLB and MLBPA entered into the current BA, which will be effective through the 2016 season. MLB player contracts generally conform to the form of player contract contained in the BA; however individual modifications may be made.

Competitive Balance Tax

The BA establishes an annual payroll threshold. There is a competitive balance tax levied by the MLB Commissioner’s Office on money spent above the payroll threshold defined in the BA. A competitive balance tax does not limit the amount an MLB team can spend on player salaries.  The payroll threshold level for the competitive balance tax was $189 million for the 2014 MLB season, and will remain at $189 million through the 2016 MLB season. During seasons 2014 through 2016, teams that exceed the threshold in player salaries for the first time must pay a competitive balance tax of 17.5% of the amount they exceed the threshold, 30% for the second consecutive year over the threshold, 40% for the third consecutive year over the threshold, and 50% for the fourth or more consecutive years over the threshold. Teams pay the competitive balance tax to the MLB Commissioner’s Office each year. Each team has discretion to allocate compensation among players; however, the BA imposes a minimum salary that increases over time based on a player’s service time.

Salary Arbitration

Generally a player with fewer than six years of service in MLB will become eligible for salary arbitration after his third season. Players that are not eligible for salary arbitration are often offered one-year minimum salary contracts as specified in the BA. A player with fewer than six years of MLB service may become salary arbitration eligible if he:

•	is not contracted for the next season;
•	has been tendered a contract offer by his current team prior to the tender deadline in which he has not agreed with the terms of the contract offered; and
•	meets one of the following conditions:
•	has been on an MLB roster or disabled list for at least three years; or

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has at least two years, but fewer than three years, of MLB service, ranks among the top 22% of cumulative playing time in MLB in his class of players, and was on an active MLB roster for at least 86 days in the previous year.

In the event a player elects to enter salary arbitration, the player and MLB team will exchange proposed salary figures for the up-coming season. If the team and player do not reach an agreement for the player’s salary, a hearing will be arranged and held in front of a panel of three arbitrators. The panel will determine the player’s salary for the up-coming season by choosing either the team’s proposal or player’s proposal.

Free Agency

Generally a player with at least six years of MLB service can become a free agent. A player may not become a free agent until:

•	His contract expires, with at least six years of service on a MLB 25-man roster or disabled list; or
•	His contract expires with less than six years of service, but is not tendered a contract or salary arbitration offer by the deadline (in which case the player would become a non-tender free agent).

A player that becomes a free agent can negotiate a contract with any MLB team. Often free agent contracts are more lucrative, especially for the best players, than those contracts received prior to and during the period when the player was eligible for salary arbitration.

Additional Bonus Opportunities

Each player is compensated for each post-season game in accordance with a Players’ Pool established in the BA. Compensation is reliant on revenues generated from game attendance in the post season. In the years 2012 through 2016, contributions to the Players’ Pool shall be made as follows:

•	60% of the total gate revenues from the first four World Series games;
•	60% of the total gate receipts from the first four games of each League Championship Series (American and National Leagues);
•	60% of the total gate receipts from the first three games (4 if the Division Series is expanded to the best of 7 games) of each Division Series (American and National Leagues);
•	50% of total gate receipts from each Wild Card Game after deducting the traveling expenses incurred by the visiting teams (up to a maximum of $100,000 per team) from the total gate.

The Players’ Pool shall be distributed by MLB to the teams that played in the applicable postseason games as follows:

•	World Series Winner (1): 36%;
•	World Series Loser (1): 24%;
•	League Championship Series Losers (2): 24%;
•	Division Series Losers (4): 13%; and
•	Wild Card Losers (2): 3%.

The division of the Players’ Pool shall be determined by a vote of the players on each team receiving a Players’ Pool distribution. The BA provides for minimum amounts to be allocated to the Players’ Pool for each postseason series.

MLB compensates All-Star Game and Home Run Derby participants based on a schedule established in the BA. Player contracts may contain additional bonuses clauses, in which the players will be compensated in the event that they are selected and choose to participate in an All-Star Game(s) or win certain awards like the Cy Young award. Players may receive bonuses from their endorsers as a result of playing in All-Star Games or winning certain awards.

Endorsements

We believe the endorsement income that MLB players receive is determined by many factors including their position, the market in which the player performs, personal drive and ambition, personality, “likability,” authenticity, consistency, “mediagenic” qualities, fan base and brand image. We believe that being selected for the All-Star Game, earning Silver Slugger, Cy Young and Gold Glove Awards and playing in the post-season, especially the World Series, can increase the earning potential of a professional baseball player. Endorsement contracts typically have morality clauses and minimum playing requirements that allow the sponsor to terminate the sponsorship.

Player Positions in Professional Baseball

Pitcher Position

The pitcher is a fielding position in baseball whose principal role is to retire the offensive opponent, or batter. The batter attempts either to make contact with the ball or draw a walk. The pitcher will throw the baseball from the pitcher’s mound toward the catcher to begin each play. The pitcher’s mound is approximately 60.5 feet from the home plate. A pitcher commands the timing of a game. A baseball may only be put into play by the pitcher, when he chooses to throw the ball. The pitcher may elect to put the ball into play by pitching it towards toward the catcher or throwing out, or “picking off,” a base runner on the opposing team.

Pitchers often possess the ability to throw an assortment of different pitches. Variations of pitch delivery enable the pitcher to deceive the opposing batter. Pitches will differ in terms of speed, placement, cadence, and/or ball movement. The objective of the pitcher is often to pitch the baseball without allowing the batter to make contact with the ball. Examples of successful pitches include when the batter allows the ball to pass through the strike zone, when the batter swings the bat and misses the ball, or when the batter hits the ball imperfectly so that it may be easily fielded. A pitch is called a “strike” if any part of the baseball passes through the strike zone, whether or not the batter decides to swing at the ball. A pitch is called a “ball” when the batter chooses not to swing, and no part of the baseball passes through the strike zone.

The salary for an MLB player is highly dependent upon his perceived ranking against other players in the position. All-Star caliber players generally receive significantly higher compensation than players that are less well known. Based on media reports, the average annual compensation of the five highest paid pitchers for the 2014 season was approximately $26.3 million.

Based on our analysis, the average career length of an MLB pitcher who was retired at the end of the 2014 MLB season and who was signed by an MLB team as a rookie between 1990 and 2014 and pitched in more than 50 innings and started ten or more team games in his first Fantex Qualifying Season was approximately 8.10 years. This group consisted of 269 retired MLB pitchers.

Our Tracking Stocks

Each of the Units consists of 0.047 shares of Fantex Series Vernon Davis, 0.127  shares of Fantex Series EJ Manuel, 0.040 shares of Fantex Series Mohamed Sanu, 0.277 shares of Fantex Series Alshon Jeffery, 0.117 shares of Fantex Series Michael Brockers, 0.089 shares of Fantex Series Jack Mewhort and 0.683 shares of Fantex Series Professional Sports. Each of our tracking stocks, including the Unit Tracking Stocks, are intended to track and reflect the economic performance of the related brand contract, which initially consist of our business operations relating to the brand contract with the associated athlete, entertainer or high profile individual.

We will attribute the following assets and liabilities to each of our tracking stocks:

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a fixed percentage of our ABI from the brand contract associated with the tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract. We sometimes refer to this percentage of ABI as the “underlying asset” for a tracking stock. Once a tracking stock is created, we will not reallocate the “underlying assets” for any tracking stock, and we will not change the attribution policies or submit any proposed change with respect to such limitation to our stockholders;

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any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract, provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

•

a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

•	as income, any covered amounts, as described below in “Management and Attribution Policies—Attribution—Covered Amounts,” for the brand contract associated with such tracking stock; and
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as an expense, the pro rata share of any covered amounts, as described below “Management and Attribution Policies—Attribution—Covered Amounts,”  relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

We will also attribute the following additional assets and liabilities to a tracking stock:

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all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

•	any acquisitions or investments made from assets that are included in such tracking stock.

The securities included in the Units are tracking stocks. The Units and our tracking stocks are not separate legal entities and cannot issue securities. Holders of the Units or our tracking stocks will not have an ownership interest in any of the underlying brands, or any of our affiliated entities. Rather, investors in our tracking stocks, including through purchase of any Units, will be our common stockholders. The issuance of the Units and our tracking stocks will not result in the actual transfer of our assets or the creation of a separate legal entity. Our contract parties and their affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations.

As described above, income (and assets) will generally be attributed to our tracking stocks based on the income of the underlying brand contracts. However, if we do not receive cash from one or more of our brand contracts to which we otherwise would have been entitled because of debtor relief laws, then the attributed income for the corresponding tracking stock will nonetheless be credited with the amount that we would otherwise have been entitled to receive. In such a case, the difference between such attributed amount and the actual income we receive from such brand contract will be attributed as a general expense of Fantex. As a result, each of our tracking stocks will share on a pro rata basis (calculated based on attributable income) the burden of any non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and the economic performance of our tracking stocks will be dependent, in part, upon the aggregate financial performance of Fantex. Therefore, prior to purchasing Units, you should understand our aggregate operating performance and our aggregate assets and liabilities. Furthermore, we intend to acquire additional minority interests in other brands in the future, so our operating performance will depend upon the soundness of our business plan and our ability to execute on that plan, including entering into additional brand contracts in the future.

Given that the economic performance of each of our tracking stocks is dependent, in part, upon the aggregate financial performance of Fantex, our tracking stocks and Units could be affected by any of our current brand contracts or any additional brand contracts we may enter into. The risk profile of any of our tracking stocks could likewise be materially and adversely impacted by the performance of any of our other tracking stocks, including any additional brand contracts entered into or tracking stocks created subsequent to your investment in Units.

For a more detailed description of our tracking stocks, please see  “Management and Attribution Policies,” below.

Management and Attribution Policies

We have established policies for purposes of managing and attributing our assets and liabilities between and among our platform common stock and other tracking stocks that we have established or intend to establish from time to time. We initially adopted our management and attribution policies on October 31, 2013, and we amended and restated them effective as of July 24, 2015 and November 18, 2015. Set forth below are these management and attribution policies effective as of November 18, 2015.

As a general principle, we expect that all material matters in which holders of any series of our common stock may have divergent interests (including our platform common stock and any tracking stocks that we may issue from time to time) will be generally resolved in a manner that is in the best interests of our company and all of our stockholders after giving fair consideration to the interests of the holders of each series of our common stock, as well as such other or different factors considered relevant by our board of directors (or any committee of our board of directors authorized for this purpose, including the conflicts committee of our board of directors).

Changes or Exceptions to our Policy

We will not materially modify, change, rescind or create exceptions to these policies, or adopt any material additional policies, unless we first obtain both the consent of our board of directors and a majority of the then outstanding shares of our common stock. In addition, we will not modify or change any restriction on reattributing underlying assets of a tracking stock, as described below under “—Restriction on Reattributing Underlying Assets of a Tracking Stock,” without also obtaining the consent of a majority of the then outstanding shares of the applicable tracking stock.

We will notify our stockholders in advance of any such proposed changes or exceptions to these policies through an information statement filed with the SEC, and if such changes or exceptions are approved then we will notify our stockholders of such changes or exceptions through the filing of a Current Report on Form 8‑K within four business days after such changes or exceptions are approved by our stockholders. Upon any such approval any such changes or exceptions will be binding and conclusive on all holders of our common stock.

However, we will not notify our stockholders of any modification, change, exception, rescission or addition to these policies if we determine that it is not material to the holders of any series of our common stock, in each case with such holders of such series taken together as a whole.

Tracking Stocks

We intend to enter into brand contracts on an ongoing basis, and we intend to create a tracking stock in connection with each new brand contract, with such tracking stock intended to track and reflect the economic performance of the related brand contract(s). We refer to each of these in general as a tracking stock, though each tracking stock will also be given a specific name at the time we create a new tracking stock. In general, a new tracking stock will be established from time to time concurrently with the initial public offering of that tracking stock.

Attribution

We attribute assets and liabilities to each tracking stock in accordance with these policies. By attributing assets and liabilities to a tracking stock we mean that we will designate such assets and liabilities for the account of that tracking stock on our internal financial accounts, and prepare our unaudited attributed financial information in accordance with such attributions.

We attribute the following assets and liabilities to each of our tracking stocks:

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a fixed percentage of our ABI from the brand contract associated with a tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract(s). We sometimes refer to this percentage of ABI as the “underlying asset” for a tracking stock;

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any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand(s) linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract(s), provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

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a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non‑cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

•	as income, any covered amounts, as described below, for the brand contract associated with such tracking stock; and
•	as an expense, the pro rata share of any covered amounts, as described below, relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

We also attribute the following additional assets and liabilities to a tracking stock:

•

all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

•	any acquisitions or investments made from assets that are included in such tracking stock.

Restriction on Reattributing Underlying Assets of a Tracking Stock

Once we create a tracking stock and designate the “underlying assets” for that tracking stock we will not reallocate or reattribute such underlying assets to any other tracking stock, except in the limited circumstances and to the extent described below under “—Covered Amounts” or to our platform common stock, provided that the foregoing shall not be deemed to restrict any conversion of a tracking stock to platform common stock upon the terms set forth in our certificate of incorporation. We refer to the restrictions in the immediately preceding sentence as the “restriction on reattributing underlying assets of a tracking stock.”

Platform Common Stock

Our platform common stock will initially have attributed to it all of our assets and liabilities that are not specifically attributed to our tracking stocks, whether currently existing or that we may establish from time to time. The assets attributed to the platform common stock will thus include, for example, any portion of the ABI for any brand contract that is not specifically attributed to the associated tracking stock. For example, we will attribute the 5% of our ABI under our initial brand contracts to the platform common stock, and expect to attribute a similar amount for each of our future brand contracts. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Covered Amounts

As described above, income (and assets) and liabilities will generally be attributed to a tracking stock based on the income and liabilities of that tracking stock. However, if as a result of any debtor relief laws we do not receive any portion of our ABI from a brand contract then we will nonetheless attribute income during any period to the corresponding tracking stock in an amount equal to the difference between any amounts we actually receive under that brand contract and the amounts to which we would otherwise have been entitled to receive but for the debtor relief law. We refer to such difference as a covered amount.

In such a case, the covered amount will also be attributed as a general expense of Fantex, and we will attribute the pro rata share of any covered amounts to each tracking stock as an expense, as discussed above.

For purposes of this policy, “debtor relief laws” means the U.S. Bankruptcy Code, as now and hereafter in effect, or any successor statute to the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

Fiduciary and Management Responsibilities, Conflicts Committee

Because each of our platform common stock and tracking stock will be part of a single company, our directors and officers will have the same fiduciary duties to stockholders of our company as a whole (and not to the holders of any specific series of our common stock). Under Delaware law, a director or officer may be deemed to have satisfied his or her fiduciary duties to our company and its stockholders if that person is independent and disinterested with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith taking into account the interests of all of our stockholders as a whole. Our board of directors and officers, in establishing and applying policies with regard to intra‑company matters such as attribution of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information that could benefit or cause relative detriment to the stockholders of any individual series of our common stock and will seek to make determinations that are in our company’s best interests and the best interests of our stockholders as a whole. If and when there are conflicting interests between any holders of any series of our common stock, our directors will use good faith business judgment to resolve such conflicts, including if applicable in the judgment of our board of directors, through our conflicts committee.

Our board of directors has established a conflicts committee that is responsible for reviewing all of our related party transactions in which our parent company, Fantex Holdings, is a party with an interest adverse to our interests or any outstanding tracking stock, including any decision to convert any of our outstanding tracking stock into our platform common stock following the two‑year anniversary of the filing of a certificate of designation creating such tracking stock. As of the date of this policy, Fantex Holdings is the sole holder of shares of our platform common stock. Our board of directors has also determined that each member of the conflicts committee must (a) satisfy the audit committee independence requirements under the rules and regulations of the SEC that would be applicable to Fantex if our shares were listed on a national securities exchange such as the New York Stock Exchange, (b) not have been an employee or director of our parent company at any time in the three years prior to his or her appointment to the conflicts committee and (c) not have any material interest in Fantex or Fantex Holdings.

Dividend Policy

Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks in an amount up to the “available dividend amount” for the applicable series, to the extent permitted by the Delaware General Corporation Law.

The available dividend amount for any tracking stock is as of any date an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

•	the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or
•	if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of our then outstanding tracking stocks.

We intend to pay a majority of the available dividend amount for each tracking stock, if outstanding, as a cash dividend at least once every 12 months, provided such dividend is not expected to have a material impact on our liquidity or capital resources. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business. However, our board of directors will not in any event change the definition of “available dividend amount” for any series of our common stock or declare dividends on any series of our common stock in excess of the “available dividend amount” for that series.

Financing Activities

We may from time to time invest a tracking stock’s surplus cash for the benefit of the tracking stock, and repurchase any outstanding tracking stocks.

We will reflect all financial effects of issuances and repurchases of shares relating to any single tracking stock in our own financial information. We will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to each tracking stock in the unaudited attributed financial information.

Inter‑Series Contracts

The terms of all current and future material transactions, relationships and other matters between and among our platform common stock and any series of tracking stock, including those as to which the holders of any tracking stock may have potentially divergent interests, will be determined in a manner considered by our board of directors to be in our company’s best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee.

Review of Corporate Opportunities

In cases where a material corporate opportunity may appropriately be viewed as one that could be pursued by holders of more than one tracking stock, our board of directors may, independently or at the request of management, review the attribution of that corporate opportunity to one of, or between, such tracking stocks. In accordance with Delaware law, our board of directors will make its determination with regard to the attribution of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of our company’s best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee. Among the factors that our board of directors may consider in making this attribution is:

•	whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of any particular tracking stock;
•	whether one tracking stock will be better positioned to undertake the corporate opportunity than another tracking stock;
•	existing contractual agreements and restrictions; and
•	the financial resources and capital structure of each tracking stock.

Financial Statements and Other Financial Information

We present financial statements in accordance with GAAP, consistently applied. We also provide unaudited attributed financial information as an exhibit to our periodic reports that we file pursuant to the Exchange Act. The unaudited attributed financial information shows the attribution of our assets, liabilities, income (loss) from brand contracts, expenses and cash flows to each of the tracking stocks and our platform common stock, in accordance with the attribution policies set forth above. Unaudited attributed financial information also includes, if applicable, attributed portions of our debt, interest and taxes, in accordance with the attribution policies set forth above. We make these attributions for the purpose of preparing such information; however, holders of our tracking stocks and our platform common stock will continue to be subject to all of the risks associated with an investment in our company and all of our company’s businesses, assets and liabilities.

In addition to the unaudited attributed financial information, at least until such time as we no longer have significant concentration among our tracking stocks relative to our consolidated financials, we will include in our audited annual reports statements of cash receipts from included contracts with respect to each of our brand contracts.

Taxes

General Policies

Taxes and tax benefits, payments that are required to be made by, or are entitled to be received by, us and certain tax‑related losses are attributed among the various series of our common stock in accordance with the following tax sharing policies.

These tax sharing policies may differ from the manner in which taxes and tax benefits of each series of our common stock are reflected in our financial statements. For financial statement purposes, taxes and tax benefits attributable to each series of our common stock generally are accounted for in a manner similar to a stand‑alone company basis in accordance with GAAP. Any differences between the tax sharing policies described below and the taxes and tax benefits of each of our business units reported in the financial statements are reflected in the attributed net assets of the various series of our common stock for financial statement purposes.

In general, for purposes of these tax sharing policies, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of series of our common stock is attributed to that series. Tax items that are attributable to any series of our common stock that are carried forward or back and used as a tax benefit in another tax year are attributed to that series.

Income Taxes

To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock then income taxes and income tax benefits are shared among our series of common stock based principally on the taxable income (or loss), tax credits and other tax items directly related to each series of our common stock. Such attributions will reflect each series’ contribution, whether positive or negative, to our taxable income (or loss), income tax liabilities and tax credit position. Consistent with the general policies described above, income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce the taxable income of another the series of our common stock, are credited to the series that generated such benefits, and a corresponding amount is charged to the series utilizing such benefits. As a result, under this tax sharing policy, the amount of income taxes attributed to a series of our common stock or the amount credited to a series of our common stock for income tax benefits may not necessarily be the same as that which would have been payable or received by the series had that series filed separate income tax returns.

Non‑Income Taxes and Non‑Income Tax Benefits

In any taxable period, if any non‑income taxes or non‑income tax benefits are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock, then any such non‑income taxes or non‑income tax benefits are attributed to each series of our common stock based upon its contribution to our non‑income tax liability (or benefit). Non‑income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce taxes of another series, are credited to the series that generated such benefits, and a corresponding amount is charged to the series utilizing such benefit.

Any income or non‑income taxes or tax benefits that are determined on a basis that includes only the assets, liabilities or other tax items of one series are attributed to that series.

Our Brand Contracts

To date, we have entered into brand contracts with a number of professional athletes (including in some cases their affiliated entities), and we intend to enter into additional brand contracts on an ongoing basis. The brand contracts entitle us to receive a specified percentage of the contract party’s brand income from and after the effective date of the brand contract. We refer to this percentage of brand income that we are entitled to under the brand contracts as our acquired brand income, or “ABI.” Brand income generally means gross monies or other consideration that the contract party receives generally as a result of the contract party’s skills and brand, including salary and wages from being an professional athlete and activities generally related to the contract party’s particular professional sport, and consists of other compensation from the contract party’s assignment of rights in his persona, including use of his name, voice, likeness, image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other assignment of rights in his persona, to generate income; and any other personal services performed by the contract party which are of the type typically performed by individuals in the particular professional sport because of their status as a professional athlete in that sport (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson).

Brand income does not include:

•

any cash receipts resulting from the contract party’s investments in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such stocks or other equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the “field” as defined in his brand contract, (b) the contract party is not obligated to provide any services related to the “field” in connection with such investment and (c) the business or commercial venture related to such investment does not use the contract party’s persona in its legal name or “dba,” or in connection with its marketing, advertising or promotion;

•	any income received from employment, services rendered or other activities not related to the contract party’s professional sport and related fields;
•

any reasonable reimbursement of incidental expenses actually incurred by the contract party, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on the contract party’s behalf;

•

for our contract parties that are athletes in the NFL, certain future pension and benefit payments under the CBA, except that income deferred pursuant to Article 26, Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income;

•	for our contract parties that are athletes in MLB, certain future pension and benefit payments under The Major League Baseball Players Benefit Plan;
•

merchandise, services or service plans or merchandise, service or service plan credit up to certain specified limits during any applicable calendar year and as otherwise agreed by Fantex in its discretion; and

•	any otherwise specifically excluded income under each brand contract.

Each contract party will retain the remainder of his brand income (total brand income less the ABI), subject to other encumbrances that he may have with respect to such income (such as commissions payable to agents and other parties). However, pursuant to the brand contracts, each contract party has agreed that he will not encumber more than an additional 10% of his brand income from his professional sports contract and 30% of his other brand income in any given year.

As consideration for the ABI under the brand contract, we will pay the contract party a one-time cash amount of the purchase price negotiated under each brand contract (less 5% of the purchase price to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. We intend to finance the purchase price of each brand contract through the issuance of a tracking stock linked to the value of such brand. Our ABI under each brand contract is contingent upon our payment of this purchase price. We will have no further financial obligation to the contract parties under a brand contract once this payment has been made, other than the indemnities described below.

In addition to the escrow holdback (which will be released after six consecutive months of timely payments of the ABI to us after the closing of the respective offerings), the brand contracts provide for certain express remedies (without limiting any other rights or remedies that we may have) in the event of late payments, including payment of interest at the then current prime rate plus 3% per year, compounded monthly, and public disclosure of such late payments (subject to notice and an opportunity to cure with respect to the first or second such late payment in any 12 month period).

The brand contracts are intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of the contract party and us. If the contract party resigns from professional sports within two years of the date of the closing of the offering of the tracking stock related to the brand contract for any reason other than a “good reason,” we may elect in our sole discretion to terminate the brand contract and the contract party will be required to pay us the amounts set forth below under the description of the applicable brand contract (net of any amounts previously paid to us by him pursuant to the respective brand contract).

“Good reason” means resignation from professional sports for any of the following reasons:

•	contract party suffers or sustains any injury, illness or medical condition that renders him incapable of performing in professional football; or

•

contract party suffers or sustains a major injury and a qualified medical physician (depending on the nature of the major illness) advises him that as a result he would be putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of his participation in professional football) by continuing to engage in professional football.

Each of the contract parties has made certain other covenants to us in the brand contract, including providing us with certain information and audit rights, and copies of all new material agreements, amendments or terminations. They have further agreed to comply with applicable laws and rules and standards or requirements of the league or other association or governing body, to which he is a member in connection with being a professional athlete.

Following the closing of this offering with respect to the brand contracts with Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier, or the consummation of the offerings of additional tracking stocks linked to the value of our other brand contracts, and pursuant to each brand contract, the contract party will provide irrevocable instructions to each payor of brand income (requiring them to pay the amounts owed to us directly) and such other documents as we reasonably request. To the extent that it is not commercially practical, without unreasonable burden to the contract party, for ABI to be delivered directly to us, or to the extent that any assignment of the ABI (or any portion thereof) is deemed invalid or not enforceable, then the contract party is required to make such payments to us as promptly as practical after receipt thereof (but not later than 15 days after receipt) including via automatic payments of installments from his bank accounts. We will not know whether there will be any challenges that could affect whether payments will be made directly by each payor or from the contract party as described in this paragraph until after the payors respond to the irrevocable payment instructions to be delivered by the contract party to such payors after the consummation of the respective offerings. To the extent that any assignment of such amounts (including wages) is effective under the relevant state law, we may seek to enforce our rights to receive such amounts directly from the payor.

Each of the contract parties has agreed to indemnify us against damages that may result in connection with his breach of any covenants, representations or warranties in the brand contract with such contract party. We agreed to indemnify each contract party (and his heirs and assigns) against any third-party lawsuit arising from the contract party being a party to a brand contract with us, including claims relating to (a) any breach of our representations and warranties in the brand contract, (b) any violation of law by us and (c) our registration statement with respect to the related offering of tracking stock associated with such contract party, other than, in each case, those arising out of or relating to any breach of the brand contract by the contract party.

Brand Income

Brand income, as defined above, from each of our contract parties is generally derived from such contract party’s  professional sports contracts and other included contracts described in further detail below. Due to the fact that payments under professional sports contract, and some of the other included contracts, are usually made over the course of sports playing season, we expect that our tracking stock will be subject to seasonal fluctuations in attributed income.

NFL Player Contracts

The NFL player contracts for each of the contract parties generally provide, except as otherwise indicated below, that payments are made in installments over the course of the applicable regular season period. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid. To the extent any of our contract parties elects to defer receipt of his compensation under the NFL player contract, pursuant to Article 26, Section 6 of the CBA, for purposes of the brand contract, such deferred compensation will be deemed to have been received by such contract party on the due date provided in his NFL player contract, prior to any such deferral, and we will be entitled to our ABI from these amounts as of such due date.

The NFL player contracts further provide that if the contract party is injured or dies in the performance of his services under the player contract then the contract party will receive necessary medical and hospital care during the term of the player contract and will continue to receive his yearly salary during the season of injury or death only (including any guaranteed amounts).

Unless otherwise stated in the player contract, the NFL teams may generally terminate the player contract at any time, in the sole judgment of the team, if the contract party’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the team’s roster, or if the contract party has engaged in personal conduct reasonably judged by the team to adversely affect or reflect on the team, the NFL or professional football. The NFL has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from the NFL. While we are not aware of, or privy to, all of the circumstances which might lead to the contract party’s suspension or permanent ban from the NFL, personal conduct that could result in the termination of the player contract includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game-fixing or the failure to report bribery or game-fixing in connection with NFL games; and any other conduct that undermines or puts at risk the integrity and reputation of the NFL, NFL teams, or NFL players.

In addition, during the period any salary cap is legally in effect, the NFL player contract may be terminated if, in the team’s opinion, the contract party is anticipated to make less of a contribution to the team’s ability to compete on the playing field than another player or players whom the team intends to sign or attempts to sign, or another player or players who is or are already on the team’s roster, and for whom the team needs room. The team may also terminate the player contract if the contract party fails to establish or maintain his excellent physical condition to the satisfaction of the team’s physician, or make the required full and complete disclosure and good faith responses to the team’s physician of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the team’s physician about such condition.

In addition, the contract party’s endorsement agreements and other included contracts may be terminated in the event of breach of contract by the contract party or if the contract party fails to play in the NFL, is charged with criminal behavior or engages in conduct that adversely reflects on the sponsor. For example, as a result of Vernon Davis tweeting about a competing product, a coconut water company recently terminated its contract with him as a spokesperson. In addition, certain endorsement contracts may be terminated due to changes to NFL rules preventing reasonable use of the endorsement product.

If a contract party does not comply with the terms of an included contract, including an NFL player contract, we believe we have the right to seek damages for the breach of that contract to the extent that such breach adversely affects brand income. Whether we elect to pursue damages for any alleged breach of the terms of the brand contract or any included contract will be based on management’s business judgment as to the best interests of the company and its stockholders at the time of such breach.

MLB Player Contracts

MLB player contracts for each of the contract parties generally provide that payments are made in installments over the course of the applicable regular season period. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid.

Unless otherwise stated in the player contract, the MLB clubs may generally terminate the player contract (upon requesting and obtaining waivers from all other MLB clubs) if the contract party, refuses or neglects to conform his personal conduct to the standards of good citizenship and good sportsmanship or to keep himself in first class physical condition or to obey the clubs training rules, fail in the opinion of the club management to exhibit sufficient skill or competitive ability to qualify or continue as a member of the club, fail refuse or neglect to render services under the player contract or in any other manner breach the contract.  MLB has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from MLB. While we are not aware of, or privy to, all of the circumstances which might lead to the contract party’s suspension or permanent ban from MLB, personal conduct that could result in the suspension or permanent ban could include, but is not limited to: conduct that is materially detrimental to Baseball; the use or provision of steroids or other prohibited substances; violation of federal, state or local laws; gambling on baseball games, game-fixing or the failure to report game-fixing in connection with MLB games.

Endorsement Contracts

The endorsement contracts for each of our contract parties generally provide that payments are made in installments over the term of the applicable contract as consideration for the contract party providing certain promotional services. These services typically include personal appearances, autograph signings, appearance in advertisements and wearing or using the endorsement company’s products. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid. The contract party’s endorsement agreements may be terminated in the event of breach of contract by the contract party or if the contract party fails to play in his professional sport, is charged with criminal behavior or engages in conduct that adversely reflects on the sponsor.

If a contract party does not comply with the terms of a player contract or endorsement contract, we believe we have the right to seek damages for the breach of that contract to the extent that such breach adversely affects brand income. Whether we elect to pursue damages for any alleged breach of the terms of the brand contract or any included contract will be based on management’s business judgment as to the best interests of the company and its stockholders at the time of such breach.

Vernon Davis Brand

Vernon Davis Brand Contract

On October 30, 2013 we entered into a brand contract with Vernon Davis and The Duke Marketing LLC, a professional services company affiliated with Vernon Davis. This brand contract entitles us to receive 10% of Vernon Davis’s brand income from and after October 30, 2013.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	any income of: (1) the Vernon Davis Foundation or (2) any other charitable foundation or organization as a result of personal services performed by Vernon Davis,
•	any proceeds of the insurance policy purchased by Vernon Davis against the risk of injury or disability,
•

income derived from his performance as a painter, sculptor or artist in any other fine or graphic arts medium, related of Gallery 85 or any other art gallery owned by him or from any school for the arts established in part by him, whether charitable or for profit, regardless of whether he participates or his persona is used to market or promote such school), and

•

any and all cash or other consideration, in any form whatsoever, received by Vernon Davis from the following entities (or their affiliates as agreed as of October 30, 2013): (1) Ike Shehadeh and Ike’s Love & Sandwiches Franchising LLC and (2) Jamba Juice Company.

As consideration for the ABI under the brand contract, we paid Vernon Davis a one-time cash amount of $4.0 million. We have no further financial obligation to Vernon Davis under the brand contract, other than the indemnities described above.

Vernon Davis

Vernon Davis is a tight end who has played his entire career for the San Francisco 49ers in the NFL until being traded to the Denver Broncos in November 2015. He has been in the NFL since 2006. Vernon Davis attended the University of Maryland, where he was the starting tight end for his sophomore and junior seasons. Vernon Davis entered the NFL draft after his junior year and was selected in the first round, 6th overall, by the San Francisco 49ers. Vernon Davis was born on January 31, 1984 and will be  32 years old as of the start of the 2016 NFL season.

During the 2009 NFL season, Vernon Davis was selected to the Pro Bowl after posting career highs of 78 receptions, 965 yards, and 13 touchdown receptions. At the time, that number of touchdown receptions tied the NFL single season record for a tight end. According to statistics publically available at NFL.com, Vernon Davis’s total receptions and receiving yards during his NFL career are as follows:

		Receiving
NFL Season	Receptions	Yards
2015	38	265
2014	26	245
2013	52	850
2012	41	548
2011	67	792
2010	56	914
2009	78	965
2008	31	358
2007	52	509
2006	20	265

Our vision for a brand identity for Vernon Davis is to associate him as “transformational.” Vernon Davis has had many inflection points throughout his life that serve as powerful examples of his ability to persevere and evolve through challenging circumstances. Vernon Davis has become a successful football player, team leader, student of the arts, philanthropist, and entrepreneur. As one of the first athletes to sign a brand contract with us, he is helping transform how athletes look to build and enhance their brands.

As part of our due diligence of Vernon Davis we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Vernon Davis of any events or incidents (personal or otherwise) relating to Vernon Davis that we believe would materially negatively impact the Vernon Davis brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 30, 2015 Vernon Davis is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $4.2 million if he retires from professional football within two years of the completion of the Fantex Series Vernon Davis offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Vernon Davis has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of approximately 4 to 1. In addition, as of September 30, 2015, Vernon Davis’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. We have not required Vernon Davis to place any additional funds in an escrow account as security to cover the repayment of $4.2 million in the event he retires from professional football within two years of the completion of the Fantex Series Vernon Davis offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Vernon Davis on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Vernon Davis Brand Income

The information below is a summary of contracts of Vernon Davis that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Vernon Davis

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
San Francisco Forty Niners, Limited*	NFL Player Contract	N/A
Levi Strauss & Co.	Endorsement	Clothing
NRG Energy, Inc.	Endorsement	Energy

*Vernon Davis was traded to the Denver Broncos in November 2015.

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$768	$829	$4,700	$6,072
Contractual NFL player performance incentive receipts	293	75	350	601
Contractual NFL post regular season receipts	—	86	86	156
Total receipts from NFL player contract	1,061	990	5,136	6,829
Receipts from other included contracts	1,160	316	498	382
Total receipts from included contracts subject to the brand contract	$2,221	$1,306	$5,634	$7,211

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Vernon Davis for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Vernon Davis NFL Player Contract—San Francisco 49ers/Denver Broncos

Vernon Davis has completed the NFL regular season of the final year of a six-year player contract signed with the 49ers. Vernon Davis was traded to the Denver Broncos in November 2015. The following table presents (i) contracted amounts under his expired NFL player contract and (ii) the portion of his compensation that represented Available Brand Income as of October 30, 2013, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season										Total
	2010		2011		2012		2013		2014	2015	(2010-2015)
NFL Player Salary(1)	$3,874	(2)	$4,708	(2)	$5,751	(3)	$6,072		$4,700	$4,350	$29,455
Signing Bonus	6,500	(2)	3,500	(2)	—		—		—	—	10,000
Roster Bonus (4)	—		400		400		400		400	400	2,000
Workout Bonus(5)	—		200		200		200		200	200	1,000
Total	$10,374		$8,808		$6,351		$6,672		$5,300	$4,950	$42,455
Available Brand Income Under the NFL Player Contract(6)	$—		$—		$—		$3,797	(7)	$5,300	$4,950	$14,047

(1)

All amounts were payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the 49ers or Broncos in each season, reduced on a pro rata basis for any portion of a season that Vernon Davis was not on the active roster for the 49ers or Broncos. Did not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)	Amounts were guaranteed and fully earned.
(3)	$4,418,000 of 2012 NFL player salary was guaranteed. All amounts due in 2012 were earned.

(4)

During each of the 2011 through 2015 NFL Seasons, Vernon Davis has received a $25,000 “Roster Bonus” for every game in which he was a member of the 49ers or Broncos 45-Man Active List. He earned the maximum Roster Bonus amount of $400,000 in 2011 and 2012,  $375,000 in 2013 and $350,000 in 2014.

(5)

During each of his 2011 through 2015 NFL Contract years, Vernon Davis has received a $200,000 “Workout Bonus” if he participated in 90% or more of the 49ers off-season conditioning program in that respective year. He has earned this $200,000 Workout Bonus in each of 2011, 2012, 2013 and 2015 and earned none of this in 2014.

(6)

Did not include amounts payable for post-season play and Pro Bowl participation as set forth in Articles 37 and 38 of the CBA. For post-season play in the 2011 season, Vernon Davis was paid $40,000 as a result of appearing in a conference championship game and $22,000 for appearing in a divisional playoff game. For post-season play in the 2012 season, Vernon Davis was paid $50,000 for being selected to the winning team in the Pro Bowl, $44,000 for participating on the losing team in the Super Bowl, $40,000 as a result of appearing in a conference championship game and $22,000 for appearing in a divisional playoff game. For post-season play in the 2013 season, Vernon Davis was paid $42,000 for appearing in a conference championship game, $23,000 for appearing in a divisional playoff game and $21,000 for appearing in a wild card game. For additional information about potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

(7)

Calculated based on payments made through October 30, 2013 of $2,500,235 of base salary due under the player contract, $200,000 of the workout bonus and $150,000 of the roster bonus due under the player contract with the 49ers, taking into account the $25,000 roster bonus not earned on September 22, 2013. Payments to Vernon Davis for the 2013 NFL season made on or after October 30, 2013, which payments constitute brand income under the Vernon Davis brand contract, totaled $3,796,765: (1) $3,571,765 of base salary and (2) $225,000 in roster bonuses.

Other Included Contracts for Vernon Davis

Other than payments Vernon Davis may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

EJ Manuel Brand

EJ Manuel Brand Contract

On February 14, 2014, we entered into a brand contract with EJ Manuel and Kire Enterprises LLC, a professional services company affiliated with EJ Manuel. This brand contract entitles us to receive 10% of EJ Manuel’s brand income from and after February 14, 2014. As consideration for the ABI under the brand contract, we paid EJ Manuel a one-time cash amount of $4.975 million. We have no further financial obligation to EJ Manuel, other than the indemnities described above.

EJ Manuel

EJ Manuel is a quarterback for the Buffalo Bills, the Bills, in the NFL. He has been in the NFL since 2013. EJ Manuel attended Florida State University, which finished 25-6 in games started by EJ Manuel. EJ Manuel was an All-Atlantic Coast Conference second team selection in 2012 and was the most valuable player in the 2013 Senior Bowl. EJ Manuel was picked sixteenth overall in the first round of the 2013 NFL draft and signed with the Bills. EJ Manuel was the Bills starting quarterback for the 2013 season, but missed six games due to injury. He was the Bill’s starting quarterback at the beginning of the 2014 season but lost his starting quarterback position at the end of September 2014 and did not obtain the starting quarterback position at the start of the 2015 season. EJ Manuel was born on March 19, 1990 and will be 26 years old as of the start of the 2016 NFL season.

According to statistics publically available at NFL.com, EJ Manuel’s passing and rushing statistics for the 2015, 2014 and 2013 NFL seasons are as follows:

PASSING

Year	Team	G	Att	Comp	Pct	Att/G	Yds	Avg	Yds/G	TD
2015	Buffalo Bills	7	84	62	73.7	12	561	6.7	80.1	3
2014	Buffalo Bills	5	131	76	58.0	26.2	838	6.4	167.6	5
2013	Buffalo Bills	10	306	180	58.8	30.6	1,972	6.4	197.2	11
TOTAL		22	521	318	61.0	23.7	3,371	6.5	153.2	19

RUSHING

Year	Team	G	Att	Yds	Avg	Yds/G	TD
2015	Buffalo Bills	7	17	64	3.8	9.1	1
2014	Buffalo Bills	5	16	52	3.3	10.4	1
2013	Buffalo Bills	10	53	186	3.5	18.6	2
TOTAL		22	86	302	3.5	13.7	4

Our vision for a brand identity for EJ Manuel is to associate him as “fearless.” EJ Manuel has had a number of events throughout his life that serve as examples of his ability to succeed in challenging circumstances that others might have shied away from. EJ Manuel has become a successful football player and intends to use his status as an NFL quarterback to help others. As one of the first athletes to sign a brand contract with us, he is demonstrating how athletes can look to build and potentially enhance their brands.

As part of our due diligence of EJ Manuel we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by EJ Manuel of any events or incidents (personal or otherwise) relating to EJ Manuel that we believe would materially negatively impact the EJ Manuel brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 30, 2015, EJ Manuel is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $5.23 million if he retires from professional football within two years of the completion of the Fantex Series EJ Manuel offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that EJ Manuel has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 5 to 1. In addition, as of September 30, 2015, EJ Manuel’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. We have not required EJ Manuel to place any additional funds in an escrow account as security to cover the repayment of $5.23 million in the event he retires from professional football within two years of the completion of the Fantex Series EJ Manuel offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of EJ Manuel on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

EJ Manuel Brand Income

The information below is a summary of contracts of EJ Manuel that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with EJ Manuel

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
Buffalo Bills, Inc.	NFL Player Contract	N/A
Erie County Medical Center Corporation	Endorsement	Medical Center
Nike USA, Inc.	Endorsement	Athletic Apparel

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$214	$95	$809	$405
Contractual NFL player signing bonus receipts	—	—	—	4,842
Contractual NFL player performance incentive receipts	18	—	—	—
Total receipts from NFL player contract	232	95	809	5,247
Receipts from other included contracts	87	254	366	467
Total receipts from included contracts subject to the brand contract	$319	$349	$1,175	$5,714

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for EJ Manuel for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

The following summary includes descriptions of contracted cash receipts for future years under the NFL player contract, assuming that the parties perform their obligations and the NFL player contract is not amended, renegotiated or terminated prior to the expected expiration date. There can be no assurance that the parties will perform their obligations under the NFL player contract.

EJ Manuel NFL Player Contract—Buffalo Bills

EJ Manuel has completed the third year of a four-year player contract with the Bills. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented Available Brand Income as of February 14, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2013	2014	2015	2016	(2013-2016)
NFL Player Salary(1)	$405	$809	$1,213	$1,617	$4,044
Signing Bonus	4,842	—	—	—	4,842
Total	$5,247	$809	$1,213	$1,617	$8,886
Available Brand Income Under the NFL Player Contract(2)	$—	$809	$1,213	$1,617	$3,639

(1)

All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Bills in each season, reduced on a pro rata basis for any portion of a season that EJ Manuel is not on the active roster for the Bills. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The NFL player salary for the 2013, 2014, 2015 and 2016 NFL Seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Bills terminate the NFL player contract (1) because in the sole judgment of the Bills, EJ Manuel’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Bill’s roster, (2) for salary cap reasons or (3) due to professional football injury EJ Manuel is unable to perform his services under the NFL player contract, then EJ Manuel will receive his NFL player salary. For the 2017 NFL season, the Bills have the unilateral right to exercise the Fifth-Year Option in EJ Manuel’s player contract. As set out in Article 7, Section 7 of the CBA, if the Bills choose to exercise the Fifth-Year Option, EJ Manuel’s player salary for the 2017 NFL season shall be the larger of 120% of his 2015 player salary, or an amount based on the five-year average of the third through twenty-fifth highest paid NFL quarterbacks.

(2)

Does not include compensation for appearances required under his NFL player contract, for which he shall be compensated, if at all, in amounts no greater than $5,000 per appearance. Also excludes any amounts payable for player performance bonus, post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. No amounts were due for post-season play in the 2013 season. A performance bonus of approximately $49,000 was earned for performance during the 2013 season as defined under Article 28 of the CBA. The payment of this amount was deferred until April 1, 2016 and will not be deemed ABI until payment is made. For additional information about potential player performance bonuses, future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

Other Included Contracts for EJ Manuel

Other than payments EJ Manuel may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Mohamed Sanu Brand

Mohamed Sanu Brand Contract

On May 14, 2014, we entered into a brand contract with Mohamed Sanu. This brand contract entitles us to receive 10% of Mohamed Sanu’s brand income from and after May 14, 2014.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•

all proceeds paid to him or his heirs, executors, administrators, successors and assigns solely with respect to any life, disability or injury insurance policy purchased by Mohamed Sanu after May 14, 2014;

•

compensation from NFL seasons prior to May 14, 2014, regardless as to when such compensation is paid, including but not limited to Mohamed Sanu’s 2013 Player Performance Bonus (Article 28 of the CBA) in the amount of $159,254 (expected to be paid in 2016); and

•	any consideration payable to him pursuant to the Football Contract between Mohamed Sanu and Nike USA, Inc. dated October 7, 2012, which agreement terminated on June 30, 2014.

As consideration for the ABI under the brand contract, we paid Mohamed Sanu a one-time cash amount of $1.56 million. We have no further financial obligation to Mohamed Sanu under the brand contract once this payment has been made, other than the indemnities described above.

Mohamed Sanu

Mohamed Sanu is a wide receiver for the Cincinnati Bengals, the Bengals, in the NFL. He has been in the NFL since 2012. Mohamed Sanu attended Rutgers University, where he was the starting wide receiver from his freshman to his junior season and accrued 3,049 all-purpose yards. Mohamed Sanu was All-Big East Conference first team selection in 2011 and holds the Big East record for receptions in a single season with 115 receptions in 2011 and the Big East career record for receptions with 210. Mohamed Sanu entered the NFL draft after his junior season and was selected in the third round, 83rd overall, in the 2012 NFL draft and signed with the Bengals. Mohamed Sanu was born on

August 22, 1989 and will be  27 years old as of the start of the 2016 NFL season. While playing primarily as a wide receiver, he is a multi-dimensional player and has been used by the Bengals as a quarterback, as a running back in the wildcat formation, and on special teams during his rookie season.

According to statistics publically available at NFL.com, Mohamed Sanu’s receiving and rushing statistics for the 2015, 2014, 2013 and 2012 NFL seasons are as follows:

RECEIVING

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2015	Cincinnati Bengals	16	33	394	11.9	24.6	0
2014	Cincinnati Bengals	16	56	790	14.1	49.4	5
2013	Cincinnati Bengals	16	47	455	9.7	28.4	2
2012	Cincinnati Bengals	9	16	154	9.6	17.1	4
TOTAL		57	152	1,793	11.8	31.5	11

RUSHING

Year	Team	G	Att	Yds	Avg	Yds/G	TD
2015	Cincinnati Bengals	16	10	71	7.1	4.4	2
2014	Cincinnati Bengals	16	7	51	7.3	3.2	0
2013	Cincinnati Bengals	16	4	16	4.0	1.0	0
2012	Cincinnati Bengals	9	5	15	3.0	1.7	0
TOTAL		57	26	153	5.9	2.7	2

Our vision for a brand identity for Mohamed Sanu is to associate him as a “visionary.” Growing up in a difficult environment with few mentors, he relied on his own powerful imagination to guide him in the direction his life should take. Early in life, Mohamed Sanu recognized that he was best suited to determine his own unique path in life. As he enters his third NFL season, Mohamed Sanu continues to pursue his life vision and actively encourages others to envision for themselves their own futures and to drive to do, or be, whoever they want.

As part of our due diligence of Mohamed Sanu we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Mohamed Sanu of any events or incidents (personal or otherwise) relating to Mohamed Sanu that we believe would materially negatively impact the Mohamed Sanu brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 30, 2015, Mohamed Sanu is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $1.64 million if he retires from professional football within two years of the completion of the Fantex Series Mohamed Sanu offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Mohamed Sanu has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 4 to 1. In addition, as of September 30, 2015, Mohamed Sanu’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. We have not required Mohamed Sanu to place any funds in an escrow account as security to cover the repayment of $1.64 million in the event he retires from professional football within two years of the completion of the Fantex Series Mohamed Sanu offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Mohamed Sanu on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Mohamed Sanu Brand Income

The information below is a summary of contracts of Mohamed Sanu that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Mohamed Sanu

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
Cincinnati Bengals, Inc.	NFL Player Contract	N/A

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$272	$139	$590	$490
Contractual NFL player signing bonus receipts	—	—	—	141
Contractual NFL player performance incentive receipts	210	—	—	55
Contractual NFL post regular season receipts	22	23	23	20
Total receipts from NFL player contract	504	162	613	706
Receipts from other included contracts	15	7	29	75
Total receipts from included contracts subject to the brand contract	$519	$169	$642	$781

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Mohamed Sanu for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Mohamed Sanu NFL Player Contract—Cincinnati Bengals

Mohamed Sanu has completed the NFL regular season of the final year of a four-year player contract signed with the Bengals. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented Available Brand Income as of May 14, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015(3)	(2012-2015)
NFL Player Salary(1)	$390	$490	$590	$680	$2,150
Signing Bonus	563	—	—	—	563
Total	$953	$490	$590	$680	$2,713
Available Brand Income Under the NFL Player Contract(2)(3)	$—	$—	$590	$680	$1,270

(1)

All amounts were payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Bengals in each season, reduced on a pro rata basis for any portion of a season that Mohamed Sanu was not on the active roster for the Bengals. Did not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)	Excluded any amounts payable for player performance bonus, post-season play and Pro Bowl participation as set forth in

Articles 28, 37 and 38 of the CBA. For post-season play in 2013 season, Mohamed Sanu was paid $23,000 for appearing in a wild card game. Mohamed Sanu has not been selected as a participant in the Pro Bowl. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129. A performance bonus of approximately $159,000 was earned for performance during the 2013 season as defined under Article 28 of the Collective Bargaining Agreement between the NFL and the NFL Players’ Association, which payment was deferred until April 1, 2016 and is specifically excluded from ABI.

(3)

The NFL Player Salary in the 2015 Playing Season for Mohamed Sanu was $1,542,000, an increase from his contracted minimum per the NFL CBA Article 7 “Proven Performance Escalator”. Accordingly, this adjusted the Available Brand Income Under the NFL Player Contract for Mohamed Sanu for the 2015 Playing Season and has been fully paid.

Other Included Contracts for Mohamed Sanu

Other than payments Mohamed Sanu may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Alshon Jeffery Brand

Alshon Jeffery Brand Contract

On September 18, 2014, we entered into a brand contract with Alshon Jeffery and Ben and Jeffery Inc., a professional services company affiliated with Alshon Jeffery. This brand contract entitles us to receive 13% of Alshon Jeffery’s brand income from and after September 7, 2014 with respect to brand income payable under Alshon Jeffery’s NFL player contracts, and from and after September 18, 2014 with respect to all other brand income.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Alshon Jeffery;
•

all amounts payable to Alshon Jeffery for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Chicago Bears as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and

•

all amounts payable to him as a result of his activities undertaken as an actor or on-screen talent in connection with any form of scripted or unscripted entertainment content developed or produced by Relativity Sports, LLC, Relativity Media, LLC or any of their respective affiliates, in any form of media now known or hereafter devised.

As consideration for the ABI under the brand contract, we paid Alshon Jeffery a one-time cash amount of $7.94 million. We have no further financial obligation to Alshon Jeffery under the brand contract, other than the indemnities described above.

Alshon Jeffery

Alshon Jeffery is a wide receiver for the Chicago Bears (the “Bears”) in the NFL. He has been in the NFL since 2012. Alshon Jeffery attended the University of South Carolina, where he played wide receiver in a total of 40 games. In 2010, Alshon Jeffery was an ESPN.com All-American selection. Also in 2010, Alshon Jeffery was selected as one of three finalists for the Biletnikoff Award, which is presented to the nation’s top college wide receiver, and was named first team All-SEC. Alshon Jeffery set single-season school records in both receptions (88) and receiving yards (1,517) while at South Carolina. Alshon Jeffery was named the MVP of the 2012 Capital One Bowl after catching four passes for 148 yards and a touchdown.

Alshon Jeffery entered the NFL draft after his third season at South Carolina. He was selected in the second round, 45th overall in the 2012 NFL draft, and signed with the Bears. Alshon Jeffery twice broke a Bears franchise record for single-game receiving yards. In 2013, Alshon Jeffery set the Bears single-game receiving record with 249 yards against the Minnesota Vikings. Alshon Jeffery was selected to the NFL Pro Bowl following the 2013 regular season and was named 2013 Most Improved Player by the Pro Football Writers of America. Alshon Jeffery was born on February 14, 1990 and will be  26 years old as of the start of the 2016 NFL season.

According to statistics publically available at NFL.com, Alshon Jeffery’s receiving statistics for the 2015, 2014, 2013 and 2012 NFL seasons are as follows:

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2015	Chicago Bears	9	54	807	14.9	89.7	4
2014	Chicago Bears	16	85	1,133	13.3	70.8	10
2013	Chicago Bears	16	89	1,421	16.0	88.8	7
2012	Chicago Bears	10	24	367	15.3	36.7	3
TOTAL		51	252	3,728	14.8	73.1	24

Our vision of a brand identity for Alshon Jeffery is to associate him with being an “ambassador.” Hailing from the small town of St. Matthews, South Carolina, Alshon Jeffery leveraged his success in high-school sports to obtain an athletic scholarship to attend the University of South Carolina. In college, he found that as his world-view grew, so did his opportunities. Now in his third NFL season, Alshon Jeffery continues to put in the work that allowed him to rise from his small town and demonstrate that a person, despite very humble beginnings, can achieve success and be whatever they want to be. Alshon Jeffery has appointed himself an ambassador for all those who believe their life situation precludes them from a successful outcome, and to show the world that a person from a small town can succeed on a large stage.

As part of our due diligence of Alshon Jeffery, we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Alshon Jeffery of any events or incidents (personal or otherwise) relating to Alshon Jeffery that we believe would materially negatively impact the Alshon Jeffery brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 30, 2015, Alshon Jeffery is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $8.36 million if he retires from professional football within two years of the completion of the Fantex Series Alshon Jeffery offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Alshon Jeffery has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 5 to 1. In addition, as of September 30, 2015, Alshon Jeffery’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 2015 NFL season. As a result, we have concluded that he is a sound credit risk. We have not required Alshon Jeffery to place any funds in an escrow account as security to cover the repayment of $8.36 million in the event he retires from professional football within two years of the completion of the Fantex Series Alshon Jeffery offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Alshon Jeffery on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Alshon Jeffery Brand Income

The information below is a summary of contracts of Alshon Jeffery that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Alshon Jeffery

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
Chicago Bears Football Club, Inc.	NFL Player Contract	N/A
Sideline Marketing, Ltd.	Endorsement	Memorabilia
BA Sports Nutrition, LLC	Endorsement	Apparel
Fanwish, Inc.	Endorsement	Fan Sweepstakes

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$113	$168	$789	$585
Contractual NFL player performance incentive receipts	145	—	—	72
Contractual NFL post regular season receipts	—	53	53	—
Total receipts from NFL player contract	258	221	842	657
Receipts from other included contracts	220	59	181	88
Total receipts from included contracts subject to the brand contract	$478	$280	$1,023	$745

(1)Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Alshon Jeffery for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Alshon Jeffery NFL Player Contract—Chicago Bears

Alshon Jeffery has completed the NFL regular season of the final year of a four-year player contract signed with the Bears. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented Available Brand Income as of September 18, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season					Total
	2012		2013	2014	2015	(2012-2015)
NFL Player Salary(1)	$390		$597	$753	$960	$2,700
Signing Bonus	1,748	(2)	—	—	—	1,748
Workout Bonus(3)	—		—	50	50	100
Total	$2,138		$597	$803	$1,010	$4,548
Available Brand Income Under the NFL Player Contract(4)	$—		$—	$803	$1,010	$1,813

(1)

All amounts were payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Chicago Bears in each season. Did not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)	Amounts were guaranteed and fully earned.
(3)	During the 2014 and 2015 NFL seasons, Alshon Jeffery earned a “Workout Bonus” for participating in 85% and fully satisfying and completing the Chicago Bears’ Off-Season Workout Program.
(4)

Excluded any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. Alshon Jeffery was selected as a participant in the Pro Bowl during the 2013 NFL season, resulting in a $53,000 performance bonus. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129. A performance bonus of approximately $121,902 was earned for performance during the 2013 season as defined under Article 28 of the Collective Bargaining Agreement between the NFL and the NFL Players’ Association, which payment was deferred until April 1, 2016 and is specifically excluded from ABI.

Other Included Contracts for Alshon Jeffery

Other than payments Alshon Jeffery may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contracts listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Michael Brockers Brand

Michael Brockers Brand Contract

On January 9, 2015, we entered into a brand contract with Michael Brockers and his affiliate, Brockers Marketing LLC. This brand contract entitles us to receive 10% of Michael Brockers’ brand income after October 15, 2014.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Michael Brockers; or

•

all amounts payable to Michael Brockers for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or St. Louis Rams as a result of any injury, illness, physical or mental condition, bereavement or birth of his child.

As consideration for the ABI under the brand contract, we paid Michael Brockers a one-time cash amount of $3.44 million. We have no further financial obligation to Michael Brockers under the brand contract, other than the indemnities described above.

Michael Brockers

Michael Brockers is a defensive tackle for the St. Louis Rams (the “Rams”) in the NFL. He has been in the NFL since the 2012 season. He was selected in the first round of the 2012 NFL draft, the 14th pick overall. Michael Brockers attended Louisiana State University for two years, where he played defensive tackle in 27 games with 15 starts. During his two years of collegiate football at Louisiana State University, Michael Brockers had 79 tackles, 11 tackles for loss, and two sacks. He received Second-Team Associated Press All-Southeastern Conference honors in 2011. Following that season, Michael Brockers elected to enter the 2012 NFL Draft. Michael Brockers was born on December 21, 1990.

During the 2012 NFL season, his rookie season, Michael Brockers played in 13 games and started 12 games as a defensive tackle for the Rams. Michael Brockers had 20 total tackles, four sacks, a pass defended, and a forced fumble. During the 2013 NFL season, Michael Brockers started all 16 regular season games for the Rams as defensive tackle and recorded 38 total tackles, 5.5 sacks, and a forced fumble. In the 2014 NFL regular season, Michael Brockers started all 16 games for the Rams and recorded 32 total tackles, two sacks and one pass deflected. In the 2015 NFL regular season, Michael Brockers started all 16 games, recording three sacks and 44 tackles.

On August 31, 2012, during an NFL preseason game Michael Brockers suffered a high ankle sprain and was forced to miss the first three regular season games of the 2012 NFL season. In February 2013, Michael Brockers underwent clean-up surgery to remove bone chips in his left ankle. Michael Brockers has experienced these injuries as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Michael Brockers will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Michael Brockers’ playing performance and the value of the Michael

Brockers brand.

The essence of our vision of a brand identity for Michael Brockers is “thoughtful.” When faced with having adult responsibilities as a child, he recognized the path to success and demonstrated a remarkably clear mind when making decisions to guide him on his journey. With Michael Brockers’ ability to look ahead wisely, the substantial challenges he’s faced have always been viewed as neither good nor bad—simply as obstacles that needed to be overcome. Michael Brockers’ successes both on and off the field are the result of preparation and astute decision-making, and today he seeks to help others take the long view when it comes to finding their unique path to success.

As part of our due diligence of Michael Brockers we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Michael Brockers of any events or incidents (personal or otherwise) relating to Michael Brockers that we believe would materially negatively impact the Michael Brockers brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 30, 2015, Michael Brockers is a sound credit risk with sufficient financial health and stability and with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.62 million if he retires from professional football within two years of the completion of the Fantex Series Michael Brockers offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Michael Brockers has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 7 to 1. In addition, as of September 30, 2015, Michael Brockers’ current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. We have not required Michael Brockers to place any funds in an escrow account as security to cover the repayment of $3.62 million in the event he retires from professional football within two years of the completion of the Fantex Series Michael Brockers offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Michael Brockers on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Michael Brockers Brand Income

The information below is a summary of contracts of Michael Brockers that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Michael Brockers

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
St. Louis Rams, Inc.	NFL Player Contract	N/A

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$199	$148	$1,256	$823
Contractual NFL player signing bonus receipts	—	—	—	2,765
Contractual NFL player performance incentive receipts	34	5	5	49
Total receipts from NFL player contract	233	153	1,261	3,637
Receipts from other included contracts	15	10	10	13
Total receipts from included contracts subject to the brand contract	$248	$163	$1,271	$3,650

(1)Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Michael Brockers for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Michael Brockers NFL Player Contract—St. Louis Rams

Michael Brockers has completed the NFL regular season of the final year of a four-year player contract signed with the Rams. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented ABI as of October 15, 2014, the date we were entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary(1)(2)	$390	$823	$1,256	$1,688	$4,157
Signing Bonus	5,365	—	—	—	5,365
Total	$5,755	$823	$1,256	$1,688	$9,522
Available Brand Income Under the NFL Player Contract(3)	$—	$—	$812	$1,688	$2,500

(1)

All amounts were payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the St. Louis Rams in each season. Did not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)	Amounts were fully guaranteed.
(3)

Excluded any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129. A performance bonus of approximately $45,663 was earned for performance during the 2013 season as defined under Article 28 of the CBA between the NFL and the NFLPA. The payment, which was deferred until 2016, will not be included in ABI.

Other Included Contracts for Michael Brockers

Other than payments Michael Brockers may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Jack Mewhort Brand

Jack Mewhort Brand Contract

On March 26, 2015, we entered into a brand contract with Jack Mewhort. This brand contract entitles us to receive 10% of Jack Mewhort’s brand income after February 15, 2015.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Jack Mewhort;
•

all amounts payable to Jack Mewhort for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Indianapolis Colts as a result of any injury, illness, physical or mental condition, bereavement or birth of his child;

•	any consideration payable to Jack Mewhort pursuant to the Football Contract between Jack Mewhort and Nike USA, Inc. dated July 1, 2014;
•	$413,128 of Jack Mewhort’s NFL player contract signing bonus payable in March 2015; and
•	for the 2014 NFL season, performance-based compensation of $190,893 earned pursuant to Article 28 of the NFL’s CBA.

As consideration for the ABI under the brand contract, we paid Jack Mewhort a one-time cash amount of $2.52 million (less $0.126 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to Jack Mewhort under the brand contract, other than the indemnities described above.

Jack Mewhort

Jack Mewhort is an offensive guard for the Indianapolis Colts, the Colts, in the NFL and has been in the NFL since the 2014 season. He was selected by the Indianapolis Colts with the 59th overall pick in the second round of the 2014 NFL Draft. Jack Mewhort attended The Ohio State University, where he played on the offensive line in a total of 49 games. At Ohio State, he played in ten games as a redshirt freshman and was named to the all-Big Ten Freshmen team by Rivals.com. The following season, Jack Mewhort started the first five games of the season at left guard and finished the remainder of the season with eight consecutive starts at right guard, and was named Honorable Mention All-Big Ten Conference. In the 2012 season, Jack Mewhort started all 12 games at left tackle and was presented with Ohio State’s 2012 co-offensive lineman of the year award. The Ohio State Buckeyes went undefeated in 2012, and won the Big Ten Conference Leaders Division. In 2013, Jack Mewhort was named to the preseason watch list for the Outland Trophy. For the 2013 season, Jack Mewhort was named a first-team All-American by ESPN.com, and second-team All-American by Walter Camp, Sports Illustrated and the Football Writers Association of America. Jack Mewhort was also invited to the Reese’s Senior Bowl. As an NFL rookie, Jack Mewhort started and played in 14 regular season games and three post-season games as the left guard for the Indianapolis Colts.

On July 2, 2014, Jack Mewhort underwent arthroscopic knee surgery on his right knee, after the Indianapolis Colts’ rookie minicamp, but started the first four games of the 2014 NFL regular season for the Colts. Jack Mewhort missed two NFL games on October 5, 2014 and October 9, 2014, due to an ankle injury. Jack Mewhort has experienced these injuries as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Jack Mewhort will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Jack Mewhort’s playing performance and the value of the Jack Mewhort brand. In the 2015 NFL regular season, Jack Mewhort started all 16 games at various positions on the Colts’ offensive line, including tackle and guard.

Our brand identity for Jack Mewhort is to associate him with “unconventional.” Throughout his life, Jack Mewhort has continually defied conventional wisdom as both a person and a player. Recruited nationally out of high school, he instead chose to stay in his home state of Ohio for college. When given a chance to leave college early and enter the NFL draft, Jack Mewhort stayed in school and was named to a number of All-American teams as a senior. At 6’6” 309 pounds, Jack Mewhort looks every bit the part of a prototypical offensive lineman football player. However, he is also a talented illustrator who is often sketching when not in the weight room. With his decision to become the first offensive lineman to sign a brand contract with us, Jack Mewhort has again defied convention by showing even those playing in the trenches have a personal brand that can be built and grown over time.

As part of our due diligence of Jack Mewhort we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Jack Mewhort of any events or incidents (personal or otherwise) relating to Jack Mewhort that we believe would materially negatively impact the Jack Mewhort brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of March 26, 2015, Jack Mewhort is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $2.68 million if he retires from professional football within two years of the completion of the Fantex Series Jack Mewhort offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Jack Mewhort has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 4 to 1. In addition, as of March 26, 2015, Jack Mewhort’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 24 months after the effective date of Jack Mewhort’s brand contract. As a result, we have concluded that he is a sound credit risk. Other than the $0.126 million of cash consideration to be held in escrow for six months, we have not required Jack Mewhort to place any additional funds in an escrow account as security to cover the repayment of $2.68 million in the event he retires from professional football within two years of the completion of the Fantex Series Jack Mewhort offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Jack Mewhort on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Jack Mewhort Brand Income

The information below is a summary of contracts of Jack Mewhort that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Jack Mewhort

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
Indianapolis Colts, Inc.	NFL Player Contract	N/A

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the year ended December 31, 2014 derived from our audited statement of cash receipts from included contracts, included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$103	$99	$420
Contractual NFL player signing bonus receipts	413	506	506
Contractual NFL player performance incentive receipts	191	—	—
Contractual NFL post regular season receipts	92	—	—
Total receipts from NFL player contract	799	605	926
Receipts from other included contracts	—	—	2
Total receipts from included contracts subject to the brand contract	$799	$605	$928

(1)

Please see Notes 1 and 2 to the audited statement of cash receipts from included contracts for Jack Mewhort for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

The following summary includes descriptions of contracted cash receipts for future years under the NFL player contract, assuming that the parties perform their obligations and the NFL player contract is not amended, renegotiated or terminated prior to the expected expiration date of the NFL player contract. There can be no assurance that the parties will perform their obligations under the NFL player contract.

Jack Mewhort NFL Player Contract—Indianapolis Colts

Jack Mewhort has completed the second year of a four-year player contract with the Colts. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented ABI as of February 15, 2015,  the date we were entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2014	2015	2016	2017	(2014-2017)
NFL Player Salary(1)	$420	$582	$745	$907	$2,654
Signing Bonus(2)	506	413	—	—	919
Total	$926	$995	$745	$907	$3,573
Available Brand Income Under the NFL Player Contract(3)	$—	$582	$745	$907	$2,234

(1)

All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Colts in each season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. For the 2016 and 2017 NFL seasons, Jack Mewhort’s salary is not subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during this contract the Colts terminate the NFL player contract (1) because in the sole judgment of the Colts, Jack Mewhort’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Colt’s roster, (2) for salary cap reasons or (3) due to professional football injury Jack Mewhort is unable to perform his services under the NFL player contract, then Jack Mewhort will not receive the remainder of his NFL player salary.

(2)

Amounts fully guaranteed. $506,000 of the signing bonus was paid in 2014 and $413,128 of the signing bonus was paid in 2015. The portion of the signing bonus paid in 2015 was excluded from brand income.

(3)

Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

Other Included Contracts for Jack Mewhort

Other than payments Jack Mewhort may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Kendall Wright Brand

Kendall Wright Brand Contract

On March 26, 2015, we entered into a brand contract with Kendall Wright. This brand contract entitles us to receive 10% of Kendall Wright’s brand income after December 1, 2014.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Kendall Wright;
•

all amounts payable to Kendall Wright for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Tennessee Titans as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and

•	all consideration payable to Kendall Wright pursuant to that certain agreement dated as of June 1, 2012 by and between Adidas America, Inc. and Kendall Wright.

As consideration for the ABI under the brand contract, we will pay Kendall Wright a one-time cash amount of $3.125 million (less $0.156 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Kendall Wright under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Kendall Wright and us. If Kendall Wright resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.32 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

Kendall Wright

Kendall Wright is a wide receiver for the Tennessee Titans in the NFL and has been in the NFL since the 2012 season. He was selected as the 20th pick overall in the first round of the 2012 NFL draft. Kendall Wright attended Baylor University, where he played wide receiver in 50 games. In 2008,  Kendall Wright played in all 12 games as a freshman, recording 50 receptions, 649 receiving yards and six touchdowns. As a sophomore in 2009,  Kendall Wright played in 12 games and was Baylor’s leading receiver, posting 66 receptions for 740 yards and five touchdowns, and was named All-Big 12 honorable mention. As a junior, Kendall Wright recorded 78 receptions, seven touchdowns and 952 yards, playing in all 13 games. He posted career high 108 receptions for 1,633 yards and 14 touchdowns as a senior and was named 1st Team All-American and All-Big 12.

According to statistics publicly available at NFL.com, Kendall Wright’s receiving statistics for the 2015, 2014, 2013 and 2012 NFL seasons are as follows:

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2015	Tennessee Titans	10	36	408	11.3	40.8	3
2014	Tennessee Titans	14	57	715	12.5	51.1	6
2013	Tennessee Titans	16	94	1,079	11.5	67.4	2
2012	Tennessee Titans	15	64	626	9.8	41.7	4
TOTAL		55	251	2,828	11.3	51.4	15

In November 2015, Kendall Wright missed three NFL games as a result of a knee injury. On December 3, 2014, Kendall Wright broke a bone in his right hand and missed two NFL games as a result.  In August 2013, Kendall Wright suffered a knee sprain and missed one preseason game. In December 2012, he suffered a rib injury and missed one NFL game. Kendall Wright has experienced this injury as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Kendall Wright will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Kendall Wright’s playing performance and the value of the Kendall Wright brand.

The essence of our vision of the brand identity for Kendall Wright is being a “natural.” Kendall Wright grew up in rural northeast Texas. Even without the benefits of a larger city that could have afforded more resources, Kendall Wright quickly emerged as a standout athlete. All-State in three varsity sports, Kendall Wright would eventually became a youth coach while still a student. He went on to a record-setting collegiate football career, culminating with being selected a 1st team All-American as a senior. Blessed with athletic prowess and a unique work ethic, Kendall Wright readily sees his future as one of service. It has driven him from a young age, with his instincts to teach and mentor in the community being just as clear as those that propel him on the field.

As part of our due diligence of Kendall Wright we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Kendall Wright of any events or incidents (personal or otherwise) relating to Kendall Wright that we believe would materially negatively impact the Kendall Wright brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of March 26, 2015, Kendall Wright is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.32 million if he retires from professional football within two years of the date of this offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Kendall Wright has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of approximately 4 to 1. In addition, as of March 26, 2015, Kendall Wright’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 12 months after the effective date of Kendall Wright’s brand contract. As a result, we have concluded that he is a sound credit risk. Other than the $0.156 million of the cash consideration to be held in escrow for six months, we have not required Kendall Wright to place any additional funds in an escrow account as security to cover the repayment of $3.32 million in the event he retires from professional football within two years following completion of this offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Kendall Wright on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Kendall Wright Brand Income

The information below is a summary of contracts of Kendall Wright that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Kendall Wright

The table below lists the included contracts as of December 31, 2015:

Counterparty	Type of contract	Product category
Tennessee Football, Inc.	NFL Player Contract	N/A
Adidas	Endorsement	Apparel

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$454	$368	$510	$420
Contractual NFL player signing bonus receipts	673	567	—	—
Contractual NFL player performance incentives receipts		—	567	333
Total receipts from NFL player contract	1,127	935	1,077	753
Receipts from other included contracts	55	36	64	163
Total receipts from included contracts subject to the brand contract	$1,182	$971	$1,141	$916

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Kendall Wright for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Kendall Wright NFL Player Contract—Tennessee Titans (the Titans)

Kendall Wright has completed the NFL season of the final year of a four-year player contract signed with the Titans. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented ABI as of December 1, 2014, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary(1)	$390	$480	$570	$884	$2,324
Roster Bonus(2)	—	284	567	627	1,478
Signing Bonus	4,417	—	—	—	4,417
Total	$4,807	$764	$1,137	$1,511	$8,219
Available Brand Income Under the NFL Player Contract(3)	$—	$—	$428	$1,511	$1,939

(1)

All amounts were payable in twelve equal installments of 1/24th each on the first and 15th days of every month, commencing with September 15th and continuing thereafter until March 31st of the following year, at which time the entire remaining earned and unpaid balance is paid in full. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)	Kendall Wright earned the roster bonus for the 2013, 2014 and 2015 seasons.
(3)

Excluded any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

Other Included Contracts for Kendall Wright

Other than payments Kendall Wright may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contract listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Andrew Heaney Brand

Andrew Heaney Brand Contract

On September 10, 2015, we entered into a brand contract with Andrew Heaney. This brand contract entitles us to receive 10% of Andrew Heaney’s brand income after January 1, 2015.

In addition to the exclusions laid out above under “—Our Brand Contracts,” Andrew Heaney’s brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy purchased by Andrew Heaney;

•

all amounts payable to Andrew Heaney for participation in any MLB game, including any preseason game, All-Star or other postseason game, if he is excused from such participation without pay by the MLB or the Los Angeles  Angels as a result of any injury, illness, physical or mental condition, bereavement or birth of his child;

•	all consideration payable to Andrew Heaney pursuant to the agreement dated September 3, 2014 by and between Panini America, Inc. and MLB Players Association, on behalf of Andrew Heaney;

•	all consideration payable to Andrew Heaney pursuant to the Player Royalty Agreement dated March 1, 2015 by and between Rawlings Sporting Goods Company, Inc. and Andrew Heaney; and
•	all consideration payable to Andrew Heaney pursuant to the oral agreement between Nike and Andrew Heaney for merchandise. The agreement expired at the end of 2015.

As consideration for the ABI under the brand contract, we will pay Andrew Heaney a one-time cash amount of $3.34 million (less $0.167 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Andrew Heaney under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Andrew Heaney and us. If Andrew Heaney resigns from MLB within two years of the date of this offering for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.59 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

Andrew Heaney

Andrew Heaney is a pitcher for the Los Angeles Angels (the “Angels”) in Major League Baseball. He attended Oklahoma State University for three years, where he pitched in 51 games with 34 starts in his collegiate career. During his junior season at Oklahoma State, he started 15 games, and posted an 8-2 record, ending the year with 140 strikeouts in 118.1 innings-pitched, and a 1.60 ERA. After his junior year at Oklahoma State, the Miami Marlins (the “Marlins”) selected Andrew Heaney in the first round of the 2012 MLB draft, the ninth pick overall.

In 2012, Andrew Heaney pitched in six games for a total of 27.0 innings, with 30 strikeouts and posting a 4.33 earned run average (“ERA”) for the Marlins’ Rookie and Class A affiliated minor league baseball teams. In 2013, he was promoted to the Marlins’ Class A+ minor league team where he pitched in 13 games for a total of 61.2 innings, with 66 strikeouts and a 0.88 ERA. Andrew Heaney was then promoted to the Marlins’ Class AA minor league team where he played for the remainder of the 2013 season starting six games for a total of 33.2 innings, with 23 strikeouts and posting a 2.91 ERA. Andrew Heaney began the 2014 season with the Marlins’ Class AA minor league affiliate and pitched in nine games for a total of 53.2 innings, with 52 strikeouts and a 2.33 ERA. He was promoted to the Marlins’ Class AAA minor league team where he started 15 games for a total of 83.2 innings, with 91 strikeouts and posting a 3.87 ERA.

Andrew Heaney made his major league debut for the Marlins in June 2014. He finished the 2014 regular season with the Marlins pitching in seven games for a total of 29.1 innings, with 20 strikeouts and an ERA of 5.83. Following the 2014 season, he was traded from the Marlins to the Los Angeles Dodgers and traded again to the Angels. Andrew Heaney started the 2015 season in the minor leagues but was called up to the Angels major league team on June 24, 2015. Andrew Heaney was born on June 5, 1991 and will be  24 years old at the beginning on the 2016 MLB season.

According to statistics available at www.baseball-reference.com, Andrew Heaney’s major league pitching statistics for the 2015 baseball season is as follows:

			Games		Innings	Innings		Strikeouts Per		W-L
Year	Team	Games	Started	ERA	Pitched	Pitched/Game	Strikeouts	Nine Innings	WHIP	Record
2015	Los Angeles Angels	18	18	3.49	105.2	5.8	78	6.7	1.202	6-4
TOTAL		18	18	3.49	105.2	5.8	78	6.7	1.202	6-4

In May 2013, Andrew Heaney missed two months of the minor league season due to a strained muscle in his back. Andrew Heaney has experienced this injury and other instances of normal wear and tear as an athlete in Division I collegiate baseball and as a professional baseball player and we expect that Andrew Heaney will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Andrew Heaney’s playing performance and the value of the Andrew Heaney Brand.

As part of our due diligence of Andrew Heaney we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Andrew Heaney of any events or incidents (personal or otherwise) relating to Andrew Heaney that we believe would materially negatively impact the Andrew Heaney brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 10, 2015, Andrew Heaney is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.59 million if he retires from professional baseball within two years of the date of this offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Andrew Heaney has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 10 to 1. In addition, as of September 10, 2015, Andrew Heaney’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. Other than the $0.167 million of the cash consideration to be held in escrow for six months, we have not required Andrew Heaney to place any additional funds in an escrow account as security to cover the repayment of $3.59 million in the event he retires from professional baseball within two years following completion of this offering for any reason other than a “good reason.” In addition, we monitor the creditworthiness and financial health and stability of Andrew Heaney on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Andrew Heaney Brand Income

The information below is a summary of contracts of Andrew Heaney that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Andrew Heaney

The table below lists the included contracts as of September 10, 2015:

Counterparty	Type of contract	Product category
Los Angeles Angels of Anaheim	MLB Player Contract	N/A

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and 2013 derived from our audited statements of cash receipts from included contracts, included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual MLB player receipts	$316	$161	$161	$12
Contractual MLB player signing bonus receipts	—	—	—	1,600
Total receipts from MLB player contract	316	161	161	1,612
Receipts from other included contracts	4	33	52	15
Total receipts from included contracts subject to the brand contract	$320	$194	$213	$1,627

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Andrew Heaney for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

Andrew Heaney MLB Player Contract—Los Angeles Angels

Andrew Heaney had a one-year player contract with the Angels for the 2015 MLB season. The contract was for the MLB minimum salary of $509,250. All amounts were payable in equal weekly semi-monthly installments over the course of the season, commencing with the first regular season game Andrew Heaney was on the Angels’ major league roster in 2015 and did not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

Other Included Contracts for Andrew Heaney

Other than payments Andrew Heaney may receive from the MLBPA pursuant to the MLBPA Players Choice Group Licensing Program, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Terrance Williams Brand

Terrance Williams Brand Contract

On September 17, 2015, we entered into a brand contract with Terrance Williams.  This brand contract entitles us to receive 10% of Terrance Williams’ brand income after February 1, 2015.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Terrance Williams;
•

all amounts payable to Terrance Williams for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Dallas Cowboys as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and

•	all consideration payable to Terrance Williams pursuant to the agreement dated July 25, 2013 by and between Nike USA, Inc. and Terrance Williams.

As consideration for the ABI under the brand contract, we will pay Terrance Williams a one-time cash amount of $3.06 million (less $0.153 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Terrance Williams under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Terrance Williams and us. If Terrance Williams resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.29 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

Terrance Williams

Terrance Williams is a wide receiver for the Dallas Cowboys (the “Cowboys”) in the NFL. He has been in the NFL since the 2013 season. Terrance Williams was selected in the third round of the 2013 NFL draft, the 74th pick overall. Terrance Williams attended Baylor University, where he played wide receiver in 51 games. In his four-year tenure at Baylor,  Terrance Williams posted 202 receptions, 27 touchdowns and 3,334 receiving yards.  During Terrance Williams’ final season at Baylor, he led the NCAA with 1,832 receiving yards, earning him First-team All-Big 12 and consensus All-American honors in 2012. In his first year as an NFL wide receiver, Terrance Williams played in all 16 regular season games for the Cowboys and recorded 44 receptions for 736 yards with five touchdowns. During the 2014 NFL season Terrance Williams played in 15 regular season games and had 37 receptions for 621 yards and eight touchdowns.

According to statistics publicly available at NFL.com, Terrance Williams’ receiving statistics for the 2015, 2014 and 2013 NFL seasons are as follows:

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2015	Dallas Cowboys	16	52	840	16.2	52.5	3
2014	Dallas Cowboys	16	37	621	16.8	38.8	8
2013	Dallas Cowboys	16	44	736	16.7	46.0	5
TOTAL		48	133	2,197	16.8	45.8	16

Terrance Williams has experienced instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Terrance Williams will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Terrance Williams’ playing performance and the value of the Terrance Williams.

As part of our due diligence of Terrance Williams we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Terrance Williams of any events or incidents (personal or otherwise) relating to Terrance Williams that we believe would materially negatively impact the Terrance Williams brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 17, 2015, Terrance Williams is a reasonable credit risk with manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including required ABI payments. Currently, we believe it would be difficult for Terrance Williams to repay us approximately $3.29 million if he retires from professional football within two years of the date of this offering for any reason other than a “good reason.” Other than the $0.153 million of the cash consideration to be held in escrow for six months, we have not required Terrance Williams to place any additional funds in an escrow account as security to cover the repayment of $3.29 million in the event he retires from professional football within two years following completion of this offering for any reason other than a “good reason.” In addition, we intend to monitor the creditworthiness and financial health and stability of Terrance Williams on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Terrance Williams Brand Income

The information below is a summary of contracts of Terrance Williams that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Terrance Williams

The table below lists the included contracts as of September 17, 2015:

Counterparty	Type of contract	Product category
Dallas Cowboys Football Club Ltd.	NFL Player Contract	N/A
Nike USA, Inc.*	Endorsement	Apparel

*The contract term is July 1, 2015 to June 30, 2018.

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014 and December 31, 2013 derived from our audited statements of cash receipts from included contracts, included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$103	$116	$513	$381
Contractual NFL player signing bonus receipts	—	—	—	619
Contractual NFL player performance incentives receipts	169	10	10	—
Contractual NFL post regular season receipts	48	—	—	—
Total receipts from NFL player contract	320	126	523	1,000
Receipts from other included contracts	61	55	102	214
Total receipts from included contracts subject to the brand contract	$381	$181	$625	$1,214

(1)

Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Terrance Williams for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

The following summary includes descriptions of contracted cash receipts for future years under the NFL player contract, assuming that the parties perform their obligations and the NFL player contract is not amended, renegotiated or terminated prior to the expected expiration date of the NFL player contract. There can be no assurance that the parties will perform their obligations under the NFL player contract.

Terrance Williams NFL Player Contract—Dallas Cowboys

Terrance Williams has completed the third year of a four-year player contract with the Cowboys. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented ABI as of February 1, 2015, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2013	2014	2015	2016	(2013-2016)
NFL Player Salary(1)	$405	$520	$615	$708	$2,248
Workout Bonus(2)	—	10	10	10	30
Signing Bonus	619	—	—	—	619
Total	$1,024	$530	$625	$718	$2,897
Available Brand Income Under the NFL Player Contract(3)	$—	$—	$625	$718	$1,343

(1)

All amounts are payable in equal weekly or bi-weekly installments over the course of the regular season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The player salaries for the 2013, 2014, 2015 and 2016 NFL seasons are not subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Cowboys terminate the NFL player contract (a) because in the sole judgment of the Cowboys, Terrance Williams’ skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Cowboys’ roster, (b) for salary cap reasons or (c) due to professional football injury Terrance Williams is unable to perform his services under the NFL player contract, then Terrance Williams will not receive his NFL player salary.

(2)	Terrance Williams earned a workout bonus for the 2014 and 2015 NFL seasons and is eligible to receive a workout bonus for the 2016 NFL season.

(3)

Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA, and any amounts payable per the NFL CBA Article 7 “Proven Performance Escalator”. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

Other Included Contracts for Terrance Williams

Other than payments Terrance Williams may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contract listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Ryan Shazier Brand

Ryan Shazier Brand Contract

On September 23, 2015, we entered into a brand contract with Ryan Shazier.  This brand contract entitles us to receive 10% of Ryan Shazier’s brand income after September 1, 2015.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Ryan Shazier; and
•

all amounts payable to Ryan Shazier for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Pittsburgh Steelers as a result of any injury, illness, physical or mental condition, bereavement or birth of his child.

As consideration for the ABI under the brand contract, we will pay Ryan Shazier a one-time cash amount of $3.11 million (less $0.156 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing, which we intend to do through this offering.  We will have no further financial obligation to Ryan Shazier under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Ryan Shazier and us. If Ryan Shazier resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.34 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

Ryan Shazier

Ryan Shazier is a linebacker for the Pittsburgh Steelers in the NFL and has been in the NFL since the 2014 season. He was selected as the 15th pick overall in the 1st round of the 2014 NFL Draft. Ryan Shazier attended Ohio State University, where he played linebacker in a total of 39 games. As a freshman, Ryan Shazier played in 13 games, recording 58 total tackles, 3 sacks, and 2 forced fumbles in the 2011 season. During the 2012 season, Ryan Shazier posted 115 total tackles, 5 sacks, 1 interception, 12 passes defended, and 3 forced fumbles in 12 games. Ryan Shazier played in 14 games as a junior, where he recorded 143 total tackles, 6 sacks, 4 passes defended, and 4 forced fumbles. He would be voted First-team All-Big Ten and First-team All-American for his performance in the 2013 season.

Following his third season at Ohio State University, Ryan Shazier elected to enter the NFL draft. In his first year as a linebacker in the NFL, Ryan Shazier played in nine games for the Pittsburgh Steelers in which he recorded 24 solo tackles with 12 assisted tackles. During the 2014 NFL season, Ryan Shazier suffered a sprained medial collateral ligament (MCL) and a high ankle sprain and missed several weeks of play during the 2014 NFL regular season as a result. He suffered an ankle injury in November 2014 and missed three NFL games, and suffered a shoulder injury in September 2015 and missed four NFL games. Ryan Shazier has experienced these injuries as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Ryan Shazier will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Ryan Shazier’s playing performance and the value of the Ryan Shazier Brand.

According to statistics publicly available at NFL.com, Ryan Shazier’s defensive statistics for the 2015 and 2014 NFL seasons are as follows:

Year	Team	Games	Solo	Assisted	Total Tackles
2015	Pittsburgh Steelers	12	55	32	87
2014	Pittsburgh Steelers	9	24	12	36
TOTAL		21	79	44	123

As part of our due diligence of Ryan Shazier we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including creditworthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Ryan Shazier of any events or incidents (personal or otherwise) relating to Ryan Shazier that we believe would materially negatively impact the Ryan Shazier Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports. Based on our review we concluded that as of September 23, 2015, Ryan Shazier is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.34 million if he retires from professional football within two years of the date of this offering for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Ryan Shazier has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 5 to 1. In addition, as of September 23, 2015, Ryan Shazier’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 24 months after the effective date of Ryan Shazier’s brand contract. As a result, we have concluded that he is a sound credit risk. Other than the $0.156 million of the cash consideration to be held in escrow for six months, we have not required Ryan Shazier to place any additional funds in an escrow account as security to cover the repayment of $3.34 million in the event he retires from professional football within two years following completion of this offering for any reason other than a “good reason.” In addition, we intend to monitor the creditworthiness and financial health and stability of Ryan Shazier on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Ryan Shazier Brand Income

The information below is a summary of contracts of Ryan Shazier that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Ryan Shazier

The table below lists the included contracts as of September 23, 2015:

The table below lists the included contracts as of September 1, 2015:
Counterparty	Type of contract	Product category
Pittsburgh Steelers	NFL Player Contract	N/A
Nike USA, Inc.	Endorsement	Apparel

The following table shows historical information of cash receipts from included contracts for the nine months ended September 30, 2015 and 2014 (unaudited) and for the year ended December 31, 2014 derived from our audited statement of cash receipts from included contracts, included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014
	(in thousands)
Receipts from included contracts subject to the brand contract (1)
Contractual NFL player receipts	$150	$74	$420
Contractual NFL player signing bonus receipts	—	3,500	5,234
Contractual NFL player performance incentives receipts	29	—	—
Contractual NFL post regular season receipts	24	—	—
Total receipts from NFL player contract	203	3,574	5,654
Receipts from other included contracts	61	73	135
Total receipts from included contracts subject to the brand contract	$264	$3,647	$5,789

(1)

Please see Notes 1 and 2 to the audited statement of cash receipts from included contracts for Ryan Shazier for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

The following summary includes descriptions of contracted cash receipts for future years under the NFL player contract, assuming that the parties perform their obligations and the NFL player contract is not amended, renegotiated or terminated prior to the expected expiration date of the NFL player contract. There can be no assurance that the parties will perform their obligations under the NFL player contract.

Ryan Shazier NFL Player Contract—Pittsburgh Steelers (the Steelers)

Ryan Shazier has completed the second year of a four-year player contract with the Steelers. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents ABI as of September 1, 2015, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2014	2015	2016	2017	(2014-2017)
NFL Player Salary(1)	$420	$852	$1,284	$1,716	$4,272
Signing Bonus	5,234	—	—	—	5,234
Total	$5,654	$852	$1,284	$1,716	$9,506
Available Brand Income Under the NFL Player Contract(2)	$—	$852	$1,284	$1,716	$3,852

(1)

All amounts are payable in equal weekly or bi-weekly installments over the course of the regular season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The player salaries for the 2014, 2015, 2016 and 2017 NFL seasons are guaranteed.

(2)

Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 129.

Other Included Contracts for Ryan Shazier

Other than payments Ryan Shazier may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement and the included endorsement contract listed above, he currently has no other endorsement arrangements that are individually or in the aggregate, significant to estimated current or future ABI.

Competition

Our business is unique and we are not aware of anyone at this time who is attempting to engage in our business model or who is directly competitive to us. We may if successful face competition from sports management agencies and sports marketing agencies with respect to our marketing activities. We believe that if we did face competition from these types of agencies it would be based in part on the strength of the relationships they have with professional athletes, entertainers and other high-profile individuals. In this regard these companies are more established and may have more extensive industry contacts and direct relationships with these brands than we do. However, we also believe that if there were competition from these types of agencies it would be based on the effectiveness of the marketing efforts and the relative cost to the brand of these services, and we believe that we would be competitively differentiated from these agencies in each of these areas.

With respect to the effectiveness of the marketing efforts, although we are an early stage start-up company and have engaged in limited marketing activities to date, we believe we have assembled, through Fantex Holdings, a unique team with crossover talent in sports, sports marketing and digital marketing and technology, which we believe will allow us to be effective at implementing marketing strategies, including with respect to digital marketing as discussed under the section entitled “Business—Enhancing Brand Value—Increasing Brand Reach and Consumer Engagement” in general to help enhance brand value. We are not aware of any of the major sports management or marketing agencies who currently are attempting to engage in these types of marketing activities, and we do not believe they would be willing to shift their focus to these activities in the future. We believe the sports marketing agencies in effect act closer to the capacity as sales agencies. In large part they sell a product (the brand) to the buyer (an endorsement partner). We intend to make the product (the brand) better, which we believe will ease their ability to sell that product to the buyers (the endorsement partners). We believe this will enhance our relationship with these agencies and there would be incentives for us to work collaboratively with our brands and their management and marketing agencies to achieve the best results for our mutual brands.

With respect to the cost to the athlete of the marketing efforts, our business model provides that we make an upfront investment to purchase a minority interest in the future value of our brands, so the overall cost to a brand will correlate to the longer-term success and sustainability of their brand. Although we currently have limited resources to employ in the enhancement of the value of the brand contract and have fewer industry relationships than sports management agencies and sports marketing agencies, we believe that building a portfolio of brands will enable us to achieve economies of scale and increase brand reach across our portfolio more efficiently. We do not believe that sports management agencies or sports marketing agencies would be willing to duplicate our model.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the "Summary Compensation Table" below. In 2015, our "named executive officers" and their positions were as follows:

•	Cornell "Buck" French, Chief Executive Officer;

•	David Mullin, Chief Financial Officer; and

•	William Garvey, Chief Legal Officer and Secretary.

Currently, our employees, including our named executive officers, are employed by our parent, Fantex Holdings, and provide services to both Fantex and Fantex Holdings. Except as the context otherwise requires or as otherwise noted, references in this section to "Fantex Holdings," "company," "we," "us" and "our" refer to both Fantex Holdings and Fantex. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2015 and December 31, 2014.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	Totals
Cornell “Buck” French	2015	200,000	—	—	—	—	—	—	200,000
Chief Executive Officer	2014	200,000	—	—	—	—	—	—	200,000
David Mullin	2015	200,000	—	—	—	—	—	—	200,000
Chief Financial Officer	2014	200,000	—	—	—	—	—	—	200,000
William Garvey	2015	200,000	—	—	—	—	—	—	200,000
Chief Legal Officer	2014	200,000	—	—	—	—	—	—	200,000

Narrative to Summary Compensation Table

Salaries

Messrs. French and Mullin are parties to employment agreements with our parent, Fantex Holdings, Inc., which initially provided for annual base salaries of $200,000 for each of Messrs. French and Mullin. Pursuant to the terms of their employment agreements, in connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, each of Messrs. French and Mullin became entitled to receive an annual base salary of $250,000. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries, and each continues to receive an annual base salary of $200,000 as of the date of this prospectus. There is no provision to make the increase to an annual base salary of $250,000 retroactive.

 Mr. Garvey's annual base salary for 2015 was $200,000.

Bonuses

We did not grant bonuses to our named executive officers with respect to services performed in 2015.

Equity Compensation

We maintain the 2013 Equity Incentive Award Plan, referred to below as the 2013 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2013 Plan became effective as of April 28, 2014. No equity grants were made to our officers in 2015.

Other Elements of Compensation

        Retirement Plans

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not anticipate matching any portion of the contributions that might be made by participants in our 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our medical, dental and vision benefit plans. Following the consummation of this offering, we may also implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers' compensation package.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers' personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Additional Compensation Components

Following the completion of this offering, as we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Fantex Holdings' common stock underlying outstanding equity incentive plan awards for Mr. Garvey as of December 31, 2015. Neither Messrs. French nor Mullin held any equity incentive plan awards as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William Garvey	60,416(1)	39,584	1.61	7/16/2023
William Garvey	416(2)	9,584	2.60	9/10/2025

(1)

The option vested as to 1/48th of the shares subject to the option beginning on November 1, 2015 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

(2)

The option vested as to 25% of the shares subject to the option on July 15, 2014 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

Executive Compensation Arrangements

Messrs. French and Mullin

Our parent, Fantex Holdings, has entered into employment agreements with Messrs. French and Mullin. The following is a summary of the material terms of the agreements.

Under the agreements, Mr. French serves as the Chief Executive Officer and Mr. Mullin serves as the Chief Financial Officer of Fantex Holdings, reporting directly to the board of directors of Fantex Holdings and Chief Executive Officer, respectively. Mr. French also serves as a member of our board of directors. The term of the agreements will continue until the executive's employment with Fantex Holdings is terminated.

Pursuant to the terms of the agreements, Messrs. French and Mullin were each to initially receive annual base salaries in the amount of $200,000. In connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, each of Messrs. French and Mullin became entitled to receive an annual base salary of $250,000, which amount may be increased from time to time in the discretion of Fantex Holdings' board of directors or the compensation committee. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries and each continues to receive an annual base salary of $200,000. Messrs. French and Mullin are also eligible to receive an annual discretionary cash performance bonus. The actual amount of any such bonuses will be based on the attainment of specified performance objectives established by the board of directors of Fantex Holdings. In addition, each executive will be entitled to participate in customary employee and executive benefit plans and programs as Fantex Holdings may from time to time offer.

In the event that Mr. French's or Mr. Mullin's employment is terminated without "cause" or by the executive for "good reason" (each, as defined in the applicable employment agreement), then in addition to any accrued amounts, the executive will be entitled to receive the following:

•	a lump-sum payment in the amount of one times the executive's annual base salary;
•	a lump-sum payment in the amount equal to the pro rata portion of the executive's annual bonus for the partial fiscal year in which the termination occurs;
•	company-paid premiums for healthcare coverage continuation for up to 12 months after the date of termination; and

•

with respect to each then-outstanding Fantex Holdings equity award or Company equity award, accelerated vesting of the number of shares subject to such award that would have vested during the 12-month period following the termination date.

In the event that Mr. French's or Mr. Mullin's employment is terminated without "cause" or by the executive for "good reason" on or within the 30 days preceding, or during the one-year period following, a "change in control" (as defined in the Fantex Holdings, Inc. 2012 Equity Incentive Plan), each executive will be entitled to the severance benefits and payments described above, except that he will be entitled to a lump-sum payment in the amount of two times, rather than one times, his annual base salary.

The executive's right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

Furthermore, in the event of a change in control of Fantex Holdings, the executive will be entitled to accelerated vesting of all outstanding Fantex Holdings equity awards and Company equity awards then held, and in the event of a "change in control" (as defined in the Fantex, Inc. 2013 Equity Incentive Award Plan) of the Company, the executive will be entitled to accelerated vesting of all outstanding Company equity awards then held. In addition, to the extent that any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a "best pay cap" reduction to the extent necessary so that the executive receives the greater of (i) the net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) the net amount of the payments and benefits without such reduction.

Mr. Garvey

Our parent, Fantex Holdings, entered into change in control severance agreement with Mr. Garvey on August 19, 2014. The following is a summary of the material terms of the agreement.

In the event of a "change in control" (as defined in the Fantex Holdings 2012 Equity Incentive Plan) of Fantex Holdings, Mr. Garvey will be entitled to accelerated vesting of 50% all outstanding unvested Fantex Holdings option and equity awards then held.

In the event that Mr. Garvey's employment is terminated without "cause" or by Mr. Garvey for "good reason" (each, as defined in his change in control severance agreement) on or within the 30 days preceding, or during the one-year period following, a "change in control," then in addition to any accrued amounts, Mr. Garvey will be entitled to receive the following:

•	a lump-sum payment in the amount of 50% of his annual base salary;
•	company-paid premiums for healthcare coverage continuation for up to 6 months after the date of termination; and
•	with respect to each then-outstanding Fantex Holdings option and equity award, full accelerated vesting of all shares subject to the award.

Mr. Garvey's right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

Director Compensation

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2015. Other than as described below, none of our directors received any compensation for service as a member of our board of directors in 2015. We intend to review director compensation from time to time. Mr. French, who served as our Chief Executive Officer during the year ended December 31, 2015, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. French is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David Beirne	—	—	9,264	9,264
John Costello	—	—	—	—
C. William Hosler	—	—	—	—
Ronald Machtley	—	—	—	—
Shahan Soghikian	—	—	—	—
Terdema Ussery	—	—	—	—

(1)

As of December 31, 2015, each of our non-employee directors held a stock option to purchase 20,000 shares of common stock in our parent, Fantex Holdings.  No non-employee director held any other equity awards as of December 31, 2015.

(2)	Represents health and welfare plan premium costs in excess of company-paid health and welfare premiums paid on behalf of other participants.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions since the filing of our Annual Report on Form 10-K for the year ended December 31, 2014, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest (“Related Party Transactions”). For a description of Related Party Transactions between January 1, 2013 and December 31, 2014, please see the section entitled “Related-Party and Other and Other Transactions Involving Our Officers and Directors” in our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2015 and incorporated by reference herein. We believe that all of the transactions described below, or incorporated by reference herein, were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Stock Repurchases

Immediately prior to and contingent upon the consummation of this offering, we expect to repurchase an aggregate of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort from Fantex Holdings and certain directors and related persons of Fantex Holdings, at a price per share, less underwriting discounts and commissions, proportionate to the price per fractional share of such tracking stocks included in the Units sold to the public in this offering. As consideration for the repurchased shares, upon the consummation of this offering we will pay to Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of $10.02 million out of the net proceeds to us in this offering. In the event that the underwriters exercise their option to purchase additional Units in full, we will have the right to repurchase from Fantex Holdings and such directors and related persons of Fantex Holdings an aggregate of 9,314 additional shares of Fantex Series Vernon Davis, 25,267 additional shares of Fantex Series EJ Manuel, 8,034 additional shares of Fantex Series Mohamed Sanu, 54,909 additional shares of Fantex Series Alshon Jeffery, 23,263 additional shares of Fantex Series Michael Brockers and 17,594 additional shares of Fantex Series Jack Mewhort. In such case, we will pay Fantex Holdings and such directors and related persons of Fantex Holdings up to an aggregate of $1.00 million out of the net proceeds to us in this offering.

Participation in Our Offerings

Participation in the Offering of Fantex Series Michael Brockers

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 162,993 shares, 2,500 shares, 36,200 shares and 36,200 shares, respectively, of Fantex Series Michael Brockers.  In addition, Lily Beirne, Mr. Beirne’s  spouse, purchased 18,000 shares of Fantex Series Michael Brockers.

Participation in the Offering of Fantex Series Jack Mewhort

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 124,014 shares, 2,500 shares, 26,810 shares and 26,810 shares, respectively, of Fantex Series Jack Mewhort.  In addition, Lily Beirne, Mr. Beirne’s  spouse, purchased 13,400 shares of Fantex Series Jack Mewhort.

Our Parent and directors have participated in additional offerings of our Tracking Stocks.  Please see “Related-Party And Other Transactions Involving Our Officers and Directors” in our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2015, incorporated herein by reference.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent provides us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

The agreement had an initial term through December 31, 2014, and was automatically renewed for a one-year term through December 31, 2015. It will continue to automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

For further discussion of our management agreement with our parent, please see note 3 to our condensed financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Indemnity Agreements

Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the ABI that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole, and therefore, the investors in the Units.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the common stock of Fantex as of December 31, 2015, by:

•	each of our directors;
•	each of our named executive officers;
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of our common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 31, 2015. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of Fantex common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Our calculation for the percentage of beneficial ownership prior to this offering is based on 102,575,200 shares of Fantex common stock outstanding as of December 31, 2015. Our calculation of the percentage of beneficial ownership after this offering is based on 103,930,228 shares of Fantex common stock outstanding immediately after the closing of this offering, and assumes no exercise of the underwriters’ option to purchase additional Units in this offering.

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Fantex, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

	Shares Beneficially Owned Before Offering				Shares Beneficially Owned After Offering Without the Underwriters' Option to Purchase Additional Units		Shares Beneficially Owned After Offering if the Underwriters' Option to Purchase Additional Units is Exercised in Full
Name of Beneficial Owner	Number	%	Shares Being Offered Without the Underwriters' Option to Purchase Additional Units	Shares Being Offered if the Underwriters' Option to Purchase Additional Units is Exercised in Full	Number	%	Number	%
5% Stockholders of Fantex
Fantex Holdings, Inc.(1)(2)(3)(4)	101,117,461	98.58%	1,015,874	1,117,461	100,101,587	96.32%	100,000,000	96.22%
Officers and Directors of Fantex(1)
Cornell “Buck” French(2)(4)(5)	8,166	* %	7,423	8,166	743	* %	—	—%
David Mullin	—	—%	—	—	—	—%	—	—%
David Beirne(2)(4)(5)(6)	215,756	* %	196,141	215,756	19,615	* %	—	—%
John Costello	—	—%	—	—	—	—%	—	—%
C. William Hosler	—	—%	—	—	—	—%	—	—%
Ronald Machtley	—	—%	—	—	—	—%	—	—%
Shahan Soghikian	—	—%	—	—	—	—%	—	—%
Terdema Ussery	—	—%	—	—	—	—%	—	—%
William Garvey	—	—%	—	—	—	—%	—	—%
All directors and executive officers as a group (9 persons)	223,922	* %	203,564	223,922	20,358	* %	—	—%
Other Stockholders
Bruce Dunlevie(4)(5)	180,725	* %	164,295	180,725	16,430	* %	—	—%
Joshua Levine(4)(5)	66	* %	60	66	6	* %	—	—%
Other stockholders as a group	180,791	* %	164,355	180,791	16,436	* %	—	—%

All stockholders as a group(3)(5)	101,522,174	98.97%	1,383,793	1,522,174	100,138,381	96.35%	100,000,000	96.22%

(1)

Each of our officers and directors beneficially owns shares of Fantex Holdings capital stock. Cornell “Buck” French and David Beirne, two of our directors, beneficially own 19.5% and 24.1% of Fantex Holdings capital stock, respectively, and David Mullin, our Chief Financial Officer, beneficially owns 4.10% of Fantex Holdings capital stock. The other officers and directors beneficially own less than 1% of Fantex Holdings capital stock in the aggregate. In computing beneficial ownership of Fantex Holdings capital stock, we attributed securities to persons who possess sole or shared voting power or investment power with respect to those securities and included shares of Fantex Holdings capital stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 31, 2015. Pursuant to their ownership interest in Fantex Holdings, Cornell “Buck” French, David Beirne and David Mullin together hold shares with a combined voting power over a majority of Fantex Holdings capital stock.

(2)

Cornell “Buck” French, David Beirne, John Elway, Joshua Levine, Bruce Dunlevie and Duncan Niederauer are each members of the board of directors of Fantex Holdings and as such, in effect, share voting power over substantially all of the total voting power of Fantex common stock as of December 31, 2015. Each disclaims beneficial ownership of the shares held by Fantex Holdings.

(3)

Fantex Holdings owns 100% of our issued and outstanding platform common stock, which provides it with sole voting power over our common stock. Each share of platform common stock is entitled to one vote per share, giving Fantex Holdings substantially all of the voting power over the Fantex common stock as of December 31, 2015. Amount excludes indirect beneficial ownership of shares of common stock that may be purchased by Fantex Holdings in this offering, if any.

(4)	Shares beneficially owned by each series of our tracking stocks are as follows:

	Platform Common Stock	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Fantex Series Michael Brockers	Fantex Series Jack Mewhort	Total

Shares Beneficially Owned Before Offering
Fantex Holdings, Inc.	100,000,000	102,454	250,000	78,000	400,000	162,993	124,014	101,117,461
Cornell "Buck" French	—	—	164	502	2,500	2,500	2,500	8,166
David Beirne	—	—	1,704	1,648	117,994	54,200	40,210	215,756
Bruce Dunlevie	—	—	26,000	8,215	83,500	36,200	26,810	180,725
Joshua Levine	—	—	66	—	—	—	—	66
Shares Being Offered Without the Underwriters' Option to Purchase Additional Units
Fantex Holdings, Inc.	—	93,140	227,273	70,910	363,636	148,175	112,740	1,015,874
Cornell "Buck" French	—	—	149	455	2,273	2,273	2,273	7,423
David Beirne	—	—	1,549	1,498	107,266	49,273	36,555	196,141
Bruce Dunlevie	—	—	23,636	7,468	75,909	32,909	24,373	164,295
Joshua Levine	—	—	60	—	—	—	—	60
Shares Being Offered if the Underwriters' Option to Purchase Additional Units is Exercised in Full
Fantex Holdings, Inc.	—	102,454	250,000	78,000	400,000	162,993	124,014	1,117,461
Cornell "Buck" French	—	—	164	502	2,500	2,500	2,500	8,166
David Beirne	—	—	1,704	1,648	117,994	54,200	40,210	215,756
Bruce Dunlevie	—	—	26,000	8,215	83,500	36,200	26,810	180,725
Joshua Levine	—	—	66	—	—	—	—	66
Shares Beneficially Owned After Offering Without the Underwriters' Option to Purchase Additional Units
Fantex Holdings, Inc.	100,000,000	9,314	22,727	7,090	36,364	14,818	11,274	100,101,587
Cornell "Buck" French	—	—	15	47	227	227	227	743
David Beirne	—	—	155	150	10,728	4,927	3,655	19,615
Bruce Dunlevie	—	—	2,364	747	7,591	3,291	2,437	16,430
Joshua Levine	—	—	6	—	—	—	—	6
Shares Beneficially Owned After Offering if the Underwriters' Option to Purchase Additional Units is Exercised in Full
Fantex Holdings, Inc.	100,000,000	—	—	—	—	—	—	100,000,000
Cornell "Buck" French	—	—	—	—	—	—	—	—
David Beirne	—	—	—	—	—	—	—	—
Bruce Dunlevie	—	—	—	—	—	—	—	—
Joshua Levine	—	—	—	—	—	—	—	—

(5)

Consists of: (i) 149,942 shares directly owned by Mr. Beirne and (ii) 65,814 shares owned by Lily Beirne, which Ms. Beirne purchased pursuant to standby purchase agreements entered into in connection with our Fantex Series Alshon Jeffery offering completed on March 19, 2015, our Fantex Series Michael Brockers offering completed on May 29, 2015 and our Fantex Series Jack Mewhort offering completed on July 14, 2015.

DESCRIPTION OF CAPITAL STOCK

General

We have authorized under our amended and restated certificate of incorporation 1,500,000,000 shares of common stock, $0.0001 par value per share, consisting of:

•

1,000,000,000 shares authorized for issuance as shares of tracking stocks, with 421,100 shares designated as Fantex Series Vernon Davis,  523,700 shares designated as Fantex Series EJ Manuel, 164,300 shares designated as Fantex Series Mohamed Sanu,  835,800 designated as Fantex Series Alshon Jeffery,  362,200 shares designated as Fantex Series Michael Brockers, 268,100 shares designated as Fantex Series Jack Mewhort and 1,355,028 shares designated as Fantex Series Professional Sports.

•	500,000,000 shares authorized for issuance as platform common stock.

As of December 31, 2015, there were outstanding 100,000,000 shares of our platform common stock held by one stockholder of record, our parent company, Fantex Holdings.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and certificates of designations for each of the following tracking stocks is a summary and is qualified in its entirety by reference to the full copies of these documents, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part:

•	Fantex Series Vernon Davis as in effect as of April 28, 2014;
•	Fantex Series EJ Manuel as in effect as of July 21, 2014;
•	Fantex Series Mohamed Sanu as in effect as of November 3, 2014;
•	Fantex Series Alshon Jeffery as in effect as of March 19, 2015;
•	Fantex Series Michael Brockers as in effect as of May 29, 2015;
•	Fantex Series Jack Mewhort as in effect as of July 14, 2015; and
•	Fantex Series Professional Sports to be in effect upon the consummation of this offering.

Units

We are offering 1,984,000 Units in this offering. Each Unit has an assumed purchase price of $13.00 (the midpoint of the estimated offering price range set forth on the front cover of the prospectus), and consists of 0.047 shares of Fantex Series Vernon Davis, 0.127 shares of Fantex Series EJ Manuel, 0.040 shares of Fantex Series Mohamed Sanu, 0.277 shares of Fantex Series Alshon Jeffery, 0.117 shares of Fantex Series Michael Brockers, 0.089 shares of Fantex Series Jack Mewhort and 0.683 shares of Fantex Series Professional Sports. Each Unit will be issued so that the holder of the Unit is also the holder of the tracking stocks included in the Unit. Thus, the holders of the Units will be entitled to all of the rights, preferences and privileges of holders of shares of the tracking stocks that comprise the Units, to the extent of their fractional interest in a whole share of such tracking stocks, as set forth below under “—Common Stock.” There are no incremental rights, preferences, privileges or other benefits associated with the Units beyond those derived from the tracking stocks that comprise the Units.

We determined the aggregate offering price of the outstanding tracking stocks included in Units based on the following values.  December 31, 2015 amounts have not been subject to an audit or review by our independent auditors.

				December 31, 2015(1) (unaudited)
	Total Shares	Shares Included in Unit if the Underwriters' Option to Purchase Additional Units is Exercised in Full	Shares Included in Unit Without the Underwriters' Option to Purchase Additional Units	Fair Value	Fair Value Included in Unit Without the Underwriters' Option to Purchase Additional Units
Fantex Series Vernon Davis	421,100	102,454	93,140	$1,666,223	$368,834
Fantex Series EJ Manuel	523,700	277,934	252,667	970,065	467,434
Fantex Series Mohamed Sanu	164,300	88,365	80,331	1,833,470	896,494
Fantex Series Alshon Jeffery	835,800	603,994	549,085	7,648,174	5,024,128
Fantex Series Michael Brockers	362,200	255,893	232,630	3,198,948	2,054,123
Fantex Series Jack Mewhort	268,100	193,534	175,940	2,984,729	1,958,212
Total Outstanding Tracking Stocks				$18,301,609	$10,769,225

(1)

Represents the fair value as of December 31, 2015 (unaudited) reflecting changes in various inputs to our valuation model based upon the full 2015 NFL season statistics. Please see “Risk Factors” beginning on page 24.

The December 31, 2015 fair value update (unaudited) has not been subject to an audit or review by our independent auditors and is subject to change upon the completion of the audit of our financial statements as of and for the year ended December 31, 2015

The aggregate offering price of the Fantex Series Professional Sports included in the Units is based on the gross proceeds needed to finance the payment of the purchase price for the ABI pursuant to our brand contracts with Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier, as set forth in the following table:

Gross Proceeds
Kendall Wright Brand Contract	$3,324,468
Andrew Heaney Brand Contract	3,591,398
Terrance Williams Brand Contract	3,290,323
Ryan Shazier Brand Contract	3,344,086
Total Fantex Series Professional Sports	$13,550,275

We determined the aggregate offering price of the tracking stocks included in the Units based on the following values attributed to each of the tracking stocks included in the Unit:

Outstanding Tracking Stocks	$10,769,225
Fantex Series Professional Sports	13,550,275
Proceeds for General Corporate Purposes	1,472,500
Total Aggregate Offering Price of the Units	$25,792,000

In no event will the shares of Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, Fantex Series Alshon Jeffery, Fantex Series Michael Brockers, Fantex Series Jack Mewhort and Fantex Series Professional Sports that comprise the Units be traded separately.

Common Stock

Our board of directors is authorized to establish and issue one or more series of common stock from time to time, and determine the designation of and the number of shares comprising such series and such other powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including without limitation such voting powers, full or limited, or no voting powers, dividend rights, conversion rights, redemption privileges and liquidation rights.

Without limiting the generality of the foregoing, our board of directors may, to the extent permitted by law, provide that any series may be superior to, rank equally with or be junior to any other series of our common stock. The powers, preferences and relative, participating, optional and other special rights of each series of common stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. No vote of the holders of shares of common stock shall be necessary to issue any shares of any series of the common stock. The rights, preferences and privileges of the holders of any series of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our common stock that we may designate in the future.

Upon the consummation of this offering, the following series of common stock will have been designated:

•	Platform Common Stock;
•	Fantex Series Vernon Davis;
•	Fantex Series EJ Manuel;
•	Fantex Series Mohamed Sanu;
•	Fantex Series Alshon Jeffery;
•	Fantex Series Michael Brockers;
•	Fantex Series Jack Mewhort; and
•	Fantex Series Professional Sports (to be designated if and when this offering is consummated).

Unless otherwise specified in the corresponding certificate of designations for any tracking stock, our amended and restated certificate of incorporation provides for the following powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof with respect to our platform common stock and our tracking stocks that we may issue from time to time. We do not intend to provide in any certificate of designations for any of the tracking stocks set forth above any such rights or restrictions that are different than the following description of rights and restrictions applicable to the tracking stocks.

Voting Rights

The holders of our platform common stock are entitled to one vote per whole share and fractional votes for fractional shares held (whether directly or through Units). Unless otherwise specified in the corresponding certificate of designations for any tracking stock, the holders of shares of any tracking stock shall also have one vote per share of such tracking stock and fractional votes for fractional shares held (whether directly or through Units consisting of tracking stocks). For each Unit held, the holders of such Unit are entitled to the following fractional number of votes with respect to the tracking stocks that comprise the Units:

Tracking Stock	Fractional Votes per Unit Held
Fantex Series Vernon Davis	0.047
Fantex Series EJ Manuel	0.127
Fantex Series Mohamed Sanu	0.040
Fantex Series Alshon Jeffery	0.277
Fantex Series Michael Brockers	0.117
Fantex Series Jack Mewhort	0.089
Fantex Series Professional Sports	0.683
Total number of votes per Unit	1.380

Each series of our common stock (including our platform common stock and each tracking stock, whether held directly or through Units) will vote together as a single class with all other series of common stock, unless otherwise required by law. Delaware law would require holders of a series of stock to vote separately as a single class if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of one or more series of a class of stock in a manner that affected its holders adversely, but shall not so effect the entire class, in which case the holders of the affected series would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Dividends

Platform Common Stock

We will be permitted, but not required, to pay dividends on our platform common stock in an amount equal to the “platform common stock available dividend amount” (defined generally as an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of our then outstanding tracking stocks).

Tracking Stocks

We will be permitted, but not required, to pay dividends with respect to any of our tracking stocks out of the lesser of our assets legally available for the payment of dividends under Delaware law and the “available dividend amount” for such tracking stock.

Unless otherwise specified in the corresponding certificate of designations for any tracking stock, the “available dividend amount” for any tracking stock as of any date is an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

•	the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or
•	if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

Upon payment of dividends with respect to any of our Unit Tracking Stocks, holders of Units will receive an amount equal to their proportionate interest in the Unit Tracking Stock with respect to which the dividend is paid.

Restrictions on the Purchase or Beneficial Ownership of Tracking Stocks and Units

Pursuant to the certificate of designations for Fantex Series Professional Sports that we intend to file in connection with the consummation of this offering, certain persons are prohibited from purchasing or beneficially owning Fantex Series Professional Sports under certain circumstances. Because each Unit contains a fraction of a share of Fantex Series Professional Sports, these persons are likewise prohibited from purchasing or beneficially owning Units under such circumstances. A prohibited investor (“Prohibited Investor”) is:

•

person who is an owner (whether direct or indirect or as sole proprietor, stockholder, member, general or limited partner, trustee, trust beneficiary or other beneficial owner), officer, director, or employee (including any player, manager, coach, industry consultant or intern and regardless of whether full-time, part-time or seasonal) of any of MLB club, or MLB related entity, or any spouse, parent, child (including legally adopted children and stepchildren), sibling, other family member or agent of any of the foregoing (an “MLB Affiliated Person”); and any person controlled by or under common control with an MLB Affiliated Person (or group of MLB Affiliated Persons) or any trust or similar entity established for the benefit of any MLB Affiliated Person; or

•

any individual who has been at any time arrested in connection with, charged with, indicted for or convicted of participating (whether directly or indirectly) in, any illegal gambling activity or any illegal activity in connection with an entity that is engaged (directly or indirectly) in gambling operations, or any spouse of any of such individual, or any governmental body that owns, operates, oversees or otherwise exercises any ownership or managerial control over any such entity and any subsidiary and/or affiliate of any such entity as long as any of such subsidiary’s or affiliate’s business objectives relate directly or indirectly to the gambling function of its parent or affiliated entity.

In addition, any person who opens or maintains a customer account with FBS (an “FBS Accountholder”), even if not a Prohibited Investor, is prohibited from beneficially owning more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through Units).

Requests for Information

If we have reason to believe that the ownership or proposed ownership of any Units by any securityholder or proposed securityholder could either by itself or when taken together with the ownership of Units by any other person constitute a violation of the foregoing restrictions, then such securityholder will be required, upon our request, to promptly furnish to us information regarding such securityholder’s ownership and affiliations as we may reasonably request to determine whether the ownership or, or exercise of any rights with respect to, any Units by such securityholder or proposed securityholder could violate these restrictions.

Our Remedies for Violations of Restrictions

If any such securityholder or proposed securityholder from whom information is requested fails to respond to such request within the period of time determined by our board of directors, or if our board of directors otherwise determines (regardless of such person’s failure to respond) that ownership by such securityholder would violate these restrictions, or that it is our interest to prevent or cure any violation of these restrictions, we may (i) refuse to permit the transfer of such Units to a disqualified person, (ii) refuse to honor any such transfer, (iii) suspend any rights of stock ownership the exercise of which could result in a violation of these restrictions, (iv) redeem the securities as described below under “—Redemption” and/or (v) take all such other action as we may deem necessary or advisable to enforce these restrictions.

Redemption

If any Prohibited Investor purchases or otherwise comes to beneficially own Units or shares of Fantex Series Professional Sports, or any FBS Accountholder comes to beneficially own more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through ownership of the Units), we will have the right to redeem in cash all (or less than all in our sole discretion) of the shares of tracking stocks that comprise the Units at the par value of such tracking stocks, or $0.0001 per share. If we determine to redeem less than all of the shares of the tracking stocks that comprise the Units, the shares to be redeemed shall be selected in a manner determined by our board of directors.

Conversion

Platform Common Stock

Our platform common stock is not convertible into any other shares of our capital stock. However, at any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert any such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of that tracking stock by the fair value of a share of our platform common stock (as determined below).

Tracking Stocks

At any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. We expect to file a certificate of designations creating a new tracking stock substantially concurrent with the consummation of an offering of such tracking stock.

If any of the Unit Tracking Stocks that are included in the Units are converted into shares of platform common stock, the Units will thereafter include platform common stock in lieu of the converted Unit Tracking Stock, plus the other Unit Tracking Stocks not so converted.

Fair Value

Fair value is established as the volume weighted average of the closing bid or sale prices, whichever is applicable, of the shares of platform common stock and/or a tracking stock over the 20-trading day period ending on the trading day before the conversion ratio is determined. However, such value will only be used for any series if our board of directors determines in its good faith judgment that there is an active trading market for that series. If our board of directors makes a determination in good faith that there is no active trading market for any series, then the fair value for such series will be determined by a reputable and independent investment banking or valuation firm experienced in the valuation of securities selected in good faith by our board of directors, provided, however, that to the extent that our board of directors determines in its good faith judgment that such series does not have any material value in terms of assets attributable to such series, including but not limited to any material future brand income or assets, events or circumstances that our management or our board of directors believe could reasonably result in material brand income in the future, then the fair value for such series may be determined by our board of directors in their good faith judgment alone. Any such valuation determination will be made, whether by our board of directors or any independent investment banking, financial advisory or other valuation firm, based on the contractual value of the brand assets related to the applicable tracking stock, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have the rights, contractually or otherwise, to receive dividends). Our board of directors intends to use such firm as a general matter unless the assets and expected valuation of the tracking stocks are not material.

Liquidation

In the event of a liquidation, dissolution or winding up of Fantex, including a change of control of Fantex, after payment or provision for payment of our debts and liabilities, each share (or fraction thereof) of our common stock will be entitled to receive a proportionate interest in the net assets of Fantex remaining for distribution to holders of common stock equal to the fair value (as described above “—Conversion—Fair Value”) of such share (or fraction thereof), provided that if the assets legally available for distribution to the holders of common stock are insufficient to permit the payment in full to each share (or fraction thereof) of common stock the amount to which they would otherwise be entitled, then such assets available for distribution to the holders of common stock will be distributed to all holders of common stock ratably in proportion to the full amounts which they would be entitled to receive on shares (or fractions thereof) of common stock held by them.

If all distributions required above are made and there remain any assets available for distribution to holders of common stock such assets shall be divided among the holders of common stock in proportion to the amounts that were payable as required above in respect of the shares (or fractions thereof) held by them.

Upon any distribution to holders of common stock, the holders of Units will be entitled to receive payment based on their proportionate interest in shares (or fractions thereof) of the Unit Tracking Stocks that comprise each of the Units.

Mandatory Dividend, Redemption and/or Conversion on Disposition of Assets

If, in one transaction or a series of related transactions, we dispose of all or substantially all of the assets of a tracking stock, our board of directors will be required to choose one of the following four alternatives:

•	pay a dividend to holders of the corresponding tracking stock out of the available net proceeds of such disposition;
•

if the disposition involves all of the properties and assets of the tracking stock (not merely substantially all), redeem all outstanding shares (or fractions thereof) of the associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition;

•

following the two-year anniversary of the filing of a certificate of designations creating any tracking stock, convert each outstanding share (or fraction thereof) of such tracking stock into our platform common stock at the applicable conversion ratio; or

•

combine a conversion of a portion of the outstanding shares of such tracking stock into a number of shares of our platform common stock at the applicable conversion ratio with either the payment of a dividend on or a redemption of shares of such tracking stock.

Anti-Takeover Provisions

Fantex Holdings

Following the consummation of this offering, Fantex Holdings, our parent company, will continue to hold substantially all of the voting power of our outstanding common stock. As a result, our parent company will continue to be able to control all matters submitted to our stockholders for approval. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders might view as beneficial. Our board of directors is authorized, without stockholder approval, to issue additional series of common stock, with voting rights and other privileges established by a certificate of designations.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The number of directors constituting our board of directors is permitted to be established only by a resolution adopted by a majority vote of our board of directors, and only our board of directors is authorized to fill vacant directorships, including newly created directorships, unless our board of directors determines that such vacancy or newly created directorship shall be filled by the stockholders.

The holders of our common stock are entitled, by a plurality of the votes cast by the holders of the common stock present in person or represented by proxy, voting as a single voting group at a meeting at which a quorum is present, to elect directors to our board of directors. Because our stockholders do not have cumulative voting rights, holders of our common stock representing a majority of the voting rights of our common stock will be able to elect all of our directors up for election at any given stockholders’ meeting. Accordingly, until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our parent company will elect our entire board of directors. Our amended and restated bylaws include advance notice procedures and other content requirements applicable to stockholders other than our parent company for proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to our board of directors.

Until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our amended and restated certificate of incorporation and amended and restated bylaws will require a majority stockholder vote for the removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws including, among other things, relating to the classification of our board of directors; provided that, from and after such time as our parent company ceases to hold a majority of the voting rights of our common stock, any such removal, amendment, repeal or modification will require a 75% stockholder vote.

Our amended and restated certificate of incorporation provides and our amended and restated bylaws provide that, until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our parent company will have the ability to take stockholder action by written consent without calling a stockholder meeting and to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws and to take other actions without the vote of any other stockholder. From and after such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and, further, from and after such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, only our corporate secretary, upon the direction of our board of directors or the Chairman of the Board, may call a special meeting of stockholders.

The combination of the classification of our board of directors, lack of cumulative voting rights, prohibitions on stockholder actions by written consent and stockholder ability to call a special meeting by a stockholder other than our parent company, and supermajority voting requirements make it more difficult for stockholders other than our parent company (for so long as it holds sufficient voting rights) to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders other than our parent company (for so long as it holds sufficient voting rights) or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

After our parent company ceases to own 15% of our voting stock, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

•	if, before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

if, upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

if, at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include, among other things, the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the time at which determination of interested stockholder status is being made did own, 15% or more of the outstanding voting stock of the corporation.

Delaware as Sole and Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the amended and restated bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will generally need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction.

Limitation of Liability and Indemnification of Executive Officers and Directors

For an in depth discussion of liability and indemnification, please see “Management—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

Transfer Agent and Registrar

The transfer agent and registrar for the Units to be issued in this offering is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Units described in this prospectus through the underwriters named below. UBS Securities LLC is acting as the sole book-running manager of this offering. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to offer, the Units on a best efforts basis as indicated below. UBS Securities LLC is required to use its best efforts to sell a minimum of 1,984,000 Units and a maximum of 2,182,400 Units, but has no firm commitment or obligation to purchase any such Units.

Underwriter	Number of Units
UBS Securities LLC
Fantex Brokerage Services, LLC
Total	1,984,000

We have been advised by the underwriters that the underwriters intend to make a market in the Units but that they are not obligated to do so and may discontinue making a market at any time without notice.

The Units are being offered on a “best efforts” basis, meaning that the underwriters are not obligated to purchase any Units. No Units will be sold unless at least a minimum of 1,984,000 Units have been sold no later than 30 days after the date this registration statement becomes effective with the SEC. All monies collected for the purchase of Units will be held in an escrow account under the control of American Stock Transfer & Trust Company, LLC, as the escrow agent, until the total amount of 1,984,000 Units has been sold. The escrow agent will invest all funds it receives in an interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The underwriters will instruct their customers to transfer funds from their respective accounts directly to the escrow agent via wire transfer. Upon receipt of funds sufficient for the sale of 1,984,000 Units, the funds will be transferred to our business account. In the event the minimum total of 1,984,000 Units is not sold prior to 30 days after the date this registration is declared effective by the SEC, all monies will be promptly returned to investors, with interest and without deduction.

Option to Purchase Additional Units

We have granted the underwriters an option to buy up to an aggregate of 198,400 additional Units. The Underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional Units approximately in proportion to the amounts specified in the table above.

Underwriting Discounts and Commissions

The Units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any Units sold by the underwriters to securities dealers may be sold at a discount of up to $      per Unit from the initial public offering price. Sales of Units made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per Unit and total underwriting discounts and commissions paid by us.

	Per Unit	Total
Underwriting discounts and commissions paid by us

The expenses of this offering, other than the underwriting discounts and commissions, will be paid by our parent, Fantex Holdings, which expenses are estimated to be approximately $           and include legal, accounting and printing costs and various other fees associated with registration of the Units.

No Sales of Similar Securities

We, Fantex Holdings, our executive officers and directors and certain of our stockholders have entered into lock-up agreements with the underwriters. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written consent of UBS Securities LLC, dispose of or hedge any of the Units, the tracking stocks underlying the Units or securities convertible into or exchangeable for the foregoing during the period from the date of the underwriting agreement continuing through the date 180 days after the date of this prospectus. UBS Securities LLC may, at any time and in its sole discretion, release some or all of the securities from these lock-up agreements. If the restrictions under the lock-up agreements are waived, additional Units or securities underlying the Units may become available for resale into the market, subject to applicable law, which could reduce the price of the Units.

In connection with the offerings of our currently outstanding tracking stocks and pursuant to FINRA Rule 5110(g)(1) and the representations in the underwriting agreements related to such offerings, Fantex Holdings agreed not to dispose of or hedge any shares of such tracking stocks or securities convertible into or exchangeable for shares of such tracking stocks during the period from the date of the respective underwriting agreement for such offering, continuing through the date 180 days after the effective date of such offering. Prior to the consummation of this offering, the 180-day lock up period under these agreements for each of our tracking stocks had expired.

Indemnification

We and Fantex Holdings have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we and Fantex Holdings have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NYSE Listing

We intend to apply to list the Units on the NYSE MKT LLC under the symbol “FXSP.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Units during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Units while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of the Units, which involve the sale by the underwriters of a greater number of Units than they are required to purchase in this offering and purchasing Units on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional Units referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing Units in the open market. In making this determination, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through their option to purchase additional Units.

Naked short sales are short sales made in excess of the underwriters’ option to purchase additional Units. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units. As a result of these activities, the price of the Units may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Units. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price

The underwriters intend to offer the Units for sale at the initial public offering price of $      per Unit on a best efforts basis.

Affiliations

UBS Securities LLC and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. UBS Securities LLC and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, UBS Securities LLC and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. UBS Securities and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Conflicts of Interest

Because FBS, a FINRA member participating in this offering, is under common control with us and we will receive the net proceeds of the Units sold by us, FBS is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of due diligence with respect to, the registration statement and this prospectus. UBS Securities LLC has agreed to act as the “qualified independent underwriter” (as defined by FINRA) for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. UBS Securities LLC will not receive any additional fees for acting as “qualified independent underwriter.” We, Fantex Holdings and FBS have agreed to indemnify UBS Securities LLC for acting as “qualified independent underwriter” against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that UBS Securities LLC may be required to make for those liabilities. Pursuant to FINRA Rule 5121, FBS will not confirm sales to accounts in which it exercises discretionary authority, if any, without the specific prior written approval of the account holder.

Notice to Prospective Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Units which are the subject of the offering contemplated by this prospectus (the “Securities”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Netherlands

The Units which are the subject of this prospectus have not been and shall not be offered, sold, transferred or delivered in the Netherlands other than to qualified investors (within the meaning of the Prospectus Directive (2003/71/EC, as amended)).

United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). The offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law; or
(4)	as specified in Section 276(7) of the SFA.

Switzerland

This Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the Units will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the Units with a view to distribution.

Greece

The securities have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. The securities may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

Dubai International Finance Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to Professional Clients who are not natural persons. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for the Units, and a liquid trading market for the Units may not develop or be sustained after this offering. Future sales of substantial amounts of the Units in the public market or the perception that such sales could occur, could materially and adversely affect the market price of the Units and could impair our ability to raise capital in the future. Furthermore, because only a limited number of our Units may be available for sale in the public market after the closing of this offering due to contractual, legal and other restrictions on resale described below, sales of a substantial number of the Units in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of the Units and our ability to raise capital in the future.

We are offering 1,984,000 Units in this offering, which Units are comprised of an aggregate of (i) 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort held by Fantex Holdings and certain directors and related persons of Fantex Holdings and (ii) 1,355,028 shares of Fantex Series Professional Sports to be issued by us in connection with this offering.

All of the Units sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the Units are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act.  However, the shares of our tracking stocks included in the Units will not be separately tradable following this offering.

Lock‑up Agreements in Connection with Our Previous Offerings

In connection with the offerings of our currently outstanding tracking stocks and pursuant to FINRA Rule 5110(g)(1) and the representations in the underwriting agreements related to such offerings, Fantex Holdings agreed not to dispose of or hedge any shares of such tracking stocks or securities convertible into or exchangeable for shares of such tracking stocks during the period from the date of the respective underwriting agreement for such offering, continuing through the date 180 days after the effective date of such offering. For additional information regarding these lock-up agreements, please see the section entitled “Underwriting (Conflicts of Interest).” Prior to the consummation of this offering, the 180-day lock up period under these agreements for each of our tracking stocks had expired.

Lock-up Agreements in Connection with this Offering

We, Fantex Holdings,  our executive officers and directors and certain of our stockholders have entered into lock-up agreements with the underwriters. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written consent of UBS Securities LLC, dispose of or hedge any of the Units, the tracking stocks underlying the Units or securities convertible into or exchangeable for the foregoing during the period from the date of the underwriting agreement continuing through the date 180 days after the date of this prospectus. UBS Securities LLC may, at any time and in its sole discretion, release some or all of the securities from these lock-up agreements.

Restrictions on the Purchase or Beneficial Ownership of Tracking Stocks

We have entered into an agreement with MLB that requires us to, among other things, take steps designed to prohibit certain investors from purchasing or owning Fantex Series Professional Sports, including the incorporation of such ownership restrictions into the certificate of designations for the Fantex Series Professional Sports. These prohibited investors (“Prohibited Investors”) include persons who are (i) owners, officers, directors or employees of any MLB club or MLB related entity, or any family member or agent of the foregoing, and (ii) individuals who have been arrested in connection with, charged with, indicted for, or convicted or participating in (whether directly or indirectly) any illegal gambling activity or any illegal activity in connection with certain gaming enterprises (including any governmental body that exercises certain types of control over such individuals, and other affiliated persons and entities). Pursuant to the restrictions set forth in the certificate of designations for Fantex Series Professional Sports, any person who is a Prohibited Investor will be prohibited from purchasing or beneficially owning (whether directly or indirectly) Fantex Series Professional Sports. Because the Units include shares of Fantex Series Professional Sports, Prohibited Investors will likewise be prohibited from purchasing or beneficially owning Units. In addition, any person who opens or maintains a customer account with FBS (an “FBS Accountholder”), even if not a Prohibited Investor, is prohibited from beneficially owning more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through Units). If any Prohibited Investor purchases or otherwise comes to beneficially own Units or shares of Fantex Series Professional Sports, or any FBS Accountholder comes to beneficially own more than 10% of the outstanding shares of Fantex Series Professional Sports (whether directly or through ownership of the Units), we will have the right, under certain circumstances, to restrict the transfer of ownership of such securities, and to redeem in cash all of the shares of tracking stocks that comprise the Units at the par value of such tracking stocks, or $0.0001 per share.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the securities proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such securities in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, our “affiliates,” as defined in Rule 144, who have beneficially owned the securities proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those securities that does not exceed the greater of:

•	1% of the number of securities of the class being sold then outstanding, which will equal 19,840 Units immediately after this offering (calculated on the basis of the assumptions described above); or
•	the average weekly trading volume of the Units on the NYSE MKT LLC during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Registration Rights

Fantex Holdings does not currently have the right to require us to register shares of our common stock, including our tracking stocks, for resale. However, because Fantex Holdings will, following this offering, hold substantially all of the voting power of our outstanding common stock, it will have substantial ability to cause us to register shares of our common stock, including any shares of any tracking stock held by Fantex Holdings after the consummation of this offering, for resale at any time after the expiration of the 180-day lock-up period following the effective date of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Units. Subject to the qualifications, assumptions and limitations contained herein, the statements of law and legal conclusions contained under this caption “Material U.S. Federal Income Tax Considerations” regarding the material U.S. federal income tax consequences of an investment the Units constitute the opinion of Latham & Watkins LLP.

U.S. Federal Income Tax Treatment of the Units

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, the tax treatment of a Unit is not entirely clear. Because each Unit is not separable into its component parts, we believe each Unit should be treated and we intend to treat each Unit as a class of our stock for U.S. federal income tax purposes. By purchasing a Unit, holders agree to adopt such treatment for tax purposes. There are no court decisions or other authorities directly that directly address instruments that are similar to the Units.  Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If, contrary to the foregoing, each Unit is not treated as a separate class of our stock, such Units may be treated as an investment unit composed of the separate series of tracking stock that make up each Unit.  In such a case, each holder could be treated as directly holding each of the series of tracking stock that make up a Unit.  Each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in a Unit. The remainder of this discussion assumes the Units will be treated as a class of stock of Fantex.

U.S. Federal Income Tax Treatment of Our Tracking Stocks

The Units are comprised of various series of our tracking stocks. Our tracking stocks should be treated as stock of Fantex for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of our tracking stocks. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of our tracking stocks. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If our tracking stocks are considered property other than common stock of Fantex, Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the tracking stock upon the issuance of such stock. In addition, income, gain, losses and deductions associated with tracked assets relating to one tracking stock would not be offset against the income, gain, losses and deductions associated with tracked assets relating to another tracking stock. Prospective investors are urged to consult their tax advisor regarding the tax consequences of an investment in our tracking stocks. The remainder of this discussion assumes our tracking stocks will be treated as common stock of Fantex.

Taxation of Non‑U.S. Holders

The following discussion sets forth the material U.S. federal income tax consequences to non‑U.S. holders (as defined below) of the purchase, ownership and disposition of the Units issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non‑U.S. holder of the Units. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the Units.

This discussion is limited to non‑U.S. holders that hold the Units as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non‑U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non‑U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long‑term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding the Units as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S-corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;
•	tax‑exempt organizations or governmental organizations;
•	persons deemed to sell the Units under the constructive sale provisions of the Code;
•	persons who hold or receive the Units pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax‑qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Units, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Units and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON‑U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non‑U.S. Holder

For purposes of this discussion, a “non‑U.S. holder” is any beneficial owner of the Units that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

If we make distributions of cash or property on the Units, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or  accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non‑U.S. holder’s adjusted tax basis in its the Units, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non‑U.S. holder of the Units that are not effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non‑U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non‑U.S. holder holding the Units in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non‑U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W‑8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non‑U.S. holder resides or is established, or (b) IRS Form W‑8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non‑U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non‑U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non‑U.S. holder are effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non‑U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non‑U.S. holder provides appropriate certification, as described above), the non‑U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non‑U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non‑U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non‑U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the Units unless:

•

the gain is effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non‑U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non‑U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	the Units constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non‑U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non‑U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non‑U.S. holder (even though the individual is not considered a resident of the United States) provided the non‑U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non‑U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non‑U.S. holder of the Units will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non‑U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five‑year period ending on the date of the sale or other disposition or the non‑U.S. holder’s holding period for such stock.

Non‑U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non‑U.S. holder will not be subject to backup withholding with respect to payments of dividends on the Units we make to the non‑U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non‑U.S. status, such as by providing a valid IRS Form W‑8BEN, W-8BEN-E or W‑8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on the Units paid to the non‑U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non‑U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of the Units within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of the Units outside the United States conducted through certain U.S.‑related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non‑U.S. holder on IRS Form W‑8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non‑U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non‑U.S. financial institutions and certain other non‑U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, the Units paid to a “foreign financial institution” or a “non‑financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non‑financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non‑financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States‑owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non‑compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally will apply to payments of dividends on the Units and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Units.

LEGAL MATTERS

The validity of the securities we are offering and certain tax matters will be passed upon by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, San Francisco, California.

EXPERTS

The financial statements of Fantex, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to expenses paid by Fantex Holdings, Inc.). Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

The Statements of Cash Receipts from Included Contracts for Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the financial statements). Such statements have been so incorporated in reliance upon the reports of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

The Statements of Cash Receipts from Included Contracts for Jack Mewhort, Kendall Wright,  Andrew Heaney, Terrance Williams and Ryan Shazier included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the financial statements). Such statements have been so included in reliance upon the reports of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

Index to Statement of Cash Receipts from Included Contracts for Jack Mewhort

Report of Independent Registered Public Accounting Firm	SR‑JM‑2
Statement of Cash Receipts from Included Contracts for the year ended December 31, 2014	SR‑JM‑3
Notes to Statement of Cash Receipts from Included Contracts	SR‑JM‑4

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statement of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract. No amounts would be subject to the Brand Contract prior to January 1, 2014 because the Contract Party was not engaged in brand income generating activities until 2014.

Investors in our Fantex Sports Portfolio 1 Units, which includes the Fantex Series Jack Mewhort, are investing in Fantex and not in the Jack Mewhort Brand or Jack Mewhort. However, Fantex Series Jack Mewhort is intended to track and reflect the separate economic performance of the assets to be attributed to the Jack Mewhort Brand. Only Fantex will have rights under the Brand Contract and recourse against Jack Mewhort.

SR-JM-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (‘‘Fantex’’) and Jack Mewhort (‘‘the Contract Party’’) dated March 26, 2015 (the ‘‘Brand Contract’’), for the years ended December 31, 2014 and 2013 (‘‘Statements of Cash Receipts from Included Contracts’’). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex’s management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California

April 8, 2015

SR-JM-2

Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Jack Mewhort dated March 26, 2015

(Amounts in thousands)

Year Ended
December 31, 2014
Receipts from included contracts subject to the brand contract
Contractual NFL player receipts	$420
Contractual NFL player signing bonus receipts	506
Total receipts from NFL player contract	926
Receipts from other included contracts	2
Total receipts from included contracts subject to the brand contract	$928

The notes are an integral part of this statement

SR-JM-3

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015

Note 1. Basis of Presentation

        The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

 The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        This Statement of Cash Receipts from Included Contracts was prepared from the historical records of the Contract Party and is not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other consideration no amounts are due to Fantex. The Statement of Cash Receipts from Included Contracts is presented in accordance with accounting principles generally accepted in the United States of America.

SR-JM-4

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on March 26, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

        Fantex has evaluated activity after December 31, 2014 and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statement of Cash Receipts from Included Contracts.

SR-JM-5

Index to Statements of Cash Receipts from Included Contracts for Kendall Wright

Report of Independent Registered Public Accounting Firm	SR‑KW‑2
Statements of Cash Receipts from Included Contracts for the years ended December 31, 2014 and 2013	SR‑KW‑3
Notes to Statements of Cash Receipts from Included Contracts	SR‑KW‑4

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Sports Portfolio 1 Units, which includes the Fantex Series Professional Sports Convertible Tracking Stock (including the Kendall Wright Brand Contract), are investing in Fantex and not in the Fantex Series Professional Sports Convertible Tracking Stock or the Kendall Wright Brand or Kendall Wright. However, Fantex Sports Portfolio 1 Units is intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Kendall Wright Brand Contract). Only Fantex will have rights under the Brand Contract and recourse against Kendall Wright.

SR-KW-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (‘‘Fantex’’) and Kendall Wright (‘‘the Contract Party’’) dated March 26, 2015 (the ‘‘Brand Contract’’), for the years ended December 31, 2014 and 2013 (‘‘Statements of Cash Receipts from Included Contracts’’). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex’s management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
April 8, 2015

(January 13, 2016 as to Note 3)

SR-KW-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Kendall Wright dated March 26, 2015

(Amounts in thousands)

	Year Ended
	December 31,
	2014	2013
Receipts from included contracts subject to the brand contract
Contractual NFL player receipts	$510	$420
Contractual NFL player performance incentives receipts	567	333
Total receipts from NFL player contract	1,077	753
Receipts from other included contracts	64	163
Total receipts from included contracts subject to the brand contract	$1,141	$916

The notes are an integral part of these statements

SR-KW-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

        The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering ("Offering") of Fantex Sports Portfolio 1 Units intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Kendall Wright Brand Contract), unless such condition is otherwise waived by Fantex. If the Offering is not successful, the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other consideration no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

SR-KW-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement (“CBA”). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on March 26, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

        Fantex has evaluated activity after December 31, 2014 until  January 13, 2016, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-KW-5

Index to Statements of Cash Receipts from Included Contracts for Andrew Heaney

Report of Independent Registered Public Accounting Firm	SR‑AH‑2
Statements of Cash Receipts from Included Contracts for the years ended December 31, 2014 and 2013	SR‑AH‑3
Notes to Statements of Cash Receipts from Included Contracts	SR‑AH‑4

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Andrew Heaney (together with any affiliate, the “Contract Party”) dated September 10, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Sports Portfolio 1 Units, which includes the Fantex Series Professional Sports Convertible Tracking Stock (including the Andrew Heaney Brand Contract), are investing in Fantex and not in the Fantex Series Professional Sports Convertible Tracking Stock or the Andrew Heaney Brand or Andrew Heaney. However, Fantex Sports Portfolio 1 Units is intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Andrew Heaney Brand Contract). Only Fantex will have rights under the Brand Contract and recourse against Andrew Heaney.

SR-AH-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (‘‘Fantex’’) and Andrew Heaney (‘‘the Contract Party’’) dated September 23, 2015 (the ‘‘Brand Contract’’), for the years ended December 31, 2014 and 2013 (‘‘Statements of Cash Receipts from Included Contracts’’). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex’s management. Our responsibility is to express an opinion on Statements of these Cash Receipts from Included Contracts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
January 4, 2016

(January 13, 2016 as to Note 3)

SR-AH-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Andrew Heaney dated September 10, 2015

(Amounts in thousands)

	Year Ended
	December 31,
	2014	2013
Receipts from included contracts subject to the brand contract
Contractual MLB player receipts	$161	$12
Contractual MLB player signing bonus receipts	—	1,600
Total receipts from MLB player contract	161	1,612
Receipts from other included contracts	52	15
Total receipts from included contracts subject to the brand contract	$213	$1,627

The notes are an integral part of these statements

SR-AH-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Andrew Heaney dated September 10, 2015

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Andrew Heaney (together with any affiliate, the “Contract Party”) dated September 10, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering ("Offering") of Fantex Sports Portfolio 1 Units intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Andrew Heaney Brand Contract), unless such condition is otherwise waived by Fantex. If the Offering is not successful, the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other consideration no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts is presented in accordance with accounting principles generally accepted in the United States of America.

SR-AH-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Andrew Heaney dated September 10, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

Contractual Major League Baseball (MLB) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for MLB games, paid throughout the season.

Contractual MLB player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's MLB player contract and the additional bonus opportunities under the Basic Agreement between the MLB teams and the Major League Baseball Players Association.

Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from the MLB Players Choice Group Licensing Program for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on September 10, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

Fantex has evaluated activity after December 31, 2014 until January 13, 2016, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-AH-5

Index to Statements of Cash Receipts from Included Contracts for Terrance Williams

Report of Independent Registered Public Accounting Firm	SR‑TW‑2
Statements of Cash Receipts from Included Contracts for the years ended December 31, 2014 and 2013	SR‑TW‑3
Notes to Statements of Cash Receipts from Included Contracts	SR‑TW‑4

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Terrance Williams (together with any affiliate, the “Contract Party”) dated September 17, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Sports Portfolio 1 Units, which includes the Fantex Series Professional Sports Convertible Tracking Stock (including the Terrance Williams Brand Contract), are investing in Fantex and not in the Fantex Series Professional Sports Convertible Tracking Stock or the Terrance Williams Brand or Terrance Williams. However, Fantex Sports Portfolio 1 Units is intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Terrance Williams Brand Contract). Only Fantex will have rights under the Brand Contract and recourse against Terrance Williams.

SR-TW-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (‘‘Fantex’’) and Terrance Williams (‘‘the Contract Party’’) dated September 23, 2015 (the ‘‘Brand Contract’’), for the years ended December 31, 2014 and 2013 (‘‘Statements of Cash Receipts from Included Contracts’’). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex’s management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
January 4, 2016

(January 13, 2016 as to Note 3)

SR-TW-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Terrance Williams dated September 17, 2015

(Amounts in thousands)

	Year Ended
	December 31,
	2014	2013
Receipts from included contracts subject to the brand contract
Contractual NFL player receipts	$513	$381
Contractual NFL player signing bonus receipts	—	619
Contractual NFL player performance incentives receipts	10	—
Total receipts from NFL player contract	523	1,000
Receipts from other included contracts	102	214
Total receipts from included contracts subject to the brand contract	$625	$1,214

The notes are an integral part of these statements

SR-TW-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Terrance Williams dated September 17, 2015

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Terrance Williams (together with any affiliate, the “Contract Party”) dated September 17, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering ("Offering") of Fantex Sports Portfolio 1 Units intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Terrance Williams Brand Contract), unless such condition is otherwise waived by Fantex. If the Offering is not successful, the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other consideration no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

SR-TW-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Terrance Williams dated September 17, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement (“CBA”). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on September 17, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

Fantex has evaluated activity after December 31, 2014 until January 13, 2016, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-TW-5

Index to Statement of Cash Receipts from Included Contracts for Ryan Shazier

Report of Independent Registered Public Accounting Firm	SR‑RS‑2
Statement of Cash Receipts from Included Contracts for the year ended December 31, 2014	SR‑RS‑3
Notes to Statement of Cash Receipts from Included Contracts	SR‑RS‑4

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Ryan Shazier (together with any affiliate, the “Contract Party”) dated September 23, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statement of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract. No amounts would be subject to the Brand Contract prior to January 1, 2014 because the Contract Party was not engaged in brand income generating activities until 2014.

Investors in our Fantex Sports Portfolio 1 Units, which includes the Fantex Series Professional Sports Convertible Tracking Stock (including the Ryan Shazier Brand Contract), are investing in Fantex and not in the Fantex Series Professional Sports Convertible Tracking Stock or the Ryan Shazier Brand or Ryan Shazier. However, Fantex Sports Portfolio 1 Units is intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Ryan Shazier Brand Contract). Only Fantex will have rights under the Brand Contract and recourse against Ryan Shazier.

SR-RS-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (‘‘Fantex’’) and Ryan Shazier (‘‘the Contract Party’’) dated September 23, 2015 (the ‘‘Brand Contract’’), for the year ended December 31, 2014 (‘‘Statement of Cash Receipts from Included Contracts’’). This Statement of Cash Receipts from Included Contracts is the responsibility of Fantex’s management. Our responsibility is to express an opinion on these Statement of Cash Receipts from Included Contracts based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts. Our audit included consideration of internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Cash Receipts from Included Contracts. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statement of Cash Receipts from Included Contracts, the Statement is not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statement of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

In our opinion, the Statement of Cash Receipts from Included Contracts referred to above presents fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
January 4, 2016

(January 13, 2016 as to Note 3)

SR-RS-2

Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Ryan Shazier dated September 23, 2015

(Amounts in thousands)

Year Ended
December 31, 2014
Receipts from included contracts subject to the brand contract
Contractual NFL player receipts	$420
Contractual NFL player signing bonus receipts	5,234
Total receipts from NFL player contract	5,654
Receipts from other included contracts	135
Total receipts from included contracts subject to the brand contract	$5,789

The notes are an integral part of this statement

SR-RS-3

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Ryan Shazier dated September 23, 2015

Note 1. Basis of Presentation

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Ryan Shazier (together with any affiliate, the “Contract Party”) dated September 23, 2015 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other consideration received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering ("Offering") of Fantex Sports Portfolio 1 Units intended to track and reflect the separate economic performance of the assets to be attributed to the Fantex Series Professional Sports Convertible Tracking Stock (including the Ryan Shazier Brand Contract), unless such condition is otherwise waived by Fantex. If the Offering is not successful, the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

This Statement of Cash Receipts from Included Contracts was prepared from the historical records of the Contract Party and is not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other consideration no amounts are due to Fantex. The Statement of Cash Receipts from Included Contracts is presented in accordance with accounting principles generally accepted in the United States of America.

SR-RS-4

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Ryan Shazier dated September 23, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement (“CBA”). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on September 23, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

Fantex has evaluated activity after December 31, 2014 until January 13, 2016, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statement of Cash Receipts from Included Contracts.

SR-RS-5

 [ALTERNATE PAGE FOR MARKET‑MAKING PROSPECTUS]

Fantex, Inc.

 Fantex Sports Portfolio 1 Units

This prospectus has been prepared by Fantex and may be used by our affiliated broker-dealer, Fantex Brokerage Services, LLC (“FBS”), in connection with offers and sales of these securities in secondary market transactions in these securities, including market‑making transactions as may be effected from time to time. However, FBS is not obligated to make a market in the Fantex Sports Portfolio 1 Units (the “Units”), and if it does so, it may discontinue any market‑making activities at any time without notice, in its sole discretion. To the extent FBS chooses to act as a market‑maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time.

The securities that are included in the Units are tracking stocks. Neither our tracking stocks nor the Units represent an interest in a separate legal entity. Each of our tracking stocks is intended to track and reflect the separate economic performance of one or more specific brand contracts we have signed with an athlete, entertainer or other high profile individual. However, holders of any Units or tracking stocks will not have a direct investment in the associated brand, brand contract or individual. Rather, an investment in a tracking stock, including through purchase of any Units, will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future. Our contract parties are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations. The creation or issuance of a tracking stock will not result in an actual transfer of our assets or the creation of a separate legal entity.

The platform common stock is intended to track and reflect the economic performance of all of our tracking stocks currently existing and those we may issue in the future. We will attribute to our tracking stocks and the platform common stock certain assets and expenses, including in certain cases expenses related to other series of common stock of Fantex that may be issued from time to time in the future. Our board of directors at its sole discretion may convert the shares of any tracking stock into platform common stock at any time following the two year anniversary of the filing of a certificate of designations creating that tracking stock. See “Description of Capital Stock” and “Management and Attribution Policies” included or incorporated by reference in this prospectus.

Holders of shares of our platform common stock and any of our tracking stocks, including through the purchase of Units, are each entitled to one vote per whole share of tracking stock held and fractional votes for fractional shares shelf (whether directly or through the Unit). Following the consummation of this offering, Fantex Holdings, Inc. (“Fantex Holdings”), our parent company, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock.

Certain persons are prohibited from purchasing or beneficially owning Units. If such persons purchase or beneficially own Units, we will have the right, under certain circumstances, to restrict such persons from purchasing or transferring Units and to redeem all (or less than all in our sole discretion) of the shares of tracking stock that comprise the Units owned by such person at a price per share equal to par value, or $0.0001 per share. For further information, please see the sections entitled “Description of Capital Stock” and “Risk Factors.”

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We have not generated profits and have substantially relied on money obtained from our parent, Fantex Holdings, to conduct our operations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Units are new securities; there may not be an established market for them. We intend to apply to list our Units on the NYSE MKT LLC under the symbol “FXSP.” However, we cannot assure you as to the development or liquidity of any market for the Units.

This offering is highly speculative and the securities involve a high degree of risk. Investing in Units should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 24.

Fantex Brokerage Services, LLC

The date of this prospectus is                 , 201 .

[ALTERNATE PAGE FOR MARKET‑MAKING PROSPECTUS]

USE OF PROCEEDS

This prospectus is being delivered in connection with the sale of the Units by FBS in market‑making transactions. We will not receive any of the proceeds from these transactions.

PLAN OF DISTRIBUTION

This prospectus has been prepared for use by FBS in connection with offers and sales of the Units in market‑making transactions effected from time to time. FBS may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

We are an affiliate of FBS. In connection with the initial public offering of the Units, we agreed to file a “market‑making” prospectus in order to enable FBS to engage in market‑making activities for the Units. We have agreed to indemnify FBS against certain liabilities, including liabilities under the Securities Act, and to contribute payments which FBS might be required to make in connection with the market‑making activities.

While FBS may act as a market‑maker in the secondary market from time to time, it is not obligated to make a market in the Units and may discontinue any market‑making activity at any time without notice, in its sole discretion. FBS is a member of FINRA and may participate in distributions of the Units.

A-2

1,984,000 Units

Fantex Sports Portfolio 1 Units

PROSPECTUS

(Reffer
UBS Investment Bank	Fantex Brokerage Services, LLC

                     , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Fantex Holdings, Inc. and will be allocated to Fantex, Inc. for financial statement purposes. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee		$3,076.75
FINRA filing fee	$	*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Print and engraving expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*To be filed by amendment.

Item 14.  Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Fantex for monetary damages shall be eliminated to the fullest extent permitted under applicable law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 204 of the California General Corporation Law, to the extent it is applicable to Fantex, permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its stockholders, except that a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, (vi) for contracts or transactions between the director and the corporation or (vii) for approving a distribution, loan or guaranty in violation of California corporate law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 317 of the California General Corporation Law likewise generally authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain similar exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our amended and restated certificate of incorporation provides for the indemnification of and advancement of expenses to directors and officers to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of and advancement of expenses to officers, directors and third parties acting on our behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

We are entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock issued, warrants exercisable for common stock issued, convertible notes issued and options granted by us since our incorporation. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act of 1933, as amended (the “Securities Act”), or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)  Issuances of Capital Stock, Warrants and Promissory Notes

On September 14, 2012, we issued an aggregate of 100,000,000 shares of our common stock to our parent, Fantex Holdings, at a price per share of $0.000001 for an aggregate purchase price of $100 (after giving effect to a 1,000,000 for 1 stock split of our common stock effective as of November 1, 2013).

(b)  Stock Options and Restricted Stock

None.

Item 16.  Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)

For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to its Registration Statement on Form S‑1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on January 13, 2016.

Avid
FANTEX, INC.

	By:	/s/ Cornell “Buck” French
Cornell “Buck” French, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S‑1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

/s/ Cornell “Buck” French		Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2016
Cornell “Buck” French

/s/ David Mullin		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 13, 2016
David Mullin

*		Director	January 13, 2016
David Beirne

*		Director	January 13, 2016
John Costello

*		Director	January 13, 2016
C. William Hosler

*		Director	January 13, 2016
Ronald Machtley

*		Director	January 13, 2016
Shahan Soghikian

*		Director	January 13, 2016
Terdema Ussery

*By:	/s/ David Mullin
David Mullin Attorney-in-Fact

EXHIBIT INDEX

Incorporation by reference herein
Exhibit Number	Description	Form	Date
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-192476) as Exhibit 3.1	November 21, 2013
3.2	Amended and Restated Bylaws of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-191772) as Exhibit 3.4	October 17, 2013
3.3	Certificate of Designation for Fantex Series Vernon Davis	Registration Statement on Form S‑1, as amended (File No. 333‑203457) as Exhibit 3.4	June 5, 2015
3.4	Certificate of Designation for Fantex Series EJ Manuel	Registration Statement on Form S‑1, as amended (File No. 333‑203457) as Exhibit 3.6	June 5, 2015
3.5	Certificate of Designations for Fantex Series Mohamed Sanu	Registration Statement on Form S‑1, as amended (File No. 333‑203457) as Exhibit 3.6	June 5, 2015
3.6	Certificate of Designations for Fantex Series Alshon Jeffery	Current Report on Form 8-K as Exhibit 3.1	March 19, 2015
3.7	Certificate of Designations for Fantex Series Michael Brockers	Current Report on Form 8-K as Exhibit 3.1	June 1, 2015
3.8	Certificate of Designations for Fantex Series Jack Mewhort	Current Report on Form 8-K as Exhibit 3.1	July 14, 2015
3.9 **	Form of Certificate of Designations for Fantex Series Professional Sports
4.1	Form of Unit Stock Certificate
5.1*	Opinion of Latham & Watkins LLP
8.1*	Opinion of Latham & Watkins LLP
10.1	Management Agreement, dated July 10, 2013, by and between Fantex, Inc. and Fantex Holdings, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.1	October 17, 2013
10.2	Brand Agreement effective as of February 14, 2014 by and between Erik R. Manuel, Jr., Kire Enterprises LLC and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 10.2	March 3, 2014
10.3	NFL Player Contract dated as of June 14, 2013, by and between Erik R. Manuel, Jr. and Buffalo Bills, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 10.3	March 3, 2014
10.4	Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.2	November 21, 2013
10.5	NFL Player Contract dated as of March 1, 2010, by and between Vernon Davis and San Francisco Forty Niners, Limited	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.3	November 21, 2013
10.6	Amended and Restated Escrow Agreement by and among Fantex, Inc., American Stock Transfer & Trust Company, LLC, Fantex Brokerage Services, LLC and Wells Fargo Bank, National Association	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.8	August 25, 2014
10.7+	Form of Indemnification Agreement between Fantex, Inc. and each of its directors, officers and certain employees, to be in effect before the completion of the offering	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.5	October 17, 2013
10.8+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Cornell “Buck” French	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.6	October 17, 2013
10.9+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and David Mullin	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.7	October 17, 2013
10.10a+	Fantex, Inc. 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8a	October 17, 2013
10.10b+	Form of Stock Option Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8b	October 17, 2013
10.10c+	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8c	October 17, 2013
10.10d	Form of Share Repurchase Agreement
10.11	Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.13	May 30, 2014
10.12	NFL Player Contract dated as of March 1, 2012, by and between Mohamed Sanu and Cincinnati Bengals, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.14	May 30, 2014

10.13	Brand Agreement effective as of September 18, 2014, by and between Alshon Jeffery, Ben and Jeffery Inc. and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.16	September 26, 2014
10.14	NFL Player Contract dated as of May 7, 2012, by and between Alshon Jeffery and Chicago Bears Football Club, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.17	September 26, 2014
10.15	Brand Agreement effective as of January 9, 2015, by and between Michael Brockers, Brockers Marketing LLC and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.19	January 16, 2015
10.16	NFL Player Contract dated as of June 7, 2012, by and between Michael Brockers and The St. Louis Rams LLC	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.20	January 16, 2015
10.17+	Change in Control Severance Agreement, dated August 19, 2014, by and between Fantex Holdings, Inc. and William Garvey	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.21	January 16, 2015
10.18+	Letter Agreement, dated June 19, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Bill Garvey	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.22	January 16, 2015
10.19	Brand Agreement effective as of March 26, 2015, by and between Jack Mewhort and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.23	April 8, 2015
10.20	NFL Player Contract dated as of May 16, 2014 by and between Jack Mewhort and the Indianapolis Colts, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.24	April 8, 2015
10.21	Brand Agreement effective as of March 26, 2015, by and between Kendall Wright and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.25	April 8, 2015
10.22	NFL Player Contract dated as of August 1, 2012 by and between Kendall Wright and Tennessee Football, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.26	April 8, 2015
10.23	Brand Agreement effective as of September 23, 2015, by and between Ryan Shazier and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.3	November 13, 2015
10.24**	NFL Player Contract, dated as of June 5, 2014, by and between Ryan Shazier and Pittsburgh Steelers Sports, Inc.
10.25	Brand Agreement effective as of September 17, 2015, by and between Terrance Williams and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.2	November 13, 2015
10.26**	NFL Player Contract, dated as of June 19, 2013, by and between Terrance Williams and Dallas Cowboys Football Club, Ltd.
10.27	Brand Agreement effective as of September 10, 2015, by and between Andrew Heaney and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.1	November 13, 2015
10.28**	Major League Uniform Player’s Contract, dated as of February 26, 2015, by and between Andrew M Heaney and Angels Baseball LP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
23.6	Consent of Deloitte & Touche LLP
23.7	Consent of Deloitte & Touche LLP
23.8	Consent of Deloitte & Touche LLP
23.9	Consent of Deloitte & Touche LLP
23.10	Consent of Deloitte & Touche LLP
23.11	Consent of Deloitte & Touche LLP
23.12*	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1)
24.1**	Powers of Attorney (included on signature page)

*      To be filed by amendment.

**    Previously filed.

+      Indicates a management contract or compensatory plan.